                                  EXHIBIT 99.1

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION. IN ADDITION, THIS DISCLOSURE STATEMENT WILL BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF, BUT PRIOR TO THE BANKRUPTCY COURT'S APPROVAL OF THE DISCLOSURE STATEMENT.

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

------------------------------------x
In re:                              :
                                    :                      Chapter 11 Cases
                                    :
FRUIT OF THE LOOM, INC., et al.,    :                      No. 99-04497 (PJW)
                                    :
                                    :                      Jointly Administered
                         Debtors.   :
                                    :
------------------------------------x

                        DISCLOSURE STATEMENT PURSUANT TO
            SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF FRUIT OF THE LOOM
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                            MILBANK, TWEED, HADLEY & MCCLOY LLP
                                            1 Chase Manhattan Plaza
                                            New York, New York 10005-1413
                                            (212) 530-5000

                                                      -  and  -

                                            SAUL EWING LLP
                                            222 Delaware Street
                                            Wilmington, Delaware  19801
                                            (302) 421-6800

                                            Attorneys for Fruit of
                                            the Loom, Inc. et al.,
                                            Debtors and Debtors-in-Possession

Dated:   New York, New York
         December 28, 2001

                                   DISCLAIMER

         NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS) AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, AND THE OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. ALL CREDITORS SHOULD READ CAREFULLY AND CONSIDER FULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE SECTION IX, "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF FRUIT OF THE LOOM SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         FURTHER INFORMATION REGARDING FRUIT OF THE LOOM AND ITS BUSINESSES AND OPERATIONS AND MATERIAL HISTORICAL EVENTS IS AVAILABLE IN PUBLIC FILINGS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION. IF YOU WISH TO OBTAIN COPIES OF SUCH FILINGS, AT YOUR OWN EXPENSE, UNLESS OTHERWISE SPECIFICALLY REQUIRED BY BANKRUPTCY RULE 3017(D), PLEASE SEND A WRITTEN REQUEST FOR ANY SPECIFIC DOCUMENT(S) TO: MILBANK, TWEED, HADLEY & MCCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN.: RENA STRAPPAZON, LEGAL ASSISTANT, TELECOPY NO. (212) 530-5219.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN CONNECTION WITH SETTLEMENT NEGOTIATIONS.

         THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN FRUIT OF THE LOOM'S REORGANIZATION CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN, SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY FRUIT OF THE LOOM'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. FRUIT OF THE LOOM BELIEVES THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, BUT IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL

INFORMATION, IS WITHOUT INACCURACY OR OMISSION. FRUIT OF THE LOOM IS SOLELY RESPONSIBLE FOR ALL STATEMENTS IN THE DISCLOSURE STATEMENT.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF FRUIT OF THE LOOM OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

         THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING FRUIT OF THE LOOM OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, FRUIT OF THE LOOM. YOU SHOULD CONSULT YOUR OWN COUNSEL OR TAX ADVISOR AS TO ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

         IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE STATEMENTS HEREIN AND THE PLAN, THE PLAN SHALL GOVERN.

                               EXECUTIVE SUMMARY(1)

         Fruit of the Loom, Ltd. (a Cayman Islands company) ("FTL Cayman"), Fruit of the Loom, Inc., (a Delaware corporation) ("FTL Inc."), Union Underwear Company, Inc. ("Union Underwear"), and their other direct and indirect subsidiaries listed on the signature page hereof, debtors and debtors-in-possession (collectively, "Fruit of the Loom") commenced their Reorganization Cases (the "Reorganization Cases") by filing petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330 (as amended, the "Bankruptcy Code") on December 29, 1999 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On December 30, 1999, FTL Cayman also commenced a proceeding under the Companies Law (the "Cayman Proceeding") in the Grand Court of the Cayman Islands (the "Cayman Court").

         Fruit of the Loom is a leading international, vertically integrated basic apparel company, selling products principally under the Fruit of the Loom(R) brand-name. It is the mass-market leader in men's and boys' underwear, and a producer of activewear for the screenprint T-shirt and fleece market, women's and girls' underwear, casualwear, and childrenswear.

         Fruit of the Loom is a fully-integrated manufacturer, performing most of its own yarn spinning, knitting, cloth finishing, cutting, sewing, and packaging. Management considers Fruit of the Loom's primary strengths to be its brand-name recognition, ability to deliver large volumes of quality, basic apparel at a low cost, and relationships with major discount chains and mass merchandisers. Management believes that consumer awareness of the value, quality, and competitive prices of Fruit of the Loom's products will

--------
(1) Capitalized terms used in this Executive Summary and not defined herein shall have the meanings ascribed to such terms in the Disclosure Statement and the Plan.

benefit Fruit of the Loom in any retail environment where consumers are value conscious.

         Since the Petition Date, Fruit of the Loom's current management has achieved significant operational improvements in all areas of manufacturing; disposed of non-productive assets; consolidated production facilities to improve capacity utilization and reduce fixed costs; improved service levels to customers; eliminated or reduced product lines and SKU's to create efficiencies in manufacturing and distribution costs and improve working capital management; simplified manufacturing processes and improved production efficiencies; and lowered corporate overhead and SG&A spending. These actions by management resulted in a $435 million improvement in Adjusted EBITDA(2) from 1999 to 2000. As of October 31, 2001, the 2001 year- to-date Adjusted EBITDA was $155.4 million. For a more complete description of the improvements in Fruit of the Loom's operational and financial performance, see Section VI.E, "The Reorganization Cases - Changes in Business Since Petition Date".

         Notwithstanding these substantial improvements in operations achieved since the Petition Date, sales in all segments, including the core Apparel Business segments, have declined since the commencement of the Reorganization Cases. In addition, there has been an overall market decline in activewear since the Petition Date, for both tees and fleece.

         Fruit of the Loom initially filed its joint plan of reorganization (the "Initial Plan"), with the Bankruptcy Court on March 15, 2001, and filed its First Amended Joint Plan of Reorganization dated December 28, 2001 (as amended, the "Plan") on December 28, 2001. On March 22, 2001, the joint provisional liquidators filed, as to FTL Cayman ONLY, a Scheme of Arrangement in the Cayman Proceeding (the "Initial Scheme"). The JPLs will also be filing an amended Scheme of Arrangement (as amended, the "Scheme of Arrangement" or "Scheme"), which is coordinated with, and contingent upon the effectiveness of, the Plan. The Plan (and, as to FTL Cayman only, the Scheme of Arrangement) sets forth how Claims against and Interests (within the meaning of section 501(a) of the Bankruptcy Code) in Fruit of the Loom will be treated upon the emergence of Fruit of the Loom from Chapter 11.

         The Plan, among other things, implements the sale of Fruit of the Loom's basic apparel business (the "Apparel Business") as a going concern to New FOL Inc. ("Purchaser"), a wholly owned subsidiary of Berkshire Hathaway Inc., pursuant to the terms, and subject to the conditions, of the Asset Purchase Agreements (the "Berkshire Agreement") a copy of which is attached as Appendix
3. Purchaser was the successful bidder pursuant to the

----------
(2) "Adjusted EBITDA" means EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to reflect the net cash impact of inventory and manufacturing cost variances in the period in which such variances were incurred, and excludes (a) gain or loss from the sale of any capital asset, business unit or line of business, (b) gain or loss from adjustment to book value of any asset, (c) severance costs, (d) consolidation costs from plant closings, (e) gain or loss from cancellation or forgiveness of debt or acquisition of Fruit of the Loom's debt or equity securities, (f) gains or losses of discontinued entities acquired by or merged with any part of Fruit of the Loom, (g) gain or loss from any extraordinary item, as determined in accordance with GAAP (generally accepted accounting principles), and (h) other material non-recurring and/or non-cash expenses.

Bankruptcy Court approved auction process, which followed a six-month marketing process. The Plan also provides for the liquidation of the Debtors who are not transferred to Purchaser under the Berkshire Agreement and the non-Apparel Business assets of Fruit of the Loom.

         The Plan and the Scheme of Arrangement are a result of extensive negotiations with the Official Committee of Unsecured Creditors of Fruit of the Loom appointed in the Reorganization Cases (the "Unsecured Creditors Committee") which represents the holders of in excess of $450 million of unsecured debt, the steering committee of the informal committee of senior secured noteholders (the "Noteholders Steering Committee") and the unofficial prepetition bank steering committee (the "Bank Steering Committee"), together representing the interests of the holders of the Class 2 Claims holding approximately $1.2 billion of secured debt, and other constituencies in the Reorganization Cases, and reflects the results of a series of interconnected and mutually dependent settlements and compromises reached among the parties since the Petition Date.

         This Disclosure Statement describes certain aspects of the Plan and the Scheme of Arrangement, Fruit of the Loom's business operations, significant events occurring prior to and during the Reorganization Cases and related matters, including the proposed sale of the Apparel Business. This Executive Summary is intended solely as a summary of the Distribution and other provisions of the Plan and certain matters related to Fruit of the Loom's business. A copy of the Explanatory Statement provided by FTL Cayman in connection with the Scheme of Arrangement (the "Explanatory Statement") is attached as Exhibit E hereto for the convenience of creditors of FTL Cayman. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS, APPENDICES, AND SCHEDULES THERETO IN THEIR ENTIRETY.

THE FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM AND THE AMENDED SCHEME OF ARRANGEMENT

         THE PLAN AND THE SCHEME OF ARRANGEMENT HAVE THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE UNSECURED CREDITORS COMMITTEE, THE NOTEHOLDERS STEERING COMMITTEE, AND THE BANK STEERING COMMITTEE, EACH OF WHOM URGE THAT ALL CREDITORS WHO ARE ENTITLED TO VOTE, VOTE TO ACCEPT THE PLAN AND, IF APPLICABLE, THE SCHEME.

A.       OVERVIEW OF REORGANIZATION PLAN

         The following is a brief summary of certain material provisions of the Plan. For a more detailed description of the terms of the Plan, see Section VII, "Summary of Amended Joint Plan of Reorganization for Fruit of the Loom." These descriptions are qualified in their entirety by the provisions of the Plan.

         The Plan embodies a series of interconnected and interdependent settlements among the various creditor constituencies and between Fruit of the Loom and its creditors. The Plan is premised upon the sale of Fruit of the Loom's reorganized Apparel Business, as a going concern, to Purchaser, and the liquidation of the remaining assets and companies of Fruit of the Loom (collectively, but excluding NWI Land Management Corp. and its assets, the "Non-Core Assets") for the benefit of holders of Allowed Claims. In addition, FTL Inc.'s wholly owned subsidiary, NWI Land Management Corp. ("NWI"), will be separately liquidated. Fruit of the Loom's Allowed Class 2

Secured Claims aggregate approximately $1.2 billion, subject to adjustment for "Adequate Protection Payments," and "True-Up" (as such terms are hereinafter defined).

         The distributions under the Plan reflect the fact that the combined proceeds of the sale of the Apparel Business pursuant to the Plan incorporating the Berkshire Agreement and of the liquidation of the Non-core Assets are expected to be less than the aggregate amount of Allowed Secured Claims, and Fruit of the Loom's belief, based upon the results of the a comprehensive marketing process undertaken by Fruit of the Loom, in conjunction with the Noteholders Steering Committee, the Bank Steering Committee and the Unsecured Creditors Committee, which took place over more than six months and which culminated in a Bankruptcy Court approved Auction process, that the aggregate value of the Apparel Business, the Non-Core Assets, and the remaining assets of NWI is less than the aggregate amount of the Allowed Class 2 Secured Claims.

         Holders of Allowed Unsecured Claims against the Consolidating Debtors (other than holders of Allowed Trade Election Claims and the NWI Claims), who are classified in Class 4A, will receive on the Effective Date of the Plan (the "Effective Date") their Ratable Proportion of (i) 7.5% of the "Adjusted Proceeds" (as hereinafter defined) of the Apparel Business, and (ii) the beneficial interests in the Unsecured Creditors Trust which holds (a) 7.5% of the beneficial interests of FOL Liquidation Trust, and (b) certain claims and causes of action (defined in the Plan as the "UCT Claims"), on account of their Allowed Unsecured Claims, in full settlement and discharge of the Committee Avoidance Action. Holders of Allowed Class 2 Secured Claims will receive (i) 92.5% of the Adjusted Proceeds of the sale of the Apparel Business, (ii) 92.5% of the beneficial interests of FOL Liquidation Trust, and (iii) $275 million to $300 million in Cash (which shall be calculated as $275 million plus an amount equal to the proceeds of asset sales by Fruit of the Loom from and after January 1, 2001, which exceeded $200,000 per sale and which exceed $15 million in the aggregate, but not to exceed the aggregate adjustment amount of $25 million). Holders of Allowed Trade Election Claims will receive payments totaling up to 25% of the principal amount of their Allowed Claims; provided that the maximum aggregate amount paid to holders of Allowed Trade Election Claims may not exceed $1.5 million. Holders of Allowed Unsecured Claims that are NWI Claims will receive pro rata interests in NWI Successor. Finally, holders of Old Capital Stock of FTL Cayman, FTL Inc., and Union Underwear will not receive any distribution on account of their Equity Interests, and the Old Capital Stock of Union Underwear will be cancelled not earlier than one day after the Effective Date. The Old Capital Stock of FTL Cayman will be dealt with in the normal course in subsequent winding up of FTL Cayman as explained in Paragraph 4 (Equity Interests) of the Explanatory Statement. Pursuant to the Plan, the UCT Claims are assigned to the Unsecured Creditors Trust, subject to certain limitations as set forth in the Plan and described hereinafter.

B.       OVERVIEW OF SCHEME OF ARRANGEMENT

         The following is a brief summary of certain material terms of the provisions of the Scheme of Arrangement. For a more detailed description, see
Section VIII, "Summary of Scheme of Arrangement," and the Explanatory Statement, attached as Exhibit F. These descriptions are qualified in their entirety by the provisions of the Scheme of Arrangement.

         The Scheme of Arrangement is applicable ONLY to the Allowed Prepetition Secured Creditor Claims of FTL Cayman. It provides for a transfer on the Scheme of Arrangement effective date of the capital stock of FTL Cayman's wholly owned subsidiary, FTL Caribe, Ltd. ("FTL Caribe"), and any other Apparel Business assets that FTL Caymans owns, to Purchaser and the transfer of substantially all of the other assets of FTL Cayman to FOL Liquidation Trust. Thereafter, FTL Cayman will be liquidated under Cayman Islands Law. The accepted Unsecured Creditors of FTL Cayman who have proved successfully in its liquidation will be entitled to receive the Distribution to which each such unsecured creditor would be entitled as a holder of an Allowed Claim against FTL Cayman under the Plan. Holders of Allowed Claims against FTL Cayman under the Plan will only be entitled to a single distribution on account of such Allowed Claim under the Plan and Scheme combined.

         The Scheme of Arrangement contemplates and is contingent upon confirmation of the Plan.

C.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER PLAN

         The following table summarizes the classification and treatment of pre-petition Claims and Equity Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section VII.B, "General Description of Classification and Treatment of Claims and Interests." Estimated Allowed Claim amounts in Classes 1 through 5 are based upon Fruit of the Loom's books and records. There can be no assurance that the estimated amounts below are correct, and actual Allowed Claim amounts may be significantly different from the estimates and may be dependent upon and affected by actions taken and determinations made during the Reorganization Cases. This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests. Accordingly, this summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached as Exhibit A hereto.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

             Type of Claim or
             Equity Interest/
             Estimated Amount of
   Class     Allowed Claims(3)                              Treatment
   -----     -----------------                              ---------

     1       Priority Non-Tax Claims

             1A:  Priority Non-Tax Claims                    Unimpaired - not entitled to
             Against the Consolidated                        vote; paid in full, in Cash, or
             Estate                                          such other treatment as agreed
                                                             upon by a holder of an Allowed
             Estimated Allowed Amount:  Not                  Priority Non-Tax Claim and Fruit of
             more than $2,000,000                            the Loom, or the applicable Plan Entity.

             1B:  Priority Non-Tax Claims                    Unimpaired; not entitled to vote; paid in
             Which are NWI Claims                            full in Cash, or such other treatment as agreed
                                                             upon by a holder and NWI or the applicablePlan
                                                             Entity, as applicable.
             Estimated Allowed Amount:  $0

     2       Prepetition Secured Creditor                    Impaired - entitled to vote; each holder of an Allowed Prepetition
             Claims                                          Secured Creditor Claim will receive its pro rata portion of (a) Cash in an amount to be determined, between $275 million and $300 million
             Estimated Allowed Amount:                       (which shall be calculated as $275 million plus an amount equal to
             Approximately                                   the proceeds of asset sales by Fruit of the Loom from and after
             $1,200,000,000 (subject                         January 1, 2001, which exceeded $200,000 per sale and which exceed
             to  adjustment for Adequate                     $15 million in the aggregate, but not to exceed the aggregate
             Protection Payments and True-Up)                adjustment amount of $25 million); (b) 92.5% of the adjusted net purchase price for the Apparel Business, which adjustment will deduct from the purchase price (after all adjustments under the
                                                             Berkshire Agreement) the following amounts: (i) all
                                                             allowed administrative expense claims and priority claims to be paid or reserved for by the Fruit of the Loom estates under the Plan

-------------------
(3) This amount reflects Fruit of the Loom's estimate of the aggregate amount of the Allowed Claims in a Class; the actual final amount of Allowed Claims in a Class may vary significantly. Fruit of the Loom hereby expresses no opinion as to the value of any collateral securing Allowed Secured Claims and expressly reserves all of its rights with respect to such valuation.

                                                             on the Effective Date, including severance and other amounts due to the "Designated Executives" (as hereafter defined) and the remaining balance of the Post-Petition Financing,
                                                             but excluding letters of credit outstanding thereunder,
                                                             (ii) all other amounts to be paid in cash or reserved for
                                                             in full on the Effective Date by the Fruit of the Loom
                                                             estates, including, without limitation, any required
                                                             cash payments (or reserves) for holders of Class 3 Other Secured
                                                             Claims (as such term is defined in the Plan), the cure amounts for assumed contracts, and reserves for future expenses of the estates, and (iii) the sum to be distributed to Class 2 under clause (a) above (the purchase price as adjusted by
                                                             the foregoing clauses (i), (ii) and (iii), the
                                                             "Adjusted Apparel  Business Sale Proceeds"); and
                                                             (c) 92.5% of the interest in FOL Liquidation Trust.
                                                             [Holders of Allowed Prepetition Secured Creditor Claims
                                                             against NWI will also be entitled to proceeds of
                                                             liquidation of NWI after payment in full of all Allowed Priority
                                                             Claims and Allowed Administrative Expense Claims against
                                                             NWI, on account of their liens on the assets of NWI][Note
                                                             NWI treatment may change based on NWI Settlement]

     3       Other Secured Claims                            Impaired - entitled to vote; at the Debtors' option, each such holder will receive on account of its Allowed Other Secured Claim
             Estimated Allowed Amount:                       (a) Cash payments made on the Effective Date; (b) secured notes on
             $2,000,000                                      terms that satisfy Bankruptcy Code section 1129(b)(2)(A); (c)
                                                             reinstatement; (d) the Collateral securing its Allowed
                                                             Other Secured Claim; or (e) such other treatment as
                                                             may be agreed to in writing between such holder and
                                                             Reorganized Fruit of the Loom, Fruit of the Loom, or FOL
                                                             Liquidation Trust, as applicable; provided, however,
                                                             that if the Allowed Amount of an Other Secured Claim exceeds
                                                             $250,000 (provided all such Claims do not exceed $1,500,000 in the aggregate), Fruit of the Loom may not elect the treatment provided in (a), (c), or (e) with respect to such Other
                                                             Secured Claim without the Consent of the Prepetition
                                                             Secured Creditors; and provided further, however, that,
                                                             notwithstanding the foregoing proviso, as to any Other Secured
                                                             Claim that is secured by property to be transferred to
                                                             Purchaser under the Berkshire Agreement, such Claim shall be treated in accordance with clause (a) unless

                                                             Purchaser consents to the treatment of that
                                                             Claim in accordance with
                                                             one of the other foregoing clauses.

                                                             Subject to the foregoing provisos, if the holder of an
                                                             Allowed Secured Claim receives treatment as provided
                                                             in (b) or (c) above, then such holder will
                                                             retain the Liens securing the Allowed Secured Claim until paid in full. Any deficiency amount relating to an Allowed Secured
                                                             Claim will be treated either as a Class 4 Unsecured Claim or a
                                                             Class 5 Trade Election Claim.

     4       Unsecured Claims

    4A       Against Consolidated
             Estate                                          Impaired - entitled to vote; each holder of an Allowed
                                                             Unsecured Claim (other than NWI Claims) will receive its pro rata interest in the Unsecured Creditors Trust holding
             Estimated Allowed Amount:                       (a) 7.5% of the Adjusted Apparel Business Sale Proceeds,
             $450,000,000 (not including the                 and (b) the Unsecured Creditors Trust which holds 7.5%
             deficiency claims of holders of                 of the interests  in FOL Liquidation Trust and
             Class 2 Claims)                                 the UCT Claims.  Although this Class will include
                                                             the deficiency claims held by holders of Allowed Class
                                                             2 Claims for voting purposes, the holders of
                                                             the Allowed Class 2 Claims have agreed to waive their
                                                             right to a Distribution on account of their deficiency
                                                             claims in this Class as a part of the settlements
                                                             embodied in the Plan.

4B           Unsecured Claims Which are NWI                  Impaired - entitled to vote.  Each holder of an Allowed
             Claims                                          NWI Claim will receive its pro rata share [of the proceeds of liquidation of the NWI after payment in full of all
             Estimated Allowed Amount: (plus                 Allowed Priority Claims and Allowed Administrative Claims
             the amount of the deficiency                    against NWI or FTL Inc.] or [If the NWI Environmental Claims
             claims of the holders of Class 2                Settlement is incorporated into the Plan, 50% of the proceeds
             Claims                                          of the liquidation of certain assets of NWI (the
                                                             other assets being dedicated to

                                                             remediation and cleanup of real property owned by NWI);
                                                             such liquidation will consist of dividends or other
                                                             payments relating to certain preferred shares of stock in
                                                             True Specialty Corporation (the "Preferred Shares")
                                                             currently owned by NWI. These proceeds would be realized
                                                             pursuant to a settlement in which NWI will contribute
                                                             certain assets to the Custodial Trust and/or NWI Successor and receive releases for NWI and FTL Inc. with respect to
                                                             certain environmental claims. The proceeds would be
                                                             received only after (1) the sale of Velsicol Chemical
                                                             Corporation ("Velsicol") shares or assets, and (2) payment of the first $25 million in respect of the Preferred Shares to a fund established for payment of environmental cleanup costs, and reimbursement to FOL Liquidation Trust of
                                                             $4,450,000 of administrative expenses advanced by the
                                                             Prepetition Secured Creditors from collateral proceeds.]
                                                             Fruit of the Loom is unable to estimate the value, if any, and timing of the Distribution to holders of Allowed Class
                                                             4B Claims.

     5       Trade Election Claims [Trade                    Impaired - entitled to vote.  Each holder of
             Claims up to $2,500 or reduced                  an Allowed Trade Election Claim (or a holder of
             to $2,500]                                      an Allowed Unsecured Claim that is a Trade Claim,
                                                             who elects to reduce its Allowed Claim to $2,500)
             Estimated Allowed Amount:                       will receive Cash Distributions totaling up to 25%
             Not to exceed                                   of its Allowed Trade Election Claim; provided,
             $6,000,000                                      however, that the maximum aggregate distribution to
                                                             and in the event that Allowed Trade Election Claims
                                                             exceed $6,000,000, the holders of Allowed Class 5 Claims
                                                             shall not exceed $1,500,000, percentage distribution to
                                                             holders of Class 5 Claims shall be reduced on a pro rata basis.
                                                             No interest will be paid on any Allowed Trade Election Claim.

     6       Creditor Securities Fraud Claims                Impaired - subordinated to all other creditor claims pursuant to section 510(b) of the Bankruptcy Code; receives no
             Estimated Allowed Amount:                       distribution  under the Plan, therefore is deemed to have
             N/A                                             rejected the Plan and is not entitled to vote

     7       Old Capital Stock:                              Impaired - deemed to reject the Plan; not entitled
                                                             to vote.  A holder of an Allowed Old Capital Stock
             Estimated Allowed Amount:                       interest will not receive or retain any property or
             N/A                                             distribution under the Plan.

             Subclasses:

             7A-Old FTL Cayman
             Common Stock

             7B-Old FTL Inc.
             Preferred Stock

             7C  - Old FTL Inc.
             Common Stock

     8       Transferred Debtor Subsidiary                   Impaired  - deemed to have rejected the Plan and not entitled to
             Equity Interests                                vote.  The New Common Stock of the Directly Transferred
                                                             Subsidiaries will be issued to Union Underwear, which will
             Estimated Allowed Amount: N/A                   immediately transfer such New Common Stock to Purchaser under the Berkshire Agreement. New Common Stock of each of the Debtors that is an Indirectly Transferred Subsidiaries will be issued to the Purchaser or one of the Directly or Indirectly Transferred
                                                             Subsidiaries, as designated by the Purchaser.  As soon as
                                                             practicable after the completion of the foregoing but not less than one day after the Effective Date, all now-existing Equity
                                                             Interests in Union Underwear will be cancelled.

     9       Other Equity Interests                          Impaired - deemed to reject the Plan; not  entitled to vote. A
             (Including Liquidating Debtors                  holder of an Allowed Other Equity Interest will not receive or
             and NWI)                                        retain any property or distribution under the Plan.

             Estimated  Allowed Amount: N/A

PLAN SUPPLEMENT

                  The Plan provides that a Plan Supplement, containing additional information and agreements, will be filed with the Bankruptcy Court on or before the fifth (5th) day prior to the Voting Deadline. The additional information and agreements to be contained in the Plan Supplement include, among other documents, the Assumption and Assignment Schedule, the Amended Certificates of Incorporation, the Amended By-laws, the treatment of the Indemnification Obligations under the Plan, the Plan Entity Agreements, the Custodial Trust Agreement, the list of Designated Executives and the severance and other payments due to each Designated Executive, and other amounts payable to each Designated Executive, and the other supplemental documents and information. Copies of the Plan Supplement will be made available to parties-in-interest making a written request to Milbank, Tweed,

Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn:
Rena Strappazon, Legal Assistant, Facsimile No. (212) 530-5219.

THE CONFIRMATION HEARING

         The hearing to determine whether to confirm the Plan has been scheduled for [_________], 2002, at __:__ _.m. (Eastern time) before the Honorable Peter
J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at or prior to the Confirmation Hearing. In addition, except as expressly provided in the Plan, the Plan may be modified pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements for confirmation of the Plan under section 1129 of the Bankruptcy Code have been satisfied and, if appropriate, will enter an order confirming the Plan. See Section XI, "VOTING REQUIREMENTS" and Section XII, "CONFIRMATION OF THE PLAN." Both confirmation and consummation of the Plan are subject to certain conditions, which may either be waived by Fruit of the Loom in its discretion with the Consent of the Prepetition Secured Creditors, Purchaser, in its discretion, or jointly waived by, as applicable, Fruit of the Loom and Purchaser. See Section VII.I, "Conditions Precedent to Confirmation and Occurrence of Effective Date."

POST-CONSUMMATION OPERATIONS

         Pursuant to the Plan, Fruit of the Loom's Apparel Business will be sold to Purchaser as a going concern. Creditors of Fruit of the Loom will not receive or retain any interest in the Apparel Business after the closing of the sale to Purchaser. The remaining Fruit of the Loom entities will be liquidated or otherwise disposed of in accordance with the terms of the Plan and the proceeds will be distributed as provided in the Plan and the Scheme.

                                TABLE OF CONTENTS

                                                                                                                    Page

I. INTRODUCTION................................................................................................      1
         A.       Notice to Holders of Claims and Equity Interests.............................................      2
         B.       Solicitation Package.........................................................................      3

II. BUSINESS AND OPERATIONS OF FRUIT OF THE LOOM...............................................................      4

III EVENTS LEADING TO REORGANIZATION...........................................................................      5

         A.       Changes in the Competitive Environment.......................................................      6
         B.       Non-Performing Acquisitions..................................................................      6
         C.       Non-Operating Uses of Cash...................................................................      6
         D.       Inventory Adjustments and Operating Problems.................................................      6
         E.       Credit Rating Changes........................................................................      7
         F.       Covenant Defaults and Liquidity..............................................................      7

IV. OFFICERS AND DIRECTORS OF FRUIT OF THE LOOM AND SUCCESSORS................................................       8
         A.       Current Executive Officers and Directors.....................................................      8
                  Senior Management............................................................................      8
                  Directors of Fruit of the Loom...............................................................      9

         B.       Post-Consummation Directors and Executive Officers of Reorganized Fruit of the
                  Loom and the Other Successors to the Debtors ................................................     10

                  1.       The Reorganized Apparel Business....................................................     10
                  2.       FOL Liquidation Trust...............................................................     10
                  3.       Unsecured Creditors Trust...........................................................     10
                  4.       NWI Successor; Custodial Trustee....................................................     10

V. CERTAIN PREPETITION OBLIGATIONS.............................................................................     10

         A.       Prepetition Financings.......................................................................     11
                  1.       Senior Notes (Secured)..............................................................     11
                  2.       1997 Credit Agreement...............................................................     11
                  3.       Farley Loan.........................................................................     11
                  4.       Synthetic Leases....................................................................     12
                  5.       1999 Pledge Agreement...............................................................     12
                  6.       Industrial Revenue Bonds............................................................     13
                  7.       Unsecured Prepetition Notes.........................................................     14

         B.       Common and Preferred Stock...................................................................     14

         C.       Pension and Benefit Plans....................................................................     15

                  1.       Prepetition Qualified Benefit and Pension Plans.....................................     15
                  2.       Non-qualified Plans.................................................................     17

         D.       Environmental Liabilities....................................................................     18
                  1.       Velsicol/TSC........................................................................     18
                  2.       Magnetek............................................................................     19
                  3.       Proposed Environmental Settlements..................................................     20

         E.       Pro Player Prepetition Litigation............................................................     20

         F.       Prepetition Accounts Receivable Facility.....................................................     21

VI. THE REORGANIZATION CASES...................................................................................     21

         A.       Parties In Interest..........................................................................     21
                  1.       Advisors to Fruit of the Loom.......................................................     21
                  2.       The Creditors' Committee and its Advisors...........................................     23
                  3.       The Joint Provisional Liquidators and Their Advisors................................     23
                  4.       United States Trustee...............................................................     23
                  5.       The Debtor-in-Possession Lenders and Their Advisors.................................     23
                  6.       The Farley Lenders and Their Advisors...............................................     23
                  7.       The Synthetic Lease Lenders and Their Advisors(5)...................................     24
                  8.       The Prepetition Agent and its Advisors(5)...........................................     24
                  9.       The Prepetition Collateral Agent and Its Advisors(5)................................     24
                  10.      Noteholders Committee and its Advisors..............................................     24

                                     TOC i

                  11.      Equity Holders of Fruit of the Loom.................................................    25
                  12.      The Purchaser.......................................................................    25

         B.       Significant "First Day" Court Orders.........................................................    25
                  1.       The Interim and Final DIP Financing Orders..........................................    25
                  2.       The Interim and Final Adequate Protection Orders....................................    26
                  3.       Interim and Final Orders Providing the Farley Lenders
                           with Supplemental Adequate Protection ..............................................    27
                  4.       Other Material First Day Orders.....................................................    27

         C.       Debtor-In-Possession Financing...............................................................    28

         D.       Sale of Apparel Business: Marketing Process; Berkshire Agreement; Auction....................    29
                  1.       The Marketing Process...............................................................    29
                  2.       The Berkshire Agreement.............................................................    31
                  3.       The Bidding Procedures and the Auction..............................................    35

                  a.       The Bidding Procedures..............................................................    36
                  b.       The Auction.........................................................................    36

                  4.       The Berkshire Agreement and the Approval Order......................................    36

                  a.       The Berkshire Agreement.............................................................    36
                  b.       The Approval Order..................................................................    36

                  5.       Assets to be Sold as Part of Apparel Business.......................................    36

         E.       Changes in Business Since Petition Date......................................................    37

                  1.       Disposition of Non-Core Businesses..................................................    37

                  a.       Pro Player/Sports and Licensing Division............................................    38
                  b.       Gitano..............................................................................    38
                  c.       Jet Sew.............................................................................    39
                  d.       Russell Hosiery.....................................................................    39

                  2.       Elimination of Unprofitable Product Lines...........................................    39
                  3.       Consolidation of Manufacturing Capacity.............................................    39
                  4.       Improvements in Manufacturing Processes and Efficiency..............................    40

                  a.       Improvements in Inventory Controls..................................................    40
                  b.       Improvements in Customer Order Fulfillment..........................................    41

                  5.       Reductions in Variable Costs........................................................    41

                  6.       Competitive Conditions..............................................................    41

                  7.       Exchange Rate and Commodity Pricing Market Fluctuations.............................    41

                  a.       Foreign Currency Exchange Rates.....................................................    41
                  b.       Commodity Prices....................................................................    42

                  8.       International Operations Risks......................................................    42

         F.       Disposition of Unexpired Leases and Executory Contracts......................................    42

                  1.       Review of Contracts and Leases Generally............................................    42
                  2.       Real Property Leases................................................................    43
                  3.       Personal Property Leases............................................................    43
                  4.       Significant Contracts...............................................................    44
                  5.       Other Executory Contracts...........................................................    44

         G.       Employee Matters.............................................................................    44
                  1.       Generally...........................................................................    44
                  2.       Employee Retention and Executive Severance Program..................................    45
                  3.       Workers' Compensation...............................................................    47

         H.       Schedules of Assets and Liabilities, Filing Deadline Order and Claims Procedures Order.......    48
                  1.       Schedules...........................................................................    48
                  2.       Filing Deadline.....................................................................    48
                  3.       Claims Objections and Procedures....................................................    49
                  4.       Limited Objection to 7% Notes.......................................................    49

         I.       Other Legal Proceedings......................................................................    49

                                     TOC ii

                  1.       Class Actions Against Fruit of the Loom and its Officers and Directors..............    49
                  2.       D&O Insurance.......................................................................    50
                  3.       Committee Avoidance Action Against Prepetition Secured Creditors....................    51
                  4.       Farley Lenders' Suit Against Mr. Farley.............................................    53
                  5.       Farley Adversary Proceedings........................................................    55
                  6.       Pro Player Post-Petition Date Litigation............................................    57
                  7.       Gildan Litigation Settlement........................................................    58

         J.       FTL Investments..............................................................................    59

         K.       NWI..........................................................................................    60
                  1.       Retention of CEC....................................................................    60
                  2.       Motions to Reject Certain Contracts Relating to Environmental Liabilities...........    60
                  3.       The TSC Preferred Stock.............................................................    61
                  4.       Settlement with Governmental Entities and Velsicol..................................    61
                  5.       Settlement with Magnetek............................................................    61

         L.       Preference Analysis and Other Avoidance Actions..............................................    62

         M.       Negotiation of the Plan......................................................................    63

                  1.       The Initial Plan....................................................................    63

VII. SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM.............................................    64

         A.       Securities Issued Under the Plan.............................................................    65
                  1.       Equity Securities to be Issued Pursuant to Plan.....................................    65

         B.       General Description of Classification and Treatment of Claims and Interests..................    65
                  1.       Treatment of Unclassified Claims....................................................    66
                  2.       Unimpaired Classes of Claims........................................................    68
                  3.       Treatment of Impaired Classes of Claims.............................................    68
                  4.       Impaired Classes of Interests.......................................................    72
                  5.       NWI Claims..........................................................................    73

         C.       Means for Implementation of the Plan.........................................................    73
                  1.       Substantive Consolidation...........................................................    74
                  2.       Reorganized Fruit of the Loom's Obligations Under the Plan..........................    75
                  3.       Cancellation of Equity Interests....................................................    75
                  4.       The Boards of Directors of Reorganized Fruit of the Loom............................    75
                  5.       Operations of Fruit of the Loom Between Confirmation and the Effective Date.........    75
                  6.       Exclusivity Period..................................................................    75
                  7.       Revesting of Assets.................................................................    76
                  8.       Creditors' Committee................................................................    76
                  9.       Distributions Under the Plan........................................................    76
                  10.      Effectuating Documents; Further Transactions........................................    77
                  11.      Assumption of Obligations Under the Plan............................................    77
                  12.      Treatment of Certain Claims Related to Mr. Farley...................................    77
                  13.      Substantial Consummation............................................................    77
                  14.      Preservation of Certain Causes of Action and Defenses...............................    77
                  15.      Cancellation of Existing Securities.................................................    78
                  16.      Scheme of Arrangement...............................................................    78
                  17.      Closing Under Agreement.............................................................    78
                  18.      Liquidation of NWI; Treatment of NWI Claims.........................................    79
                  19.      Liquidation of the Liquidating Debtors..............................................    81
                  20.      Adequate Protection Payments........................................................    82
                  21.      Unsecured Creditor Trust............................................................    82
                  22.      FOL Liquidation Trust...............................................................    83
                  23.      Oversight Committees................................................................    84

                                    TOC iii

         D.       Distributions under the Plan.................................................................    84
                  1.       Timing of Distributions.............................................................    84
                  2.       Record Date for Distributions.......................................................    84
                  3.       Delivery of Distributions...........................................................    85
                  4.       Manner of Cash Payments Under the Plan..............................................    85
                  5.       Time Bar to Cash Payments by Check..................................................    85
                  6.       Disputed Reserves...................................................................    86
                  7.       Estimation of Claims................................................................    86
                  8.       Distributions After Effective Date..................................................    87
                  9.       Fractional Cents....................................................................    87
                  10.      Interest on Claims..................................................................    87
                  11.      No Distribution in Excess of Allowed Amount of Claim................................    87
                  12.      Ordinary Course Liabilities.........................................................    88
                  13.      Setoff and Recoupment...............................................................    88
                  14.      Payment of Taxes on Distributions Received Pursuant to Plan.........................    88
                  15.      Surrender of Senior Notes and 8-7/8% Notes..........................................    88
                  16.      Procedures for Treating Disputed Claims Under The Plan Objection Deadline...........    89

         E.       Class Action Claims..........................................................................    90
                  1.       Release and Discharge of All Class Action Claims Against Fruit of the Loom..........    90
                  2.       Release by Fruit of the Loom of its Directors, Officers and
                           Employees from all Class Action Claims .............................................    90

         F.       Executory Contracts and Leases under the Plan................................................    91
                  1.       General Treatment...................................................................    91
                  2.       Bar Date for Rejection Damages......................................................    91
                  3.       Fruit of the Loom's Corporate Indemnities...........................................    91
                  4.       Payments Related to Assumption of Executory Contracts and Unexpired Leases..........    92

         G.       Employee Benefit Programs....................................................................    92

         H.       Retiree Benefits.............................................................................    92

         I.       Conditions Precedent to Confirmation and Occurrence of Effective Date........................    92
                  1.       Waiver of Conditions................................................................    92
                  2.       Conditions Precedent to the Confirmation of the Plan................................    92
                  3.       Conditions to the Effective Date of the Plan........................................    93
                  4.       Effect of Failure or Absence of Waiver of Conditions Precedent to
                           the Effective Date of the Plan .....................................................    94

         J.       Effects of Plan Confirmation.................................................................    94
                  1.       Authority of Reorganized Fruit of the Loom..........................................    94
                  2.       Vesting and Liens...................................................................    94
                  3.       Discharge of Fruit of the Loom......................................................    94
                  4.       Injunction..........................................................................    97
                  5.       Avoidance and Recovery Actions......................................................    97
                  6.       Release of Released Parties by Fruit of the Loom....................................    97
                  7.       Indemnity for Third Party Claims....................................................    98
                  8.       Retention of Jurisdiction...........................................................    99

         K.       Miscellaneous Provisions of the Plan.........................................................    99
                  1.       Modification of the Plan............................................................    99
                  2.       Further Documents and Action........................................................   100
                  3.       Plan Supplement.....................................................................   100
                  4.       Plan Controls.......................................................................   100
                  5.       Reservation of Rights...............................................................   100
                  6.       Injunction Regarding Worthless Stock Deduction......................................   101
                  7.       Treatment of Intercompany Claims....................................................   101

VIII. SUMMARY OF SCHEME OF ARRANGEMENT.........................................................................   101


                                     TOC iv

         A.       Commencement of the Cayman Proceeding........................................................  101

         B.       The Scheme of Arrangement....................................................................  102
                  1.       Generally...........................................................................  102
                  2.       Summary of Terms....................................................................  102

         C.       Application of the Scheme of Arrangement.....................................................  103

         D.       Voting on the Scheme.........................................................................  103
                  1.       Ballot and Proxy....................................................................  104
                  2.       Record Date for Scheme Creditors....................................................  104

         E.       Court Approval and Filing with the Registrar of Companies of The Cayman Islands..............  105

IX. CERTAIN FACTORS TO BE CONSIDERED...........................................................................  105
         A.       General Considerations.......................................................................  105
                  1.       Settlement With the Synthetic Lease Lenders.........................................  106
                  3.       Settlement of Potential Claims Against Unsecured Creditors..........................  108
                  4.       Settlement of Substantive Consolidation Disputes....................................  108
                  5.       Settlement With Farley Lenders Regarding Claims Against Farley......................  108
                  6.       NWI Environmental Claims Settlement.................................................  109

         C.       Certain Bankruptcy Considerations............................................................  110
                  1.       Risk of Liquidation.................................................................  110
                  2.       Risk of Non-Confirmation of the Plan; Feasibility...................................  110
                  3.       Non-Consensual Confirmation.........................................................  111
                  4.       Risk of Non-Occurrence of Consummation of the Plan..................................  111

         C.       Risks of Closing of Berkshire Agreement......................................................  111

X. RESALE OF SECURITIES RECEIVED UNDER PLAN....................................................................  112

XI. VOTING REQUIREMENTS........................................................................................  114

         A.       Voting Deadline..............................................................................  115

         B.       Holders of Claims Entitled to Vote...........................................................  115

         C.       Vote Required for Acceptance by a Class......................................................  117

         D.       Voting Procedures............................................................................  117
                  1.       Ballots.............................................................................  117
                  2.       Withdrawal or Change of Votes on the Plan...........................................  118
                  3.       Voting Multiple Claims..............................................................  119
XII. CONFIRMATION OF THE PLAN..................................................................................  119

         A.       Confirmation Hearing.........................................................................  119

         B.       Deadline to Object to Confirmation...........................................................  119

         C.       Requirements for Confirmation of the Plan....................................................  120
                  1.       Requirements of Section 1129(a) of the Bankruptcy Code..............................  120
                  2.       Acceptance by Impaired Classes......................................................  122
                  3.       Best Interests of Creditors.........................................................  122
                  4.       Feasibility.........................................................................  124
                  5.       Requirements of Section 1129(b) of the Bankruptcy Code..............................  124
                  6.       Valuation...........................................................................  125

XIIi. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................  126

         A.       Liquidation Under Chapter 7..................................................................  127
         B.       Alternative Plan of Reorganization or Liquidation............................................  127

XiV. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................................................  128

         A.       Consequences to Holders of Claims............................................................  129
                  1.       Realization of Gain, Loss, etc......................................................  129
                  2.       Information Reporting and Backup Withholding........................................  129

                                     TOC v

TABLE OF EXHIBITS

Exhibit A             The Plan

Exhibit B             Projections

Exhibit C             Liquidation Analysis

Exhibit D             The Scheme of Arrangement

Exhibit E             The Explanatory Statement

Exhibit F             Corporate Chart of Fruit of the Loom Debtors

Appendix 1            Form 10K filed April 16, 2001

Appendix 2            Form 10Q filed November 13, 2001

Appendix 3            The Berkshire Agreement

                                     TOC vi

                      DISCLOSURE STATEMENT WITH RESPECT TO
                 JOINT REORGANIZATION PLAN OF FRUIT OF THE LOOM

                                       I.
                                 INTRODUCTION(4)

         Fruit of the Loom hereby submits this Disclosure Statement, pursuant to section 1125(b) of the Bankruptcy Code, for use in the solicitation of votes on the Plan, which is attached as Exhibit A to this Disclosure Statement. Other than the Initial Plan and the Initial Scheme, Fruit of the Loom has not filed any other plan of reorganization in connection with its Reorganization Cases; however, FTL Cayman intends to file its Scheme of Arrangement in the Cayman Proceeding in order to fully implement the Plan.

         This Disclosure Statement sets forth specific information regarding Fruit of the Loom's pre-bankruptcy history, significant events that have occurred during the Reorganization Cases, and anticipated operations of FOL Liquidation Trust, the Unsecured Creditors Trust, and other entities created pursuant to the Plan after confirmation of the Plan and Fruit of the Loom's emergence from Chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, and the manner in which Distributions will be made under the Plan. This Disclosure Statement also sets forth summary information regarding the Scheme of Arrangement. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of impaired Claims must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS OR EQUITY INTERESTS, PLEASE SEE SECTION VII, "SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM" AND SECTION IX, "CERTAIN FACTORS TO BE CONSIDERED." SECTIONS II THROUGH VI FOLLOWING THIS INTRODUCTION DISCUSS THE BACKGROUND OF FRUIT OF THE LOOM'S BUSINESSES AND REORGANIZATION CASES AND RECENT DEVELOPMENTS IN FRUIT OF THE LOOM'S OPERATIONAL AND FINANCIAL PERFORMANCE.

         FOR A DESCRIPTION OF THE SCHEME OF ARRANGEMENT AND INFORMATION PERTAINING THERETO FOR CREDITORS OF FTL CAYMAN, PLEASE SEE SECTION VIII, "SUMMARY OF SCHEME OF ARRANGEMENT", AND THE SCHEME OF ARRANGEMENT AND THE EXPLANATORY STATEMENT WHICH ARE ATTACHED AS EXHIBITS D AND E TO THIS DISCLOSURE STATEMENT.

------

(4) Capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

 A term used but not defined in this Disclosure Statement or the Plan has the meaning given it in the Bankruptcy Code and/or the Federal Rules of Bankruptcy Procedure.

Each definition in the Disclosure Statement and in the Plan includes both the singular and the plural, and references in the Disclosure Statement include the masculine and feminine where appropriate. Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

         THE PLAN HAS THE SUPPORT OF FRUIT OF THE LOOM, THE JPLS, THE UNSECURED CREDITORS COMMITTEE, THE NOTEHOLDERS STEERING COMMITTEE, AND THE BANK STEERING COMMITTEE.

         IN THE VIEW OF FRUIT OF THE LOOM, THE TREATMENT OF HOLDERS OF ALL CLAIMS UNDER THE PLAN PROVIDES GREATER RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. ACCORDINGLY, THE MEMBERS OF FRUIT OF THE LOOM BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND, THUS, RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS THAT ARE ENTITLED TO CAST BALLOTS VOTE TO ACCEPT THE PLAN.

A.       NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

         This Disclosure Statement is being transmitted to (a) holders of impaired Claims who will receive Distributions of property under the Plan and thus are entitled to vote to accept or reject the Plan, (b) holders of Claims that are not impaired, who are conclusively presumed to have accepted the Plan and are not entitled to vote thereon, and (c) holders of Claims and Equity Interests who will receive or retain no Distribution or property under the Plan and, therefore, are presumed to have rejected the Plan and are not entitled to vote thereon. The primary purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of an impaired Claim, to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

         On [ ] __, 2002, the Bankruptcy Court entered the Disclosure Statement Approval Order approving this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable impaired Claim holders to make an informed judgment about the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN AND IN THE EXHIBITS HERETO HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         Under Chapter 11 of the Bankruptcy Code, only holders of Claims or Equity Interests that are "impaired" and are to receive a Distribution under the Plan are entitled to vote to accept or reject the Plan. To be confirmed, the Plan must be accepted by the holders of certain Classes of Claims and the Plan must be confirmed by the Bankruptcy Court. For a discussion of these matters, see Section XI, "VOTING REQUIREMENTS" and Section XII, "CONFIRMATION OF THE PLAN." Fruit of the Loom is seeking acceptances of the Plan from holders of Claims in Classes 2, 3, 4, and 5. Certain holders of Claims and Equity Interests (Classes 6, 7, 8 and 9) will receive no Distribution or benefits under the Plan and, therefore, are deemed to have rejected the Plan and are not entitled to vote. The Claims in Class 1 are unimpaired, and the holders of such Claims are conclusively presumed under section 1126 of the Bankruptcy Code to have accepted the Plan. For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section VII.B, "Summary of Joint Plan of Reorganization For Fruit of the Loom - General Description of Classification and Treatment of Claims and Interests."

         Each holder of a Claim within a Class entitled to vote should read the Disclosure Statement, the Plan, the Disclosure Statement Approval Order, the Notice of Confirmation Hearing, the instructions accompanying the Ballots, and (for certain creditors of FTL Cayman ONLY) the Explanatory Statement, in their entirety before voting on the Plan and the Scheme of Arrangement. These documents contain important information concerning how Claims and Equity Interests are classified for voting purposes and how votes will be tabulated.

B.       SOLICITATION PACKAGE

         Accompanying this Disclosure Statement are copies of:

                  1. The notice of entry of the Disclosure Statement Approval Order approving this Disclosure Statement and, among other things, establishing the voting procedures, scheduling the Confirmation Hearing and setting the Voting Deadline (as defined below) and the deadline for objecting to confirmation of the Plan;

                  2. The notice of, among other things, voting procedures and the dates set for the filing and service of objections to, and the hearing on, confirmation of the Plan (the "Notice of the Confirmation Hearing");

                  3. One or more Ballots and a return envelope (provided only to holders of Claims that are entitled to vote on the Plan); and

                  4. Letters from [the Purchaser,] the Unsecured Creditors Committee, the Noteholders Steering Committee, and the Bank Steering Committee.

         If you hold Claims in more than one Class and are entitled to vote in more than one Class, a separate Ballot must be used for each Claim that you hold. IF YOU ARE A CREDITOR OF FTL CAYMAN, YOU WILL RECEIVE A COMBINED BALLOT AND PROXY, PERMITTING YOU TO VOTE ON BOTH THE PLAN AND THE SCHEME OF ARRANGEMENT, FOR EACH CLAIM YOU HOLD AGAINST FTL CAYMAN IN THE REORGANIZATION CASES. CREDITORS OF FTL CAYMAN WILL NOT BE PERMITTED TO SPLIT THEIR VOTE ON A SINGLE CLAIM, BUT MUST VOTE TO EITHER ACCEPT OR REJECT BOTH THE PLAN AND THE SCHEME OF ARRANGEMENT.

         IN ORDER TO BE COUNTED AS VOTES TO ACCEPT OR REJECT THE PLAN, BALLOTS MUST BE PROPERLY FILLED OUT AND RECEIVED BY 4:00 P.M. (EASTERN TIME) ON __________, 2002, (THE "VOTING DEADLINE") BY THE BALLOT AGENT AS SET FORTH ON THE BALLOT, see Section XI.D, "Voting Requirements - Voting Procedures." Pursuant to the Disclosure Statement Approval Order, and notwithstanding Bankruptcy Rule 3018(a), whenever two or more Ballots are cast voting the same Claim prior to the Voting Deadline, the last Ballot received shall be deemed to reflect the voter's intent and thus shall supersede any prior Ballots. Persons wishing to change their votes can do so, if they meet the requirements of Bankruptcy Rule 3018(a), by filing a motion with the Bankruptcy Court with sufficient advance notice so that it can be heard prior to the Confirmation Hearing scheduled for [ ] __, 2002. ANY SUCH APPLICATION MUST BE FILED AND SERVED ON OR BEFORE ____ __, 2002 AT 4:00 P.M. (NEW YORK TIME), IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN DETAIL IN THE DISCLOSURE STATEMENT APPROVAL ORDER.

         If you did not receive a Ballot in your package and believe that you should have, please contact Fruit of the Loom, c/o Innisfree M&A Incorporated, by regular mail, hand, or overnight courier at 501 Madison Avenue, 20th floor, New York, New York 10022, Attention: [ ], or by telephone at: (877) 750-2689. If you have questions about the procedures for voting your Claim, or the package of materials that you received, please contact the Ballot Agent, Innisfree M&A Incorporated, at the foregoing address or telephone number.

         If you have questions about the amount of your Claim, please contact [TO BE DESIGNATED] at ________________.

         If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn.: Rena Strappazon, Legal Assistant, (212) 530-5000.

         FOR ADDITIONAL INFORMATION REGARDING THE VOTING PROCESS, SEE SECTION XI, "VOTING REQUIREMENTS."

                                       II.
                  BUSINESS AND OPERATIONS OF FRUIT OF THE LOOM

         The core business of Fruit of the Loom is as a vertically-integrated manufacturer of basic apparel products, performing most of its own spinning, knitting, cloth finishing, cutting, sewing and packaging. This core apparel business in the United States operates through Union Underwear and its operating subsidiaries and, outside the United States, through FTL Caribe and its subsidiaries. Fruit of the Loom's primary strengths are its brand-name recognition, relationships with major discount chains and mass merchandisers, and ability to produce significant volumes of products at a low cost.

         North America is Fruit of the Loom's principal market, comprising more than 80% of consolidated net sales in each of the last three years. For the North American market, capital-intensive spinning, knitting, and cutting operations are located in highly automated facilities in the United States, while labor-intensive sewing and finishing operations are located in lower labor cost facilities in Central America, Mexico, and the Caribbean. For the European market, capital intensive manufacturing operations are done in Ireland and Northern Ireland; sewing is principally performed in Morocco.

         Historically, Fruit of the Loom has organized its business into three functional areas: (1) retail products, which accounted for 60% of year to date net sales through September 30, 2001; (2) activewear products, which accounted for 28% of year to date net sales through September 30, 2001; and (3) Europe, which accounted for 12% of year to date net sales through September 30, 2001. Fruit of the Loom's products are generally sold to major discount chains, mass merchandisers, and large wholesalers; Fruit of the Loom is among the market leaders in the foregoing market segments. As of September 30, 2001, Fruit of the Loom has an estimated 45% domestic mass market share in men's and boys' underwear and an estimated 13% domestic mass market share in women's and girls' underwear. However, Fruit of the Loom has experienced declines in overall sales across all market segments since the Petition Date. Through the first nine months of 2001, Fruit of the Loom's domestic activewear market share was approximately 24% for T-shirts sold through wholesalers and 17% for fleecewear. In addition, the overall market for activewear has also declined since the Petition Date. For example, for year to date through November 2001, the total activewear market declined 3% for tees and 1% for fleece.

         The "Fruit of the Loom" label has been used in the textile market since 1856 and was registered as a trademark in 1871. A predecessor to Fruit of the Loom began producing men's and boys' underwear under the Fruit of the Loom(R) brand in 1938. FTL Inc. was incorporated under the laws of the State of Delaware in 1985 as a result of the leveraged buyout of its conglomerate parent, Northwest Industries, Inc. ("Northwest"). After divesting the other operating businesses of Northwest, FTL Inc. became a publicly held company in 1987.

         In order to create a more efficient global tax and financial structure, on March 4, 1999, FTL Cayman, a Cayman Islands company, became the parent holding company of FTL Inc. pursuant to a reorganization (the "Cayman Reorganization") approved by the stockholders of FTL Inc. on November 12, 1998. FTL Inc. transferred ownership of its Central American subsidiaries that perform essentially all of Fruit of the Loom's sewing and finishing operations for the U.S. market to FTL Caribe Ltd., a Cayman Islands company directly and wholly owned by FTL Cayman.

         As originally planned, when fully implemented, the Cayman Reorganization would have transferred ownership from FTL Inc. to FTL Cayman, or a non-United States subsidiary of FTL Cayman, of essentially all businesses and subsidiaries of Fruit of the Loom located outside of the United States (other than certain operations in Canada and Mexico) and would have transferred beneficial ownership of certain trademarks from FTL Inc. to FTL Cayman. The Cayman Reorganization was not fully implemented before the Petition Date; neither the trademarks nor FTL Inc.'s indirect European subsidiaries were transferred to FTL Cayman.

                                       III
                        EVENTS LEADING TO REORGANIZATION

         In the period leading up to the Petition Date, Fruit of the Loom's indebtedness increased substantially in connection with several acquisitions which did not achieve the cash flow levels anticipated at the time of the acquisitions. Proceeds from the issuance of debt were also used to finance significant legal settlement and environmental obligations related to discontinued operations, as well as open-market stock repurchases. After these expenditures, Fruit of the Loom was left with a highly leveraged capital structure. Changes in the competitive environment, inventory adjustments in 1998, and operating problems in 1999 reduced cash flow, resulting in covenant defaults and inadequate liquidity to continue to fund the ongoing operations of the business and debt requirements. As a result of these and other factors described below, Fruit of the Loom sought protection in the Reorganization Cases, to permit it to fix its operating problems and capital structure.

A.       CHANGES IN THE COMPETITIVE ENVIRONMENT

         Beginning in the mid 1990's, prices for certain basic apparel products declined as a result of market consolidation and increased competition. Consolidation among the mass merchandisers in the retailing industry enabled those merchandisers to obtain price reductions from many of their suppliers, as the volume of the merchandisers' purchases increased as a percentage of the total market. Changes in international trade agreements, including the North American Free Trade Agreement adopted in 1995 (which has been expanded by the Caribbean Basin Initiative adopted in late 2000), removed certain tariff, quota, and other artificial trade barriers thereby increasing the supply of basic apparel products and consequently reducing prices. Fruit of the Loom was able to partially offset these price decreases with reductions in manufacturing costs. Nonetheless, these changes in industry dynamics negatively affected Fruit of the Loom's margins and cash flows.

B.       NON-PERFORMING ACQUISITIONS

         In 1993 and 1994, FTL Inc. commenced a strategy of diversification into the sports licensing apparel market with the acquisitions of Salem Sportswear, Inc. ("Salem Sportswear"), Artex Manufacturing Co., Inc. ("Artex"), and Pro Player, Inc. ("Pro Player") and ventured into women's jeanswear manufacturing and marketing with the acquisition of the Gitano(R) brand. These acquisitions cost approximately $350 million in cash, primarily financed by debt.

         These acquisitions were intended to add higher gross margin apparel products to the Fruit of the Loom product portfolio. None of the businesses, however, achieved the cash flows anticipated at the time of acquisition, and they were dilutive to Fruit of the Loom's earnings over the period these businesses were owned. As described in Section VI.E.1. "The Reorganization Cases
- Changes in Business Since Petition Date - Disposition of Non-Core Businesses", these businesses were divested during the Reorganization Cases.

C.       NON-OPERATING USES OF CASH

         During the period from 1995 through 1999, Fruit of the Loom used approximately $450 million for non-operating purposes, including legal settlements, environmental liabilities related to operations sold by a former parent corporation, guarantees of a former subsidiary's indebtedness, and an open-market stock repurchase plan. All of these uses resulted in debt, in addition to the debt incurred to fund acquisitions such as Gitano and Pro Player.

D.       INVENTORY ADJUSTMENTS AND OPERATING PROBLEMS

         The removal of certain trade barriers, as described above, provided domestic suppliers with an opportunity to reduce manufacturing costs by outsourcing the labor-intensive components of production to offshore locations with lower labor rates. Fruit of the Loom participated in this opportunity, transitioning approximately 90% of its remaining assembly production to Mexico, Honduras, and El Salvador between 1995 and 1999.

         Operating problems during the fourth quarter of 1998 resulted from a decision by Fruit of the Loom to virtually shut down manufacturing operations for several weeks to reduce inventory levels. As a result of the layoffs from these shut-downs, Fruit of the Loom experienced significant turnover of highly-trained employees, who had found other employment. When manufacturing recommenced in the first quarter of 1999 the replacement workers were less experienced, requiring additional training, which caused the level of irregular production to increase. The inefficiency in output from these plants and the need to rebuild inventory to service unexpectedly strong demand for key retail and activewear products resulted in inventory shortages, which negatively impacted customer order fulfillment and required Fruit of the Loom to incur additional production, shipping, and distribution costs. In order to maintain customer service at acceptable levels, Fruit of the Loom increased its usage of external contractors, overtime labor, and time-sensitive and expensive methods of transporting materials and products, all of which resulted in approximately $300 million of manufacturing cost overruns above budgeted costs.

         During the critical selling season of spring (Activewear/tee shirts) and fall (Retail/back to school) 1999, Fruit of the Loom experienced significant servicing and delivery problems with its customers; Fruit of the Loom found itself out of stock or with an improper mix of inventory, and thus unable to fill customers' orders on a timely basis. This resulted in a loss of sales, as customers turned to other suppliers for short-term needs. The high cost of manufacturing and the reduced sales resulted in a net loss before discontinued operations of almost $500 million.

E.       CREDIT RATING CHANGES

         In 1997, when Fruit of the Loom entered into the 1997 Credit Agreement (which was Fruit of the Loom's working capital facility), Fruit of the Loom was rated BBB- by Standard & Poor's ("S&P"). In May 1998, S&P downgraded Fruit of the Loom to BB+, which triggered the effectiveness of a pledge of the stock of certain subsidiaries of FTL Inc. under the 1997 Credit Agreement. In the first quarter of 1999, as described in the March prospectus for the 8-7/8% Notes, Fruit of the Loom had a debt-to-EBITDA ratio of 4.9x and was downgraded to BB by S&P. Thereafter, in June 1999, S&P downgraded Fruit of the Loom to BB- and then to B- in October 1999.

F.       COVENANT DEFAULTS AND LIQUIDITY

         In 1999, Fruit of the Loom recorded charges for provisions and losses on the sale of close-out and irregular inventory, impairment of certain European manufacturing facilities, severance, and other write-downs and reserves totaling approximately $350 million. These charges resulted in covenant defaults under the 1997 Credit Agreement, which was Fruit of the Loom's working capital facility.

         The combination of poor operating performance in 1999 and the increased debt resulting from non-core acquisitions and other nonoperating uses of cash flow, resulted in a severe liquidity problem prior to the Petition Date. Fruit of the Loom's cash shortfall resulted in difficulties with key suppliers on payment terms, interruptions to the manufacturing operations, and covenant defaults under the various secured financings. In 1999, Fruit of the Loom's total financings, including secured and unsecured public debt, aggregated in excess of $1.4 billion. The interest payments on that debt aggregated over $100 million per year. The anticipated curtailment of production due to difficulties in obtaining key supplies, the inability to pay vendors on a timely basis, and other considerations resulted in the Board of Directors' approval for Fruit of the Loom to seek protection under the Bankruptcy Code on December 29, 1999, commencing the Reorganization Cases.

                                       IV.
                            OFFICERS AND DIRECTORS OF
                        FRUIT OF THE LOOM AND SUCCESSORS

A.       CURRENT EXECUTIVE OFFICERS AND DIRECTORS

         The following is a summary of the senior management for FTL Inc. as of October 31, 2001, including a brief biography of certain key officers.

SENIOR MANAGEMENT

         The executive officers of FTL Inc. as of October 31, 2001, were as follows:

NAME                                                                  POSITION
----------------------------------------------------------------------------------------------
Dennis S. Bookshester............................  Chief Executive Officer and President
John B. Holland..................................  Executive Vice President - Operations
Richard D. Medlin................................  Executive Vice President - Manufacturing
G. William Newton................................  Senior Vice President - Finance, Acting Chief
                                                   Financial Officer and Assistant Secretary
John D. Wigodsky.................................  Executive Vice President - Retail and
                                                   Activewear
Brian J. Hanigan.................................  Vice President - Treasurer and Assistant
                                                   Secretary
John J. Ray III..................................  Chief Administrative Officer, General Counsel
                                                   and Secretary

         DENNIS S. BOOKSHESTER. Mr. Bookshester has been a director of FTL Cayman since January 1998, and has been a director of FTL Inc. since May 1992. In August 1999, he was appointed Acting Chief Executive Officer and President of Fruit of the Loom. Effective on or about April 25, 2000, he was appointed permanent CEO and President of Fruit of the Loom.

         JOHN B. HOLLAND. Mr. Holland was a director of FTL Inc. from November 1992 through May 1997 and President and Chief Operating Officer of Fruit of the Loom from before 1994 through January 1996. In December 1999, Mr. Holland was appointed Executive Vice President - Operations and named as a director of Fruit of the Loom. He is also a director of Dollar General Corp., a retail company.

         RICHARD D. MEDLIN. Mr. Medlin has more than 26 years experience in the textile industry in a variety of senior positions, including at Milliken & Company and at FTL Inc. prior to 1998. He rejoined Fruit of the Loom in September 1999 as Executive Vice President - Manufacturing.

         G. WILLIAM NEWTON. Mr. Newton has served as Senior Vice President - Finance of Fruit of the Loom since August 1994 and as acting Chief Financial Officer since August 1998.

         JOHN D. WIGODSKY. Mr. Wigodsky held senior positions at FTL Inc. for more than 10 years prior to 1997 and was Executive Vice President of Sales and Marketing of FTL Inc. until March 1997. In April 2000, he rejoined Fruit of the Loom as Executive Vice President - Retail and Activewear.

         BRIAN J. HANIGAN. Mr. Hanigan was appointed Vice President and Treasurer of Fruit of the Loom in February 1997. He was Assistant Treasurer of Fruit of the Loom since before 1993 until February 1997.

         JOHN J. RAY III. Mr. Ray was appointed Vice President and Assistant Secretary of Fruit of the Loom in February 1998. He was appointed Secretary in November 1998 and General Counsel in December 1998. In September 1999, Mr. Ray was appointed Chief Administrative Officer of Fruit of the Loom.

DIRECTORS OF FRUIT OF THE LOOM

         The Directors of FTL Cayman and FTL Inc. as of September 30, 2001 were as follows:

         SIR BRIAN WOLFSON. Sir Brian Wolfson has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since May 1992. In January 2000, he was appointed Chairman of the Board.

         DENNIS S. BOOKSHESTER. Mr. Bookshester has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since May 1992. He is the Chief Executive Officer and President of FTL Cayman and FTL Inc.

         WILLIAM F. FARLEY. Mr. Farley was Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of Fruit of the Loom from January 1998 through August 1999 when he was removed as CEO, President and COO; prior to January 1998, he had been Chairman of the Board and Chief Executive Officer of FTL Inc. since May 1985. Mr. Farley continued as Chairman of the Board of FTL Cayman and FTL Inc. until January 2000. Mr. Farley currently serves as a director of FTL Cayman and FTL Inc.

         A. LORNE WEIL. Mr. Weil has been a director of FTL Cayman and FTL Inc. since January 1998, and has been a director of FTL Inc. since October 1991.

         JOHN B. HOLLAND. Mr. Holland had been a director of FTL Inc. from November 1992 through May 1997. In December 1999, Mr. Holland became a director of FTL Cayman. He is Executive Vice President - Operations for Fruit of the Loom.

         ROBERT E. NASON. Mr. Nason was appointed as a director of FTL Cayman in February 2000, after the Petition Date.

         HENRY A. JOHNSON. Mr. Johnson has been a director of FTL Cayman and FTL Inc. since 1998 and has been a director of FTL Inc. since 1988.

B. POST-CONSUMMATION DIRECTORS AND EXECUTIVE OFFICERS OF REORGANIZED FRUIT OF THE LOOM AND THE OTHER SUCCESSORS TO THE DEBTORS

         1.       THE REORGANIZED APPAREL BUSINESS

         Pursuant to the Plan and the Scheme, the capital stock of Union Underwear's direct and indirect subsidiaries engaged in the Apparel Business (the "Transferred Subsidiaries"), the capital stock of FTL Caribe, and any other assets of the Apparel Business owned by FTL Caymans, FTL Inc. or any of the Liquidation Debtors, will be sold to Purchaser for Cash. After the Effective Date, the directors and executive officers of FTL Caribe, the Transferred Subsidiaries, and their respective post-Effective Date subsidiaries will be determined by the Purchaser.

         2.       FOL LIQUIDATION TRUST

         Pursuant to the Plan and the Scheme, the assets of Fruit of the Loom not transferred pursuant to the Berkshire Agreement (other than the assets of NWI and certain insurance policy claims related to NWI) which are "Excluded Assets" as defined in the Berkshire Agreement, (collectively, the "Non-Core Assets"), shall vest in an entity to be formed under the Plan for the purpose of liquidating such assets and distributing the proceeds to the holders of Allowed Class 2, Class 4A, and Class 5 Claims ("FOL Liquidation Trust"). The formation documents for FOL Liquidation Trust, together with the identity of the trustee of FOL Liquidation Trust will be included in the Plan Supplement. Among other things, FOL Liquidation Trust will be responsible for resolving all disputed Administrative, Priority, Secured, and Trade Election Claims and for making distributions to holders of Allowed Secured, Administrative, and Priority Claims and to the Unsecured Creditors Trust.

         3.       UNSECURED CREDITORS TRUST

         Pursuant to the Plan, a trust will be established to receive the Distributions intended for holders of Allowed Class 4A Claims (including the UCT Claims and to distribute such funds to holders as their Claims are Allowed. The trust agreement governing this trust, together with the identity of the trustee of such trust, will be included in the Plan Supplement. Among other things, the Unsecured Creditors Trust will be responsible for resolving all disputed Class 4A Claims and for making distributions to holders of Allowed Class 4A Claims.

         4.       NWI SUCCESSOR; CUSTODIAL TRUSTEE

         The Assets of NWI, which are Excluded Assets under the Berkshire Agreement, [together with rights under certain insurance policies under which FTL Inc. is the insured, but which relate to NWI] will vest in NWI Successor [and/or a Custodial Trust]. [Pursuant to the terms of the NWI Settlement Agreement, the trustee for the Custodial Trust will be selected by the United States Environmental Protection Agency, and the manager or trustee of NWI Successor must be approved by the United States EPA and the other parties to the NWI Settlement Agreement.] The identity of the [manager/trustee] of the NWI Successor [and the trustee of the Custodial Trust, who may be the same person,] will be included in the Plan Supplement.

                                       V.
                         CERTAIN PREPETITION OBLIGATIONS

A.       PREPETITION FINANCINGS

         Prior to the Petition Date, Fruit of the Loom was a party to a number of public debt issues and a working capital facility. These are described below.

         1.       SENIOR NOTES (SECURED)

         FTL Cayman executed a guarantee of the obligations of FTL Inc. and certain of its Subsidiaries under each of the Senior Notes.

       a. 7-3/8% Debentures. Pursuant to the Indenture dated as of November 30, 1993, between FTL Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, National Association, as successor indenture trustee ("Wells Fargo"), FTL Inc. issued 7-3/8% Debentures due November 30, 2023, in the original principal amount of $150,000,000. As of the Petition Date, $148,085,011 was the outstanding principal balance with respect to the 7-3/8% Debentures.

       b. 6-1/2% Notes. Pursuant to the Indenture dated as of November 30, 1993, between FTL Inc. and U.S. Bank Trust National Association, f/k/a First Trust National Association, as successor indenture trustee ("U.S. Bank"), FTL Inc. issued 6-1/2% Notes due November 30, 2003, in the original principal amount of $150,000,000. As of the Petition Date, $149,435,546 was outstanding principal balance with respect to the 6-1/2% Notes.

       c. 7% Debentures. Pursuant to the Indenture dated as of March 15, 1981, between Northwest (the predecessor to FTL Inc.) and United States Trust Company of New York, as successor indenture trustee ("U.S. Trust"), Northwest issued 7% Debentures due March 15, 2011, in the original principal amount of $125,000,000, which included unamortized original issue discount as of the Petition Date. See
Section VII.B.3.b, "Treatment of Impaired Classes of Claims - Class 2:
Prepetition Secured Creditor Claims" and Section VI.H.4, "The Reorganization Cases - Schedules of Assets and Liabilities, Filing Deadline Order and Claims Procedure Order -- Limited Objection to 7% Notes" for a discussion of the treatment of the 7% Debenture's unamortized original issue discount and Fruit of the Loom's objection thereto.

         2.       1997 CREDIT AGREEMENT

         On September 19, 1997, FTL Inc., as borrower, and certain of its Subsidiaries (each of them Debtors in the Reorganization Cases), as guarantors, entered into a Credit Agreement (the "1997 Credit Agreement") with certain lenders (the "Prepetition Bank Lenders"), for up to $900 million of loans. FTL Cayman executed a guarantee of the obligations of Fruit of the Loom under the 1997 Credit Agreement. Bank of America, N.A. ("BofA") is the administrative agent for the lenders under the 1997 Credit Agreement. As of the Petition Date, the aggregate principal amount of $635,158,532 was outstanding under the 1997 Credit Agreement; as of November 30, 2001, the outstanding principal balance had increased to $646,642,408, as a result of post-Petition Date draws on letters of credit that had been issued under the 1997 Credit Agreement before the Petition Date. There are no remaining undrawn letters of credit issued under the 1997 Credit Agreement.

         3.       FARLEY LOAN

         On February 24, 1999, the Board of Directors, excluding Mr. Farley, authorized Fruit of the Loom to guarantee (the "Farley Guaranty") a bank loan of up to $65,000,000 to Mr. Farley in connection with Mr. Farley's refinancing and retirement of his $26,000,000 and $12,000,000 personal loans (which had previously been guaranteed by certain members of Fruit of the Loom) and other indebtedness of Mr. Farley (the "Farley Loan"). See Section VII I. 4, "Other Legal Proceedings - Farley Lenders Suit Against Mr. Farley" and VII.I. 5, "Other Legal Proceedings - Farley Adversary Proceedings" for a discussion of events related to the Farley Loan that have occurred since the Petition Date.

         4.       SYNTHETIC LEASES

         On September 30, 1994, Union Underwear and certain of its subsidiaries entered into the Fruit of the Loom Equipment Acquisition Program to acquire, among other things, textile manufacturing equipment, distribution center equipment, and fixtures used in Fruit of the Loom's facilities located in the United States. This was done pursuant to the CSFB Advantage Lease (Tax Ownership Operating Lease Agreement), dated as of September 30, 1994, between Wilmington Trust Company, as successor in interest to JP Morgan Chase f/k/a Chemical Bank, as stated lessor (the "Trustee") and Union Underwear and certain subsidiaries of Union Underwear, as stated lessee (the "Synthetic Lease"), and a Credit Agreement (the "Synthetic Lease Credit Agreement"), dated as of September 30, 1994, between the Trustee, on the one hand, and Credit Suisse First Boston, as Administrative Agent ("CSFB"), and various lenders (the "Synthetic Lease Lenders"), on the other hand. Pursuant to the Synthetic Lease Credit Agreement, the Trustee transferred, conveyed, and assigned to CSFB, for the benefit of the Synthetic Lease Lenders, all of its right, title, and interest in the Synthetic Lease. Pursuant to a guaranty dated September 30, 1994, as thereafter amended, FTL Inc. and certain Subsidiaries (each a Debtor in the Reorganization Cases) guaranteed the obligations of the stated lessee with respect to the Synthetic Lease. As of the Petition Date, $87,562,245 was outstanding under the Synthetic Lease. The obligations under the Synthetic Lease are secured by a security interest in the Leased Assets and also by the security interests and pledges granted under the 1999 Pledge Agreement (described immediately below) and related documents.

         Pursuant to the settlement reached with the Synthetic Lease Lenders which is embodied in the Plan, for purposes of the Plan and the Scheme of Arrangement, the Synthetic Lease is being treated as a financing transaction, not a true lease. In the absence of this settlement, if the Synthetic Lease were treated as a true Lease, a cash payment of not less than $87 million would have to be made to the Synthetic Lease Lenders in order to assume the Synthetic Lease.

         5.       1999 PLEDGE AGREEMENT

         Fruit of the Loom's obligations to the Prepetition Secured Creditors under the 1997 Credit Agreement, the Senior Notes, the Farley Guaranty, and the Synthetic Lease are secured pursuant to various security, pledge and collateral agreements, as amended, all referred to herein, collectively, as the "1999 Pledge Agreement." Pursuant to the 1997 Credit Agreement, certain of the subsidiaries of FTL Inc. had guaranteed the obligations of FTL Inc. thereunder and FTL Inc. had granted a springing pledge of the stock of its subsidiaries to secure these obligations. Pursuant to an Amended and Restated Pledge Agreement, dated as of July 2, 1998, FTL, Inc. and 28 of its direct and indirect subsidiaries accepted joint and several liability on all Senior Noteholder Claims and all Prepetition Bank Lenders' Claims and each pledgor owning shares of the stock of members of the Fruit of the Loom Group described therein pledged some or all of those shares to support the repayment of the Senior Noteholder Claims and the Prepetition Bank Lenders' Claims, the pledges to become effective upon the occurrence of certain events. In 1999, Fruit of the Loom executed various agreements pursuant to which it granted to Bank of America, as collateral agent (the "Prepetition Collateral Agent"), liens on substantially all of its properties: (I) the Security Agreement dated March 10, 1999, granting security interests in and liens upon substantially all of Fruit of the Loom's personal property (both tangible and intangible), including, without limitation, certain accounts, copyrights, deposit accounts, equipment, fixtures, general intangibles, inventory, patents, trademarks, and proceeds of all of the foregoing; (II) the Second Amended and Restated Pledge Agreement dated March 10, 1999, pledging substantially all or a portion of the respective stock ownership interests and related rights in each of their respective subsidiaries of certain members of Fruit of the Loom; (III) various mortgages and deeds of trust granting mortgages upon certain real property; and (IV) the Bond Pledge Agreement dated March 10, 1999, pledging certain interests in industrial revenue bonds (the "IRBs") owned by Union Underwear and/or certain of its subsidiaries. Each of the foregoing agreements granted the respective liens to the Prepetition Collateral Agent for the ratable benefit of the prepetition Secured Creditors other than the Synthetic Lease Lenders, who became the beneficiaries of those liens, mortgages, and pledges in July 1999. The Prepetition Collateral Agent acquired possession of the shares pledged pursuant to the two stock pledge agreements at various times in 1998 and 1999. See Section VI.B.2, "The Reorganization Cases - Significant First Day Court Orders - The Interim and Final Adequate Protection Orders" and Section VI.I.3, "The Reorganization Cases - Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors" for a further discussion of the liens granted under the 1999 Pledge Agreement and the Committee Avoidance Action challenging those liens.

         6.       INDUSTRIAL REVENUE BONDS

         Certain members of Fruit of the Loom entered into various transactions financed by the issuance of industrial revenue bonds (the "IRB(s)"). Although there were 11 separate IRB issues outstanding on the Petition Date, Fruit of the Loom held all the outstanding bonds for nine of the IRB issues. Since the Petition Date, Fruit of the Loom has exercised its purchase option for certain of the owned IRBs. Six of the IRBs owned by Fruit of the Loom are pledged to the Prepetition Secured Creditors under the 1999 Bond Pledge Agreement or under the Synthetic Lease.

         As of the date hereof, Fruit of the Loom is lessee/guarantor in respect of the following IRB, where the bonds are not held by Fruit of the Loom: County of Warren, Kentucky Variable/Fixed Rate Industrial Building Revenue Bonds 1987 Series A (Union Underwear Company, Inc. Project) (principal amount -- $7.64 million, lessee - Union Underwear). Pursuant to an order of the Bankruptcy Court entered on October 11, 2000, Fruit of the Loom obtained a postpetition letter of credit under the Postpetition Credit Agreement to replace the prepetition letter of credit issued with respect to the Warren County IRB and that IRB remains outstanding as of the date hereof.

         City of Jamestown Variable/Fixed Rate Industrial Building Revenue Bonds 1983 Series A (Union Underwear Company, Inc. Project) (principal amount

-- $10 million; lessee - Union Underwear), is the only other IRB to which Fruit of the Loom was a party as of the Petition Date and where Fruit of the Loom did not hold all of the outstanding bonds. The trustee for the City of Jamestown IRBs drew down on a letter of credit issued by the Prepetition Bank Lenders securing the bond obligations in August 2000 and paid the full amount of those IRBs to the holders thereof.

         7.       UNSECURED PREPETITION NOTES

         Pursuant to the Indenture dated as of March 25, 1999, between FTL Inc. and State Street Bank and Trust Company as successor trustee (Bank of New York and HSBC Bank USA ("HSBC") were each prior indenture trustees), FTL Inc. issued 8-7/8% Senior Notes due 2006, in the original principal amount of $250,000,000 (the "8-7/8% Notes"). In connection with the Cayman Reorganization, FTL Cayman executed a guarantee of the 8-7/8% Notes. As of the Petition Date, $248,503,369 was outstanding with respect to the 8-7/8% Notes. The proceeds of the 8-7/8% Notes were used primarily to repay Fruit of the Loom's 7-7/8% Senior Notes, which were scheduled to mature on October 15, 1999.

         The 8-7/8% Notes were originally issued pursuant to a prospectus dated March 18, 1999, which disclosed the proposed Caymanization, the Farley Guaranty, and the granting of collateral to the Prepetition Secured Creditors (other than the Synthetic Lease Lenders). The notes issued in March 1999 were privately placed and there was an exchange and public offering in July 1999 pursuant to a prospectus dated July 20, 1999. The disclosure regarding the Cayman transaction, the Farley Guarantee and the granting of collateral to the holders of the Prepetition Secured Creditor Claims (now including the claims of the Synthetic Lease Lenders) was repeated in the prospectus issued in July 1999 which specifically noted that all of the liens had become effective and secured all of the Prepetition Secured Creditor Claims, before the 8-7/8% Notes were exchanged.

B.       COMMON AND PREFERRED STOCK

         In connection with the Cayman Reorganization, all outstanding shares of Class A Common Stock of FTL Inc. were automatically converted into Class A ordinary shares of FTL Cayman, and all outstanding shares of Class B Common Stock of FTL Inc. were automatically converted into shares of exchangeable participating preferred stock of FTL Inc. (the "FTL Inc. Preferred Stock"). The FTL Inc. Preferred Stock is exchangeable for Class A Ordinary Shares of FTL Cayman (in the aggregate equal to an approximate 30% voting interest) and convertible into 4,981,000 shares of FTL Inc. Class A Common Stock with the right to vote on an as-converted basis.

         The holders of the FTL Inc. Preferred Stock also received, in the aggregate, four Class B redeemable ordinary shares of FTL Cayman (the "FTL Cayman Class B Shares"). Except as provided by law or FTL Cayman's amended and restated memorandum and articles of association, the FTL Cayman Class B Shares, in the aggregate, have voting rights equal to five times the number of shares of FTL Inc. Preferred Stock held by such holders. Therefore, each FTL Cayman Class B Shares voting rights equivalent to 6,536,776.3 Class A votes. As of December 31, 2000, there were 2,230 registered holders of record of the Class A ordinary shares of FTL Cayman.

C.       PENSION AND BENEFIT PLANS

         1.       PREPETITION QUALIFIED BENEFIT AND PENSION PLANS

         Prior to the Petition Date, Fruit of the Loom maintained a number of tax qualified benefit and pension plans for the benefit of its employees. Pursuant to the Berkshire Agreement and the Plan, Reorganized Fruit of the Loom is assuming all obligations of these qualified benefit and pension plans. The Liquidating Debtors, other "Excluded Subsidiaries" under the Berkshire Agreement, and FTL Inc. will be released from any obligation thereunder.

         a.       Union Underwear Pension Plan (the "UUPP") (#001).

         This is a non-contributory defined benefit plan. United States employees are eligible after one year of service, provided they are age 21. The assets of the UUPP are held in the Fruit of the Loom, Inc. Master Retirement Trust.

         The annual pension expense for the UUPP is not expected to exceed $5 million per year over the next five years. Pursuant to an order of the Bankruptcy Court dated December 30, 1999, Fruit of the Loom has continued to make required payments in respect of the UUPP. Fruit of the Loom expects contributions to the UUUP for 2001 and 2002 to be zero.

         As of the Petition Date, the UUPP was fully funded on a continuing, non-terminated basis. However, changes in the market value of certain investments and payments made to participants during 2001, to date, have combined to result in an estimated decrease in both UUPP assets and liabilities such that as of December 12, 2001, there is an estimated funding shortfall of approximately $35 million on a continuing basis and approximately $70 million on a termination basis.

         Pursuant to the Berkshire Agreement, the UUPP will not be terminated and is being assumed by Purchaser. However, there will be a purchase price reduction under the Berkshire Agreement equal to 65% of the funding shortfall of the UUPP calculated as of a date shortly before the closing, and using a discount rate of 6.5% for liabilities and the fair market value of assets as of the closing, except for certain illiquid assets that will be further discounted. The 6% discount rate used under the Berkshire Agreement is different from that used by Fruit of the Loom's financial reporting. Fruit of the Loom's actuaries have previously used a 7.5% discount rate and will be using a 7% discount rate for fiscal year 2001 for reporting purposes. If the funding deficiency calculation under the Berkshire Agreement were made as of December 12, 2001, it would result in a purchase price reduction of approximately $53 million.

         b.       Fruit of the Loom, Inc. Retirement Savings Plan (#002).

         This is a defined contribution 401(k)-type plan. Only salaried, non-highly compensated employees (i.e., employees with an annual base salary of less than $85,000) may participate in the plan after completing one year of service. No collectively-bargained employees participate in the plan. All employees are fully vested from the time that they join the plan.

         Fruit of the Loom estimates the annual cost of this plan at $550,000.

         c.       Fruit of the Loom, Inc. 401(k) Plan (#003).

         This plan was put in place to be effective as of January 1, 2000. Only non-salaried non-bargaining unit employees are eligible to participate and may defer up to 15% of compensation. There is no employer matching contribution in this plan.

         d.       Union Underwear Welfare Plan (#501).

         This qualified benefit plan includes a cafeteria plan (medical and dental premiums only) for all locations. The Welfare Plan includes long- term and short-term disability programs, including the following:

         (i) Long Term Disability with Provident Life and Accidental Insurance Co. - Insured; Premiums paid by employees.

         (ii) Group Long Term Disability with CIGNA - Insured; Premiums paid by employees (salaried plan).

         (iii) Long Term Disability with UNUM - Self-insured. Closed to new participants; eleven current participants. The annual cost is approximately $127,400.

         (iv) Executive Supplemental Long Term Disability with UNUM and MassMutual - Premium paid by Fruit of the Loom. The annual cost is approximately $92,500.

         (v) Provident Life Insurance Co. - Insured; (only New Jersey and New York employees were eligible). The annual cost is approximately $5,000.

         (vi) Payroll Continuation Program - Program for salaried employees during first 20 weeks of disability. Self-insured effective January 1, 2000; minimum benefit of 12 weeks of full pay. The annual cost is approximately $50,000.

         (vii) Fruit of the Loom also maintains both insured and self-insured dental, medical and prescription drug programs and limited retiree health programs to age 65.

         e. Other Qualified Employee Benefits.

         In addition to the foregoing, Fruit of the Loom maintained, and maintains, a number of additional benefit policies and plans:

         (i) Fruit of the Loom maintains various life insurance policies paid for directly by employees, except for a travel and accident policy issued by UNUM Life Insurance Co., which was paid by Fruit of the Loom. The annual cost is estimated at $16,750.

         (ii) Tuition Reimbursement Program - Self funded; the annual cost is estimated at $20,000.

         (iii) Retiree Health Obligation Under Northwest Plan - A self-insured program covering eight former employees of Northwest; the annual cost is estimated at $26,000.

         (iv) Workers Compensation - See Section VI.G.3, "The Reorganization Cases - Employee Matters - Workers

                  Compensation" for a discussion of workers compensation issues.

         (v) Travel and Expense Policy - for certain salary and hourly employees travel related expenses are reimbursed by Fruit of the Loom.

         (vi) Severance Benefit Plan (Salaried Employees) - for all salaried employees; provides for severance pay at employee's base rate for a set period (ranging from 13 to 52 weeks depending upon position and length of employment), continuation of certain existing benefits, and outplacement services.

         2.       NON-QUALIFIED PLANS

         In addition to the qualified plans described above, as of the Petition Date, Fruit of the Loom maintained or maintains certain non-qualified (for tax purposes) plans for the benefit of senior officers and highly-compensated employees, which plans have or will be terminated on or before the Effective
Date:

                  (i) Fruit of the Loom, Inc. Supplemental Executive Retirement Plan, dated January 1, 1995 (the "SERP Plan"), established by FTL Inc. as an unfunded plan providing unfunded retirement benefits in excess of the benefits provided by Fruit of the Loom's qualified retirement benefits;

                  (ii) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Plan, dated March 17, 1997 (the "Deferred Compensation Plan"), established by FTL Inc. as an unfunded plan, pursuant to which William
                           F. Farley was permitted to defer all or a portion of his then current compensation to future years; however, Mr. Farley's employment agreement was terminated prior to the commencement of the Reorganization Cases; and

                  (iii) Union Underwear Company, Inc. Supplemental Benefit Plan, effective January 1, 1985, established by Union Underwear as an unfunded plan providing for unfunded pension benefits with respect to that portion of a participant's compensation and benefits which are not covered by Fruit of the Loom's qualified retirement plan due to certain limitations under the Internal Revenue Code.

In connection with the Deferred Compensation Plans described in part (ii) above, FTL Inc. established the Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust, pursuant to an agreement dated March 17, 1997, by and between FTL Inc. and Wachovia Bank of North Carolina, N.A. ("Wachovia"), as trustee (the "Rabbi Trust").

         The foregoing trust was a "rabbi" trust under the provisions of the Internal Revenue Code; the participants in the related plans have no right to the assets in the event of an insolvency of FTL Inc. On the Petition Date, FTL Inc. sent notice to Wachovia to advise it of the commencement of the Reorganization Cases and directed Wachovia to cease all payments to plan participants or their beneficiaries. For a further discussion of the Rabbi Trust, See Section VI.I.5, "Other Litigation -- Farley Adversary Proceedings".

         Pursuant to the Plan, these non-qualified plans are each rejected and terminated to the extent not previously rejected and/or terminated.

D.       ENVIRONMENTAL LIABILITIES

         FTL Inc. and its subsidiary, NWI, have certain obligations, including contractual indemnification obligations, related to certain environmental liabilities, such as those under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and similar state statutes, both in connection with the sale of certain discontinued operations by Northwest, a predecessor to FTL Inc., or by FTL Inc. before the Petition Date, and with the former and continued ownership by NWI of certain real property (the "NWI Sites"). FTL Inc. and NWI have also retained certain contractual indemnification obligations related to the sale of products in connection with the sale of those discontinued operations. Fruit of the Loom's retained liability reserves related to discontinued operations at December 31, 2000 consist primarily of certain environmental reserves of approximately $31,800,000 and product liability reserves of approximately $2,000,000. FTL Inc. and NWI have insurance coverage, subject to certain deductibles and exclusions from coverage provisions, for potential cleanup cost expenditures in excess of current environmental reserves up to $100,000,000, in the aggregate, for certain sites with on-going remediation, pollution liability coverage for claims arising out of pollution conditions at owned locations, including continuing operations, sold facilities and non-owned sites and product liability coverage for Claims arising out of products manufactured by the sold operations. Pursuant to the proposed settlement with certain governmental entities and Velsicol Chemical Corp. ("Velsicol") and its parent True Specialty Corp. ("TSC"), this insurance will remain with the NWI Successor.

         Under certain conditions FTL Inc. and/or NWI are also obligated under certain prepetition executory agreements to indemnify Magnetek, Inc. ("Magnetek") for certain liabilities related to certain real property (the "Magnetek Sites") and to indemnify Velsicol and TSC for certain liabilities related to certain real property that was formerly owned by subsidiaries of Northwest located within the United States (collectively, the "Velsicol Sites"; and together with the Magnetek Sites and the NWI Sites, the "Sites").

1.       VELSICOL/TSC

         In 1986, pursuant to the terms of a management buyout of Velsicol, Northwest authorized the sale (the "Velsicol Stock Sale") of all issued and outstanding capital stock of Velsicol to TSC. As a part of the Velsicol Stock Sale, NWI agreed to take title to certain of the Sites previously owned by Velsicol. FTL Inc., NWI, TSC, and Velsicol entered into that certain Assumption and Indemnification Agreement (the "A&I Agreement"), dated as of December 12, 1986, pursuant to which, under certain circumstances, FTL Inc. and NWI may be contractually obligated to indemnify Velsicol and TSC for certain environmental and product liabilities comprising four categories: (i) "Assumed/Owned Liabilities" of NWI, as current owner and indemnitor of Velsicol with respect to the seven NWI Sites; (ii) "Assumed/Non-Owned Liabilities" relating to the Velsicol Sites, owned by Velsicol or other unrelated third parties, which consist primarily of third-party disposal sites and sites at which products were formulated for Velsicol; (iii) "Shared Liabilities" for which FTL Inc. and NWI were to pay a portion of the cost of certain environmental remediation expenses that Velsicol incurs at certain of its chemical manufacturing facilities during certain prescribed time periods; and (iv) "Products Liabilities" arising from the use of, and past exposure to, Velsicol's products.

         2.       MAGNETEK

         Northwest (the predecessor in interest to FTL Inc.) was the former owner of all the issued and outstanding capital stock (the "Universal Stock") of Universal Manufacturing Corporation ("Universal"), a dry and wet capacitor manufacturer. Pursuant to that certain Stock Purchase Agreement, dated as of January 9, 1986 (the "Universal Stock Purchase Agreement"), FTL Inc. sold all of its rights, title, and interest in the Universal Stock to Magnetek and provided certain contractual indemnities relating to environmental obligations at certain facilities formerly or currently owned or operated by Universal.

         a.       Bridgeport.

         Concurrently with the sale of the Universal Stock, FTL Inc., Magnetek, and Universal entered into that certain Environmental Agreement (the "Environmental Agreement"), pursuant to which FTL Inc. agreed, among other things, to mitigate certain environmental liabilities at a Universal manufacturing facility located in Bridgeport, Connecticut (the "Bridgeport Facility"), and, under certain circumstances, FTL Inc. may be obligated to indemnify Magnetek and Universal for certain other environmental liabilities.

         Northwest and the State of Connecticut Department of Environmental Protection entered into that certain consent order, dated as of June 21, 1988, whereby Northwest agreed to conduct a three-phase remediation program at the Bridgeport Facility. This remediation program has been substantially completed; a small groundwater recovery and treatment system continues to be operated at this Site.

         b.       Totowa.

         In connection with the sale of the Universal Stock, FTL Inc., Magnetek, and Universal also entered into that certain (i) Assignment of Lease and of Non-Disturbance, Attornment and Subordination Agreement; (ii) Assignment of Purchase and Sale Agreement and of Related Documents; and (iii) General Assignment, each dated as of January 27, 1986 (collectively, the "Totowa Transfer Documents"), pursuant to which Universal conveyed to FTL Inc. certain properties and rights related to a parcel of real property located in the Borough of Totowa, Passaic County, New Jersey (the "Totowa Facility"). Under the terms and conditions of the Universal Stock Purchase Agreement, FTL Inc. agreed to contractually assume certain liabilities and to indemnify Universal and Magnetek against certain liabilities arising in connection with the Totowa Transfer Documents and the Totowa Facility.

         Pursuant to that certain (i) Purchase and Sale Agreement, dated July 19, 1983; (ii) Use and Occupancy Agreement, July 19, 1983; (iii) Letter Agreement, by and between Ferrulmatic, Inc. ("Ferrulmatic") and Universal, dated April 10, 1984; and (iv) Amendment, dated May 19, 1993 to the
Universal/Ferrulmatic Purchase and Sale Agreement, by and between Ferrulmatic and FTL Inc. (as successor to Universal), Ferrulmatic acquired all of FTL

Inc.'s rights and obligations with respect to the Totowa Facility and simultaneously acquired title to such property from the prior owner.

         3.       PROPOSED ENVIRONMENTAL SETTLEMENTS

         Fruit of the Loom has negotiated a settlement with the United States Environmental Protection Agency ("EPA"), Velsicol, and the States of Illinois, Michigan, New Jersey, and Tennessee with respect to the Sites and FTL Inc.'s and NWI's obligations under the A&I Agreement and related agreements (the "NWI Environmental Claims Settlement"). This proposed settlement is embodied in a term sheet [that has been executed by all the parties,] but the final settlement agreement is not yet approved by all parties or the Bankruptcy Court. The final settlement, if approved by the necessary Governmental Parties, will be embodied in and effectuated by the Plan. Under the terms of the term sheet, the Velsicol Sites will be transferred to the Custodial Trust and the assets of NWI will be liquidated for the benefit of the holders of Allowed NWI Claims. For a more complete description of this settlement see Section VII.B.5, "Summary of Joint Plan of Reorganization for Fruit of the Loom - Summary of General Description of Classification and Interests - "NWI Claims" and Section VII.C.18, "Summary of Joint Plan of Reorganization for Fruit of the Loom - Means for Implementation of the Plan - - Liquidation of NWI".

         FTL Inc. has also entered into a settlement agreement with Magnetek pursuant to which Magnetek will release its environmental claims under the Universal Stock Purchase Agreement, the Environmental Agreement and related documents, as well as under other statutes and applicable law. A motion to approve this settlement will be filed shortly.

E.       PRO PLAYER PREPETITION LITIGATION

         In 1994, Fruit of the Loom acquired the stock of Pro Player (then known as Daniel Young International Corp.) from David Strumeier ("Mr. Strumeier") and Ki Young Lee ("Mr. Lee"). Pro Player was in the business of manufacturing and selling goods under licenses with professional sports teams and leagues, such as the National Hockey League, Major League Baseball, National Basketball Association, and the National Football League.

         At the time of the acquisition, Pro Player entered into employment and non-compete agreements with Mr. Strumeier and Mr. Lee, which agreements, among other things, provided for the payment of certain bonuses if sales and operating earnings by Pro Player met certain targets in fiscal years 1998 and 1999. To secure the bonus obligation under these employment agreements, in 1994, FTL Inc. caused two letters of credit in the amount of $10 million each to be issued by Bank of Nova Scotia ("BNS") for the benefit of Mr. Lee and Mr. Strumeier, respectively (each, a "Pro Player Letter of Credit"). In 1999, Fruit of the Loom International Ltd., a non-debtor subsidiary of FTL Inc., pledged substantially all of its assets to secure FTL Inc.'s reimbursement obligation to BNS on account of the Pro Player Letters of Credit.

         On or about October 8, 1998, Pro Player terminated Messrs. Lee and Strumeier for cause and commenced a civil action against them and other defendants (the "Civil Action") in the United States District Court for the District of New Jersey (the "NJ District Court") asserting claims for, among other things, fraud, misrepresentation, breach of fiduciary duty and civil violation of the Federal Racketeering Influenced and Corrupt Organizations

Act, 18 U.S.C. Section 1961 et seq. As a result of attempted draws by Mr. Lee on the Pro Player Letter of Credit, and related litigation, Fruit of the Loom deposited a total of $10 million with the Registry of the NJ District Court.

         Following the Petition Date, the automatic stay under section 362 of the Bankruptcy Code was modified to permit the Civil Action to proceed in the NJ District Court. This Civil Action was finally settled and dismissed on August 8, 2001. See Section VI.I.6, "The Reorganization Cases - Other Legal Proceedings - Pro Player Post-Petition Date Litigation."

F.       PREPETITION ACCOUNTS RECEIVABLE FACILITY

         On or about October 29, 1999, certain members of Fruit of the Loom, including Union Underwear, Pro Player, and Salem Sportswear, entered into that certain Amended and Restated Purchase and Contribution Agreement with FTL Receivables Company ("FTL Receivables"), as purchaser, and FTL Receivables entered into that certain Loan and Security Agreement with Bank of America, as agent (the "AR Agent"), and Bank of America Securities LLC as Syndication Agent, Lead Arranger and Sole Book Runner and certain lenders named therein (the "AR Securitization Arrangement"). The accounts receivable that were subject to the AR Securitization Arrangement were not property of Fruit of the Loom's estates.

         On the Petition Date, there was approximately $152,332,603 outstanding under the AR Securitization Arrangement including accrued interest, secured by approximately $240,189,182 of accounts receivable. This facility was repaid with proceeds of the DIP Facility and the accounts receivable were returned to Fruit of the Loom's estates, subject to the liens securing the DIP Facility.

                                       VI.
                            THE REORGANIZATION CASES

         Following the commencement of the Reorganization Cases, all actions and proceedings against Fruit of the Loom and all acts to obtain any property of the Estates were automatically stayed under section 362 of the Bankruptcy Code; the Cayman Court has entered a similar order with respect to the Cayman Proceeding. Described below are certain of the important events that have occurred to date during the Reorganization Cases.

A.       PARTIES IN INTEREST

         The parties described below have been major parties in interest in the Reorganization Cases to date.

         1.       ADVISORS TO FRUIT OF THE LOOM

         On December 29, 1999, Fruit of the Loom filed applications to retain Katten Muchin Zavis ("KMZ") and Milbank, Tweed, Hadley & McCloy LLP ("Milbank") as counsel in the Reorganization Cases. Milbank's retention as general bankruptcy counsel for Fruit of the Loom in the Reorganization Cases was authorized pursuant to an order dated February 4, 2000. By order dated February 15, 2000, Fruit of the Loom retained KMZ as special counsel. In addition, by order dated February 17, 2000, Fruit of the Loom retained Saul Ewing LLP (f/k/a Saul, Ewing, Remick & Saul LLP) as Delaware counsel.

         On March 14, 2000, the Bankruptcy Court approved Fruit of the Loom's retention of Lazard Freres & Co., LLC ("Lazard") nunc pro tunc as of December 29, 1999, as its investment banker and financial advisor. During the Reorganization Cases, Lazard has, among other things, assisted Fruit of the Loom in the sale of non-core assets, evaluated Fruit of the Loom's debt capacity in light of its projected cash flows, estimated a range of values for Fruit of the Loom on a going concern basis, assisted in the determination of an appropriate capital structure for Reorganized Fruit of the Loom in connection with the Initial Plan, managed the "Marketing Process" (as defined below), assisted Fruit of the Loom in the negotiation of the Berkshire Agreement, assisted Fruit of the Loom in the negotiation of the Plan, and provided other investment banking services as requested by Fruit of the Loom from time to time. In consideration for such services and pursuant to its engagement letter dated March 2, 2000, Lazard is entitled to a restructuring fee upon confirmation of the Plan, calculated as 0.5% of the prepetition debt obligations of Fruit of the Loom less any monthly and certain other fees received by Lazard through the Confirmation Date. Assuming a confirmation date of March 31, 2002, the restructuring fee payable to Lazard will be approximately $4.4 million.

         On March 3, 2000, the Bankruptcy Court approved Fruit of the Loom's retention of Jay Alix & Associates ("Jay Alix") as restructuring advisors. Jay Alix consultants were retained to provide a broad range of restructuring and turnaround consulting services including the evaluation and implementation of alternatives related to non-core assets (including Pro Player, Gitano and certain real estate and equipment), assistance with the development of a vendor management program, assistance with reviewing and developing Fruit of the Loom's fiscal year 2000 business plans, assisting Fruit of the Loom with the evaluation of its executory contracts and unexpired leases, and assisting in evaluating the potential Avoidance Actions (as defined below). In consideration for such services and pursuant to its engagement letter, Jay Alix is entitled to a fee of $2,500,000 upon confirmation of the Plan.

         On February 23, 2000, the Bankruptcy Court approved Fruit of the Loom's retention of Ernst & Young LLP as its auditors and tax and accounting advisors.

         On December 30, 1999, the Bankruptcy Court approved Fruit of the Loom's retention of Donlin Recano & Company, Inc. as its claims and noticing agent.

         On February 17, 2000, the Bankruptcy Court approved Fruit of the Loom's retention of Truman Bodden & Company as special Cayman Islands' counsel to represent Fruit of the Loom in the Cayman Proceeding.

         On December 5, 2001, the Bankruptcy Court approved Fruit of the Loom's retention of Innisfree M&A, Incorporated ("Innisfree" or the "Ballot Agent") as balloting and solicitation agent in respect of the Plan.

         On December 30, 1999, the Bankruptcy Court approved Fruit of the Loom's retention of various ordinary course professionals to represent it in matters outside the Reorganization Cases and the Cayman Proceeding. In addition, from time to time since the Petition Date, Fruit of the Loom has been authorized to retain specific law firms as special counsel for special projects outside of the Reorganization Cases.

         2. THE CREDITORS' COMMITTEE AND ITS ADVISORS

         On January 10, 2000, the United States Trustee appointed the Official Committee of Unsecured Creditors Committee in the Reorganization Cases. The current members of the Unsecured Creditors Committee are: State Street Bank & Trust Co.; Teachers Insurance and Annuity Association of America; Miriam Conner, in her capacity as class action representative; Elastic Corporation of America, Inc.; Calcot, Ltd.; Worldtex Inc.; Staple Cotton Cooperative Association; and NHL Enterprises, L.P.

         The Creditors' Committee has been authorized to retain the following professionals: (i) Otterbourg, Steindler, Houston & Rosen, P.C., to act as general bankruptcy counsel in the Reorganization Cases, by order dated February 18, 2000; (ii) Pepper Hamilton LLP, as Delaware counsel, by order dated March 7, 2000; (iii) Arthur Andersen, as financial advisors, by order dated March 7, 2000; (iv) Kasowitz Benson Torres & Friedman LLP, as Special Litigation Counsel, by order dated August 8, 2000; and (v) Chanin Capital Partners, also as financial advisors, by order dated September 7, 2000. In addition, on November 17, 2000, the Creditors' Committee filed an Application for Order Authorizing Employment & Retention of Rosenthal Monhait Gross & Goddess PA Effective as of August 23, 2000 as Local Special Litigation Counsel for Official Committee of Unsecured Creditors. This application was objected to by the U.S. Trustee and remains pending.

         3. THE JOINT PROVISIONAL LIQUIDATORS AND THEIR ADVISORS

                  The Cayman Proceeding is pending before the Cayman Court. FTL Cayman sought and obtained an order in the Cayman Proceeding under which Simon Whicker and Theo Bullmore of KPMG were appointed as JPLs. The JPLs retained Greenberg Traurig, LLP as U.S. counsel. The JPLs have also retained Walkers, attorneys-at-law, to represent the JPLs in the Cayman Proceeding.

         4. UNITED STATES TRUSTEE

         Joseph McMahon, Esq., Assistant United States Trustee, has acted as United States Trustee in the Reorganization Cases.

         5. THE DEBTOR-IN-POSSESSION LENDERS AND THEIR ADVISORS

         Bank of America, N.A. (Business Credit Division) (the "DIP Agent")is agent for those lenders named in the Postpetition Credit Agreement. The DIP Agent retained Latham & Watkins as its counsel and The Bayard Firm as its Delaware counsel.

         6. THE FARLEY LENDERS AND THEIR ADVISORS(5)

         The Farley Lenders retained Sidley & Austin, P.C. as their counsel and Richards, Layton & Finger, P.A. as their Delaware counsel.


(5) The Prepetition Bank Lenders, the Prepetition Agent, the Prepetition Collateral Agent, the Farley Lenders, and the Synthetic Lease Lenders have formed the Bank Steering Committee as an informal steering committee.

         7. THE SYNTHETIC LEASE LENDERS AND THEIR ADVISORS(5)

         The Synthetic Lease Lenders retained Winston & Strawn as their counsel and Morris, Nichols, Arsht & Tunnell as their Delaware counsel.

         8. THE PREPETITION AGENT AND ITS ADVISORS(5)

         The Prepetition Agent retained Wachtell, Lipton, Rosen & Katz as its counsel and Richard, Layton & Finger, P.A. as its Delaware counsel, PriceWaterhouseCoopers, LLP as its accountants and financial advisors, and Chilmark Partners ("Chilmark") as its financial advisors. In the event the Plan, or any other plan of reorganization for Fruit of the Loom providing for a sale of the Apparel Business or other merger or sale of Fruit of the Loom or its assets, is confirmed, then Chilmark and Houlihan, Lokey, Howard & Zukin LLP ("Houlihan"), who is the financial advisor to the Noteholders Committee, will be entitled to a base fee of $1,000,000 each, plus an additional performance fee based upon the total recovery value under such plan of reorganization, such that for values under $900 million, no additional fee will be paid, but for values of $900 million to $1 billion, a fee of $500,000 will be paid to each; for $1 billion to $1.1 billion, the fee increases to $1 million each; and for all values over $1.1 billion, the fee is $1.5 million each. Based upon the estimated value of the Non-Core Assets, plus the purchase price under the Agreement in the Plan, each of Chilmark and Houlihan will receive $[1.5] million under the Plan as Allowed Administrative Expense Claim payable on the Effective Date.

         9. THE PREPETITION COLLATERAL AGENT AND ITS ADVISORS(5)

         The Prepetition Collateral Agent retained Moore & Van Allen, PLLC, as its counsel.

         10. NOTEHOLDERS COMMITTEE AND ITS ADVISORS

         The Noteholders Committee consists of the indenture trustees for Fruit of the Loom's three secured public debt issues (Wells Fargo, U.S. Bank, and Bank of New York, as well as certain noteholders that hold or manage, on behalf of certain discretionary accounts that hold or beneficially own, secured notes issued by Fruit of the Loom, consisting of the following entities: American General Investment Management L.P., Bear Stearns & Co., Contrarian Capital Management, L.L.C., National Western Life Insurance, Oaktree Capital Management LLC, OTA, Ltd., Post Advisory Group, Provident Mutual Life Insurance Company, WL Ross & Co., and Wasserstein Perella Securities Inc. Some of the Noteholders Committee Members are restricted in their trading activities based upon having received confidential information from or about Fruit of the Loom. The unrestricted members of the Noteholders Committee have chosen not to receive confidential information. The Noteholders Committee has established the Noteholders Steering Committee consisting of the indenture trustees and the restricted members of the Noteholders Committee. The Noteholders Committee retained Akin, Gump, Strauss, Hauer & Feld LLP as its counsel, Pachulski, Stang, Ziehl, Young & Jones P.C. as its Delaware counsel, and Houlihan as its financial advisor. As described above, upon confirmation of the Plan, Houlihan will be entitled to a success fee in an amount estimated to be $1.5 million.

         11. EQUITY HOLDERS OF FRUIT OF THE LOOM

                  a. FTL Inc.

         FTL Cayman owns 100% of the common shares of FTL Inc. In addition, Farley and certain entities related to Farley collectively own 100% of the 5,229,421 outstanding shares of FTL Inc. Preferred Stock. Farley owns 47.95%, and Farley Inc. owns 52.05% of the FTL Inc. Preferred Stock.

                  b. FTL Cayman.

         As of the Petition Date, Farley and certain entities related to Farley owned all of the 4 outstanding Class B Shares of FTL Cayman which are equal to a 28% Class A voting interest. Farley owned 1.92 FTL Cayman Class B Shares (48.0%) and Farley Inc. owned the remaining 2.08 shares (52.0%).

         As of the Petition Date, FTL Cayman had 66,931,450 Class A Ordinary Shares outstanding. All of the Class A Ordinary Shares were publicly held.

                  c. Other Debtors.

         All other Fruit of the Loom Debtors are, directly or indirectly, wholly owned by FTL Inc. and, through FTL Inc., by FTL Cayman. A corporate chart, identifying the Debtors and their relationship to each other, is attached as Exhibit G.

                  d. Delisting of Public Securities.

         FTL Cayman's Class A Ordinary Shares were listed on the New York Stock Exchange ("NYSE"). The trading of FTL Cayman's Class A Ordinary Shares was suspended by the NYSE following the commencement of the Reorganization Cases and the shares thereafter were delisted. On April 26, 2000, FTL Cayman's Class A Ordinary Shares began trading as an over-the-counter equity security under the symbol "FTLAQ."

         Effective June 14, 2000, Fruit of the Loom was notified by the NASDAQ - AMEX Market Group that it had fallen below certain continued listing requirements and the 7% Debentures were delisted.

         12. THE PURCHASER

         New FOL Inc., a wholly-owned subsidiary of Berkshire is the Purchaser. Berkshire has guaranteed New FOL Inc.'s performance under the Berkshire Agreement.

B.       SIGNIFICANT "FIRST DAY" COURT ORDERS

         1. THE INTERIM AND FINAL DIP FINANCING ORDERS

         On the Petition Date, Fruit of the Loom filed a motion with the Bankruptcy Court seeking authority to enter into a $625,000,000 debtor in possession secured financing facility (the "DIP Facility") and emergency authority to make immediate borrowings of up to $275,000,000 thereunder. On

December 30, 1999, the Bankruptcy Court entered an order approving the DIP Facility on an interim basis. Following a hearing held on January 28, 2000, the Bankruptcy Court entered a final Order approving the DIP Facility. Since the Petition Date, Fruit of the Loom has achieved significant improvement in operations and production efficiency. The effect of these operational improvements, combined with the disposition of unprofitable business units has enabled Fruit of the Loom to repay the term loan under the DIP Financing Agreement and to reduce its need for financing.

         Pursuant to an order dated June 20, 2001, the Bankruptcy Court approved the Fourth Amendment to the DIP Facility, dated as of February 20, 2001, which provided for the extension of the DIP Facility termination date from June 30, 2001, to December 31, 2001, and a voluntary reduction in the borrowing limit under the DIP Facility from $625 million to $450 million. Pursuant to an order dated December 5, 2001, the Bankruptcy Court approved the Sixth Amendment to the DIP Financing Agreement, extending the DIP Facility Termination date to June 30, 2002 and reducing the borrowing limit under the DIP Facility from $450 million to $150 million. The other amendments to the DIP Facility were technical amendments that neither affected the term of the DIP Facility nor required the payment of additional fees by Fruit of the Loom.

         2. THE INTERIM AND FINAL ADEQUATE PROTECTION ORDERS

         On the Petition Date, Fruit of the Loom filed a motion seeking authority to use the Cash Collateral of the Prepetition Secured Creditors, to grant priming liens in connection with the motion to approve the DIP Facility, and to provide adequate protection to the Prepetition Secured Creditors. On December 30, 1999, the Bankruptcy Court entered the interim Order approving that use.

         Following a hearing held on January 28, 2000, the Bankruptcy Court entered a final Order (the "Final Adequate Protection Order"), providing, among other things, that Fruit of the Loom would make certain payments as adequate protection, including postpetition fees and expenses incurred by the Prepetition Secured Creditors. The Final Adequate Protection Order also provided that parties in interest would have 240 days following the Petition Date to challenge the Claims and liens of the Prepetition Secured Creditors.

         a. Committee Challenge to Liens and Claims of Prepetition Secured Creditors.

         On August 24, 2000, in accordance with the time limit set in the Final Adequate Protection Order, the Unsecured Creditors Committee commenced an adversary proceeding (the "Committee Avoidance Action") against the Prepetition Collateral Agent, the Indenture Trustees, and certain PrePetition Secured Creditors seeking, among other things, to set aside the security interests and to equitably subordinate certain of their claims. For a further discussion of this adversary proceeding, see Section VII.3, "Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors". No other party in interest has commenced a proceeding to challenge the perfection, validity, or extent of the liens held by the Prepetition Secured Creditors or to avoid or subordinate their claims, and the time to commence such an action has expired under the terms of the Final Adequate Protection Order.

         b.       Adequate Protection Payments.

         In accordance with the Final Adequate Protection Order, Fruit of the Loom has made approximately $200,000,000 in adequate protection payments (the "Adequate Protection Payments") and reimbursement of expenses to the Prepetition Secured Creditors through November 30, 2001. These payments were based on the interest rates applicable to the various Claims instead of on a calculation of the decline in value (if any) of the collateral securing those Claims during the pendency of the Reorganization Cases. For example, the Prepetition Secured Bank Lenders have received payments of interest accruing at the prime rate plus 1.5% on their Claims and the Indenture Trustees have received payments of interest accruing at the various rates set by the Senior Notes (the difference between the payments that were actually made and the payments that would have been made using a single rate is the "Differential"). Pursuant to the Plan, the disputes regarding the Differential are settled. See Section VII.B.3.6, "Treatment of Impaired Claims - Class 2: Prepetition Secured Claims." Pursuant to the Final Adequate Protection Order, as a part of the reimbursement of expenses, since March 2000, Fruit of the Loom has paid Chilmark a fee of $150,000 per month, plus out-of-pocket expenses and has paid Houlihan a fee of $125,000 per month, plus out of pocket expenses, for their respective services to the Prepetition Secured Creditors.

         3. INTERIM AND FINAL ORDERS PROVIDING THE FARLEY LENDERS WITH SUPPLEMENTAL ADEQUATE PROTECTION

         On the Petition Date, Fruit of the Loom filed a motion to provide the Farley Lenders with limited supplemental adequate protection. On December 30, 1999, the Bankruptcy Court entered its interim Order providing the Farley Lenders with supplemental adequate protection. Following a hearing held on January 28, 2000, the Bankruptcy Court entered the interim supplemental adequate protection Order as a final Order (the "Supplemental Adequate Protection Order"). The Supplemental Adequate Protection Order authorized Bank of America, as agent for the Farley Lenders, to release Fruit of the Loom's security interest in certain assets of Mr. Farley that secured Mr. Farley's reimbursement obligations to Fruit of the Loom under the Farley Guaranty, upon the sale of those assets, and to apply the proceeds of the sale to reduce Mr. Farley's payment obligations to the Farley Lenders.

         4.       OTHER MATERIAL FIRST DAY ORDERS

         a. Utilities. An order (the "Utilities Order") was signed on December 30, 1999 excusing Fruit of the Loom from any obligation to make any postpetition deposits with the "Utilities" (as that term is defined in the motion pursuant to which the Utilities Order was entered) to secure future payments for utility services, but entitled the Utilities to an administrative expense priority under section 507(a)(1) of the Bankruptcy Code for any unpaid postpetition utility charges. The Utilities had until January 29, 2000 (30 days from the date of the Utilities Order) to request additional assurances of payment in the form of deposits or other security. Fruit of the Loom continues to negotiate and resolve issues with various utilities.

         b. Employee Wages, etc.. On the Petition Date, the Bankruptcy Court granted Fruit of the Loom's motion to pay certain pre-petition employee obligations, including wages, salary, bonuses, and other compensation, and to honor employee business expense reimbursement requests consistent with past practices. In an order dated December 30, 1999, the Bankruptcy Court approved Fruit of the Loom's post-petition continuation, as modified by the Order, of certain pre-petition employee benefits, including, without limitation, the severance plan of Union Underwear Company, Inc., described in Section [VI.G.2] (the "Pre-Petition Severance Plan"). The order also authorized Fruit of the Loom to pay the costs of defense and related indemnity expenses in ordinary course litigation (such as employment matters, workers' compensation, and the like) in which employees of Fruit of the Loom have been named as defendants. The Pre-Petition Severance Plan provided for certain employees at the senior vice president and contract officer level to receive a multiple of up to one times their base pay upon their termination. For a further discussion of employee matters, see Section VI.G, "The Reorganization Cases - Employee Matters".

         c. Critical Vendors. Also on the Petition Date, the Bankruptcy Court entered an order authorizing, but not requiring, Fruit of the Loom to pay prepetition amounts owing to "critical vendors", including the United States Customs Service. Since the Petition Date and through October 31, 2001, Fruit of the Loom has paid approximately $5.5 million pursuant to this order.

         d. Rejection of Certain Contracts. On the Petition Date, the Bankruptcy Court approved the rejection of the employment agreements of several former executives, including Mr. Farley's employment agreement, and the rejection of Fruit of the Loom's lease of office space in the Sears Tower, Chicago, Illinois.

C.       DEBTOR-IN-POSSESSION FINANCING

         As described above, the members of Fruit of the Loom are parties to the DIP Facility with BoA as DIP Agent. The DIP Facility originally included a total commitment of up to $625,000,000, composed of a revolving facility of up to $475,000,000 and a term facility of up to $150,000,000. By an Amendment to the DIP Facility dated as of February 20, 2001, the commitment was voluntarily reduced to $450 million, composed entirely of a revolving credit facility of up to $350 million and a term facility of up to $100,000,000. The reason for this reduction was to give effect to payments made on the term loan through the date of the amendment (primarily from the proceeds of asset sales) and to reduce the revolving credit to more accurately reflect Fruit of the Loom's financing needs, thereby reducing fees and interest payable.

         By the end of the third quarter of 2001, Fruit of the Loom had completely repaid the term loan portion of the DIP Facility and had reduced the outstanding amount under the revolving credit to approximately $63.6 million, consisting entirely of outstanding letters of credit backing long-term contingent, ordinary course of business obligations, such as customs duties and workers' compensation. Therefore, Fruit of the Loom determined to further reduce the total facility so as to reduce its on-going facility fees and related expenses. Fruit of the Loom therefore negotiated the Sixth Amendment to the DIP Financing Agreement which provides for further reduction and extension of the DIP Financing Agreement, extending the termination date to June 30, 2002 and reducing the total facility to $150 million, consisting solely of the revolving credit facility, with a letter of credit sublimit of $125 million.

         The DIP Facility (along with cash generated from operations) provides Fruit of the Loom with the cash and liquidity needed to conduct its operations and pay for merchandise shipments at normal levels during the course of the Reorganization Cases. As part of the initial extension of Credit under the DIP Facility, approximately $152,300,000 was used to retire Fruit of the Loom's AR Securitization Arrangement, and approximately $10,200,000 was used to pay payroll and payroll taxes and bank and professional fees, and to purchase inventory.

         The DIP Facility is secured by substantially all of the assets of Fruit of the Loom and a perfected pledge of the stock of FTL Inc., the Debtor Subsidiaries, and many of the Nondebtor Affiliates. In addition to a lien on all of the assets of Fruit of the Loom, the DIP Lenders have a superpriority Administrative Expense Claim against Fruit of the Loom for the repayments of obligations incurred by Fruit of the Loom under the DIP Facility. The DIP Facility is currently scheduled to expire on June 30, 2002. As of December 15, 2001, the total borrowings under the DIP Facility were approximately $64 million, consisting entirely of issued and undrawn letters of credit and undrawn reserves. Fruit of the Loom believes that the DIP Facility, as amended by the Sixth Amendment, will meet its financing needs through June 2002.

D.       SALE OF APPAREL BUSINESS: MARKETING PROCESS; BERKSHIRE AGREEMENT;
         AUCTION

         Prior to the filing of the Plan, Fruit of the Loom had engaged in a six-month marketing process seeking a purchaser for some or all of the equity of a reorganized Fruit of the Loom under the Initial Plan, and, ultimately, a purchaser for the Apparel Business.

         1. THE MARKETING PROCESS

         As a part of the negotiation of the Initial Plan with the Bank Steering Committee and the Noteholders Steering Committee, Fruit of the Loom had agreed with the representatives of the Bank Steering Committee and the Noteholders Steering Committee to investigate arranging for a purchaser of some or all of the common stock of reorganized Fruit of the Loom which was to be issued under the Initial Plan (the "Marketing Process") and to commence the Marketing Process following the filing of the Initial Plan. In compliance with that agreement, the Marketing Process was implemented shortly after the filing of the Initial Plan by Lazard in conjunction with Chilmark and Houlihan. As a part of the settlement reached with its creditor constituencies, Fruit of the Loom agreed to complete the Marketing Process for the equity of reorganized Fruit of the Loom.

         As a first step, in April, 2001, Fruit of the Loom and Lazard identified potential buyers - both strategic and financial in nature - that Lazard, in consultation with Chilmark and Houlihan, believed might have both an interest and the financial ability to purchase all or part of the reorganized Fruit of the Loom Business. Fruit of the Loom and Lazard then contacted the potential buyers to determine their initial interest and willingness to sign a confidentiality agreement in order to receive confidential information about the Marketing Process and Fruit of the Loom. There were 29 potential buyers who received the confidential memorandum. Of these 29, seven submitted preliminary indications of interest in Fruit of the Loom.

         The Marketing Process evolved over time. It was originally intended to produce a "standby" purchaser, someone willing to purchase some, but not necessarily all, of the equity of reorganized Fruit of the Loom under the Initial Plan, in order to provide a cash option for creditors who did not wish to receive equity under the Initial Plan. However, it became clear during the Marketing Process that the most serious bidders were interested, instead, in acquiring a controlling stake, if not all, of the assets or equity of Reorganized Fruit of the Loom and, thus, all of the Apparel Business. In addition, it was a condition to the settlement reached through the mediation among the Prepetition Secured Creditors, the Unsecured Creditors Committee and Fruit of the Loom that Fruit of the Loom complete the Marketing Process for all of the Apparel Business.

         Based on both quantitative and qualitative considerations, Lazard, Chilmark, and Houlihan collectively "qualified" bidders (i.e., identified bidders with the highest and best initial offers and with sufficient financial and other resources) who would be permitted to proceed to the due diligence phase of the Marketing Process, at the culmination of which each bidder was requested to submit a binding offer, together with a marked purchase agreement. Fruit of the Loom, in consultation with the Bank Steering Committee and the Noteholders Steering Committee, and with the advice of their respective financial and legal advisors, selected three bidder groups to enter a final stage of negotiation and due diligence. Fruit of the Loom hosted management presentations for each of these bidder groups and established due diligence rooms to facilitate a comprehensive due diligence review of Fruit of the Loom. There were several rounds of negotiation with the various bidders whereby Fruit of the Loom sought to improve each bid.

         In late August 2001, Lazard requested that each interested bidder provide its best and final offer. In each case, Lazard made clear to the bidders that, following the selection of an offer, Fruit of the Loom intended to finalize a definitive agreement with the proposed purchaser and request that the Bankruptcy Court schedule an auction to provide a final opportunity for interested persons to attempt to propose a higher and/or better offer for the Apparel Business.

         Berkshire, which had expressed an interest in purchasing Fruit of the Loom prior to the commencement of the Marketing Process, re-emerged as an interested bidder and provided a written bid, in the form of a term sheet, to Lazard at the beginning of September. Fruit of the Loom, in consultation with the legal and financial advisors to the Bank Steering Committee, the Noteholders Steering Committee, and the Unsecured Creditors Committee (collectively, the "Committees"), reviewed each of the "best and final" offers received, including the term sheet from Berkshire, and evaluated each offer based on a number of criteria, including, but not limited to, the stated purchase price, the form of the consideration, the value of the liabilities to be assumed by the purchaser, the likely amount and effect of required adjustments to purchase price, the non-Business assets to be left in the estates, financing risks, regulatory approval risks, and other closing risks. On or about September 7, 2001, representatives of the Bank Steering Committee and the Noteholders Steering Committee advised Fruit of the Loom that they preferred the offer made by Berkshire. The Unsecured Creditors Committee advised Fruit of the Loom that they also supported this selection.

         Based upon that determination, Fruit of the Loom proceeded, again in consultation with the legal and financial advisors of the Committees to negotiate definitive documents with Berkshire.

         Thereafter, on October 30, 2001, the Board of Directors of Fruit of the Loom made the determination that the Berkshire Agreement was the highest and/or best bid received during the Marketing Process and authorized management to execute the Berkshire Agreement.

         2. THE BERKSHIRE AGREEMENT

         On November 1, 2001, an Asset Purchase Agreement (as amended, the "Berkshire Agreement") was entered into among FTL Inc., Union Underwear, and FTL Cayman, collectively as the Sellers,(6) and a newly formed, wholly-owned subsidiary of Berkshire, New FOL Inc., as the purchaser, and Berkshire as guarantor of New FOL Inc.'s obligations under the Berkshire Agreement. The Berkshire Agreement provides, among other things, for the sale of the Apparel Business through the sale of all of the capital stock of FTL Caribe, the issuance of new capital stock of designated subsidiaries of Union Underwear which are Debtors, the transfer of certain nondebtor subsidiaries, which form a part of the Apparel Business, and the transfer of any other assets of Sellers used in the Apparel Business, all to be effectuated by the Plan. In addition, the Berkshire Agreement provides that Purchaser will cause Reorganized Fruit of the Loom to offer employment to substantially all of the employees of Fruit of the Loom, including the acquired non-debtor subsidiaries other than the Designated Executives, and will assume all obligations with respect to the UUPP.

         The stated purchase price for the Apparel Business under the Berkshire Agreement is $835 million, plus the assumption of approximately $31 million in capital leases. The purchase price is subject to adjustment for variances in working capital from an agreed upon amount and for any deficits between the liabilities and assets of the UUPP. Fruit of the Loom currently has working capital in excess of the amount required under the Berkshire Agreement and anticipates that it will continue to have excess working capital at the time of the closing. Fruit of the Loom anticipates that there will be a positive net adjustment on the Closing Date, based on an estimated favorable working capital adjustment of $108 million and an estimated UUPP deficit of $53 million, all assuming a closing date by the end of the first quarter of 2002. Lazard estimates the aggregate value of the consideration under the Berkshire Agreement, as of November 1, 2001, at $921 million. These estimates are based upon the current financial information of Fruit of



(6) FTL Caribe also guaranteed Sellers' obligation under the Berkshire Agreement to pay a Termination Fee, if any becomes due.

the Loom; the actual adjustments under the Berkshire Agreement when made prior to the closing thereunder may be different.

         The Berkshire Agreement was filed by Fruit of the Loom with the SEC under a Form 8-K on November 9, 2001. The Berkshire Agreement expressly contemplated that it would be implemented pursuant to amendment to the Initial Plan, and that it would be subject to higher and better offers at an auction to be held pursuant to bidding procedures which were approved by the Bankruptcy Court.

         As described more fully below, the Berkshire Agreement also requires that Fruit of the Loom continue to operate the Apparel Business in accordance with past practices and consult with Berkshire regarding certain matters pending confirmation of the Plan and the closing under the Berkshire Agreement.

         a. Material Terms of Berkshire Agreement.(7)

         The material terms of the Berkshire Agreement include:



Purchase of the            The Berkshire Agreement provides for the acquisition
Apparel Business:          by Purchaser free and clear of all liens, claims and
                           encumbrances of (i) all the newly issued and outstanding equity of certain designated directly owned Debtor subsidiaries of Union Underwear, (ii) all the issued and outstanding equity of FTL Caribe,
                           (iii) all of the issued and outstanding membership interests in a limited liability company to be formed by Union Underwear into which Union Underwear will transfer all of its assets (other than stock in subsidiaries) which form a part of the Apparel
                           Business, and (iv) all the assets of FTL Cayman and FTL Inc. which are used in the Apparel Business. As to designated indirect subsidiaries of Union
                           Underwear which are Debtors, the existing capital stock of those corporations will be cancelled and new stock will be issued to Union Underwear and immediately transferred Purchaser or to its designee.

Purchase Price:            $835,000,000 (the "Purchase Price"); to be adjusted
                           (i) on an interim basis two business days before the Closing to reflect changes in the working capital of the Apparel Business from a benchmark amount of $540,000,000 (subject to further adjustment after the closing based on actual working capital as provided in Section 1.08 of the Berkshire Agreement), (ii) for certain payments made in the period between a pre-closing FTL Reference Balance Sheet and Closing
                           (as such terms are defined in the Berkshire
                           Agreement), to the extent such payments would affect the working capital calculation, and (iii) by an amount equal to 65% of the funding deficit, if any, of the UUPP,


(7) This summary is provided for convenience only and is qualified in its entirety by the Berkshire Agreement, which is attached as Appendix 3.

                           calculated as stated in the Berkshire Agreement as of the three business days before the scheduled closing. Pursuant to Section 1.05(b) of the Berkshire Agreement an escrow will be set up at the Closing to hold an amount equal to 12% of $540,000,000 to secure any possible working capital adjustment in favor of the Purchaser. As of December 26, 2001, Lazard estimates that the aggregate net effect of these adjustments would be an increase in the cash purchase price of approximately $55 million.

Assumed                    Purchaser agrees to assume the liabilities of Sellers
Liabilities:               arising out of or relating to the assets transferred
                           under the Berkshire Agreement, the liabilities incurred by the Sellers after the Petition Date in the ordinary course in the operation of the Apparel
                           Business, the liabilities with respect to the UUPP and other qualified Benefit Plans, certain capital leases aggregating approximately $31 million, and any assumed contracts and leases, all as expressly set forth in the Berkshire Agreement, but will not assume any liabilities not expressly provided for in the Berkshire Agreement. The Transferred Subsidiaries
                           (FTL Caribe, its designated subsidiaries and the designated subsidiaries of Union Underwear as of the Closing), those entities will remain liable for any liabilities which are not discharged pursuant to the Plan, and as to the Debtor Transferred Subsidiaries, the ordinary course liabilities and assumed obligations incurred on and after the Petition Date.
                           In addition, Newco will assume the liabilities of Union Underwear which would have not been discharged if Union Underwear were entitled to a discharge.

Operation of Apparel       From the date of the Berkshire Agreement, through the
Business Pending           Closing (or earlier termination of the Berkshire
Closing:                   Agreement), the Berkshire Agreement provides for
                           certain restrictions on Fruit of the Loom's operations such that Fruit of the Loom continue to operate the Apparel Business consistent with past practices and consult or obtain the consent of Purchaser to certain actions. Among other things, Sellers and the Transferred Debtor Subsidiaries agree to assume only certain designated executory contracts or unexpired leases which, in the judgment of John B.
                           Holland, the chief operating officer of Fruit of the Loom, are in the best interests of the on-going
                           Apparel Business.

Termination                If (i) Sellers either accept a bid other than that of
Rights:                    Purchaser as the highest or best offer, or sell,
                           transfer, or otherwise dispose directly or indirectly all or substantially all of the assets of the Apparel
                           Business or the Transferred Subsidiaries (taken as a whole), in a transaction or series of transactions
                           (or agrees to do any of the foregoing) (any being an "Alternative Transaction"); (ii) the Bankruptcy Court confirms a plan for Fruit of the Loom that does not give effect to the Berkshire Agreement; (iii) the Bankruptcy Court and the Cayman Court have not entered a confirmation order and a sanction order, respectively (approving the Plan and the Scheme of Arrangement in a form providing, to Purchaser's satisfaction in its reasonable judgment, for the effectuation of all the transactions contemplated by the Berkshire Agreement in accordance with the terms and provisions thereof), on or before March 29, 2002, provided, however, that if on such date Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and the sanction order by the Cayman Court approving the Scheme (the
                           "Sanction Order") in such form, then that date shall be extended for so long as Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and Sanction Order in such form, but in no event shall such date be extended past May 31, 2002; or (iv) the closing under the Berkshire Agreement has not occurred by April 30, 2002 (subject to extension described in clause (iii) above with respect to good faith efforts), then
                           Purchaser will be entitled to a $22,500,000
                           "Increasing Termination Fee", as an Allowed
                           Administrative Expense Claim. The Increasing
                           Termination Fee increases by $1,250,000 each month, starting January 1, 2002, to a maximum amount of $27,500,000. If Fruit of the Loom terminates the Berkshire Agreement without cause or if the Berkshire
                           Agreement is terminated because Fruit of the Loom is in material breach of the Berkshire Agreement, and the breach is not curable or is not cured within 30 days after receipt of notice, then Purchaser will be entitled to the greater of $25 million or the Increasing Termination Fee. The Berkshire Agreement also provided for a "Fixed Termination Fee" of $25 million if Purchaser was not the winning bidder at the Auction, in place of the Increasing Termination
                           Fee; this fee is not applicable since Purchaser was the winning bidder. In either case, the Increasing
                           Termination Fee and the Fixed Termination Fee each includes all expenses of Berkshire and Purchaser.

No Shop: After the Auction, Fruit of the Loom is prohibited from communicating with other potential bidders (unless directed to do so by order of the Bankruptcy Court).

Liquidated                 The Termination Fee is liquidated damages and neither
Damages:                   Purchaser nor Berkshire is not entitled to other
                           damages for a breach of the Berkshire Agreement by Sellers or termination of the Berkshire Agreement.

Liability for              FTL Caribe has assumed liability for the Termination
Termination Fee:           Fee, in addition to FTL Inc., Union Underwear, and
                           FTL Cayman, if any Termination Fee is payable under the terms of the Berkshire Agreement.

         3. THE BIDDING PROCEDURES AND THE AUCTION

         In accordance with the requirements of the Berkshire Agreement, on November 2, 2001, Fruit of the Loom filed a motion seeking approval of bidding procedures with respect to the proposed Auction for the Apparel Business. Proposed Bidding Procedures were attached to the Berkshire Agreement and Berkshire had the right to terminate the Berkshire Agreement if those Bidding Procedures were not approved by December 7, 2001.

         A hearing was held on November 21, 2001, with respect to Fruit of the Loom's Motion to Approve the Proposed Bidding Procedures (the "Bidding Procedures Motion"). The Bankruptcy Court initially denied the Bidding Procedures Motion, but on a motion to reconsider, filed by Fruit of the Loom on November 26, 2001, the Bankruptcy Court reconsidered that ruling. At a hearing held on December 5, 2001 the Bankruptcy Court approved certain bidding procedures and on December 12, 2001, the Bankruptcy Court entered an order approving bidding procedures and establishing a date for an auction (the "Bidding Procedures Order"). The Bidding Procedures Order set the "Bid Deadline" (as defined in the Bidding Procedures Order) for December 13, 2001, at 12:00 noon. The Bidding Procedures Order also provided that if any Qualified Bids were received, an auction (the "Auction") would be held on December 18, 2001 pursuant to the bidding procedures. The Bidding Procedures Order, as entered, incorporated certain changes to the Berkshire Agreement and other provisions agreed to by Fruit of the Loom, Berkshire, and the Committees. Purchaser's right to terminate the Berkshire Agreement because of a variance in the Bidding Procedures or the Bidding Procedures Order ended on December 7, 2001, and Purchaser did not attempt to exercise that right.

         The Bidding Procedures Order also provides that if the Increasing Termination Fee is paid to Purchaser and such fee exceeds $22.5 million, then the incremental amount of the Increasing Termination Fee that is actually paid in excess of $22.5 million (such amount, the "Incremental Termination Fee") which is allocable to the unsecured creditors of Fruit of the Loom (i.e., 7.5% under the Plan) will be charged against the distributions otherwise distributable to the Prepetition Collateral Agent under the Plan (or under any other plan of reorganization for Fruit of the Loom or in any liquidation of Fruit of the Loom under chapter 7 or chapter 11 of the Bankruptcy Code), such that the distributions to unsecured creditors shall not be diminished by payment of the Incremental Termination Fee; provided, however, that the Collateral Agent reserves all rights, if any, if necessary to seek reimbursement thereof from or out of the distributions allocable to the Prepetition Secured Creditors. Because the Berkshire Agreement is the "Successful Bid" (as defined in the Bidding Procedures Order), if the Plan is not confirmed, then Purchaser will be entitled to a Termination Fee of from up to $27.5 million.

         a. The Bidding Procedures.

         Pursuant to the Bidding Procedures Order, the Bankruptcy Court approved bidding procedures for the Apparel Business contingent upon and subject to confirmation of the Plan and "as is" and "where is" without condition or warranty, except as expressly set forth in the Berkshire Agreement or any competing offer. The Bankruptcy Court set 12:00 noon (New York time) on December 13, 2001, as the Bid deadline.

         b. The Auction.

         Fruit of the Loom gave notice of the Bidding Procedures Motion and the Berkshire Agreement to all of the 29 potential buyers in the initial Marketing Process, and provided them with a copy of the Berkshire Agreement. After the December 5, 2001 hearing, on December 6, 2001, Fruit of the Loom provided notice by facsimile of the Bid Deadline and the Auction date to the same parties, and on December 12, 2001, following entry of the Bidding Procedures Order , Fruit of the Loom served a copy of the Bidding Procedures Order as entered on each of them by facsimile. Fruit of the Loom did not receive any qualified bids (other than the Agreement) by the Bid Deadline. No party appeared on the auction date set by the Bankruptcy Court. Therefore, no auction was held and the Agreement is the Successful Bid.

         4.       THE BERKSHIRE AGREEMENT AND THE APPROVAL ORDER

                  a.       The Berkshire Agreement.

         Because there were no other Qualified Bids, the Berkshire Agreement is the Successful Bid under the Bidding Procedures Order.

                  b.       The Approval Order.

         A hearing has been scheduled for January 2, 2002, pursuant to the Bidding Procedures Order, to review and consider the results of the Auction (the "Approval Hearing"). [At the Approval Hearing Fruit of the Loom requested entry of an order of the Bankruptcy Court (the "Approval Order"), approving and confirming the results of the Auction and approving the selection of the Purchaser as the Successful Bidder and the Berkshire Agreement as the Successful Bid in accordance with the Bidding Procedures Order. On January __, 2002, the Bankruptcy Court entered the Approval Order, approving the selection of Purchaser as the Successful Bidder and also determining that the Auction be deemed to be concluded and no further bids are entitled to be entertained.]

         5.       ASSETS TO BE SOLD AS PART OF APPAREL BUSINESS

         The sale of the Apparel Business pursuant to the Agreement will be implemented by a series of transactions to be effectuated under the Plan and the Scheme. Under the terms of the Berkshire Agreement, on the Effective Date of the Plan and the Scheme, the following transactions will occur: (a) FTL Cayman will transfer all the capital stock of FTL Caribe to Purchaser, (b) Union Underwear will cause all equity interest in the Transferred Debtor Subsidiaries to be cancelled and new stock to be issued to Purchaser or another subsidiary of Union Underwear being acquired by Purchaser, as directed by Purchaser, (c) Union Underwear will transfer or cause to be transferred all the capital stock of the Transferred Subsidiaries that are not Debtors to Purchaser or to another Transferred Subsidiary as directed by Purchaser, (d) all other assets of Union Underwear used in, of, or relating to the Apparel Business will revest in Union Underwear and be transferred to a newly-created, single-member limited liability company ("Newco"), (e) all membership interests in Newco will be transferred to Purchaser, and (f) all other assets of FTL Cayman and FTL Inc. used in the Apparel Business will be transferred to Purchaser.

         To the extent that the assets of the Apparel Business include contract rights with respect to executory contracts or unexpired leases, those contracts and leases, if not previously rejected and not rejected pursuant to the Plan, will either be assumed by the Fruit of the Loom debtor which is a party to it (provided the contract or lease is with a Transferred Subsidiary) or assumed and assigned to Purchaser (if the contract or lease is with an Excluded Subsidiary). Any contracts or leases of Fruit of the Loom, which are not executory or which have already been assumed by order of the Bankruptcy Court, and which form a part of the Apparel Business, will also be assigned, to the extent necessary, to Purchaser, Newco, or one of the Transferred Subsidiaries.

         All owned trademarks, and the goodwill associated with them, are a part of the Apparel Business and are being transferred to the Purchaser by means of cancellation of the existing stock and reissuance of new capital stock of the entities holding such trademarks. All contracts and licenses associated with the owned trademarks, to the extent not rejected as of the Effective Date, will be assumed by either the Fruit of the Loom entity acquired by Purchaser or assumed and assigned to Newco.

         Fruit of the Loom also operates under a number of license agreements, primarily utilized for Fruit of the Loom's childrenswear products. These license agreements provide Fruit of the Loom with the right to manufacture and market apparel decorated with licensed characters. All such contracts and licenses, to the extent not rejected as of the Effective Date, will be assumed by either the Fruit of the Loom entity acquired by Purchaser or assumed and assigned to Purchaser or Newco.

E.       CHANGES IN BUSINESS SINCE PETITION DATE

         1.       DISPOSITION OF NON-CORE BUSINESSES

         Since the Petition Date, under the direction of the new management team, Fruit of the Loom completed a strategic review of its businesses and decided to focus its management and financial resources on its retail and activewear business units. As a result of this decision, Fruit of the Loom divested its Pro Player/Sports and Licensing Division, Gitano and Jet Sew operating businesses in 2000 and generated a total of approximately $45 million in cash proceeds, and stemmed the losses generated by those business units.

         In addition, prior to the Petition Date, Fruit of the Loom had been operating under a number of licensing agreements which have been discontinued since the commencement of the Reorganization Cases. These agreements primarily relate to Pro Player/Sports and Licensing Division and Gitano businesses whose assets have been divested.

         a.       Pro Player/Sports and Licensing Division.

         Pro Player/Sports and Licensing Division manufactured and marketed sports licensing apparel under the Pro Player(R) and Fans Gear(R) brands pursuant to license agreements with professional sports leagues and major colleges and universities. Fruit of the Loom acquired these companies (Pro Player, Salem Sportswear, and Artex) when values in that segment of the industry were at peak levels. The Sports and Licensing Division performed significantly below expectations during 1998 and 1999. Fruit of the Loom believes that the underperformance of the Sports and Licensing Division was caused, in part, by a shift in consumer preferences, which reduced demand for sports licensed products and created overcapacity, which resulted in many bankruptcies and liquidations throughout the industry, including the 1999 liquidation of Starter Corp., the largest sports apparel company at that time. In addition, Fruit of the Loom believes that high guaranteed minimum royalties to licensors and high marketing expenses and defalcations by certain members of prior management of the Sports and Licensing Division contributed to the underperformance of the Division. See
Section V.E., "Certain Prepetition Obligations - Pro Player Prepetition Litigation" and Section VI.I.6, "The Reorganization Cases - Other Legal Proceedings - Pro Player Postpetition Litigation" for a further discussion of the claims against certain prior management.

         In 1999, the Sports and Licensing Division reported operating losses of approximately $31 million. As a result of the structural conditions described above and management's assessment that the business of Pro Player/Sports and Licensing Division could not become profitable, the Board of Directors directed Lazard to market the Sports and Licensing Division as a going concern. Ultimately, the prices offered to acquire the Sports and Licensing Division as a going concern were less than the estimated proceeds of liquidation, and the operations were wound down and liquidated pursuant to an Order of the Bankruptcy Court dated February 28, 2000. The disposition of assets of Pro Player/Sports and Licensing Division resulted in net cash proceeds to Fruit of the Loom of approximately $25 million.

         b.       Gitano.

         In 1994, Fruit of the Loom acquired Gitano-related assets and formed Gitano Fashions, Ltd. ("Gitano"), which manufactured women's and children's jeans and related sportswear under the Gitano(R) trade name and trademarks. Gitano never achieved the necessary sales volume and operating economies to become an efficient and profitable product line. The Board of Directors directed Lazard to seek a purchaser of the Gitano business assets on a going concern basis. After an auction and pursuant to an Order dated June 15, 2000, the Bankruptcy Court approved the sale of substantially all of the Gitano assets to VF Corporation for an initial cash purchase price of $17.2 million and additional consideration of $2.2 million for additional inventory (pursuant to a separate Order dated August 18, 2000), which was delivered over time.

         Thereafter, by order dated November 14, 2000, Fruit of the Loom obtained Bankruptcy Court approval to sell certain specialized laundry equipment, previously used by Gitano, to Ibis de Mexico, S.A. de C.V. for a purchase price of $625,000. This sale closed on December 11, 2000.

         c.       Jet Sew.

         FOL R&D, Inc., formerly known as Jet Sew Technologies, Inc. ("Jet Sew"), was engaged in the business of designing, manufacturing, and marketing automatic, modular sewing systems that are used to manufacture textile and apparel machinery. As a result of losses generated and the non-core nature of its business, Fruit of the Loom determined that Jet Sew should be sold on a going concern basis, to best maximize value. Pursuant to an order dated December 13, 2000, Fruit of the Loom agreed to sell the assets of Jet Sew to Mohawk Partners, for a purchase price of $3.5 million, subject to adjustment. Pursuant to that Order, the sale closed on December 18, 2000.

         d.       Russell Hosiery.

         Leesburg Holding Company, Inc., formerly known as Russell Hosiery Mills, Inc. ("Russell Hosiery"), a non-debtor subsidiary of Union Underwear, whose only asset was an interest in the trademark "Russell National", sold that trademark to Russell Corporation on January 12, 2001 for approximately $1,000,000. Those funds are held in escrow by the Prepetition Collateral Agent, and may not be disbursed without notice to Fruit of the Loom, Russell Hosiery and State Street Bank.

         2.       ELIMINATION OF UNPROFITABLE PRODUCT LINES

         Before the Petition Date, the number of style and product variations ("SKUs") offered by Fruit of the Loom increased as a result of prior management's strategy to, among other things, introduce higher fashion apparel. The proliferation of SKUs reduced manufacturing efficiency, as average production runs decreased and the number of changeovers increased. In 2000, Fruit of the Loom reduced total SKUs by 40%, in order to improve manufacturing efficiencies and refocus production on higher volume styles.

         3.       CONSOLIDATION OF MANUFACTURING CAPACITY

         In 2000, Fruit of the Loom closed two yarn mills and two textile plants. During the first quarter of 2001, an additional yarn mill was closed and in the second quarter of 2001 Fruit of the Loom announced the closure of one additional textile plant and two additional sewing facilities. Also in the third quarter of 2001, Fruit of the Loom announced the closure of one textile facility in the Republic of Ireland and certain administrative offices outside the United States. These closures were done to reduce textile capacity to the level of Fruit of the Loom's current manufacturing needs, after the discontinuation of unprofitable businesses and product lines and to eliminate excess administrative space. Textile production was realigned in Fruit of the Loom's remaining textile plants which have lower costs and lower labor turnover. The closure of these plants and the resulting rationalization of production costs is expected to create greater financial flexibility for Fruit of the Loom through fixed overhead cost reductions.

         Fruit of the Loom believes the remaining plants can produce the volumes projected for 2002, with future capacity growth being generated by capital expenditures and efficiency improvements. However, the current lower level of capacity could affect Fruit of the Loom's ability to respond to an increase in market demand, potentially resulting in delays in order fulfillment until additional capacity is fully operational.

         Fruit of the Loom has also closed certain assembly operations in Mexico, shifting that production to lower cost operations in Central America. On October 25, 2000, the Bankruptcy Court authorized Fruit of the Loom to wind-down certain assembly operations located in Mexico, and to amend and restate certain prepetition agreements by and among the Debtors, certain non-debtor Fruit of the Loom affiliates and certain unrelated parties, all pursuant to a master termination agreement. At the present time, the only operating assembly facility in Mexico involves the assembly of fleece garments. As a part of the Master Termination Agreement, that operation will be acquired by Fruit of the Loom.

         Fruit of the Loom has also significantly reduced its manufacturing cost structure by largely replacing contract assembly with owned assembly capacity in Central America. Management believes that the owned assembly plants are generally more efficient than outside contractors. Approximately 37% of 1999 annual production was assembled by 37 separate outside contract manufacturers. Through 2000, Fruit of the Loom continued to reduce its reliance on contract manufacturers, as productivity and overall efficiency increased at Fruit of the Loom's owned assembly plants. As of the end of 2000, Fruit of the Loom had reduced the number of outside contractors to 4, from the high of 37, resulting in lower production costs for 2000. As of the end of the third quarter of 2001, approximately 14% of all garments sewn for Fruit of the Loom were sewn by contract manufacturers.

         4.       IMPROVEMENTS IN MANUFACTURING PROCESSES AND EFFICIENCY

         Since the Petition Date, under the current management team, Fruit of the Loom has achieved a material improvement in virtually all operational measurement categories in the United States and the Caribbean largely as a result of the centralization of key functional areas and the resulting standardization and simplification of manufacturing processes. Examples of these improvements are as follows:

         Improvement                        2000 vs. 1999     YTD 9/01 vs. 2000

Reduction in Knitting Defects                    66%                    8%
Reduction in Rework Bleach                       51%                   47%
Reduction in Rework Dye                          36%                   48%
Total Employment Reduction                       32%                   15%
El Salvador Plant
  Efficiency Increase                            43%                   12%
Honduras Plant Efficiency
  Increase                                       32%                   26%

         a.       Improvements in Inventory Controls.

         Fruit of the Loom has initiated several efforts that have resulted in more efficient inventory logistics, a lower investment in inventory, and better customer service. Specifically, Fruit of the Loom has reduced overall SKUs by 40%, reduced the number of packaging options, reduced the expense of in-store merchandisers and created company-wide standards for product packaging. As a result of these changes, Fruit of the Loom believes it will be able to more effectively balance inventories and control changes in packaging and other inventory components without experiencing significant inventory obsolescence.

         b.       Improvements in Customer Order Fulfillment.

         As a result of the substantial manufacturing efficiency improvements and improvements in inventory control, Fruit of the Loom's customer order fulfillment rates in 2001, to date have averaged above 95%.

         5.       REDUCTIONS IN VARIABLE COSTS

         Fruit of the Loom has implemented a number of measures to reduce its variable cost structure. Through enhanced planning and improved manufacturing efficiencies, Fruit of the Loom has been able to reduce total freight expenditures by over $65 million from 1999 to 2000. Year to date September 2001, freight costs were approximately $4.0 million less than the same period in 2000. Improvements in manufacturing processes have also enabled Fruit of the Loom to reduce headcount from a peak of approximately 40,000 in 1999 to approximately 23,000 in September, 2001. Excluding consolidation costs of $88.3 million in 2000 and special charges of $67.2 million in 1999, Fruit of the Loom's selling, general and administrative expenses decreased, as a percentage of sales, from 16.4% in 1999 to 11.6% in 2000 as a result of these and other changes to Fruit of the Loom's variable cost structure. Year to date September 30, 2001, selling, general and administrative expenses were 12% of sales; this number includes 1.1% of sales for advertising expenses. In 2000, there were no advertising expenditures. Fruit of the Loom believes that at current volume levels, it has substantially achieved the benefits that are immediately available from cost reduction initiatives.

         6.       COMPETITIVE CONDITIONS

         All of Fruit of the Loom's markets are highly competitive. Fruit of the Loom's operations may be negatively impacted by changes in the financial strength of the retail industry, particularly the mass merchant channel, the level of consumer spending for apparel, the amount of sales of Fruit of the Loom's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry. The loss of one of its major customers could have a significant adverse effect on Fruit of the Loom. Fruit of the Loom's largest 100 customers accounted for approximately 75% of Fruit of the Loom's net sales. Sales to Fruit of the Loom's largest and second largest customers represented approximately 25% and 10%, respectively, of Fruit of the Loom's net sales year-to-date.

         7.       EXCHANGE RATE AND COMMODITY PRICING MARKET FLUCTUATIONS

         a.       Foreign Currency Exchange Rates.

         Foreign currency exposures arising from transactions include firm commitments and anticipated transactions denominated in a currency other than an entity's functional currency. Fruit of the Loom and its subsidiaries generally enter into transactions denominated in their respective functional currencies. Therefore, foreign currency exposures arising from transactions are not material to Fruit of the Loom. However, Fruit of the Loom does have foreign currency exposure arising from the translation of foreign denominated revenues and profits into U.S. dollars. The primary currencies to which Fruit of the Loom is exposed include the Euro and the British pound.

         b.       Commodity Prices.

         The availability and price of cotton is subject to fluctuations due to unpredictable factors such as weather conditions, governmental regulations, economic climate or other unforeseen circumstances.

         8.       INTERNATIONAL OPERATIONS RISKS

         Sales from international operations for year-to-date September 2001 were approximately $180 million and were principally generated from products manufactured at Fruit of the Loom's foreign facilities. These international sales accounted for approximately 17.5% of Fruit of the Loom's net sales for that period. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. In addition, Fruit of the Loom's operations, particularly in Central America have been, and will continue to be, exposed to extreme weather and other conditions (i.e., hurricanes and earthquakes), which could have a material adverse impact on operations generally. Fruit of the Loom's operations also involve the use of ocean-going transport to ship fabric to off-shore assembly plants and to return finished goods to both Europe and the United States; such maritime transport is inherently subject to risk from weather and other conditions.

         F.       DISPOSITION OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         Section 365 of the Bankruptcy Code affords Fruit of the Loom the power, subject to approval of the Bankruptcy Court, to assume or reject unexpired leases and executory contracts. If an unexpired lease or executory contract is rejected, the non-debtor party to the agreement may file a claim for damages incurred by reason of the rejection. These claims for damages are treated as pre-petition, general Unsecured Claims. In the case of rejection of unexpired leases of real property, such damage claims are subject to certain limitations imposed by section 502(b)(6) of the Bankruptcy Code.

         As of the Petition Date, Fruit of the Loom was a party to numerous unexpired leases and executory contracts, including real property leases, information technology and telecommunications agreements, equipment leases, plant-related service and supply agreements, licenses (both as licensor and as licensee), and utility agreements. It was essential that Fruit of the Loom evaluate the costs and potential benefits of each of these agreements, including the availability of alternate services and more profitable end-users for its products, all without disrupting core business operations.

         Since the Petition Date, Fruit of the Loom successfully renegotiated or rejected numerous leases and executory contracts, resulting in a reduction in fixed costs. Specifically, Fruit of the Loom rejected several real estate leases, rejected a contract with a licensee of the BVD(R) trademark that was not performing to expectations, and rejected numerous licenses in its Sports and Licensing Division.

         1.       REVIEW OF CONTRACTS AND LEASES GENERALLY

         Fruit of the Loom estimates that as of the Petition Date, it was a party to approximately 1,300 executory contracts and unexpired leases.

Since the Petition Date, it has instituted an internal process to review all significant unexpired leases and executory contracts to evaluate the economic costs and benefits of each of them. Fruit of the Loom has completed its review of the executory contracts and unexpired leases.

         Fruit of the Loom has, or will, implement the results of the review process in three ways: (a) it has assumed and assigned certain real property leases, resulting in proceeds of over $1.5 million to the estates; (b) it has filed eleven omnibus rejection motions (and more are anticipated), rejecting a total of 827 executory contracts and unexpired leases; and (c) under the terms of the wind-down of Pro Player (described above), Fruit of the Loom has also served notices rejecting substantially all of Pro Player's contracts, totaling 177 executory contracts and unexpired personal property leases.

         Fruit of the Loom has assumed a number of executory contracts and unexpired personal property leases since the Petition Date, with an aggregate cure cost of $6.9 million.

         Under the terms of the Berkshire Agreement, Fruit of the Loom has agreed to assume certain of its remaining executory contracts at or before the Effective Date, but only to the extent that the management of Fruit of the Loom determines that such contracts are in the best interests of the on-going Apparel Business. The aggregate costs of assumption are estimated not to exceed $3.3 million. Fruit of the Loom intends to reject all other remaining contracts as of the Effective Date.

         By this process, Fruit of the Loom has realized significant savings without business interruption.

         2.       REAL PROPERTY LEASES

         In order to complete its review of real property leases, Fruit of the Loom sought, and was granted, an extension of the time set under section 365(d) of the Bankruptcy Code for the assumption or rejection of non-residential real property leases. By order of the Bankruptcy Court dated June 22, 2001, the Bankruptcy Court continued the extensions previously granted, and gave Fruit of the Loom until December 31, 2001 to assume or reject its non-residential real property leases. Fruit of the Loom has filed a motion seeking a further extension through June 30, 2002.

         During the Reorganization Cases, Fruit of the Loom has assumed and assigned its leases for office space in New York City and a facility in Hudson, New Hampshire for an aggregate consideration to Fruit of the Loom of approximately $1.9 million.

         3.       PERSONAL PROPERTY LEASES

         Fruit of the Loom has also substantially completed the process of reviewing various agreements denominated personal property "leases" to ascertain whether each such agreement is a true lease or, alternatively, a financing transaction. Because true leases and financings are entitled to different rights and protections under the Bankruptcy Code, the proper characterization of each such agreement is imperative to enable Fruit of the Loom to determine how its obligations thereunder should be treated. See Section VI.A.4, "Certain Prepetition Obligations - Synthetic Lease", for a discussion of the Synthetic Lease.

         Since the Petition Date, Fruit of the Loom has filed eleven omnibus motions rejecting, among other things, unexpired personal property leases not required in its business operations.

         4.       SIGNIFICANT CONTRACTS

         Fruit of the Loom has successfully negotiated assumptions of a number of agreements, particularly with respect to providers of information technology services and equipment, including a settlement of agreements with IBM and Oracle Corporation, resulting in economic benefit to the estates without disrupting crucial information services.

         In addition to the omnibus rejections described above, Fruit of the Loom has rejected a number of licensing agreements where it was a licensee, where the product was under-performing or was no longer part of the core Fruit of the Loom businesses, including the licenses held by the Sports and Licensing Division and certain character licenses. In addition, as licensor, Fruit of the Loom successfully rejected the long term license of the BVD(R) brand for hosiery granted to Adams-Millis Corp. That license had been under-performing for a number of years. Fruit of the Loom is exploring re-licensing possibilities.

         Fruit of the Loom also successfully negotiated a settlement of its lease of a Canadair Regional Jet. Fruit of the Loom had determined that this aircraft was not required. It was returned to the lessor as part of a settlement pursuant to a Bankruptcy Court order dated October 11, 2000.

         5.       OTHER EXECUTORY CONTRACTS

         Fruit of the Loom has filed eleven omnibus motions to reject executory contracts and numerous additional motions to reject specific contracts which have resulted in the rejection of such contracts.

         G.       EMPLOYEE MATTERS

         1.       GENERALLY

         As of September 30, 2001, Fruit of the Loom and its non-debtor affiliates employ approximately 23,000 persons, world-wide. Of these employees, only approximately 700 employees (all located outside the United States) are covered by a collective bargaining agreement. Immediately prior to the Petition Date, Fruit of the Loom and its non-debtor affiliates employed approximately 38,000 employees worldwide.

         Fruit of the Loom had only one domestic collective bargaining agreement in effect as of the Petition Date, an Agreement between Aliceville Cotton Mill, Inc., and The Council of the United Textile Workers of America, United Food & Commercial Workers International Union, Local No. 500T. This collective bargaining agreement was terminated pursuant to a Closure Agreement dated November 8, 2000, and the plant subject to the agreement was shut down on January 7, 2001, affecting approximately 150 hourly workers. As of the date hereof no member of Fruit of the Loom is a party to a collective bargaining agreement.

         Since the Petition Date, worldwide employment has been reduced by approximately 8,000 persons, due primarily to Fruit of the Loom's tremendous progress in overcoming the operational difficulties which had plagued it prepetition. Fruit of the Loom has implemented various programs aimed at particularly increasing productivity and efficiencies of operations, particularly in the owned offshore plants. In response to surplus capacity caused by an adverse shift in demand, Fruit of the Loom has shifted work from third party contractors to owned offshore facilities, to increase efficiency, and has closed several of its less efficient yarn and textile facilities.

         Pursuant to the terms of the Agreement, Purchaser is obligated to cause Reorganized Fruit of the Loom to continue the employment of or offer employment to substantially all of Fruit of the Loom's world-wide employees, except that certain of the 25 most highly-compensated employees of Fruit of the Loom (to be designated by Purchaser) and the employees of Fruit of the Loom's Chicago office, who will instead be terminated as of the Effective Date (the "Designated Executives").

         2.       EMPLOYEE RETENTION AND EXECUTIVE SEVERANCE PROGRAM

         On March 27, 2000, the Bankruptcy Court entered an order, under sections 105(a) and 363(b)(1) of the Bankruptcy Code, approving and authorizing Fruit of the Loom to implement (i) the Retention Program and (ii) the Executive Severance Program.

         a.       Summary of Retention Program.

         After the Petition Date, Fruit of the Loom implemented a Retention Program to encourage key employees to remain in Fruit of the Loom's employ by providing them with periodic payments at specifically designated times during the course of the Chapter 11 Cases and with an emergence payment based on Fruit of the Loom's successful consummation of a plan of reorganization or other defined events. Upon a qualifying termination of employment upon a change of control, eligible Key Employees receive their severance benefit (base pay plus full target bonus) multiplied by their severance multiple (1.5 or 2.0), plus their full target bonus, in a lump sum. In addition, the eligible Key Employees are entitled to certain continued health and welfare benefits.

         Under the Retention Program, Key Employees in Tier IA (key senior executive officers (excluding the CEO position)) are entitled to retention and emergence payments of up to 80.0% of base pay. Key Employees in Tier IB (executive officers and key employees with employment contracts) are entitled to retention and emergence payments of up to 65% of base pay. Key Employees in Tier II (vice presidents, plant managers, and certain other key management employees) are entitled to retention and emergence payments of up to 55% of base pay. Key Employees in Tier III (directors and salaried direct support employees) are entitled to retention and emergence payments ranging from 15.625% up to and including 31.25% of base pay.

         The Retention Program covers approximately 132 Key Employees out of a total current workforce of approximately 23,000. The maximum cost of the Retention Program is estimated to be approximately $7,168,051. Under the terms of the Berkshire Agreement, the cost of the Retention Program is paid by Fruit of the Loom's estates, not Purchaser.

         b.       Summary of Executive Severance Program.

         Under the Executive Severance Plan, the Executive Employees(8) are entitled to cash payments equal to from one to two times the amount of their base pay in the form of salary continuation, plus full target bonus, after a "qualifying termination of employment". Upon a qualifying termination of employment upon a change in control, eligible Key Employees receive their severance benefit (base pay plus full target bonus) multiplied by their severance multiple (1.5 or 2.0), in a lump sum. In addition, the Eligible Key Employees are entitled to certain continued health and welfare benefits.

         The Executive Severance Program is in lieu of the previously-approved Pre-Petition Severance Plan. In addition, the Executive Severance Program is in lieu of certain severance benefits (including a cash payment equal to a two-year multiple of base pay and bonus, payment of a pro-rata target bonus for year of termination), provided under employment contracts with five of the Executive Employees, which if assumed would be more costly to Fruit of the Loom than the benefits payable to those Key Employees under the Executive Severance Program.

         Pursuant to the terms of the Berkshire Agreement with Purchaser, which is incorporated into the Plan, the Purchaser is obligated to cause Reorganized Fruit of the Loom to continue the employment of or offer employment after the Effective Date to substantially all of Fruit of the Loom's current employees, at their existing rate of base salary and with benefits substantially similar to the existing terms of their employment for at least one year, except for the Designated Executives and the employees of the Chicago office of Fruit of the Loom, which is being closed. Purchaser will be responsible for all severance obligations to all employees, except the Designated Executives. The list of Designated Executives will be included in the Plan Supplement. The Fruit of the Loom estates will be responsible for severance due to the Designated Executives. The amount of severance and related payments for the Designated Executives will be set forth in the Plan Supplement.

         c.       Emergence Bonus for CEO.

         Pursuant to an order dated July 10, 2000, the Bankruptcy Court approved the payment of a special emergence bonus (the "Emergence Bonus") to Dennis Bookshester, President and Chief Executive Officer ("CEO") of Fruit of the Loom. This bonus is in lieu of both the bonuses available to Tier 1 employees under the Retention Program and in lieu of severance. Mr. Bookshester was not included in the Retention Program because, at the time it was approved, he had not yet been appointed CEO of Fruit of the Loom.

         The Emergence Bonus is in the amount of $800,000, if the Bankruptcy Court confirms a Plan, provided that Mr. Bookshester is employed as CEO of Fruit of the Loom on the day that is immediately before the Effective Date or has previously been replaced as CEO, other than for cause (as such term is defined in the Employee Retention Order) or by reason of a


(8) The Executive Employees who are covered by the Executive Severance Program were entitled to at least 52 weeks of severance (not subject to mitigation) under the Pre-Petition Severance Plan which was previously approved by the Court, or by pre-Petition Date employment agreements providing for severance equal to two years base pay, plus bonus pay.

voluntary withdrawal. The Fruit of the Loom estates, and not Purchaser, will be responsible for payment of the Emergence Bonus to Mr. Bookshester.

         d.       Emergence Bonus for Senior Executives.

         In addition to the Retention bonuses described above, unless previously approved by separate motion, the Plan provides for an additional special emergence bonus payable to certain of Fruit of the Loom's executives designated on March 15, 2001 by the Compensation Committee of the Board of Directors, in the aggregate amount of $3,100,000. This emergence bonus will be paid to those executives on the Effective Date provided that as to each such executive, he or she is employed by Fruit of the Loom on the day immediately before the Effective Date or has been previously terminated other than for cause or by reason of a voluntary withdrawal. The Fruit of the Loom Estates, and not Purchaser, will be responsible for payment of these emergence bonuses.

         3.       WORKERS' COMPENSATION

         Fruit of the Loom provides its employees with, among other benefits, workers' compensation coverage. As of the Petition Date, approximately 522 employees (former and current) were receiving benefits under Fruit of the Loom's workers' compensation policies. From and after January 1, 1999, Fruit of the Loom became fully insured for workers' compensation claims. Fruit of the Loom maintains, among other insurance policies, workers' compensation insurance with The Travelers Indemnity Company and its affiliates, including Constitution State Service Company (collectively, "Travelers"). Fruit of the Loom estimates that annual costs associated with its workers' compensation program prior to the Petition Date were $3.5 million per year.

         a.       Maintenance of Benefits.

         Pursuant to the Employee Wage Order, Fruit of the Loom is authorized to maintain workers' compensation benefits (premium-based and self-insurance) only for Fruit of the Loom employees who were current, active employees as of the Petition Date. Accordingly, Fruit of the Loom believes that the Bankruptcy Court did not authorize it to pay workers' compensation-related claims of employees who left its employ (for whatever reason) before the Petition Date.

         b.       State Actions.

         Prior to January 1, 1999, Fruit of the Loom was self-insured in several states for certain workers' compensation-related claims. Many, if not all, of these states have statutorily established workers' compensation guaranty associations that take over the administration and payment of workers' compensation claims of self-insured companies that are or become insolvent. Many of the applicable statutes provide that the act of filing a bankruptcy petition is per se evidence that a company is insolvent for workers' compensation purposes and the guaranty associations will take over responsibility for the claims.

         During the Reorganization Cases, several states (including Kentucky, North Carolina, Louisiana, and Alabama) have taken over the administration and payment of Fruit of the Loom's workers' compensation claims for periods during which Fruit of the Loom was self-insured in such states. Additionally, during the Reorganization Cases, several of these states drew against collateral (i.e., pre-petition letters of credit or surety bonds) posted by Fruit of the Loom in connection with its self-insured status within those states. For example, an unsecured letter of credit for approximately $11 million was issued in favor of the Commonwealth of Kentucky to cover self-insured workers' compensation obligations of Fruit of the Loom. On April 4, 2000, the Department of Workers' Compensation Claims for the Commonwealth of Kentucky drew down on the letter of credit and transferred the proceeds to Kentucky's Self-Insurance Guaranty Fund. On August 28, 2000, the Bankruptcy Court entered the Stipulation and Order to Modify Automatic Stay to Allow Administration of Self-Insured Kentucky Workers' Compensation Claims and Payment of Claims By State of Kentucky. Pursuant thereto, the Bankruptcy Court granted the Commonwealth of Kentucky relief from the automatic stay to administer and pay workers' compensation claims.

         c.       Travelers Stipulation.

         By a Stipulation and Order dated October 17, 2001, Fruit of the Loom and Travelers agreed to certain mechanics relating to the payment of workers compensation claims and the ability of Travelers to draw under certain letters of credit.

         d.       Assumption by Purchaser.

         Under the terms of the Berkshire Agreement, Purchaser is obligated to assume Fruit of the Loom's workers compensation obligations, except to the extent those obligations are prepetition obligations that are or could be discharged under the Bankruptcy Code. Purchaser is also obligated to replace the postpetition letters of credit which support Fruit of the Loom's obligations in connection with workers' compensation.

H. SCHEDULES OF ASSETS AND LIABILITIES, FILING DEADLINE ORDER AND CLAIMS PROCEDURES ORDER

         1.       SCHEDULES

         On April 6, 2000, Fruit of the Loom filed its Statements of Financial Affairs and Schedules of Assets and Liabilities (the "Schedules").

         2.       FILING DEADLINE

         On June 5, 2000, the Bankruptcy Court entered an order (the "Filing Deadline Order") setting August 15, 2000 (the "Filing Deadline Date") as the general filing deadline for creditors to file proofs of Claim in the Reorganization Cases. Pursuant to the Filing Deadline Order, which order also approved the form and manner of providing notice of the Filing Deadline Date, Fruit of the Loom, with the assistance of the Claims Agent, ensured that the claims forms and other notices were mailed out to all known potential claimants in a timely fashion. Fruit of the Loom also caused the notice of the Filing Deadline Date to be published as directed by the Bankruptcy Court.

         As of the Filing Deadline Date, more than 13,000 claims had been filed against the various Fruit of the Loom debtor entities, totaling in the aggregate more than $55 billion (including duplicate claims).

         Fruit of the Loom has commenced the process of reviewing each of the claims filed, which is a prerequisite to reconciling them. Fruit of the Loom has substantially completed its internal review and reconciliation of Claims filed and has commenced objections to certain Claims.

         3.       CLAIMS OBJECTIONS AND PROCEDURES

         By Order dated December 13, 2000 (the "Procedure Order"), the Bankruptcy Court approved a simple and streamlined procedure for objecting to Claims. The Procedure Order also authorizes Fruit of the Loom to settle Claims in certain circumstances, so long as the difference between the settled amount of the Claim and amount of the undisputed Claim as shown in the Schedules is less than $75,000.

         Since December 13, 2000, Fruit of the Loom has filed eight Omnibus Objections to Claims, objecting to in excess of 1,300 Claims, aggregating approximately $5 billion in asserted amount. The Bankruptcy Court has entered orders granting the relief requested in Omnibus Objections to Claims, expunging 1,235 claims totaling approximately $4,750,425,000. Objections to 210 claims remain pending.

         Fruit of the Loom anticipates filing additional omnibus objections to claims prior to the Effective Date the Plan; the Plan reserves the right for Fruit of the Loom to file additional objections to claims for a period of six months after the Effective Date.

         4.       LIMITED OBJECTION TO 7% NOTES

         The 7% Notes include some amount of unamortized interest in their face amount. On September 28, 2001, Fruit of the Loom filed a limited objection to the proofs of claim filed by the Indenture Trustee for the 7% Notes, objecting solely to the amount of accreted interest asserted therein. Fruit of the Loom contends that the indenture trustee incorrectly calculated the accrued interest included in those proofs of claim. A hearing on the objection and response has been adjourned without date, while the parties engage in discovery. Fruit of the Loom and the Indenture Trustee for the 7% Notes are actively engaged in discussions which may lead to a settlement of this objection, which would be incorporated into the Plan.

I.       OTHER LEGAL PROCEEDINGS

         1.       CLASS ACTIONS AGAINST FRUIT OF THE LOOM AND ITS OFFICERS AND
                  DIRECTORS

                  a.       New England Health Care.

         On September 30, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased FTL Inc. Class A Common Stock and publicly traded options between July 24, 1996 and September 5, 1997 (the "Class Period") against Fruit of the Loom and William F. Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D. Ridge, Larry K. Switzer and John D. Wigodsky, each of whom is a current or former officer of Fruit of the Loom, in the United States District Court for the Western District of Kentucky (the "New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and that Fruit of the Loom and Mr. Farley are also liable under Section 20(a) of the Act.

         Fruit of the Loom and counsel for the plaintiff reached agreement, so ordered by the Bankruptcy Court on November 20, 2000 (the "105 Stipulation"), to stay the New England Action and certain other proceedings at least until January 15, 2001, (which had been extended to November 16, 2001 on consent) subject, among other things, to certain limited document discovery against non-parties (other than any current or former officers and directors) being permitted to proceed, and to the right of the plaintiffs to amend the complaint to add additional parties.

         Pursuant to the 105 Stipulation, as extended on consent, the New England Action was stayed as to all parties. As of November 16, 2001, the stay was terminated and discovery is now proceeding in the New England Class Action as to non-Debtor parties.

                  b.       Postpetition Class Actions.

         In March, April and May 2000, nine putative class actions were filed on behalf of all those who purchased Fruit of the Loom, Inc. Class A common stock between September 28, 1998 and November 4, 1999 against William F. Farley and G. William Newton, each of whom is a current or former officer of Fruit of the Loom, in the United States District Court for the Western District of Kentucky. The actions allege that the defendants violated section 10(b) of the Act, and that Mr. Farley is also liable under Section 20(a) of the Act. The nine putative class action lawsuits have been consolidated under Bernard Fidel v. William Farley, et al., Civil Action No. 1:00 CV-48M (W.D. Ky.), filed on March 22, 2000.

         The Fidel v. Farley, et al. action is subject to a stay due to a pending motion to dismiss. In addition, this action is stayed by the 105 Stipulation. By letter dated January 19, 2001, counsel for the class action plaintiffs agreed to continue the stay under the 105 Stipulation indefinitely pending settlement discussions. Those settlement discussions have not been productive and, as of November 16, 2001 the Plaintiffs have proceeded with discovery against the non-Debtor parties.

         2.       D&O INSURANCE

         Fruit of the Loom maintained, prior to the Petition Date, and continues to maintain, primary and excess directors' and officers' liability insurance (the "D&O Insurance"). Fruit of the Loom's aggregate policy coverage for the period of April 30, 1998 through April 30, 2001, is approximately $105 million, including primary and excess coverage. Fruit of the Loom has advised the issuers of the D&O Insurance of the class action lawsuits described above and certain other claims which may be alleged against the directors and officers related to prepetition events

         The primary carriers related to $30 million of the D&O Insurance coverage in place for policy year March 15, 1998 to March 15, 1999 (the "1998 Policy") have advanced certain defense costs and claims made under the 1998 Policy. Fruit of the Loom also maintains $35 million of D&O Insurance related to a 3-year aggregate policy for the period from April 30, 1998 to April 30, 2001 purchased from primary and excess carriers (the "1998 3- Year Policy"). The primary and excess carriers under the 1998 3-Year Policy have denied coverage for the New England Action and the Fidel Action and maintain that their coverages are void as of the date of procurement of this policy. Fruit of the Loom has disputed the denial of coverage by the carriers of the 1998 3-Year Policy. Fruit of the Loom and the 1998 3-Year Policy carriers have entered into a standstill agreement to stay the filing of any adversary proceedings related to the coverage dispute.

         Fruit of the Loom also maintains $45 million of D&O Insurance policies procured from certain carriers in 1999 with a policy period from March 15, 1999 to April 30, 2001 (the "1999 Policy"). The 1999 Policy is an "excess policy" providing coverage in excess of the underlying 1998 3-Year Policy, but constitutes primary coverage in the event the 1998 3-Year Policy has been rescinded or voided, and in certain other circumstances. A carrier under the 1999 Policy has advised Fruit of the Loom that the Fidel case is not covered by the 1999 policy because the facts and circumstances relate to the same facts and circumstances arising under the New England Action and are therefore a continuation of the claim filed in the New England Action and therefore covered by the 1998 Policy.

         Fruit of the Loom procured $25 million of D&O Insurance coverage for the policy period from December 29, 1999 to April 30, 2001 (the "2000 Policy"). The 2000 policy is an "excess policy" providing coverage in excess of the underlying 1998 3-Year Policy and the 1999 Policy. The 2000 Policy has a "prior acts exclusion" which provides that claims occurring prior to the Petition Date are not covered by the 2000 Policy. The 2000 policy expired on April 30,2001. Fruit of the Loom procured $25 million of replacement coverage for the policy period April 30, 2001 to April 30, 2002.

         3.       COMMITTEE AVOIDANCE ACTION AGAINST PREPETITION SECURED
                  CREDITORS

         As a part of the grant of adequate protection to the Prepetition Secured Creditors under the First Day Order, Fruit of the Loom stipulated to the validity and enforceability of the liens granted to the Prepetition Secured Creditors before the Petition Date. However, pursuant to the terms of the Final Adequate Protection Order, the Bankruptcy Court reserved the right for any party in interest to commence a proceeding challenging the Prepetition Secured Creditors Claims and/or liens, provided that the action was commenced on or before August 25, 2000. Notwithstanding the reservation of rights for all parties in interest, only the Unsecured Creditors Committee commenced an action under the terms of the Final Adequate Protection Order, and all other parties in interest have waived their right to challenge the Prepetition Secured Creditors' claims and liens.

         On or about August 24, 2000, the Unsecured Creditors Committee timely commenced the Committee Avoidance Action against the Prepetition Collateral Agent, the Indenture Trustees and certain against the Prepetition Secured Creditors (Adv. Proceeding No. 00-1022) by a complaint (the "Complaint") alleging that: (i) the guaranties made by FTL Cayman and the Debtor Subsidiaries of FTL Inc.'s obligations under the 1997 Credit Agreement are avoidable as fraudulently incurred obligations; (ii) the guaranties made by FTL Inc., FTL Cayman, and the Debtor Subsidiaries of Farley's obligations under the Farley Credit Agreement are avoidable as fraudulently incurred obligations; (iii) the grant of liens by Fruit of the Loom to support obligations owed to the Prepetition Secured Creditors are avoidable as fraudulent and/or preferential transfers; (iv) if any member of Fruit of the Loom provided to an Indenture Trustee or any Senior Noteholder any liens to support the Senior Notes pursuant to any provision of an Indenture requiring the granting of such liens "equally and ratably" to the extent liens were granted to other specified prepetition lenders to secure obligations owed to them, those liens are avoidable as fraudulent or preferential transfers; (v) any postpetition payments (or other transfers of property, including the granting of liens under the DIP Financing Order and the Adequate Protection Order) made by Fruit of the Loom to any of the Prepetition Secured Creditors on account of the obligations and liens described in the foregoing clauses (i)-(iv) should be avoided and recovered as transfers not authorized under the Bankruptcy Code or otherwise; and (vi) by reason of Prepetition Bank Lenders' conduct in shifting to the unsecured creditors the risk of loss with respect to their loans to Farley and various members of Fruit of the Loom, the Claims of the Prepetition Bank Lenders against Fruit of the Loom should be equitably subordinated to the payment in full of all unsecured claims in accordance with Bankruptcy Code section 510(c).

         The reference with regard to this adversary proceeding was withdrawn by the United States District Court for the District of Delaware, and the matter was assigned to Chief District Court Judge Sue Robinson, effective September 27, 2000.

         On January 17, 2001, the Unsecured Creditors Committee filed an amended complaint (the "Amended Complaint"), adding certain additional banks as defendants. The defendants filed their answers to the Complaint and the Amended Complaint, denying the allegations in the Complaint and Amended Complaint and asserting various affirmative defenses.

         The Prepetition Secured Creditors who are defendants in the Committee Avoidance Action have vigorously opposed that action and have raised various factual and legal defenses to the Complaint and the Amended Complaint. Among other things, the Prepetition Secured Creditors have raised defenses asserting that substantially all of the Fruit of the Loom entities were obligated as guarantors prior to the granting of liens, that each of the guarantees contained a "savings" clause whereby the obligations of the guarantor were limited to the maximum amount permitted under fraudulent transfer or other applicable laws, and that the liens granted were on account of antecedent debt and hence do not constitute a fraudulent conveyance as a matter of law. As a result, the Prepetition Secured Creditors assert, all the guaranties granted by Fruit of the Loom are valid up to the point at which any further increase in their amount would result in a guarantor BOTH (i) being insolvent or left with an unreasonably small capital, and (ii) receiving inadequate consideration in exchange for its guarantee. In addition, the stock of substantially all of Fruit of the Loom had been pledged to secure the obligations to the Prepetition Secured Creditors under the 1997 Credit Agreement (although the stock of FTL Inc. was not pledged until the Caymanization created a new holding company, FTL Cayman, above FTL Inc.). The Prepetition Secured Creditors also assert that each of the Debtors received the benefit of the advances made to Fruit of the Loom and that there was adequate disclosure of these liens, particularly to the holders of the 8-7/8% Notes.

         Certain of the parties engaged in significant amounts of discovery, which continued through May of 2001, when the mediation, described below, was commenced.

         The settlement of the Committee Avoidance Action is basis of the settlements embodied in the Plan.

         a.       Unsecured Creditors Committee's Stay Motion.

         On March 19, 2001, the Unsecured Creditors Committee filed a motion seeking, among other things, to stay the consideration of the Initial Plan and the Disclosure Statement by the Bankruptcy Court (the "Committee's Stay Motion"), and requesting an expedited hearing thereon. While the Bankruptcy Court denied the request for an expedited hearing, the Bankruptcy Court also directed Fruit of the Loom not to schedule a hearing to consider the adequacy of the Disclosure Statement, until the hearing on the Committee's Stay Motion. All matters with respect to the Scheme were likewise deferred.

         The asserted basis of the Committee's Stay Motion was that the Initial Plan could not proceed until the Committee Avoidance Action, and the status of the Prepetition Secured Creditors' liens, had been resolved.

         b.       The Mediation.

         A hearing on the Committee's Stay Motion was not held until May 9, 2001. At that hearing, the Unsecured Creditors Committee withdrew the Committee's Stay Motion without prejudice, and the Bankruptcy Court appointed Professor James J. White of the University of Michigan Law School to act as mediator with respect to all issues among the Unsecured Creditors Committee, Fruit of the Loom and the Prepetition Secured Creditors. The parties met telephonically and in person with the mediator and made various formal and informal written submissions to the mediator over the course of May and June, culminating in an all-parties full day mediation meeting at which numerous issues were discussed by and among the parties.

         Thereafter, in a series of further meetings under the auspices of the mediation, Fruit of the Loom, the Unsecured Creditors Committee, the Bank Steering Committee and the Noteholders Steering Committee reached an agreement to resolve, among other things, the Committee Avoidance Action. The results of that settlement are embodied in the Plan.

         4.       FARLEY LENDERS' SUIT AGAINST MR. FARLEY

         On or about October 27, 2000, the Farley Lenders commenced an action (the "Farley Collection Action") in the Supreme Court for the State of New York, County of New York, entitled Bank of America, N.A. v. William F. Farley, Index No. 001604685, against Mr. Farley to enforce his obligations to the Farley Lenders. On December 8, 2000, this action was removed to the United States District Court for the Southern District of New York. The Farley Lenders assert that Mr. Farley is in default under the Farley Loan Agreements and seek repayment of the Farley Loan pursuant to the loan agreements in an amount equal to approximately $60 million. The Farley Collection Action is currently pending.

         On August 31, 2001, the Farley Lenders filed a motion for summary judgment in the Farley Collection Action. That motion has been fully briefed and argued but the District Court has not yet issued a decision. Pursuant to the Plan, the Farley Lenders' Claims against Farley, including the Farley Collection Action, are assigned to the FOL Liquidation Trust. The Farley Lenders and Farley have been engaged in preliminary settlement negotiations and have agreed to provide in the Plan for a potential settlement mechanism for the Farley Collection Action.


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
         a.       Possible Settlement of Farley Collection Action.

         The Plan also provides that, for a 60 day period subsequent to the Effective Date (the "Farley Settlement Period"), FOL Liquidation Trust, with the approval of the Farley Lenders, shall have the authority to consummate a settlement with Farley and the Farley Lenders (who will participate solely to the limited extent required to extend the term of the outstanding letters of credit described below), without further approval or order of the Bankruptcy Court, provided that such settlement falls within the following settlement parameters and is consummated within the Farley Settlement Period:

         i. Farley shall pay, on the settlement consummation date, $10 million in Cash;

         ii. Farley shall agree to pay, by no later than 15 months from the settlement consummation date, $2 million in Cash, plus interest from and after January 1, 2002 (the "New Farley Note Obligations");

         iii. Farley shall agree to repay all draws made in connection with a presently outstanding letter of credit, and any replacements and substitutions for such letter of credit, in the approximate amount of $2.2 million, together with letter of credit fees (the "Farley Reimbursement Obligations"), and the Farley Lenders agree that letter of credit shall be extended for a time period to be agreed upon by the Farley Lenders.

         iv. Farley's New Farley Note Obligations and Farley Reimbursement Obligations shall be secured by collateral acceptable to FOL Liquidation Trust;

         v. Farley shall release Fruit of the Loom, FOL Liquidation Trust, and the Farley Lenders from any and all claims and dismiss all litigation against Fruit of the Loom; provided, however, that Farley shall be entitled to the same continuing indemnities as are generally provided pursuant to the Plan to persons who were directors of Fruit of the Loom prior to the Petition Date; and

         vi. Fruit of the Loom shall release Farley from all claims, and the Farley Lenders shall covenant not to sue Farley, in connection with the Farley Loans, and each shall dismiss related litigation against Farley, except for the obligations of Farley arising out of the settlement agreement.

         FOL Liquidation Trust, as the successor to Fruit of the Loom for these purposes, would also be given authority, pursuant to the Plan, to release or subordinate its liens upon assets which presently secure Farley's obligations to Fruit of the Loom, but only in connection with transactions whereby the net cash proceeds generated from such transactions remain subject to FOL Liquidation Trust's liens.

         Notwithstanding the foregoing, the Plan also provides that Fruit of the Loom has the right, without further solicitation, to amend the Plan, at any time before the conclusion of the Confirmation Hearing, to delete the authority granted to consummate the foregoing without further Bankruptcy Court approval, but only if Fruit of the Loom, in its sole discretion determines to do so.


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
         b.       Effect of Settlement on Other than the Farley Adversary
                  Proceedings.

         Pursuant to the above described settlement proposal, if it is implemented, the three adversary proceedings involving Fruit of the Loom and Farley (described below) will also be resolved. Farley will release all claims to the Rabbi Trust and its assets; Farley will also dismiss the Remedies Proceeding with prejudice; with respect to the Artwork Proceeding, Farley and FOL Liquidation Trust will exchange certain disputed artwork and otherwise each will release all claims against the other with respect to the subject matter of the Artwork Proceeding.

         5.       FARLEY ADVERSARY PROCEEDINGS

         As set forth in Section V.A.3 above, pursuant to the Farley Guaranty, Fruit of the Loom guaranteed the Farley Loan. Mr. Farley's reimbursement obligations to Fruit of the Loom on account of the Farley Guaranty are collateralized by substantially all of Mr. Farley's assets, and certain assets of Farley-related entities. The FTL Inc. Preferred Stock and the FTL Cayman Class B Ordinary Shares held by Mr. Farley were pledged to Fruit of the Loom as security for Mr. Farley's reimbursement obligation to Fruit of the Loom in respect of the Farley Loan.

         Mr. Farley has not paid Fruit of the Loom the guarantee fee due in 1999, 2000, or 2001 with respect to the Farley Loans and is in default under both the Farley Loan and his reimbursement agreement with Fruit of the Loom. Pursuant to the Adequate Protection Order, described in Section VI.B.2 above, Fruit of the Loom began paying interest on the Farley Loan in the first quarter of 2000, including interest that was outstanding from the fourth quarter of 1999. Through September 30, 2001, total payments made by Fruit of the Loom on account of the Farley Loan aggregated $9,233,664. In addition, the unpaid guarantee fees owed to Fruit of the Loom by Mr. Farley, through September 30, 2001, aggregated $2,669,667. On May 16, 2000, Fruit of the Loom sent a demand letter to Mr. Farley on account of his reimbursement obligation.

                  a.       Farley Investigation.

         After the Petition Date, at the request of Fruit of the Loom, the Bankruptcy Court directed William Farley, Farley Inc., and Farley Industries, Inc. to produce documents and submit to an oral examination, to which Farley objected. Over the course of June through September 2000, Mr. Farley produced approximately 3,000 documents in response to Fruit of the Loom's Rule 2004 request. Fruit of the Loom deposed Mr. Farley over a three day period on September 13-15, 2000 and the Unsecured Creditors Committee also deposed Mr. Farley. This investigation is still open. Fruit of the Loom has commenced the litigation described below and is considering other claims. The Unsecured Creditors Committee has also reserved its rights for further investigation.

                  b.       The Rabbi Trust.

         On March 27, 1995, Mr. Farley and Fruit of the Loom entered into an employment agreement, effective as of December 18, 1994, which was subsequently amended and restated as of January 6, 1999 (the "Employment Agreement"). Fruit of the Loom terminated the Employment Agreement prior to the Petition Date and, as a protective measure, rejected it by order of the Bankruptcy Court on December 30, 1999. Pursuant to the terms of the



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
Employment Agreement, Mr. Farley had the right to defer all or a portion of his compensation in a particular year in exchange for the right to receive benefits payable (if any) under the Deferred Compensation Plan and the Rabbi Trust. See
Section V.C.2 ("Pension and Benefit Plans - Non-qualified Plans"). The Rabbi Trust provided that, in the event Fruit of the Loom becomes a "debtor" under the Bankruptcy Code, the assets of the Rabbi Trust would be held for the benefit of Fruit of the Loom's general creditors. Nonetheless, Mr. Farley has taken the position that the Rabbi Trust and its assets should not be considered property of Fruit of the Loom's estates. He has asserted a number of legal and equitable theories as to why the Rabbi Trust and its assets are his or should be held for his benefit.

         On March 3, 2000, Fruit of the Loom moved for the entry of an order, pursuant to sections 105 and 543 of the Bankruptcy Code (the "Turnover Motion"), directing the turnover of the cash and securities held in the Rabbi Trust (the "Rabbi Trust Assets") from Wachovia. On or about June 30, 2000, the Bankruptcy Court entered an order granting, in part, the Turnover Motion and directing that
(i) Wachovia turn over the Rabbi Trust Assets to Fruit of the Loom; (ii) Fruit of the Loom deposit the Rabbi Trust Assets in an escrow account (the "Escrow Account") and (iii) Fruit of the Loom commence an adversary proceeding seeking a declaratory judgment regarding the ownership of the Rabbi Trust Assets and Fruit of the Loom's ability to use such assets in the Reorganization Cases. As described more fully below, in furtherance of the Bankruptcy Court's order, Fruit of the Loom commenced an adversary proceeding against Mr. Farley, which is pending, and deposited the Rabbit Trust Assets into the Escrow Account.

                  c.       Adversary Proceedings.

         Fruit of the Loom has commenced adversary proceedings to permit it to exercise remedies against Mr. Farley in respect of his reimbursement obligation to Fruit of the Loom for payments made by Fruit of the Loom to the Farley Lenders under the Farley Guaranty and for turnover of assets held in the Rabbi Trust. Mr. Farley responded by filing a complaint seeking a declaratory judgment regarding his rights under the loan documents relating to the Farley Guaranty. The parties have filed answers, counterclaims and answers to the counterclaims in these adversary proceedings.

         On September 7, 2000, the reference for all three adversary proceedings involving Fruit of the Loom and Mr. Farley was withdrawn to the United States District Court for the District of Delaware and they were assigned to Chief Judge Robinson, effective September 27, 2000. Discovery has commenced with respect to all of the adversary proceedings.

                  i. Adversary Proceedings Commenced By Fruit of the Loom Against Mr. Farley.

         On July 17, 2000, Fruit of the Loom commenced an action against Mr. Farley in the Bankruptcy Court styled Fruit of the Loom, Inc. v. Farley, Case No. 99-04497, Adv. Proc. No. 00-724 (D. Del.) (the "Rabbi Trust Proceeding"). The Rabbi Trust Proceeding seeks a declaratory judgment that certain assets maintained and held in the Rabbi Trust are the property of Fruit of the Loom's estate and may be used immediately by Fruit of the Loom for the benefit of its estate and creditors. On August 21, 2000, Mr. Farley filed an answer and counterclaims against Fruit of the Loom.


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
         On August 4, 2000, Fruit of the Loom commenced an action against Mr. Farley in the Bankruptcy Court styled Fruit of the Loom, Inc. v. Farley, Case No. 99-04497, Adv. Proc. No. 00-276 (D. Del.) (the "Artwork Proceeding"). The Artwork Proceeding seeks the return of certain pieces of art owned by Fruit of the Loom that Fruit of the Loom contends are in the possession of Mr. Farley. On September 2, 2000, Mr. Farley filed an answer and counterclaims against Fruit of the Loom.

         Fruit of the Loom has also commenced an adversary proceeding against Farley asserting certain Avoidance Action and seeking to set aside and recover certain transfers to or for the benefit of Farley.

                  ii. Adversary Proceeding Against Fruit of the Loom Commenced by Mr. Farley.

         On May 30, 2000, Mr. Farley commenced an adversary proceeding against Fruit of the Loom in the Bankruptcy Court styled Farley v. Fruit of the Loom, Inc., Case No. 99-04497, Adv. Proc. No. 00-646 (D. Del.) (the "Remedies Proceeding"). The Remedies Proceeding seeks a declaratory judgment that Mr. Farley is a third party beneficiary of certain documents with respect to Fruit of the Loom's guarantee of the Farley Loan, and thus those documents cannot be altered without his consent. Mr. Farley seeks a judgment that Fruit of the Loom is foreclosed from seeking reimbursement and repayment for payments made by Fruit of the Loom to the Farley Lenders pursuant to the Farley Guaranty until the Farley Lenders are paid in full. Fruit of the Loom has filed an answer and counterclaim seeking, among other things, a determination that Mr. Farley is in breach of his reimbursement obligations to Fruit of the Loom and a judgment requiring him to specifically perform his obligations under the reimbursement agreement.

         On June 30, 2000, Fruit of the Loom filed a motion for summary judgment in the Remedies Proceeding. On July 21, 2000, Mr. Farley opposed Fruit of the Loom's summary judgment motion and filed a motion, pursuant to Rule 56(f) of the Federal Rules of Civil Procedure, seeking entry of an order postponing and continuing the Bankruptcy Court's consideration of Fruit of the Loom's summary judgment motion. The District Court has reserved judgment on both motions.

         6.       PRO PLAYER POST-PETITION DATE LITIGATION

         Following the Petition Date, the litigation with Messrs. Lee and Strumeier continued, including with respect to their proofs of claim filed in the Reorganization Cases. Fruit of the Loom and Mr. Lee entered into a settlement agreement resolving all matters in the Civil Action and the pending motions in the Bankruptcy Court. The settlement agreement was approved by the Bankruptcy Court on August 3, 2001, and by the District Court on August 8, 2001. Pursuant to its terms, Mr. Lee abandoned all claims to the funds in the Bankruptcy Court Registry and dismissed the Constructive Trust Motion with prejudice, withdrew all claims against Fruit of the Loom with prejudice, and agreed to pay Fruit of the Loom the amount of $450,000. The settlement payment amount was negotiated based in part on Mr. Lee's affidavit of financial condition which he provided to Fruit of the Loom and which was reviewed by the Unsecured Creditors Committee. On September 30, 2001, Mr. Lee made the final payment on account of the $450,000 settlement payment.


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
         Fruit of the Loom and Mr. Strumeier, Mr. Lee's co-defendant in the Civil Action, have also entered into a Settlement Agreement of all matters in the Civil Action, which was approved by the Bankruptcy Court on October 25, 2000. The Settlement Agreement, among other things, provides that Mr. Strumeier
(a) will pay to Fruit of the Loom a total of $660,000, as reimbursement for the costs incurred by Fruit of the Loom to maintain the Pro Player Letter of Credit and (b) waives all Claims against Fruit of the Loom, including all Claims under the Pro Player Letters of Credit and the Bond, and for any bonuses under his employment agreement. The settlement payment amount was negotiated based in part on Mr. Strumeier's affidavit of financial condition, which he provided to Fruit of the Loom. As of the date hereof, Mr. Strumeier has made the payments due to date under his settlement, totaling $315,000, plus interest, leaving a remaining principal balance of $345,000.

         7.       GILDAN LITIGATION SETTLEMENT

         Fruit of the Loom filed a complaint in the United States District Court for the Northern District of Illinois, (the "Illinois District Court") on or about April 23, 2001 against Gildan Activewear, Inc. ("Gildan"), a competitor of Fruit of the Loom in activewear, and David G. Cherry ("Cherry") to enjoin the use, distribution or disclosure of the alleged misappropriated trade secrets and to enjoin the further misappropriation of Fruit of the Loom's trade secrets and seeking other relief. The Complaint alleged that Cherry contacted a Fruit of the Loom employee and requested copies of Fruit of the Loom's "Forecast Report" and "Sew Plan" report, both of which are highly detailed operating plans of Fruit of the Loom and confidential trade secrets.

         The Complaint further alleged that Gildan's senior management utilized other former Fruit of the Loom employees, also employed by Gildan at such time, to review and interpret the confidential reports. Fruit of the Loom's Complaint alleged that Gildan and Cherry misappropriated valuable proprietary trade and secret information concerning Fruit of the Loom's sales, customer strategies, production, inventory, costs and competitive strategies, which information constituted trade secrets under the Illinois Trade Secrets Act. The Complaint sought to enjoin the use or disclosure of Fruit of the Loom's trade secrets and sought other relief related to Gildan and Cherry's misappropriation of trade secrets and unfair competition. On April 15, 2001, the Illinois District Court issued a temporary restraining order against Gildan and Cherry.

         On April 20, 2001, the Illinois District Court issued an agreed preliminary injunction (the "Injunction"). Pursuant to the Injunction, Gildan and Cherry were enjoined from the use, distribution, disclosure and attempt to obtain in any way Fruit of the Loom's non-public, confidential and proprietary information. Further, the Injunction enjoined Cherry from any involvement in Gildan's production planning and other specified functions and restricted Gildan's use of John A. Martin, another former Fruit of the Loom employee, in the sales and marketing efforts of Gildan.

         On June 18, 2001, the Illinois District Court issued an agreed order, staying the litigation. As a result, Gildan and Cherry did not answer the Complaint. Martin intervened in the litigation, filed an answer to the Complaint, and sought relief from the Injunction. On October 23, 2001, Fruit of the Loom and Martin entered into a separate settlement agreement including


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
a further injunction against his engagement in certain sales and marketing activities for a specified period.

         In November of 2001, Fruit of the Loom, Gildan and Cherry entered into a settlement agreement which, among other things, provides for a release of Fruit of the Loom's claims against Gildan and Cherry, the payment of consideration for Fruit of the Loom's release of its claims, and continuing injunctive relief against Gildan to further protect Fruit of the Loom's trade secrets. The parties also agreed to a consent order which enjoins Gildan and its officers, Cherry and Martin from certain conduct. The consent order was entered by the Illinois District Court on November 13, 2001. The parties to the settlement agreement acknowledged and agreed that the settlement agreement does not constitute an admission of liability of any party.

         The settlement with Gildan and Cherry was approved by the Bankruptcy Court by an order dated December 21, 2001.

J.       FTL INVESTMENTS

         FTL Investments, Inc. ("FTL Investments"), one of the Fruit of the Loom Debtors, owns and manages investments in various securities and related assets. As of the Petition Date, FTL Investments had invested, directly or indirectly, in approximately 20 securities in development stage companies qualifying as venture capital investments, the majority of which were not publicly traded, for an aggregate invested amount of approximately $15,400,000.

         Since the Petition Date, FTL Investments has sold certain of its investments pursuant to orders of the Bankruptcy Court. As of November 30, 2001, FTL Investments has realized approximately $21,400,000 from those sales.

         a.       Settlement With Jeffrey Sollender.

         In 1997, Jeffrey Sollender, FTL Investments, and certain entities affiliated with Fruit of the Loom (the "Investing Entities") negotiated a consulting agreement with Mr. Sollender, pursuant to which he would recommend potential investments in companies with high growth potential, primarily in the biotechnology field, and through Biotechvest, LLC would invest in selected companies and manage those investments, all under the terms set forth in the consulting agreement. Under the consulting agreement, Mr. Sollender was to receive a carried interest in certain investments as a part of his compensation.

         On August 2, 2000, Mr. Sollender filed a Motion for Order Pursuant to Bankruptcy Rule 2004 Directing the Debtors to Produce Documents with respect to the consulting agreement. On September 29, 2000, Mr. Sollender filed a motion seeking a determination that the automatic stay did not apply to his "carry" interest in certain investments. These motions are hereinafter referred to as the "Sollender Motions." On Fruit of the Loom and Mr. Sollender entered into a Settlement Agreement, dated as of October 19, 2001 (the "Sollender Settlement Agreement"), which is pending and is scheduled for a hearing on January 14, 2002. The proposed Sollender Settlement Agreement resolves all issues raised in the Sollender Motions and all issues related to the Consulting Agreement, including disputes as to Mr. Sollender's rights to the carry interest and the amounts due thereunder.


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
         Under the Sollender Settlement Agreement, Mr. Sollender and Fruit of the Loom agreed to provide at closing mutually acceptable releases, releasing all claims against the other as described more fully in the Settlement Agreement. Under the Sollender Settlement Agreement, Biotechvest, LLC will distribute to FTL-I or the Rabbi Trust, as the case may be, the shares set forth in the column entitled "No. of Shares Distributed to Capital Member" in the table set forth in the Sollender Settlement Agreement. The parties to the Sollender Settlement Agreement also acknowledged and agreed that the Settlement Agreement does not constitute an admission of liability of any party.

K.       NWI

         As described above, on the Petition Date, FTL Inc. and NWI had certain retained contractual indemnification obligations and liabilities related to environmental and product liability matters. These obligations are held primarily by NWI and FTL Inc. pursuant to the A&I Agreement, the Universal Stock Purchase Agreement, the Environmental Agreement, and related documentation and consent orders.

         1.       RETENTION OF CEC

         By order dated December 13, 2000, NWI retained Civil and Environmental Consultants, Inc. ("CEC") as a contractor to perform certain of NWI's environmental management activities at certain NWI Sites (collectively, the "Covered Sites"). CEC performs two primary tasks relating to the Covered Sites:
(a) project file transfer and maintenance, and (b) environmental management services, including site file management, program reporting, project accounting, and contractor supervision and coordination, and such other related services as NWI may request from time to time.

         Pursuant to the management agreement with CEC, certain employees of NWI were retained by CEC. NWI has terminated all but 1 employee. CEC has received all documentation and records formerly maintained by NWI and is responsible for maintaining them or providing access, copies and/or originals to parties entitled to receive them.

         2. MOTIONS TO REJECT CERTAIN CONTRACTS RELATING TO ENVIRONMENTAL LIABILITIES

         By motion dated November 14, 2000, NWI and FTL Inc. moved to reject certain executory contracts, including the A&I Agreement, all relating to their prepetition indemnification and other obligations relating to environmental matters. Velsicol and TSC, among others, objected to this motion. By Motion dated December 12, 2000, Velsicol and TSC also moved for an Order immediately compelling assumption or rejection of the A&I Agreement and for related relief (the "Velsicol Motion"), seeking to compel NWI and FTL Inc. to assume or reject the A&I Agreement. The Velsicol Motion also sought a determination that if the A&I Agreement is rejected, then the TSC Preferred Stock would be cancelled. FTL Inc. and NWI filed a limited objection to the Velsicol Motion, objecting to the relief sought with respect to the TSC Preferred stock.

         After extensive negotiations with all objecting parties, FTL Inc. and NWI reached an agreement resolving both their Motion and the Velsicol Motion, by the submission of an agreed-upon form of order to the Bankruptcy Court. That order provides that the contracts, including the A&I Agreement


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
are rejected, but reserves the parties' rights as to the effect of the rejection. The order was signed by the Bankruptcy Court on March 14, 2001.

         3.       THE TSC PREFERRED STOCK

         In connection with the management buyout of Velsicol in 1986, Northwest received an interest-bearing subordinated note, dated as of December 12, 1986, from Velsicol (the "Velsicol Note") in the principal amount of $12,000,000. In 1992, as part of a corporate restructuring of Velsicol and TSC, NWI exchanged the aggregate amount of the principal and interest outstanding under the Velsicol Note, as a capital contribution to TSC, for certain preferred stock of TSC (the "TSC Preferred Stock"), pursuant to the terms and conditions set forth in that certain Contribution Agreement (the "Contribution Agreement"), dated as of December 31, 1992, by and among NWI, Velsicol, and TSC. Under the terms of the Contribution Agreement and the TSC Preferred Stock, NWI is entitled to a liquidation preference for the TSC Preferred Stock in the event of a sale of the TSC or Velsicol common stock owned by TSC and other events constituting the sale of Velsicol's assets or business

         4.       SETTLEMENT WITH GOVERNMENTAL ENTITIES AND VELSICOL

         [There are pending settlement discussions regarding the proposed NWI Environmental Claims Settlement with the EPA and representatives of New Jersey, Illinois, Tennessee and Michigan which would govern the disposition of NWI's assets and liabilities. If approved by the other necessary parties, the NWI Environmental Claims Settlement will be incorporated into the Plan and effectuated thereby. Under the terms of a settlement term sheet, the EPA and the relevant state agencies (the "Government Parties") would covenant not to sue FTL Inc. and NWI and would provide protection against claims for contribution made by third parties with respect to environmental liabilities in connection with the A&I Agreement, the NWI Sites and the Velsicol Sites. Under the proposed term sheet for that settlement: (i) the real property owned by NWI will be transferred to a custodial trust (the "Custodial Trust"); (ii) all the remaining assets of NWI, including the TSC Preferred Stock , will vest in a successor entity ("NWI Successor"), which will liquidate the assets and distribute proceeds to the Governmental Parties and to holders of Allowed NWI Claims, including the Government Parties, all as provided therein; (iii) will limit the Governmental Parties' administrative claims to $4.45 million; and (iv) provide for the release of all claims by Velsicol and TSC. As a part of this proposed settlement, the Government Parties will covenant not to sue Fruit of the Loom and any successors thereto, including Purchaser, and will provide contribution protection to Fruit of the Loom and the successors thereto, including Purchaser, with respect to the environmental matters addressed by the settlement, including those arising with respect to the NWI Sites, the Velsicol Sites and the A&I Agreement. Under the terms of the settlement, Secured Creditors of NWI and FTL Inc., and the holders of Allowed NWI Claims will only be entitled to receive distributions after the proceeds of the TSC Preferred Stock exceed $25 million. For a more complete description of this settlement, see Sections VII.C.18 and VII.B.5.

         5.       SETTLEMENT WITH MAGNETEK

         FTL Inc. and Magnetek have entered into a settlement agreement dated as of November 14, 2001 (the "Magnetek Settlement Agreement"). The Magnetek Settlement Agreement is subject to and conditioned upon approval by


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
the Bankruptcy Court and Fruit of the Loom intends to file a motion seeking approval of that agreement separately or as a part of the Plan. The Magnetek Settlement Agreement provides the following: (a) Magnetek releases all claims, rights, and causes of action against FTL Inc. and NWI for any matters arising under or related to the Environmental Agreement, the Universal Stock Transfer Agreement, and related agreements and documents, and (b) FTL Inc. and Magnetek resolve a dispute regarding the application of certain tax benefits under the Universal Stock Transfer Agreement such that FOL Liquidation Trust will be entitled to 50% of certain tax benefits arising from or related to payments made by Fruit of the Loom to settle the LMP litigation, which are realized by Magnetek in excess of the first $5 million.

L.       PREFERENCE ANALYSIS AND OTHER AVOIDANCE ACTIONS

         Under the Bankruptcy Code, Fruit of the Loom, as debtors in possession, have the right to undo certain prepetition transactions and return any property (or value) transferred in those transactions to their respective estates for the benefit of their respective creditors. These rights and causes of action are referred to as "Avoidance Actions." Avoidance Actions may include actions to set aside (a) transfers made by Fruit of the Loom within the 90 days before the Petition Date, or within one year before the Petition Date if the transfer was to or for the benefit of any insider, (b) transfers made within one year before the Petition Date, not for reasonably equivalent value, may also be avoided and the property recovered for the benefit of the estate and, (c) pursuant to section 544(b) of the Bankruptcy Code, transfers which are avoidable under applicable state law by any creditor of Fruit of the Loom.

         Under the terms of the DIP Facility, Fruit of the Loom granted the DIP Lenders a first priority lien on all avoidance actions and the proceeds thereof.

         Fruit of the Loom is reviewing the transactions potentially subject to Avoidance Actions. For a description of the Committee Avoidance Action commenced by the Unsecured Creditors Committee, see Section VI.I.3 ("Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors"). In particular, Fruit of the Loom has reviewed all payments made during the 90 days before the Petition Date and has examined the aggregate payments (over a certain aggregate threshold amount) made to any single person or entity, to determine if an Avoidance Action may be brought. As a result of this analysis, Fruit of the Loom has identified approximately 300 persons or entities who received potentially preferential payments during that 90 day period. Fruit of the Loom estimates that there may be recoverable preferences of between $10 million and $18 million, based on aggregate payments made during the period of approximately $120 million. However, there may be affirmative defenses and other issues of proof, which make this range of value extremely speculative. In addition, certain of the potential defendants were critical vendors and others to whom postpetition payment of prepetition amounts was approved by prior order of the Bankruptcy Court.

         Fruit of the Loom has commenced Avoidance Actions, seeking to recover preferential payments, or has entered into tolling agreement with persons or entities who may have received preferential payments, extending the time to bring an Avoidance Action to June 30, 2002, with approximately 180 persons or entities. Substantially all of the Avoidance Actions are


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
against persons or entities who are, or would be (if the Avoidance Actions are successful), holders of Trade Claims in Class 4A or Class 5.

         Under the terms of the Plan, Fruit of the Loom releases any Avoidance Actions against holders of Class 4 or Class 5 Claims, except Fruit of the Loom retains right to assert any such Avoidance Action as a set off or recoupment against any holder of a claim who is also a beneficiary of a transfer subject to Avoidance Action. The waiver of Avoidance Actions is a part of the settlement of the Committee Avoidance Action and also serves to preserve existing vendor relations which are necessary for the Apparel Business.

M.       NEGOTIATION OF THE PLAN

         1.       THE INITIAL PLAN

         Since the summer of 2000, Fruit of the Loom has had extensive discussions with the Noteholders Committee and the Bank Steering Committee, representing the Prepetition Secured Creditors, regarding the terms of a plan of reorganization for Fruit of the Loom, including the capital structure for a reorganized Fruit of the Loom and a myriad of intercreditor issues. Initially, in August of 2000, the Prepetition Secured Creditors requested that Fruit of the Loom defer the preparation of a formal term sheet for a plan of reorganization until the Prepetition Secured Creditors resolved certain intercreditor issues.

         After numerous negotiating sessions and meetings during the fall of 2000 between Fruit of the Loom, its advisors, and the representatives of the Prepetition Secured Creditors, in November 2000 the representatives of the Prepetition Secured Creditors presented Fruit of the Loom with a formal proposed term sheet for a plan of reorganization that had the preliminary support of both the Bank Steering Committee and the Noteholders Committee. At the request of the representatives of the Prepetition Secured Creditors, however, Fruit of the Loom again delayed completion of the proposed term sheet to permit the representatives of the Prepetition Secured Creditors time to address certain intercreditor issues among themselves.

         Negotiations with the representatives of the Prepetition Secured Creditors continued through December 2000 and January 2001. In January 2001, Fruit of the Loom prepared a term sheet reflecting the agreements reached (the "Plan Term Sheet"). Further negotiations followed regarding the Plan Term Sheet.

         In late January 2001, new issues were raised. There were negotiations through February regarding the issues raised and certain remaining open points in the Plan Term Sheet. Finally, at the end of February, Fruit of the Loom reached agreement with both the Bank Steering Committee and the Noteholders Committee on the remaining open points and filed the Initial Plan on March 15, 2001.

         Fruit of the Loom believes that the Initial Plan was in compliance with the requirements of the Plan Term Sheet.


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
2.    THE PLAN

            Prosecution of the Initial Plan was deferred by the Committee Stay Motion and then by the mediation. As a result of the mediation, the representatives of the Unsecured Creditors Committee, the Bank Steering Committee and the Noteholders Steering Committee and Fruit of the Loom reached an agreement to resolve, among other things, the Committee Avoidance Action, and the treatment of secured and unsecured claims under a plan of reorganization for Fruit of the Loom. The agreement in principle, reached in the mediation, is embodied in this Plan.

                                      VII.
          SUMMARY OF JOINT PLAN OF REORGANIZATION FOR FRUIT OF THE LOOM




            THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.

            THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

            THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN FRUIT OF THE LOOM, ANY REORGANIZED FRUIT OF THE LOOM, AND OTHER PARTIES IN INTEREST.

            The Plan is the product of diligent efforts by Fruit of the Loom, the Prepetition Secured Creditors, the Unsecured Creditors Committee and various creditor constituencies to formulate a plan which provides for a fair allocation of Fruit of the Loom's assets in an orderly manner, consistent with the provisions of the Bankruptcy Code and applicable nonbankruptcy law. The Plan embodies a series of interrelated and interdependent settlements, which are reflected in the Distributions to holders of Allowed Claims under the Plan.

            Under the Plan, Claims against and Equity Interests in Fruit of the Loom are divided into Classes according to their seniority and other criteria. If the Plan is confirmed by the Bankruptcy Court, and consummated, holders of Claims in Classes 1, 2, 3, 4, and 5 will receive Distributions of Cash and, as applicable, the beneficial interests of FOL Liquidation Trust (Classes 2 and 4A only). The assets associated with the Apparel Business, including the capital stock of FTL Caribe and certain of the subsidiaries of Union Underwear, will be transferred to the Purchaser and the proceeds will be used to fund the distributions provided for under the Plan, establish any necessary reserves, and fund the operations of FOL Liquidation Trust, and the Unsecured Creditors Trust.

            In conjunction with the Plan, Fruit of the Loom has made financial projections of earnings and cash flows for each of the fiscal years 2001 through 2003, which financial projections are attached as Exhibit B to the Disclosure Statement. Fruit of the Loom believes that its creditors will receive greater and earlier recoveries under the Plan than under any other available alternative, including a liquidation of the Apparel Business. See Section XIII - "Alternatives to Confirmation and Consummation of the Plan".

A.    SECURITIES ISSUED UNDER THE PLAN

      1.    EQUITY SECURITIES TO BE ISSUED PURSUANT TO PLAN

            a.       Newco Membership Interests.

            In accordance with the terms of the Agreement, Newco will be formed as a single member limited liability company under the laws of the State of Delaware, with Union Underwear as its sole member. On and after the Effective Date, all the assets of Union Underwear used in the Apparel Business, other than the capital stock of subsidiaries, will vest in Newco, in accordance with
Section 7.3.2 of the Plan. Purchaser will acquire all the membership interests in Newco on the Effective Date.

            b. New Capital Stock of Direct and Indirect Subsidiaries of Union Underwear.

            On the Effective Date, all existing capital stock of each of the Debtors who are Direct Transferred Subsidiaries and Indirect Transferred Subsidiaries will be cancelled will be issued. The New Common Stock of the Direct Transferred Subsidiaries will be issued to Purchaser at the direction and for the account of Union Underwear; the New Common Stock of each of the Indirect Transferred Subsidiaries will be issued to Purchaser or one of the Direct Transferred Subsidiaries, as designated by Purchaser.

B.    GENERAL DESCRIPTION OF CLASSIFICATION AND TREATMENT OF CLAIMS AND
      INTERESTS

            In the Plan, Fruit of the Loom has classified the Claims against and Equity Interests in it in accordance with the Bankruptcy Code.

            In all cases, the treatment of any Claim may be modified as agreed upon in writing between the holder of such Claim and Fruit of the Loom, subject, if necessary, to the approval of the Bankruptcy Court after notice and a hearing [or the Consent of the Prepetition Secured Creditors]. In addition, in all cases, Fruit of the Loom and FOL Liquidation Trust or the Unsecured Creditors Trust, as applicable reserve the right, at their option, to prepay, without penalty or premium, any amount that the Plan provides will be paid after the Effective Date.

            The treatment of any Claim or Equity Interest under the Plan will be in full satisfaction, settlement, release and discharge of and in exchange for such Claim or Equity Interest. The Confirmation Order will be a judicial determination of the discharge of all Liabilities of Fruit of the Loom, except as specifically provided in the Plan or the Confirmation Order and except for the Liquidating Debtors, FTL Cayman, and NWI On the Effective


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
Date, members of Fruit of the Loom, other than the Liquidating Debtors, FTL Cayman, and NWI will be discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. All Distributions or other transfers to be made to holders of Allowed Claims or Allowed Equity Interests will be made by the applicable Plan Entity in accordance with the terms of the Plan.

            The Plan is formulated based upon the substantive consolidation of FTL Cayman, Union Underwear and the subsidiaries of Union Underwear and the deemed partial consolidation of FTL Inc., all pursuant to the settlements which are embodied in the Plan. The estate of NWI is treated separately under the Plan for certain purposes and is not substantively consolidated.

            Claims against NWI and certain environmental Claims asserted directly against FTL Inc., including Claims against FTL Inc. arising from its equity interest in, and other relationship with, NWI (collectively, the "NWI Claims") are classified in Classes 1B and 4B, and otherwise will be considered a separate subclass of any class in which such Claims would otherwise be classified and shall be treated as provided in Section 7.22 of the Plan, through the liquidation of NWI.

1.    TREATMENT OF UNCLASSIFIED CLAIMS

            a.    Administrative Expense Claims.

            Administrative Expense Claims include Claims for the costs and expenses of administration of the Reorganization Cases of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, among other things, (a) any actual and necessary costs and expenses of preserving the Estates of Fruit of the Loom,
(b) any actual and necessary costs and expenses of operating the businesses of Fruit of the Loom in the ordinary course, (c) any indebtedness or obligations incurred or assumed by Fruit of the Loom in the ordinary course of business in connection with the conduct of its business, (d) claims for reclamation Allowed in accordance with section 546(c)(2) of the Bankruptcy Code and any Bankruptcy Court order authorizing Fruit of the Loom's reconciliation procedure for allowing reclamation claims, (e) any "Professional Fees" of the kind described in clause (a) of the definition thereof, whether fixed before or after the Effective Date, (f) any fees or charges assessed against and payable by the Consolidated Estate under section 1930 of title 28, United States Code (including post-Confirmation Date and post-Effective Date fees and charges), and
(g) any Claim against Fruit of the Loom or any member thereof (i) has not been determined by a Final Order of the Bankruptcy Court to constitute a Prepetition Claim and (ii) the payment of which is or has been authorized by any applicable Final Order of the Bankruptcy Court.

            All Allowed Administrative Expense Claims will be paid in Cash, in full, on the Effective Date, or as soon as practicable after such Claims become Allowed Claims if the date of allowance is later than the Effective Date, or in such amounts and on such other terms either as may be agreed on between the holders of such Claims and Fruit of the Loom or FOL Liquidation Trust, or according to the ordinary business terms agreed upon by, and in the ordinary course of business of, Fruit of the Loom or FOL Liquidation Trust and such holders. For a further description of the treatment of NWI Claims which are Allowed Administrative Expense Claims, see subsection 5, below, and


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
Section VII.C.18, "Summary of Joint Plan of Reorganization For Fruit of the Loom
- Means for Implementation of the Plan - Liquidation of NWI Land Mgmt". Fruit of the Loom estimates that the amount of Allowed Administrative Expense Claims that are unpaid as of the Effective Date will aggregate less than $50 million (excluding adequate protection payments).

            b.    DIP Facility Claims.

            All Allowed DIP Facility Claims against the Debtors will be paid (a) on the Effective Date, in full, in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Facility and the Postpetition Credit Agreement, or (b) on such other terms as may be mutually agreed upon between (i) the holders of the DIP Facility Claims and (ii) Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be. Under the Berkshire Agreement, Purchaser will replace or assume all letters of credit outstanding under the DIP Facility without payment by Fruit of the Loom. Fruit of the Loom estimates that the amount of Allowed DIP Facility Claims will consist primarily of letters of credit and aggregate less than $100 million as of the Effective Date.

            c.    Priority Tax Claims.

            Priority Tax Claims consist of Claims entitled to priority under sections 502(i) and 507(a)(8) of the Bankruptcy Code. On Effective Date, or as soon as practicable after an Allowed Priority Tax Claim (other than Allowed Priority Tax Claim which are NWI Claims) becomes an Allowed Claim if the date of allowance is later than the Effective Date, each holder of an Allowed Priority Tax Claim (other than Allowed Priority Tax Claim which are NWI Claims) shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) deferred Cash payments in an aggregate principal amount equal to the amount of the Claim plus interest on the unpaid portion thereof at the rate of six percent (6%) per annum from the Effective Date through the date of payment thereof; or (b) such other treatment as to which Fruit of the Loom or FOL Liquidation Trust (as the case may be) and the holder shall have agreed upon in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, the amount each installment being equal to ten percent (10%) of the Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Effective Date and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis of the Allowed Priority Tax Claim shall be paid on the first Business Day following such date together with any accrued and unpaid interest to the date of payment; and provided further that Fruit of the Loom and FOL Liquidation Trust reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance on any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty. See subsection 6, below, and Section VII.C.18, "Means for Implementation of the Plan; - Liquidation of NWI"] for a further description of the treatment of Priority Tax Claims which are NWI Claims.

            Fruit of the Loom estimates that the amount of Priority Tax Claims asserted against it will aggregate not more than approximately $80 million; Fruit of the Loom estimates that the actual Allowed amount of Priority Tax Claims will be substantially less.

      2.    UNIMPAIRED CLASSES OF CLAIMS

            a.    Class 1:  Priority Non-Tax Claims.

            Class 1A consists of all Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims, Administrative Expense Claims, and NWI Claims. Class 1B consists of all NWI Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims and Administrative Claims. These Claims include, among other things, certain Unsecured Claims for wages, salaries, or commissions, including vacation, severance, and sick leave pay earned within 90 days of the Petition Date and subject to a maximum of $4,300 per individual, and certain unsecured claims for contribution to any employee benefit plan, subject to a maximum of $4,300 per covered employee.

            On the Effective Date, each holder of an Allowed Class 1A Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) Cash equal to the Allowed amount of the Claim, or (b) such other treatment as to which Fruit of the Loom (before the Effective Date) or FOL Liquidation Trust (after the Effective Date) and the holder shall have agreed upon in writing.

            Each holder of an Allowed Class 1B Priority Non-Tax Claim shall receive, in full satisfaction discharge of and in exchange for its Claim: (a) Cash proceeds of the liquidation of NWI equal to the Allowed amount of its Claim, or (b) such other treatment as the holder and NWI or the Plan Entity shall have agreed upon in writing.

            Fruit of the Loom estimates that the amount of the Allowed Class 1A Priority Non-Tax Claims will aggregate not more than approximately $2 million and that there will be no Class 1B Allowed Priority Non-Tax Claims.

      3.    TREATMENT OF IMPAIRED CLASSES OF CLAIMS

            a.    Secured Claims in General.

            A Secured Claim is a Claim against a member of Fruit of the Loom that is secured by a Lien on Collateral to the extent of the value of the Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or as otherwise agreed upon in writing by Fruit of the Loom and the holder of such Claim, subject to the approval of the Bankruptcy Court. To the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, such Claim is an Unsecured Deficiency Claim unless, in any such case, a secured claimant makes a valid and timely election under section 1111(b) of the Bankruptcy Code to have its Claim treated as a Secured Claim to the extent Allowed.

            b.    Class 2:  Prepetition Secured Creditor Claims.

            Subject to adjustment (as described below), each holder of a Prepetition Secured Creditor Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for, its Claim: (a) a Ratable Proportion of Cash in the amount of $275 million, subject to adjustment upward to $300 million based on net proceeds of asset sales by Fruit of the Loom on or after January 1, 2001, (b) a Ratable Proportion of

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
92.5% of the Adjusted Apparel Business Sales Proceeds, and (c) a Ratable Portion of 92.5% of the interests in FOL Liquidation Trust (collectively, a "Base Distribution"). Any deficiency amount relating to an Allowed Secured Claim in this Class shall be treated as a Class 4 Unsecured Claim. The holders of the Class 2 Claims waive any right for their deficiency claims to participate in the Distributions on account of Class 4A.

            The Distributions to holders of Allowed Class 2 Secured Claims will be adjusted to account for the varying amounts paid to holders under the Final Adequate Protection Order, so that (a) all Adequate Protection Payments (excluding payments to professionals) shall be deemed to have been payments on the principal amount (determined as of the later of the Petition Date and the date upon which the Allowed Class 2 Secured Claims became undersecured) of each Prepetition Secured Claim (unless the Bankruptcy Court determines otherwise), and (b) the Allowed amount of each Prepetition Secured Claim shall be adjusted, solely for the purposes of Section 5.4.2 of the Plan. In that event, there will be an adjustment (the "True-Up") in the amount to be distributed to each holder of a Prepetition Secured Claim to adjust for the fact that Adequate Protection Payments were made during the bankruptcy cases based on the interest rates set forth in the documents applicable to the various Prepetition Secured Claims rather than on a single rate applicable to all Prepetition Secured Claims (the difference between the payments that were actually made and the payments that would have been made using a single rate being the "Differential"). The True-Up will be calculated at an amount equal to 75% of the Differential from the Petition Date through February 28, 2001, and 100% of the Differential from March 1, 2001 through the Effective Date. The Allowed amount of the Claims of the holders of the 7% Debentures, is the subject of a pending objection; the parties are engaged in settlement discussions which may result in a proposed resolution. In that event, the Plan will be amended to give effect to this settlement.

            Pursuant to the Plan, on the Confirmation Date, the Prepetition Secured Creditor Claims are to be deemed Allowed Prepetition Secured Creditor Claims in the aggregate amount of approximately $1,200,000,000; subject to the adjustments to be made for the Adequate Protection Payments, True-Up, and Differential. Fruit of the Loom estimates the recovery to holders of the Allowed Prepetition Secured Claims (without adjustment for the Adequate Protection Payments, and True-Up), to be approximately 68% of their Allowed Claims.(9)

            c.    Class 3:  Other Secured Claims.

            Each holder of an Allowed Secured Claim against Fruit of the Loom that is not an Allowed Prepetition Secured Creditor Claim shall be treated as a separate subclass of Class 3. Each holder of an Allowed Other Secured Claim will receive (in each case, except with respect to Allowed Other Secured Claims that are Reinstated, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim), either: (a) cash on the Effective Date equal to the allowed amount of its Other Secured Claim, (b) secured notes on terms that satisfy section 1129(b)(2)(A) of the Bankruptcy Code (or other treatment permitted thereunder), (c) Reinstatement of its Other Secured Claim, (d) the Collateral securing its Other Secured


(9) Even assuming that all of the Adequate Protection Payments are applied to the principal amount of the Allowed Prepetition Secured Claim, the recovery to holders would only be approximately 85% of their Allowed Claims.

Claim, or (e) such other treatment as may be agreed upon in writing between the holder and Fruit of the Loom or Reorganized Fruit of the Loom; provided, however, that the holder of an Allowed Other Secured Claim may not receive the treatment set forth in clause (a), (c), or (e) if the Allowed amount of the Allowed Other Secured Claim exceeds $250,000 (or the aggregate amount of all Other Allowed Claims to receive such treatment exceed $1,500,000), unless the Prepetition Secured Creditors Consent to such treatment with respect to that Claim. Notwithstanding the foregoing, any Other Secured Claim that is secured by property transferred to Purchaser under the Berkshire Agreement shall be treated in accordance with clause (a) above, unless Purchaser consents to different treatment. Any deficiency amount relating to an Allowed Secured Claim in this Class shall be treated as a Class 4 Unsecured Claim or a Class 5 Trade Election Claim, as applicable.

            Fruit of the Loom estimates that the aggregate amount of the Allowed Class 3 Other Secured Claims will not exceed $2,000,000.

            d.    Class 4:  General Unsecured Claims.

            (i) Class 4A. Class 4A consists of all Unsecured Claims against any member of Fruit of the Loom other than NWI Claims. Class 4 Unsecured Claims include, among others, (i) Claims in respect of the rejection of leases of nonresidential real property and executory contracts; (ii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved; (iii) deficiency Claims arising from undersecured Claims in Class 3 (after giving effect to the election, if any such election is made, by Class 3 or any members thereof to have their Claims treated in accordance with section 1111(b) of the Bankruptcy Code); and (iv) Claims of Fruit of the Loom's trade vendors, suppliers, and service providers.

            Each holder of an Allowed Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim and in full settlement of the Committee Avoidance Action, a beneficial interest in the Unsecured Creditors Trust representing its Ratable Proportion of
(i) 7.5% of the Adjusted Apparel Business Sales Proceeds, and (ii) a beneficial interest in the Unsecured Creditors Trust, which shall hold 7.5% of the interests in FOL Liquidation Trust, and the UCT Claims. The Plan provides that Fruit of the Loom will waive its Avoidance Actions against holders of Class 4A Claims, except as a defense or offset to a proof of claim. The Plan also provides that the holders of the Allowed Class 2 Claims waive any Distributions on any deficiency claim included in Class 4A.

            Fruit of the Loom estimates that the aggregate amount of Allowed Class 4A Unsecured Claims is approximately $450,000,000. The deficiency Claims of holders of the Class 2 Claims are included in Class 4A for voting purposes only and are not included in this estimate. Fruit of the Loom estimates that the recovery to holders of Allowed Class 4A Claims will be approximately 10% of their Allowed Claims. The ultimate aggregate Allowed amount of the Class 4A Claims may be greater or less than the estimated amount. If the aggregate amount of Allowed Class 4A Claims is greater, this will reduce the percentage recovery by holders of all Allowed Class 4A Claims.

            (ii) Class 4B. Class 4B consists of all Unsecured Claims




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
which are NWI Claims. [Assuming the NWI Environmental Claims Settlement is not implemented, each holder of an Allowed Class 4B Claim will receive, in full satisfaction, settlement, release and discharge of in exchange for its Claim, its Ratable Proportion of the proceeds, if any, of the liquidation of NWI after payment in full of all Allowed Priority and Allowed Administrative Expense Claims which are NWI Claims.] or [Assuming the NWI Environmental Claims Settlement is implemented under the terms that settlement each holder of an Allowed Class 4B Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its Claim, its Ratable Proportion of 50% of the proceeds of the sale or other disposition of Velsicol that results in the payment of proceeds with respect to the TSC Preferred Stock, after (a) the payment to the Custodial Trust of $25,000,000 for the payment of certain environmental remediation expenses anticipated to be incurred with respect to the NWI Sites and the Velsicol Sites, and (b) the payment of $4,450,000 to the FOL Liquidation Trust in repayment of funds used to pay Allowed Administrative Expense Claims which are NWI Claims.] Fruit of the Loom cannot predict the value of the Distributions, if any, that Class 4B will receive under the Plan.

            e.    Class 5:  Trade Election Claims.

            This class consists of Allowed Unsecured Claims against Fruit of the Loom (other than NWI Claims), which arise out of the provision of goods or services to Fruit of the Loom before the Petition Date. In order to be considered a Trade Election Claim, the Allowed amount of the Claim must be $2,500 or less, or must be reduced by the holder thereof to $2,500.

            If this Class votes to accept the Plan, then in lieu of the treatment that would otherwise apply to a Claim but for the fact that the Claim is also a Trade Election Claim (or a Claim that the holder thereof elects to have treated as a Trade Election Claim), and in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a holder of an Allowed Trade Election Claim shall receive Cash Distributions of up to 25% of its Allowed Trade Election Claim (subject to the Trade Election Claim Maximum Class Payment Amount, as defined below), subject to the following terms and conditions: A holder with an Allowed Claim in excess of the maximum amount applicable to Trade Election Claims ($2,500) may elect, by affirmatively so marking the Ballot it receives with respect to that Claim, to have that Claim treated as an Allowed Trade Election Claim. Such an election shall constitute the agreement of the holder to reduce the amount of its Claim to $2,500 and to waive any and all rights that it might otherwise have to receive any Distributions under the Plan with respect to the difference between the amount of its Allowed Claim and $2,500. Only an Entity holding a Class 4A Unsecured Claim which is a Trade Claim is eligible to make an election to have its Claim treated as a Class 5 Trade Election Claim. Once made, an election to have a Claim treated as a Trade Election Claim cannot be rescinded unless the Plan is revoked pursuant or, prior to confirmation, is modified or amended in a manner that results in the resolicitation of votes to accept or reject the Plan from one or more Classes (and, in case of any such resolicitation, only if the holder is a member of the Class from which votes to accept or reject the Plan are resolicited). No interest shall be paid on any Class 5 Trade Election Claim.

            Pursuant to the Plan, Fruit of the Loom will waive its Avoidance Actions against holders of Class 5 Claims, except as a defense or offset to a proof of claim.

            The total amount of Cash payments to be made to the members of Class 5 shall not exceed $1,500,000 (the "Trade Election Claim Maximum Class Payment Amount") and if the total amount of Allowed Trade Election Claims exceeds $6,000,000, each holder of a claim in this Class shall receive a pro rata share of Cash totaling $1,500,000.

            If Class 5 votes to reject the Plan, all Trade Election Claims shall be placed in Class 4A in the amounts in which they would have been Allowed if no elections to reduce the amount of the Claims to the maximum amount set forth herein with respect to Trade Election Claims had been made, each holder thereof shall receive (upon and to the extent of the allowance of its Claim) its pro rata Distribution as a Class 4A Claim.

            Because the aggregate amount of the Trade Election Claims will depend on the number of claimants who elect to have their Claims treated as Trade Election Claims, Fruit of the Loom cannot estimate the amount of Allowed Trade Election Claims until all Ballots have been returned.

            f.    Class 6:  Creditors' Securities Fraud Claims.

            Class 6 consists of Claims asserted by present and former holders of Claims against Fruit of the Loom for alleged violations of state and federal securities laws. All Creditors' Securities Fraud Claims shall be subordinated, pursuant to section 510(b) of the Bankruptcy Code, to all other Allowed Claims and holders of Creditors' Securities Fraud Claims will not receive or retain any Distribution under the Plan with respect to their Creditors' Securities Fraud Claims.

      4.    IMPAIRED CLASSES OF INTERESTS

            a.    Class 7:  Old Capital Stock.

            Class 7 consists of all Equity Interests with respect to the Old Common Stock of FTL Cayman, the Old Preferred Stock of FTL Inc., and the Old Common Stock of FTL Inc., each of which shall be a separate subclass of Class 7. On the Effective Date, the certificates evidencing such Equity Interests (other than Subclass 7A - Old Common Stock of FTL Cayman) will be cancelled and the holders thereof shall receive no Distributions under the Plan on account of those interests. The Old Common Stock of FTL Cayman will be treated in accordance with a winding up of FTL Cayman following the consummation of the Scheme of Arrangement.


            b.    Class 8:  Transferred Subsidiary Equity Interests.

            Class 8 consists of all equity interests with respect to the issued and outstanding shares of common stock of the members of Fruit of the Loom that are Transferred Subsidiaries, which excludes FTL Cayman, NWI, FTL Inc., Union Underwear, and the other Liquidating Debtors. Each holder of Subsidiary Equity Interests is a proponent of the Plan and a member of Fruit of the Loom. On the Effective Date, the certificates evidencing the Equity Interests will be cancelled and the holders shall not be entitled to receive any Distributions under the Plan on account of the Transferred Subsidiary Equity Interests. New Common Stock of the Transferred Subsidiaries will be issued to Purchaser at the direction of Sellers.


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
            c.    Class 9:  Other Equity Interests.


            Class 9 consists of any Equity Interest in any member of Fruit of the Loom not otherwise classified in Class 7 or Class 8 and specifically includes the Equity Interests in the Liquidating Debtors, including NWI. On the Effective Date, the certificates, if any, evidencing such Equity Interests will be cancelled and the holders thereof shall receive no Distributions under the Plan on account of those interests.

            5.    NWI CLAIMS

            Pursuant to Section 7.22 of the Plan, NWI will be liquidated by a plan entity (the "NWI Successor") appointed under the Plan. [Upon the liquidation of NWI in the absence of the NWI Environmental Claims Settlement, the net proceeds of the liquidation shall be applied in accordance with Bankruptcy Code section 1129(b), with the result that upon the satisfaction of the Allowed Claims of the Prepetition Secured Creditors against NWI (by Distributions under the Plan, compromise, or otherwise), such proceeds shall be used for the payment in full of Allowed NWI Claims that constitute Administrative Priority Claims, Allowed NWI Claims that constitute Priority Non-Tax Claims, and Allowed NWI Claims that constitute Priority Tax Claims. Any remaining proceeds of the liquidation shall be distributed, pro rata, to holders of Allowed Unsecured NWI Claims (Class 4B).] or [The Plan implements the NWI Environmental Claims Settlement reached with the Governmental Parties regarding NWI's and FTL Inc.'s alleged prepetition and postpetition environmental obligations. Under the terms of this settlement, the first $25,000,000 of distributions in respect of the TSC Preferred Stock and the proceeds of certain insurance claims will be distributed to Custodial Trust to pay certain environmental remediation costs. The next $4,450,000 of proceeds of the TSC Preferred Stock will go to FOL Liquidation Trust. The remaining proceeds of the TSC Preferred Stock shall be distributed 50% to the Custodial Trust, and 50%, pro rata, to holders of Allowed NWI Claims (Class 4B).]

C.    MEANS FOR IMPLEMENTATION OF THE PLAN

            The members of Fruit of the Loom (other than the Liquidating Debtors, FTL Cayman, and NWI) will continue to exist after the Effective Date as reorganized Fruit of the Loom, the capital stock of which shall be owned by Purchaser or a designated subsidiary of Purchaser, each with all of the powers of a corporation under applicable law. The amended bylaws and amended certificates of incorporation for each reorganized member of Fruit of the Loom will be filed as part of the Plan Supplement and will contain such provisions as are necessary to satisfy the provisions of the Plan and, to the extent necessary, to prohibit the issuance of nonvoting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of the amended bylaws and the amended certificates of incorporation after the Effective Date as permitted by applicable law. Except as otherwise provided in the Plan, the amended bylaws and amended certificates of incorporation will contain such indemnification provisions applicable to the officers, directors, and employees of Reorganized Fruit of the Loom and such other Persons as the boards of directors of Reorganized Fruit of the Loom may, in their discretion, deem to be appropriate.


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
      1.    SUBSTANTIVE CONSOLIDATION

            On the Effective Date, pursuant to section 105(a) of the Bankruptcy Code, the Estates of the members of Fruit of the Loom (other than NWI and the NWI Claims) will be substantively consolidated for all purposes related to the Plan, including for purposes of voting, confirmation, Distributions, and Claim determinations (such Estates, excluding NWI and the NWI Claims., collectively, the "Consolidated Estate"). The substantive consolidation of the Consolidated Estate shall have the following effects:

      B. All assets and Liabilities of the Estates of the members of Fruit of the Loom (other than NWI and the NWI Claims) shall be treated as though they were assets and Liabilities of the single Consolidated Estate;

      C. No Distributions shall be made under the Plan on account of intercompany Claims among the members of Fruit of the Loom;

      D. No Distributions shall be made under the Plan on account of the Subsidiary Equity Interests except to the extent set forth in section 5.10 of the Plan;

      E. All guaranties by any member of Fruit of the Loom of the obligations of any other member of Fruit of the Loom and any Liability (whether primary or secondary, or individual or joint and several) of members of Fruit of the Loom with respect to members of the Fruit of the Loom Group shall be deemed to be one obligation of the Consolidated Estate; and

      F. Each and every Claim filed, to be filed, or deemed to have been or to be filed in the Reorganization Cases against any member of Fruit of the Loom (other than NWI and the NWI Claims) shall be deemed filed against the Consolidated Estate, and shall be deemed to be one Claim against, and the Liability of, the Consolidated Estate.

            The substantive consolidation provided for herein shall not (a) other than for purposes related to the Plan and Distributions to be made hereunder affect (i) the legal and corporate structures of Fruit of the Loom or Reorganized Fruit of the Loom, (ii) the Subsidiary Equity Interests, (iii) the obligations owed by any of the Nondebtor Affiliates to any members of Fruit of the Loom or any other Entity, and (iv) any obligations under any executory contract or unexpired leases assumed in the Plan or otherwise in the Reorganization Cases, and (b) affect the DIP Facility and the Exit Facility. The Estate of NWI and its assets and properties will not be substantively consolidated with the Estates of Fruit of the Loom or any member thereof.

            Fruit of the Loom believes that substantive consolidation of the members of Fruit of the Loom (other than NWI) is appropriate for several reasons. Fruit of the Loom conducted its business through a centralized cash management system. Although the members of Fruit of the Loom were maintained as distinct legal entities, they conducted business, and the business community treated the group, as one consolidated business entity. In addition, because the primary liabilities of Fruit of the Loom were shared among the members of Fruit of the Loom due to the existence of upstream,


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
downstream, and cross-stream guaranties of many of the obligations incurred by individual members of Fruit of the Loom, Fruit of the Loom believes that substantive consolidation is required for purposes of the Plan and the Distributions to be made thereunder. Finally, no purpose would be served by imposing the substantial expenses and administrative burdens that would be borne by the Estates if separate valuations of each Estate's assets and liabilities were undertaken. To the extent required, Fruit of the Loom will adduce evidence in support of, and demonstrate the propriety of, substantive consolidation at the Confirmation Hearing.

      2.    REORGANIZED FRUIT OF THE LOOM'S OBLIGATIONS UNDER THE PLAN

            On and after the Effective Date, the Reorganized Fruit of the Loom (which includes Newco) will have no obligations under the Plan, except as expressly set forth in the Berkshire Agreement and except for obligations assumed under the Berkshire Agreement. The applicable Plan Entity will perform all other obligations of Fruit of the Loom under the Plan.

      3.    CANCELLATION OF EQUITY INTERESTS

            On the Effective Date without any further action, all existing Equity Interests, except for the Old FTL Cayman Capital Stock and except for the Transferred Subsidiary Equity Interests will be cancelled, annulled, and extinguished, and any certificates representing such Equity Interests will be null and void. Notwithstanding the foregoing, the capital stock of FTL Inc. and Union Underwear will not be cancelled, annulled or extinguished until at least one day after the Closing under the Agreement.

      4.    THE BOARDS OF DIRECTORS OF REORGANIZED FRUIT OF THE LOOM

            On the Effective Date, the existing Board of Directors of each member of Fruit of the Loom shall be deemed to have resigned. The initial Board of Directors for each of the Reorganized Fruit of the Loom and Newco shall be designated by Purchaser. See Section IV.B.2 ("Post-Consummation Directors and Executive Officers of Fruit of the Loom") for a description of the selection process for the initial Board of Directors of Reorganized Fruit of the Loom.

      5. OPERATIONS OF FRUIT OF THE LOOM BETWEEN CONFIRMATION AND THE EFFECTIVE DATE

            Fruit of the Loom shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date.

      6.    EXCLUSIVITY PERIOD

            Subject to further order of the Bankruptcy Court, Fruit of the Loom will, pursuant to Section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and solicit acceptances thereof until the Effective Date (or until the earliest date on which the Effective Date can no longer occur pursuant to Section 12.4 of the Plan).


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
      7.    REVESTING OF ASSETS

            Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided in the Plan, the property of the Estates (other than the Estates of NWI and FTL Cayman) and of Fruit of the Loom (other than NWI and FTL Cayman) will revest in Reorganized Fruit of the Loom (as to the Apparel Business), FOL Liquidation Trust, or the Unsecured Creditor Trust (as to UCT Claims), on the Effective Date of the Plan.

            On the Effective Date, the assets (except the Apparel Business Assets) of all Liquidating Debtors (other than NWI) will be transferred to and vest in FOL Liquidation Trust, in satisfaction of the liens of the Prepetition Secured Creditors against the Liquidating Debtors, except that claims and causes of actions against present and former officers and directors of Fruit of the Loom (to the extent not released pursuant to the Plan and subject to the restrictions set forth in the Plan) shall vest in the Unsecured Creditors Trust. On the Effective Date the assets of NWI will be transferred to and vest in NWI Successor and, as to the Sites only, the Custodial Trust.

            On the Effective Date, the assets of the Apparel Business, except those transferred to Purchaser, will vest in the Reorganized Fruit of the Loom or Newco.

            From and after the Effective Date, Newco, the Transferred Subsidiaries, FOL Liquidation Trust, NWI Successor and the Custodial Trust may operate their businesses and may use, acquire, and dispose of property free of any restrictions imposed under the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of Fruit of the Loom and the Reorganized Fruit of the Loom (including Newco) will be free and clear of all Claims, Liens, and interests, except as specifically provided in the Plan or in the Confirmation Order. Without limiting the foregoing, FOL Liquidation Trust may, without application to or approval by the Bankruptcy Court, pay Professional Fees and expenses that FOL Liquidation Trust may incur after the Effective Date. See Section VIII, "Summary of Scheme of Arrangement" and the Explanatory Statement attached as Exhibit F for more details regarding the Scheme of Arrangement.

      8.    CREDITORS' COMMITTEE

            As of the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of orders entered in the Reorganization Cases and with respect to steps necessary to dismiss Committee Avoidance Action with prejudice.

      9.    DISTRIBUTIONS UNDER THE PLAN

            On the Effective Date, Fruit of the Loom (but not Reorganized Fruit of the Loom), or the applicable Plan Entity shall make adequate reserve for, the Distributions required to be made under the Plan. Cash necessary to make the Distributions required under the Plan shall be provided from all excess Cash of Fruit of the Loom (if any), the Adjusted Apparel Business Sales Proceeds and any other available source. All Distributions reserved pursuant to this Section shall be held by FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor in trust for the benefit of the holders of Claims entitled to receive such Distributions. Cash Distributions


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
reserved under the Plan shall be placed in the applicable Disputed Reserve. The NWI Successor shall make, or shall cause to be made, adequate reserve for the Distribution to be made on account NWI Claims. See subsection 19, below, for a further discussion of NWI Claims.

      10.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

            The Plan provides that the Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, and any other appropriate officer of Fruit of the Loom, FOL Liquidation Trust, NWI Successor, the Unsecured Creditor Trust, the Custodial Trust, and any Reorganized Fruit of the Loom (including Newco), as the case may be, are authorized to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such other actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan without the need for further action by the boards of directors or stockholders of any member of them. The Secretary or Assistant Secretary of Fruit of the Loom or any Reorganized Fruit of the Loom (including Newco), as the case may be, is authorized to certify or attest to any of the foregoing, if necessary.

      11.   ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

            On the Effective Date, the obligations to make the Distributions required by the Plan shall be assumed by FOL Liquidation Trust, the Unsecured Creditors Trust, and NWI Successor, as applicable, each of which shall have the liability for, and obligation to make, all Distributions of Cash, FOL Liquidation Trust interests or other property to be issued or distributed under the Plan. Except as expressly provided in the Plan, FOL Liquidation Trust and NWI Successor, as applicable shall also assume the obligation to pay any expenses of Fruit of the Loom in consummating the Plan and in performing its duties set forth in the Plan.

      12.   TREATMENT OF CERTAIN CLAIMS RELATED TO MR. FARLEY

            On the Effective Date, all claims, rights and collateral interests of Fruit of the Loom against Farley, Farley's Affiliates, and the assets of any of the foregoing arising under or in connection with Farley's reimbursement obligations owed to FTL Delaware shall vest in, and be assigned to, FOL Liquidation Trust. Such assignment shall expressly include all collateral pledged by Farley and Farley's Affiliates to secure such reimbursement obligations.

      13.   SUBSTANTIAL CONSUMMATION

            Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code will not occur, until on or after the Effective Date.

      14.   PRESERVATION OF CERTAIN CAUSES OF ACTION AND DEFENSES

            Except as otherwise specifically provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Fruit of the Loom and FOL Liquidation Trust, in their respective capacity as successors in interest to Fruit of the Loom and the Consolidated Estate, shall retain and may enforce all claims, rights, and Causes of Action that are property of Fruit of the Loom or the Consolidated Estate, and FOL Liquidation Trust shall retain and enforce all Excluded Claims and Defenses. Reorganized Fruit of the Loom may pursue, or otherwise assert in any manner, any of the Claims and Defenses which are part of the Apparel Business as appropriate and in accordance with its best interests, as determined by the Board of Directors of Reorganized Fruit of the Loom. The Plan provides that all Avoidance Actions shall vest in the FOL Liquidation Trust or Unsecured Creditors Trust and that all Avoidance Actions against holders of Class 4A or Class 5 Claims shall be deemed waived, except that Avoidance Actions against a holder of a Class 4A or Class 5 Claim may be asserted by FOL Liquidation Trust as a defense or offset to a proof of claim.

      15.   CANCELLATION OF EXISTING SECURITIES

            On the Effective Date, except as otherwise provided in the Plan and, as to FTL Cayman only, the Scheme of Arrangement: (a) all existing securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of any member of Fruit of the Loom (except such notes or other instruments evidencing indebtedness or obligations of any member of Fruit of the Loom that are (i) Reinstated under the Plan, (ii) unaffected by the Plan, or (iii) obligations of any member of Fruit of the Loom under an executory contract or unexpired lease that is assumed in the Plan or otherwise) shall be extinguished and canceled; and (b) the obligations of members of Fruit of the Loom under any existing agreements, indentures, or certificates of designation governing any securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of the members of Fruit of the Loom (except notes or other instruments evidencing indebtedness or obligations of the members of Fruit of the Loom, of the kind described in clause (a)(i) and (ii) of Section 7.22 of the Plan, as the case may be, shall be discharged. Notwithstanding the foregoing, FTL Inc. and Union Underwear shall not be dissolved before one Business Day after the Effective Date.

      16.   SCHEME OF ARRANGEMENT

            The Scheme of Arrangement, substantially in the form attached as Exhibit E hereto, will be filed with the Grand Court of the Cayman Islands in the Cayman Proceeding with respect to FTL Cayman only, and not with respect to any other member of Fruit of the Loom, and will be submitted to that court for its approval with respect to FTL Cayman only. See Section VIII, "Summary of Scheme of Arrangement" and the Explanatory Statement for more information about the Scheme of Arrangement.

            For purposes of the Plan, all assets of FTL Cayman shall vest in FOL Liquidation Trust, other than the capital stock of FTL Caribe and the Business Assets transferred under the Berkshire Agreement.

      17.   CLOSING UNDER AGREEMENT

            On the Effective Date, the Closing under the Agreement shall occur.


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
      18.   LIQUIDATION OF NWI; TREATMENT OF NWI CLAIMS

[NOTE: There are pending settlement discussions with the Governmental Parties regarding the proposed NWI Environmental Claims Settlement, which if implemented, which would provide that the EPA and the relevant State agencies (the "Government Parties") would covenant not to sue Fruit of the Loom or any affiliate thereof, including Purchaser or any reorganized Debtor and would provide protection against claims for contribution made by third parties. Under the proposed term sheet for that settlement: (i) the real property owned by NWI will be transferred to a custodial trust (the "Custodial Trust"); (ii) all the remaining assets of NWI, including the TSC Preferred Stock, will vest in a successor entity ("NWI Successor"), which will liquidate the assets and distribute proceeds to the Governmental Parties and holders of Allowed Class 4B Claims, including the Government Parties, all as provided therein; (iii) will limit the Governmental Parties' administrative claims to $4.45 million; and (iv) provide for the release of all claims by Velsicol and TSC. As a part of this proposed settlement, the Government Parties will covenant not to sue Fruit of the Loom and any successors thereto, including Purchaser, for any matter arising from the Velsicol Sites and will provide contribution protection to Fruit of the Loom and the successors thereto, including Purchaser. Under the terms of the settlement, holders of Allowed Class 4B Claims will be entitled to receive 50% of the distributions after the proceeds of the TSC Preferred Stock exceeds $25 million and FOL Liquidation Trust receives $4,450,000.]

            a.    Liquidation of FTL Inc. and NWI Successor.

            All assets of FTL Inc. other than (a) its equity interests in NWI and (b) its rights, claims or interests under the [Illinois Insurance Policies] and the AIG cost cap policy and related insurance policies, will be deemed foreclosed on by the Prepetition Secured Lenders and contributed by them to FOL Liquidation Trust as a part of the settlements embodied in the Plan. On or before the Effective Date, FTL Inc. shall execute such documents as may be necessary to effectuate the assignment of its equity interests in NWI to NWI Successor. The stock of FTL Inc. will itself, be cancelled and new stock will vest in NWI Successor. The stock of FTL Inc. will itself, be cancelled and new stock will vest in NWI Successor.

            On, or as soon as practicable after, the Effective Date, NWI shall be liquidated by the Plan Entity pursuant to the Plan Entity Agreement. For voting purposes, each NWI Claim shall be placed into a subclass of the Class into which the Claim would have been placed had it been asserted as a Claim against the Consolidated Estate. The Claims of the Prepetition Secured Creditors against NWI and FTL Inc. are secured by Liens on all of the assets of both Debtors.

            Subject to the Plan, the Confirmation Order, the NWI Successor Agreement, or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof, the NWI Successor shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan and, if applicable, the NWI Environmental Claims Settlement,
(ii) make Distributions contemplated thereby, (iii) establish and administer any necessary Disputed Reserves with respect to NWI Claims, (iv) comply with the Plan and, if applicable, the NWI Environmental Claims Settlement, and with its obligations thereunder, (v) employ professionals to represent it with respect to its responsibilities, and (vi) exercise such other powers as may be vested in the NWI Successor or as deemed by NWI

Successor as Plan Entity to be necessary and proper to implement the provisions of the Plan. The NWI Successor shall be empowered to liquidate property as required to make Distributions contemplated under the Plan.

            Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the NWI Successor on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the NWI Successor shall be paid out of the proceeds of the liquidation of NWI, without further application or motion to, or order of, the Bankruptcy Court.

            The NWI Successor shall make quarterly reports to FOL Liquidation Trust regarding Distributions and file such reports with the Bankruptcy Court.

            All Equity Interests in NWI shall automatically be canceled and extinguished as of the NWI Effective Date without the need for any further action by the Bankruptcy Court or any Entity.

            b.    NWI Successor.

            Pursuant to the Plan, NWI Successor will manage and liquidate on an orderly basis the non-real estate assets of NWI, and all assets of NWI, other than the real property owned by NWI, will vest, free and clear of all claims, liens, encumbrances and other interests of creditors and equity holders, other than those restrictions imposed by the Plan, in NWI Successor.

            The NWI Successor shall retain and may enforce all claims, rights, and Causes of Action that are property of NWI, and all Excluded Claims and Defenses of NWI, which it may pursue, settle, or otherwise assert in any manner. NWI Successor shall have the right to defer liquidation of disputed Claims until it determines whether there are sufficient proceeds from the TSC Preferred Stock to make a Distribution to holders of Allowed Class 4B Claims. All Reserves for Disputed NWI Claims shall be established and maintained by the NWI Successor from the assets of NWI.

            The real property owned by NWI may either be abandoned (assuming the NWI Environmental Claims Settlement is not effective) or it may be contributed to a settlement trust established pursuant to the NWI Environmental Claims Settlement which may be the Custodial Trust. All executory contracts of NWI which are to be assumed under the Plan, will be assumed and assigned to either NWI Successor or the Custodial Trust.


            The Prepetition Secured Lenders have perfected liens on the all the assets of NWI As a part of the settlements embodied in the Plan, the Prepetition Secured Lenders have agreed (a) to subordinate their secured claims to the payment in full of the Allowed Administrative and Priority Claims against NWI and FTL Inc. of the Government Parties, not otherwise provided for under the Plan, and the initial funding amount, not to exceed $4.45 million, in the aggregate, for NWI Successor, and (b) to share the proceeds with unsecured creditors of NWI and FTL Inc.

            [In the absence of the NWI Environmental Claims Settlement, the net proceeds of the assets of NWI, after payment of allowed administrative


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
and priority claims against NWI and/or FTL Inc. which are not administrative or priority claims against any member of the Consolidated Estate), will be distributed to the holders of Claims against NWI in accordance with Bankruptcy Code section 1129.] or [The proposed NWI Environmental Claims Settlement provides that the net proceeds of liquidation of NWI, other than the proceeds of the TSC Preferred Stock of Velsicol held by NWI, after payment of allowed administrative and priority claims against NWI or FTL Inc., will be distributed as follows: (i) the first $25 million for payment of costs of administering the environmental clean-up or remediation of the sites owned by NWI, (ii) the next $4.45 million to FOL Liquidation Trust in repayment of the cash that is infused into NWI or NWI Successor or the Custodial Trust from the Fruit of the Loom estates for initial funding under a settlement with the Government Parties, and
(iii) thereafter, 50% for payment of postpetition costs of administering the environmental clean-up or remediation of the Velsicol Sites, and 50% for other Allowed Claims against NWI and FTL Inc., in accordance with the priorities of distribution established under the Bankruptcy Code, with the excess, if any, distributed to FOL Liquidation Trust.]

            c.   Discharge of Claims.

            The Plan will provide that, regardless of the amount of Distributions to be made to holders of Allowed NWI Claims all NWI Claims which arose on or before the Effective Date shall be discharged to the extent that the Consolidated Estates or Reorganized Subsidiaries, or any member of either of the foregoing (other than NWI or FTL Inc.) was, is, may be, or could be liable on any such Claims in any amount and on any basis. All Equity Interests in NWI shall automatically be canceled and extinguished upon the completion of the liquidation of NWI The Consolidated Estate shall not be liable on, or make any distribution with respect to, any claim allowed solely against NWI and/or FTL Inc.

      19.   LIQUIDATION OF THE LIQUIDATING DEBTORS

            Pursuant to Section 7.25 of the Plan, the Liquidating Debtors (other than NWI, FTL Inc. and Union Underwear) shall be deemed to have been liquidated as of the Effective Date and all Equity Interests in any Liquidating Debtor shall automatically be canceled and extinguished as of such date without the need for any further action by the Bankruptcy Court or any Entity. The Liquidating Debtors are part of the Consolidated Estate pursuant to Section 7.1 of the Plan and all Allowed Claims against them shall be satisfied by the making of Distributions under the Plan to the holders thereof. Without limiting the generality of any applicable provision of Section XV of the Plan, all Claims against any member of Fruit of the Loom that is not a Liquidating Debtor and that arise out of or in any way based on or related to any Claim asserted against any Liquidating Debtor shall be discharged and released to the fullest extent provided for in Sections XIV and XV of the Plan.

            Following the Effective Date, each of the Liquidating Debtors shall:

                  (i) File its certificate of dissolution, together with all other necessary corporate document, to effect its dissolution under the applicable laws of its state of incorporation. Such actions shall be taken by each Liquidating Debtor as soon as practical following the



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      Effective Date upon its completion of the actions required by the Plan.
      The filing by each Liquidating Debtor of its certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without express or implied limitation, any action by the stockholders or the board of directors of each such Liquidating Debtor;

                  (ii) Transfer and assign to FOL Liquidation Trust full title to, and FOL Liquidation Trust shall be authorized to take possession of, all of the books and records of each Liquidating Debtor. For purposes of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of any Liquidating Debtor maintained by or in the possession of third parties, wherever located;

                  (iii) Complete and file within 180 days after the Effective date (or such longer period as may be authorized by the Bankruptcy Court for cause) its final federal, state, and local tax returns, and pursuant to 11 U.S.C. Section 505(b), request an expedited determination of any unpaid tax liability of such Liquidating Debtor or its estate for any tax incurred during the administration of such Liquidating Debtor's bankruptcy case, as determined under applicable tax laws; and

                  (iv) Assign, transfer, and distribute any remaining assets, properties, or interests held or owned by each Liquidating Debtor to FOL Liquidation Trust.

      20. ADEQUATE PROTECTION PAYMENTS

            On the Effective Date, the Plan provides that the Adequate Protection Order shall be deemed modified such that no further adequate protection payments will be made to the Prepetition Secured Creditors.

      21. UNSECURED CREDITOR TRUST

            On the Effective Date, a trust shall be established (the "Unsecured Creditor Trust") pursuant to the Unsecured Creditor Trust Agreement, for the purpose of distributing the Distributions to the holders of Allowed Class 4A Claims in accordance with the terms of the Plan. The beneficiaries of the Unsecured Creditor Trust shall be the holders of Allowed Claims in Class 4A. On the Effective Date, each Holder of an Allowed Unsecured Claim in Class 4A shall, by operation of the Plan, (i) become a beneficiary of the Unsecured Creditor Trust, (ii) be bound by the Unsecured Creditor Trust Agreement, and (iii) receive an uncertificated beneficial interest in the Unsecured Creditor Trust in proportion to its pro rata share of Allowed Class 4A Claims.

            The trustee of the Unsecured Creditor Trust shall be designated by the Unsecured Creditors Committee on or before the Confirmation Date. If the Unsecured Creditors' Committee fails to designate a trustee on or before the Confirmation Date, then Fruit of the Loom shall designate a trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the Unsecured Creditor Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code.


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Powers, rights, and responsibilities of the trustee shall be specified in the
Unsecured Creditor Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and distribution of trust assets; (d) calculate and implement distributions of trust assets; and (e) prosecute, compromise and settle, in accordance with the terms of the Unsecured Creditors Trust Agreement, the Disputed Class 4A and Class 5 Claims, and the Claims and causes of action vested in the Unsecured Creditors Trust. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the Unsecured Creditor Trust Agreement.

      22.   FOL LIQUIDATION TRUST

            On the Effective Date, a trust shall be established (the "FOL Liquidation Trust") pursuant to the FOL Liquidation Trust Agreement, for the purpose of liquidating the Non-Core Assets, resolving all disputed Administrative, Priority and Other Secured Claims, distributing the distributions to the holders of Allowed Claims (or in the case of Allowed Class 4A Claims, to the Unsecured Creditors Trust) in accordance with the terms of the Plan. The beneficiaries of the FOL Liquidation Trust shall be the holders of Allowed Class 2 Claims, the Unsecured Creditor Trust on behalf of holders of Allowed Class 4A Claims, and holders of Allowed Class 5 Claims. On the Effective Date, by operation of the Plan (a) each Holder of an Allowed Class 2 Claim shall, by operation of the Plan, (i) become a beneficiary of the FOL Liquidation Trust, (ii) be bound by the FOL Liquidation Trust Agreement, and (iii) receive an uncertificated beneficial interest in 92.5% of the beneficial interests of the FOL Liquidation Trust, in proportion to its pro rata share of Allowed Class 2 Claims and (b) the Unsecured Creditors Trust shall (i) become a beneficiary of FOL Liquidation Trust, (ii) be bound by the FOL Liquidation Trust Agreement, and
(iii) receive an uncertificated 7.5% beneficial interest in the FOL Liquidation Trust. The holders of Allowed Class 5 Claims shall, by operation of the Plan,
(i) become a beneficiary of FOL Liquidation Trust limited to its right to a Class 5 Cash Distribution and (ii) be bound by the FOL Liquidation Trust Agreement.

            The trustee of the FOL Liquidation Trust shall be designated by the Prepetition Secured Creditors on or before the Confirmation Date. If the Prepetition Secured Creditors fail to designate a trustee on or before the Confirmation Date, then Fruit of the Loom shall designate the trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the FOL Liquidation Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code. Powers, rights, and responsibilities of the trustee shall be specified in the FOL Liquidation Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and distribution of trust assets; (d) calculate and implement distributions of trust assets. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the FOL Liquidation Trust Agreement; and (e) prosecute, compromise, and settle, in accordance with the specific terms of the FOL Liquidation Trust Agreement, the Disputed Administrative Priority,


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and Class 5 Claims and all claims and causes of action retained by FOL
Liquidation Trust. Other rights and duties of the trustee and the beneficiaries shall be set forth in the FOL Liquidation Trust Agreement.

      23.   OVERSIGHT COMMITTEES

            On the Effective Date, there will be two oversight committees formed, one for FOL Liquidation Trust (the "FOL Liquidation Trust Oversight Committee") and one for the Unsecured Creditors Trust (the "Unsecured Creditors Trust Oversight Committee"). The FOL Liquidation Trust Oversight Committee will consist of between three and five members designated by the Bank Steering Committee and the Noteholders Steering Committee. The duties of the FOL Liquidation Trust Oversight Committee shall be specified in the FOL Liquidation Trust Agreement. The Unsecured Creditors Trust Oversight Committee will consist of between three and five members designated by the Unsecured Creditors Committee. The duties of the Unsecured Creditors Trust Oversight Committee shall be specified in the Unsecured Creditors Trust Agreement.

            On the Effective Date, to give effect to the settlements embodied in the Plan and the Scheme, the Committee Avoidance Action shall be deemed dismissed with prejudice and the Unsecured Creditors Committee shall take all steps necessary and shall cooperate fully in the filing of all documents required to give effect to the dismissal of the Committee Avoidance Action.

D.    DISTRIBUTIONS UNDER THE PLAN

      1.    TIMING OF DISTRIBUTIONS

            If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

      2.    RECORD DATE FOR DISTRIBUTIONS

            The Record Date for Distributions will be the Confirmation Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date for any Distribution will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer may not have expired by the Record Date. FOL Liquidation Trust, the Unsecured Creditors Trust and NWI Successor and their respective agents and servicers shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, FOL Liquidation Trust, the Unsecured Creditors Trust and NWI Successor and their respective agents and servicers shall be entitled instead to recognize and deal for all purposes hereunder with only the Entity who is listed on the proof of Claim filed with respect thereto or on Fruit of the Loom's Schedules as the holder thereof as of the close of business on the Record Date.


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      3.    DELIVERY OF DISTRIBUTIONS

            a.    General Provisions; Undeliverable Distributions.

            Subject to Bankruptcy Rule 9010 and except as otherwise provided in the Plan, Distributions to holders of Allowed Claims shall be made at (a) the address of each holder as set forth in the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that with respect to Distributions to the members of Class 2, such distributions shall be made to (x) the Prepetition Agent, (y) each Indenture Trustee, acting as such with respect to the Senior Noteholders for which it is acting as Indenture Trustee, and (z) the Synthetic Lease Agent; and Distributions to holders of the 8-7/8% Notes shall be made to the 8-7/8% Notes Trustee.

            If any Distribution is returned as undeliverable, the applicable Plan Entity may, in its discretion, make such efforts to determine the current address of the holder of the Claim with respect to which the Distribution was made as applicable Plan Entity deems appropriate, but no Distribution to any holder shall be made unless and until applicable Plan Entity has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made through or by the Plan Entity shall be returned to and redistributed to holders of Allowed Claims in the same Class.

            b.    Undeliverable Distributions as Unclaimed Property.

            Cash Distributions (other than amounts held in a Disputed Claim Reserve) that are not claimed by the expiration of one year from the Effective Date shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as the case may be, for re-distribution to other holders in the same Class. After the expiration of the one-year period referenced in the preceding sentence, the claim of any Entity to such Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require Fruit of the Loom, FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor to attempt to locate any holder, or NWI Successor, of an Allowed Claim.

      4.    MANNER OF CASH PAYMENTS UNDER THE PLAN

            Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by FOL Liquidation Trust or by wire transfer from a domestic bank, at the option of FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as applicable.

      5.    TIME BAR TO CASH PAYMENTS BY CHECK

            Checks issued by either Fruit of the Loom, FOL Liquidation Trust, the Unsecured Creditors Trust or the NWI Successor on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check must be made in writing directly to the issuer by the holder of the Allowed Claim to


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whom the check was originally issued, on or before the later of the first anniversary of the Effective Date and the first anniversary of the date on which the Claim at issue became an Allowed Claim. After such date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of such checks shall revest in and become the property of FOL Liquidation Trust, the Unsecured Creditors Trust or NWI Successor, as the case may be, as unclaimed property in accordance with Bankruptcy Code section 347(b) and shall be subject to redistribution to holders of Allowed Claims.

      6.    DISPUTED RESERVES

            On the Initial Distribution Date (or on any earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan), and after making all Distributions required to be made on any such date under the Plan, FOL Liquidation Trust, the Unsecured Creditors Trust, or, as to NWI Claims, the NWI Successor shall establish a separate Disputed Reserve for each of the Classes, each of which Disputed Reserves shall be administered by FOL Liquidation Trust, the Unsecured Creditors Trust or the Plan Entity, as applicable, and will be governed by the applicable agreement. FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as the case may be, shall reserve the Ratable Portion of all Cash or other property allocated for each Disputed Claim, or such amount as may be agreed to by the holder of such Disputed Claim and FOL Liquidation Trust or as otherwise may be determined by the order of the Bankruptcy Court. All Cash allocable to the relevant Class hereunder shall be distributed by FOL Liquidation Trust or NWI Successor, as applicable, to the relevant Disputed Reserve on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan). Each Disputed Reserve shall be closed and extinguished when all Distributions and other dispositions of all Cash required to be made hereunder to the Class for which such Reserve was established have been made in accordance with the terms of the Plan. Upon closure of a Disputed Reserve, all Cash (including any Cash Investment Yield) held in that Disputed Reserve shall be distributed pro rata to all other holders of Allowed Claims in the applicable Class.

            a.    Limitations on Funding of Disputed Reserves.

            Except as expressly set forth in the Plan, neither Fruit of the Loom, the FOL Liquidation Trust, nor the Unsecured Creditor Trust, shall have any duty to fund the Disputed Reserves or the reserves for NWI Claims.

            b.    Tax Requirements for Income Generated by Disputed Reserves.

            FOL Liquidation Trust, the Unsecured Creditors Trust, and NWI Successor, as applicable, shall pay, or cause to be paid, out of the funds held in a particular Disputed Reserve, any tax imposed by any federal, state, or local taxing authority on the income generated by the funds or property held in the Disputed Reserve. FOL Liquidation Trust, the Unsecured Creditors Trust, and NWI Successor, as applicable, shall file, or cause to be filed, any tax or information return related to a Disputed Reserve that is required by any federal, state, or local taxing authority.

      7.    ESTIMATION OF CLAIMS

            Any member of Fruit of the Loom or FOL Liquidation Trust, the


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
Unsecured Creditors Trust, or NWI Successor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim for which any of them is or may be liable under the Plan (including any Claim for taxes) to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether Fruit of the Loom or FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as applicable, has previously objected to the Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, Fruit of the Loom, FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as applicable, may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

      8.    DISTRIBUTIONS AFTER EFFECTIVE DATE

            Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but that later become Allowed Claims shall be deemed to have been made on the Effective Date or, if no Distribution with respect to such Claim is required to be made on the Effective Date, such other date as may be applicable to such Distribution.

      9.    FRACTIONAL CENTS

            Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half of a penny being rounded up.

      10.   INTEREST ON CLAIMS

            Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. Except as expressly provided in the Plan or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

      11.   NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM

            Notwithstanding anything to the contrary contained in the Plan or herein, no holder of an Allowed Claim shall receive in respect of the Claim

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any Distribution (of a value set forth herein or in the Plan) in excess of the
Allowed amount of that Claim.

      12.   ORDINARY COURSE LIABILITIES

            Except as otherwise specifically provided in the Plan, holders of Claims against the Debtors (other than Claims for Professional Fees or NWI Claims) based on Liabilities incurred after the Petition Date in the ordinary course of the Debtors' businesses shall not be required to file any request for payment of such Claims. Such Claims shall be assumed and paid by Reorganized Fruit of the Loom in the ordinary course of business of Reorganized Fruit of the Loom, in accordance with the Berkshire Agreement and the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to the transactions underlying such Claims, without any further action by the holders of such Claims.

      13.   SETOFF AND RECOUPMENT

            Except as otherwise provided in the Plan, the Debtors and FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor (as the case may be) may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect of that Claim, any claims or defenses of any nature whatsoever that Fruit of the Loom or FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as applicable, may have against the holder of thereof, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by Fruit of the Loom or FOL Liquidation Trust, the Unsecured Creditors Trust, or NWI Successor, as applicable, of any right of setoff or recoupment any of them may have against the holder of such Claim. NWI Claims shall be paid from the proceeds of the liquidation of NWI.

      14.   PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED PURSUANT TO PLAN

            All Entities that receive Distributions under the Plan shall be responsible for reporting and paying, as applicable, taxes on account of such Distributions.

      15.   SURRENDER OF SENIOR NOTES AND 8-7/8% NOTES

            a.     General Requirement of Surrender.

            As a condition precedent to receiving any Distribution pursuant to the Plan on account of any of the Senior Notes or 8-7/8% Notes, the holder of the applicable note shall deliver it to FOL Liquidation Trust or the Unsecured Creditors Trust, as the case may be, pursuant to a letter of transmittal (each one, a "Letter of Transmittal") furnished by Fruit of the Loom or FOL Liquidation Trust, or the Unsecured Creditors Trust, as the case may be (either directly or through the applicable Indenture Trustee or 8-7/8% Notes Trustee). Each Letter of Transmittal shall be accompanied by instructions for the proper completion, execution, and delivery thereof and shall specify that delivery of any Senior Note or 8-7/8% Note will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of such Note and the Letter of Transmittal in accordance with such instructions. Each Letter of Transmittal shall also include, among other provisions, customary provisions with respect to the authority of the


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holder of the applicable Senior Note or 8-7/8% Note to act and the authenticity of any signatures required on the Letter of Transmittal. Each surrendered Senior Note or 8-7/8% Note shall be marked as cancelled and delivered to the applicable Indenture Trustee or 8-7/8% Notes Trustee; provided, however, that the cancellation of the Senior Notes shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to the Indentures.

            b.   Lost, Stolen, Mutilated, or Destroyed Notes.

            In addition to any requirements imposed by any applicable indenture, any holder of an Allowed Claim evidenced by a Senior Note or 8-7/8% Note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such note, deliver to Fruit of the Loom, FOL Liquidation Trust or the Unsecured Creditors Trust, as the case may be, (i) an affidavit of loss and indemnity or such other evidence reasonably satisfactory to Fruit of the Loom, FOL Liquidation Trust or the Unsecured Creditors Trust, as the case may be, of the loss, theft, mutilation, or destruction, and (ii) such security or indemnity as may reasonably be required by Fruit of the Loom, FOL Liquidation Trust or the Unsecured Creditors Trust, as the case may be, to hold it and its agents harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of such note. Upon compliance with the foregoing by a holder of a Claim evidenced by a Senior Note or an 8-7/8% Note, such holder shall, for all purposes of the Plan, be deemed to have surrendered such note in accordance with the provisions of Section 8.17 of the Plan.

16.   PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN OBJECTION DEADLINE

            a.    Filing of Objections.

            As soon as practicable, but in no event later than 180 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each Claim to which an objection is made.

            b.    Prosecution of Objections after the Effective Date.

            On and after the Effective Date, except as to applications for allowances of Professional Fees, NWI Claims, Claims against FTL Cayman filed solely in the Cayman proceeding, or as otherwise ordered by the Bankruptcy Court, the filing, litigation, settlement, or withdrawal of all objections to Claims, including pending objections, shall be the responsibility of FOL Liquidation Trust or the Unsecured Creditors Trust, as the case may be. Any Claim (other than a Claim for Professional Fees or a NWI Claim) that is not an Allowed Claim shall be determined, resolved, or adjudicated by FOL Liquidation Trust or, as to Class 4A Claims, the Unsecured Creditors Trust. Prior to the Effective Date, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of Fruit of the Loom. The NWI Successor shall be responsible for the filing, litigation, settlement or withdrawal of all objections to NWI Claims including pending objections, but only with the consent of FOL Liquidation Trust or the Unsecured Creditors Trust.


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
            c.    No Distributions Pending Allowance.

            Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the portion of the Disputed Claim unless and until it becomes an Allowed Claim, but the making of Distributions provided for in the Plan shall be made only on account of the portion of the Claim that is Allowed.

            d.    Withholding of Allocated Distributions.

            FOL Liquidation Trust, the Unsecured Creditors Trust or the NWI Successor, as the case may be, shall withhold from the property to be distributed on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made) under the Plan an amount sufficient to be distributed on account of Disputed Claims, which amount shall be deposited in the applicable Disputed Reserve.

            e.    Distributions When a Disputed Claim Becomes an Allowed Claim.

            Distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim (and to the extent that the holder of the Disputed Claim has not received prior Distributions on account of that Claim), shall be made in accordance with the provisions of the Plan governing the Class of Claims in which the Claim is classified. On each Quarterly Distribution Date, FOL Liquidation Trust, the Unsecured Creditors Trust or the NWI Successor, as the case may be, shall make Ratable Proportion Distributions (or other Distributions in accordance with the provisions of the Plan) of Cash reserved for any Disputed Claim that has become an Allowed Claim during the preceding quarterly period to the holder of such Allowed Claim, but only to the extent that the holder of any such Claim has not received prior distributions on account of such Claim.

E.    CLASS ACTION CLAIMS

      1. RELEASE AND DISCHARGE OF ALL CLASS ACTION CLAIMS AGAINST FRUIT OF THE LOOM

            In accordance with their classification and treatment as Class 6 Creditors' Securities Fraud Claims or Class 9 Other Equity Interests and pursuant to section 510(b) of the Bankruptcy Code, all Securities Claims against Fruit of the Loom or any member thereof, whether held by the Securities Class Action Plaintiffs, the holders of any of the Senior Notes or the 8-7/8% Notes (including any Entity acting as a trustee or other agent with respect thereto), or any other Entity, will be discharged on the Effective Date, and Fruit of the Loom will be released from all such Claims, which discharge and release will be effective and binding on the Effective Date.

      2. RELEASE BY FRUIT OF THE LOOM OF ITS DIRECTORS, OFFICERS AND EMPLOYEES FROM ALL CLASS ACTION CLAIMS

            On the Effective Date, Fruit of the Loom shall be deemed to have released its present and former directors, officers, and employees other than Farley (unless all claims of Fruit of the Loom or any member thereof against


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Farley shall have been satisfied in full) from any and all Class Action Claims that are property of Fruit of the Loom or any member thereof, the Consolidated Estate, or the Estate of NWI (including derivative claims and claims that Fruit of the Loom or any member thereof otherwise has legal authority to assert, compromise, or settle in connection with the Reorganization Cases), and any and all such released Class Action Claims shall be deemed waived and extinguished as of the Effective Date, except to the extent such claims (other than Securities Class Action Claims and Class Action Claims described in Section 1.41(a) of the Plan related to Equity Interests) are preserved and assigned to the Unsecured Creditors Trust under the Plan.

F.    EXECUTORY CONTRACTS AND LEASES UNDER THE PLAN

      1.    GENERAL TREATMENT

            The Plan constitutes a motion by each member of Fruit of the Loom to reject, as of the Effective Date, all executory contracts and unexpired leases to which any member of Fruit of the Loom is a party except for: (a) the executory contracts and unexpired leases specifically listed on the Assumption and Assignment Schedule, which shall either be assumed or assumed and assigned as described therein; and (b) any executory contracts and unexpired leases dealt with by a Final Order of the Bankruptcy Court entered on or before the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections and assumptions (and, as applicable, assignments) pursuant to section 365 of the Bankruptcy Code as of the Effective Date. Each assumed executory contract and unexpired lease of Fruit of the Loom that relates to the use or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises.

      2.    BAR DATE FOR REJECTION DAMAGES

            If the rejection by Fruit of the Loom, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, such Claim shall be discharged and barred forever and shall not be enforceable against Fruit of the Loom, Reorganized Fruit of the Loom, or any of their respective properties unless a proof of Claim or proof of Administrative Expense Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to Fruit of the Loom within thirty (30) days after the Confirmation Date.

      3.    FRUIT OF THE LOOM'S CORPORATE INDEMNITIES

            Notwithstanding anything in the Plan to the contrary, the Corporate Indemnities shall be treated in accordance with the terms of the Plan Supplement.


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      4.    PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
            LEASES

            Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure pursuant to section 365(b)(1) of the Bankruptcy Code. If there is a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Fruit of the Loom or Reorganized Fruit of the Loom (and, as applicable, any assignee thereof) to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption or assignment, Cure shall occur following the entry of a Final Order resolving the dispute and shall be made in accordance with the applicable Final Order.

G.    EMPLOYEE BENEFIT PROGRAMS

            Except as to NWI and except for the SERP Plan, the Deferred Compensation Plan, and the other executory contracts which are to be listed on the Assumption and Assignment Schedule, all qualified pension, 401(k), and benefit plans, policies, and programs of Fruit of the Loom applicable to their directors, officers, or employees are treated as executory contracts under the Plan and those which are "Benefit Plans", as defined in the Berkshire Agreement will be assumed by Reorganized Fruit of the Loom pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, and to the extent necessary, assigned thereby to Purchaser or its designee.

H.    RETIREE BENEFITS

            Pursuant to Section 1114 of the Bankruptcy Code and only to the extent required thereby, payments, if any, due to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by Fruit of the Loom prior to the Petition Date shall be continued for the duration of the period Fruit of the Loom is obligated to provide such benefits. This does not apply to the SERP on any other non-qualified plan.

I.    CONDITIONS PRECEDENT TO CONFIRMATION AND OCCURRENCE OF EFFECTIVE DATE

      1.    WAIVER OF CONDITIONS

            Each of the conditions precedent to confirmation and to the Effective Date may be waived or modified, in whole or in part, by Fruit of the Loom, upon the receipt of written Consent for such waiver by the Prepetition Secured Creditors (which Consent shall not be unreasonably withheld); and may be effected at any time, without notice (other than to the Creditors' Committee), without leave or order of the Bankruptcy Court, and without any other formal action.

      2.    CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN

            The following are the conditions precedent to confirmation of the Plan that must be satisfied unless waived in accordance with Section 12.3 of


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the Plan:

            a. The Confirmation Order will be in form and substance Acceptable to Fruit of the Loom and the Purchaser and shall contain the provisions set forth in Section 12.1(a) of the Plan. For purposes of the Plan, a document is "Acceptable" if the required parties have Consented to its form.

      3.    CONDITIONS TO THE EFFECTIVE DATE OF THE PLAN

            The following are the conditions precedent to the Effective Date, each of which must be satisfied unless waived in accordance with Section 13.3 of the Plan:

            a. Confirmation Order. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance Acceptable to Fruit of the Loom, Purchaser, and the Prepetition Secured Creditors and consistent with section 13.1 of the Plan, shall have been signed by the judge presiding over the Reorganization Cases, and shall have become a Final Order.

            b. Closing of the Agreement. All conditions to the closing under the Berkshire Agreement (other then the effectiveness of the Plan) shall have been satisfied or waived and the Berkshire Agreement shall be closed concurrently with the Effective Date of the Plan.

            c. Scheme of Arrangement. All conditions to the effectiveness of the Scheme of Arrangement (other than the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Scheme of Arrangement.

            d. Conditions to the Confirmation of the Plan Remain Satisfied. All conditions precedent to the Confirmation of the Plan shall have been satisfied and shall continue to be satisfied.

            e. Completion and Execution of Documents. All actions, documents, and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to Fruit of the Loom and Acceptable to the Prepetition Secured Creditors (and acceptable to Purchaser insofar as they relate to the Berkshire Agreement) and such actions, documents, and agreements shall have been effected or executed and delivered. All documents to be contained in the Plan Supplement shall be completed and in final form (and acceptable to Purchaser insofar as they relate to the Berkshire Agreement) and, as applicable, executed by the parties thereto and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

            f. Amended Charter Documents. The amended certificates of incorporation and amended bylaws shall have been adopted by the reorganized members of Fruit of the Loom.


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            g.    Selection of Trustees for Successors. The trustee for each of
                  FOL Liquidation Trust, the Unsecured Creditors Trust, NWI Successor, and the Custodial Trust shall have been selected or designated as set forth herein and shall have agreed to serve.

      4. EFFECT OF FAILURE OR ABSENCE OF WAIVER OF CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

            If one or more of the conditions to the Effective Date shall not have occurred or been waived on or before 60 days after the Confirmation Date, subject to extension by Fruit of the Loom for an additional 30 days, upon notification submitted by Fruit of the Loom to the Bankruptcy Court, the United States Trustee, counsel to Purchaser, counsel for the Prepetition Secured Creditors, and counsel for the Creditors' Committee, then: (a) the Confirmation Order shall be vacated and shall be of no further force or effect, (b) no Distributions under the Plan shall be made, (c) Fruit of the Loom and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) Fruit of the Loom's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Causes of Action or any other claims of or against Fruit of the Loom or any other Entity or to prejudice in any manner the rights of Fruit of the Loom or any Entity in any further proceedings involving Fruit of the Loom.

J.    EFFECTS OF PLAN CONFIRMATION

      1.    AUTHORITY OF REORGANIZED FRUIT OF THE LOOM

            Until the Effective Date, the Bankruptcy Court shall retain custody and jurisdiction of Fruit of the Loom and their properties, interests in property, and operations. On and after the Effective Date, any member of Reorganized Fruit of the Loom and their properties, interests in property, and operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except for those matters as to which the Bankruptcy Court specifically retains jurisdiction under the Plan or the Confirmation Order.

      2.    VESTING AND LIENS

            On the Effective Date, (a) all property of the Transferred Debtor Subsidiaries will be vested in the applicable member of Reorganized Fruit of the Loom, (b) all other property of Fruit of the Loom which are Apparel Business assets and are transferred to Purchaser under the Berkshire Agreement will be transferred to and vest in Newco or Purchaser or a subsidiary of Purchaser as directed by Purchaser, (c) all other property of Fruit of the Loom (other than assets of NWI Land Mgmt) will be vested in FOL Liquidation Trust, and (d) all property of NWI, will vest in either NWI Successor or the Custodial Trust, as the case may be; in each instance free and clear of all Liens other than Liens that are expressly provided for in the Plan and the Confirmation Order.

      3.    DISCHARGE OF FRUIT OF THE LOOM

            a.    Scope.


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            Except as otherwise provided in the Plan or the Confirmation Order and in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order shall discharge, effective as of the Effective Date, all debts of, Claims against, Liens on the property of, and Equity Interests or any other interests in Fruit of the Loom and Reorganized Fruit of the Loom (and each member thereof, excluding the Liquidating Debtors (which includes NWI)) and their assets and properties that arose at any time before the entry of the Confirmation Order (including, without limiting the generality of the foregoing, all claims that have been, may be, or could have been asserted against NWI and on which any reorganized member of Fruit of the Loom is or may be liable in any amount and for any reason). The discharge of the reorganized members of Fruit of the Loom shall be effective as to each and all Claims and Equity Interests, regardless of whether a proof of Claim or Equity Interest therefor was filed, whether the holder thereof votes to accept the Plan, or whether the Claim or Equity Interest. On the Effective Date, as to every discharged Claim and Equity Interest, any holder of such Claim or Equity Interest shall be precluded from asserting against Fruit of the Loom and Reorganized Fruit of the Loom (and each member of either of the foregoing), their successors, or their assets or properties, any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other action or inaction of any kind or nature that occurred before the Effective Date.

            b.    Injunction.

            Except as otherwise provided in the Plan or the Confirmation Order or a separate order of the Bankruptcy Court, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or Liability that is discharged or an Equity Interest or other right of an equity security holder that is terminated and canceled pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or Liabilities, or terminated and canceled Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any member of Fruit of the Loom, any member of Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member of Fruit of the Loom, or any properties and interests in properties of any of the foregoing; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the any member of Fruit of the Loom, any member of Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in properties of any of the foregoing; (c) creating, perfecting, or enforcing any lien or encumbrance against any member of Fruit of the Loom, any member of Reorganized Fruit of the Loom, the Consolidated Estate or the Estate of any member thereof, or any properties and interests in properties of any of the foregoing; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any obligation due to any member of Fruit of the Loom, any member of Reorganized Fruit of the Loom, the Consolidated Estate, or any properties and interests in properties of any of the foregoing; and (e) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

            c.    Release of Collateral.

            Unless a particular Secured Claim is Reinstated: (a) each holder of a Secured Claim or a Claim that is purportedly secured shall on or


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immediately before the Effective Date, (i) turn over and release to the relevant member of Fruit of the Loom or Reorganized Fruit of the Loom (or its successor, as the case may be) any and all property of the relevant member of Fruit of the Loom that secures or purportedly secures such Claim, and (ii) execute such documents and instruments as any Reorganized Fruit of the Loom may reasonably require to evidence such holder's release of such property; and (b) on the Effective Date, all claims, right, title, and interest in such property shall revert to the relevant member of Reorganized Fruit of the Loom (or any other successor to any member of Fruit of the Loom, as the case may be) free and clear of all Claims and Equity Interests, including, without limitation, Liens, charges, pledges, interests, encumbrances, security interests, and any other interests of any kind.

            d.    Term of Injunctions or Stays.

            Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

            e. Release of Fruit of the Loom and Reorganized Fruit of the Loom.

            Without limiting the provisions of Section 13.3 of the Plan, described above, from and after the Effective Date, Fruit of the Loom and the Reorganized Fruit of the Loom are released from all Liabilities from the beginning of time, except as expressly provided herein.

            f. Limited Release of Released Parties by Persons Accepting Distribution Under the Plan.

            Except as otherwise specifically provided for by the Plan, upon consummation of the Plan, all Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below): (a) Fruit of the Loom, the Reorganized Fruit of the Loom, and Newco; (b) the Creditors' Committee and the present and former members thereof (including ex officio members), (c) the Bank Steering Committee and the members (both present and former) thereof, (d) the Informal Noteholders' Committee and the present and former members thereof, (e) the Indenture Trustees, (f) the DIP Agent and the DIP Lenders,(both present and former) (g) the Prepetition Secured Creditors, (h) the Prepetition Agent, the Synthetic Lease Agent, the Prepetition Collateral Agent, and the Farley Agent, (i) the JPLs, (j) Berkshire and Purchaser, and (k) all directors, officers, agents, attorneys, affiliates, employees, accountants, advisors, financial advisors of any of the foregoing (other than Farley, unless the claims of Fruit of the Loom against Farley shall have been fully satisfied) (each of the foregoing, a "Released Party"), from any claim or Cause of Action based on, arising from, or in any way connected with, (A) the Reorganization Cases and the Cayman Proceeding (including, without limitation, any actions taken and/or not taken with respect to the administration of any Estate or the operation of the business of any Debtor), (B) the Plan or the Scheme of Arrangement, or (C) the negotiation, formulation, and preparation of the Plan, the Scheme of Arrangement, or the Postpetition Credit Agreement (including any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Bankruptcy Court related thereto), except to the extent any


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such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct; and, in all respects, Fruit of the Loom, Reorganized Fruit of the Loom, Newco, and each of the Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing in the Plan will be deemed to release the parties to Berkshire Agreement or the Plan Entities from the obligations to perform any agreement or covenant in the Berkshire Agreement which calls for performance after the Closing of the Berkshire Agreement.

      4.    INJUNCTION

            The satisfaction, release, and discharge pursuant to the Plan shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or other act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan.

      5.    AVOIDANCE AND RECOVERY ACTIONS

            As of the Effective Date, FOL Liquidation Trust shall retain and may prosecute and release on behalf of itself and the Estates of Fruit of the Loom any Avoidance Actions that could have been raised by or on behalf of Fruit of the Loom or their Estates. Notwithstanding the foregoing, the right to bring Avoidance Actions against holders of Class 4A or Class 5 Claims will be waived under the Plan; provided, however, that FOL Liquidation Trust may assert the claim or Cause of Action underlying any Avoidance Action as a defense or counterclaim to any Claim or Cause of Action, including any rights under section 502(d) of the Bankruptcy Code, whether or not Avoidance Actions have been waived as described above. The NWI Successor will retain all Avoidance Actions of NWI solely as a defense or counterclaim to any Claim or Cause of Action.

      6.    RELEASE OF RELEASED PARTIES BY FRUIT OF THE LOOM

            As of the Effective Date, Fruit of the Loom, the Reorganized Fruit of the Loom, and Newco, on behalf of themselves, the estates of Fruit of the Loom, and their respective successors, assigns and any and all persons and/or entities who may purport to claim by, through, for, or because of, them, will release and be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have, or claim to have, which are property of, assertable on behalf of, or derivative of Fruit of the Loom, against the Released Parties (but solely in their capacity as Released Parties). Nothing in the Plan will be deemed to release the parties to Berkshire Agreement or the Plan Entities from the obligations to perform any agreement or covenant in the Berkshire Agreement which calls for performance after the Closing of the Berkshire Agreement.

            Notwithstanding the foregoing, this release shall not apply to (i) any Claims against individual Released Parties who were officers or directors of any of the Debtors before December 1, 1999 and on or after December 1, 1997, in their capacity as directors or officers of any Debtor (in which capacity they shall be the subject of a covenant not to execute described more fully below),
(ii) any Claim for contribution, indemnification, or any other theory of joint liability or right over, by an individual Released Party against any other Released Party, and (iii) any


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Claim by an individual Released Party for reimbursement (to give effect to the covenant not to execute) against the entity asserting a Claim under subclause
(i) hereof, in the event that the issuer of a D&O Insurance Policy seeks to recover any amount from the individual Released Party; provided, further, however, that with respect to subclauses (i) and (ii) above, if no such Claim is asserted against an individual Released Party on or before the date that is 180 days after consummation of the Plan, then this release shall apply to Claims thereafter asserted against such individual Released Party.

            Nothing in the Plan shall limit the right, if any, of any party to bring an action against or name as a defendant, a person or entity who is not a Released Party or enforce a claim or judgment against, a person or entity who is not a Released Party or the property thereof.

            Nothing in the Plan nor the provision of the covenant not to execute in favor of an individual Released Party shall preclude, limit or otherwise restrict such individual from defending against or opposing any Claim brought against such individual under this provision.

            Fruit of the Loom and Reorganized Fruit of the Loom, on behalf of themselves, the estates of Fruit of the Loom, and their respective successors, assigns, and any and all persons and/or entities who may purport to claim by, through, under, for, or because of, them shall not name any individual Released Party who is or was an officer or director of any Debtor as a defendant in any action or otherwise assert a Claim against such individual, unless such party, acting in good faith, has first determined upon written advice of counsel that the individual Released Party is a necessary party to such action or Claim.

            Fruit of the Loom and Reorganized Fruit of the Loom, on behalf of themselves, the estates of Fruit of the Loom, and their respective successors, assigns, and any and all persons and/or entities who may purport to claim by, through, under, for, or because of, them shall covenant not to execute as against any individual Released Party that is or was an officer or director of any Debtor and agree that no claim or judgment shall be enforced against, nor shall any amount be collected from, any individual Released Party (or any property of an individual Released Party). Instead, such execution, enforcement, or collection shall be undertaken only against the proceeds of any applicable D&O Insurance Policy, if any, and such individual Released Party (or any assets or property thereof) shall be liable for any Claim only to the extent of the D&O Insurance Policy proceeds.

            Neither Fruit of the Loom, Reorganized Fruit of the Loom, Newco, nor FOL Liquidation Trust, nor any of their successors or assigns, shall fund, directly or indirectly, the costs of pursuing a Claim or action against any of the Released Parties; provided, however, that the Unsecured Creditors Trust may use the Distributions it receives on account of the 7.5% beneficial interest of FOL Liquidation Trust to fund such litigation.

      7.    INDEMNITY FOR THIRD PARTY CLAIMS

            In addition to the releases and exculpations set forth above, section 14.7 of the Plan provides that the Released Parties shall also be entitled to indemnification by FOL Liquidation Trust for claims made against any of them by Farley, such indemnification to include costs of defense arising out of, related to, resulting from, or in connection with or in response to the claims made against Farley that that are part of the Non-Core


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Assets and to be paid upon the incurrence thereof in accordance with the
Liquidation Agent Agreement applicable to FOL Liquidation Trust; provided, however, that FOL Liquidation Trust shall have no indemnification obligation under to the extent that it is judicially determined that any claim of Farley against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct. The Indemnification obligations on FOL Liquidation Trust established under section 14.7 of the Plan shall include the reimbursement of the costs of defense (including attorneys' fees) and shall be paid as incurred by the indemnified party in accordance with the Liquidation Agent Agreement applicable to FOL Liquidation Trust.

      8.    RETENTION OF JURISDICTION

            Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court may retain jurisdiction, and if the Bankruptcy Court exercises its retained jurisdiction, will have exclusive jurisdiction, of all matters arising out of, and relating to, the Reorganization Cases and the Plan, as more specifically described in Section 15.1 of the Plan.

K.    MISCELLANEOUS PROVISIONS OF THE PLAN

      1.    MODIFICATION OF THE PLAN

            a.    Modification Before the Confirmation Date.

            Fruit of the Loom may alter, amend, or modify the Plan or any provision or portion thereof under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that Fruit of the Loom shall make (i) no Material modification to the Plan that affects the distribution to Class 4A or 5 without the Consent of the Unsecured Creditors Committee, (ii) no Material modification, of any nature, without the Consent of the Bank Steering Committee and the Noteholders Steering Committee, and (iii) no Material Modification which affects the Berkshire Agreement or the transactions contemplated by it, without the consent of the Purchaser. Fruit of the Loom shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or any order of the Bankruptcy Court and shall, in any event, provide such notice to counsel for the Committees. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified, or clarified, unless the proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of such holder.

            b. Modification After the Confirmation Date and Before Substantial Consummation.

            After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, Fruit of the Loom or the Reorganized Fruit of the Loom, as the case may be, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or holders of Equity Interests under the Plan; provided, however, that, to the extent required, prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court; and provided


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further, that Fruit of the Loom shall seek no Material modification to the Plan without the Consent of the Purchaser (with respect to any change which would affect the transactions under the Berkshire Agreement), the Bank Steering Committee, the Noteholders Steering Committee, and, as to the treatment of Classes 4A or 5, the Unsecured Creditors Committee. A holder of a Claim or Equity Interest that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended, modified or clarified, if the proposed alteration, amendment, modification or clarification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

      2.    FURTHER DOCUMENTS AND ACTION

            Fruit of the Loom, FOL Liquidation Trust, the Unsecured Creditors Trust, NWI Successor, the Custodial Trust, and any member of Reorganized Fruit of the Loom will execute, and are authorized to file with the Bankruptcy Court, such agreements and other documents, take or cause to be taken such action, and deliver such documents or information, as may be necessary or appropriate to effect and further evidence the terms and conditions of the Plan and to consummate the transactions and transfers contemplated by the Plan. Fruit of the Loom, FOL Liquidation Trust, NWI Successor, the Unsecured Creditors Trust, the Custodial Trust, and any member of Reorganized Fruit of the Loom, and all other parties, will execute any and all documents and instruments that must be executed under or in connection with the Plan in order to implement the terms of the Plan or to effectuate the Distributions under the Plan, provided that such documents and instruments are reasonably acceptable to such party or parties and the applicable Oversight Committee.

      3.    PLAN SUPPLEMENT

            Except as otherwise provided in the Plan, forms of the following documents in form and substance subject to the Consent of the Prepetition Secured Creditors and, solely to the extent provided in the Berkshire Agreement, the Purchaser shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five days prior to the Voting Deadline: FOL Liquidation Trust Agreement, Unsecured Creditors Trust Agreement, the documents establishing NWI Successor and the Custodial Trust, the Assumption and Assignment Schedule, the mutual release, the amended certificates of incorporation, the amended bylaws, and the treatment of the Indemnification Obligations under the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Bankruptcy Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section
16.4 of the Plan.

      4.    PLAN CONTROLS

            To the extent the Plan is inconsistent with this Disclosure Statement, the provisions of the Plan will be controlling.

      5.    RESERVATION OF RIGHTS

            If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Reorganization Cases are and will be reserved in full. Any


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concessions or settlements reflected in the Plan, if any, are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Reorganization Cases will be bound or deemed prejudiced by any such concession or settlement.

      6.    INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

            Fruit of the Loom may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of FTL Cayman within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to Old Common Stock for any taxable year of such shareholder ending prior to the Effective Date.

      7.    TREATMENT OF INTERCOMPANY CLAIMS

      Consistent with the substantive consolidation of Fruit of the Loom (other than NWI) and to the extent necessary to avoid adverse tax consequences to the Consolidated Estate and Reorganized Fruit of the Loom, (a) certain intercompany Claims between members of Fruit of the Loom, at the option of Fruit of the Loom, may be contributed by one member of Fruit of the Loom to one or more other members of Fruit of the Loom prior to substantive consolidation pursuant to
Section 8.1 of the Plan; and (b) all intercompany Claims not so contributed shall be extinguished and no distribution shall be made under the Plan with respect to any such Claim. Claims of any member of Fruit of the Loom against any Nondebtor Affiliates and Claims of Nondebtor Affiliates against any member of Fruit of the Loom shall be setoff against each other in accordance with Bankruptcy Code section 553 and any applicable nonbankruptcy law. If, after giving effect to such setoff, a Nondebtor Affiliate has any remaining intercompany Claim against any member of Fruit of the Loom, that Claim shall be contributed by or on account of the Nondebtor Affiliate to the appropriate member of Fruit of the Loom. If Fruit of the Loom has a net claim against a Nondebtor Affiliate, such net claim shall be unaffected by Plan. Notwithstanding the foregoing, Fruit of the Loom shall not take any action with respect to intercompany claims which is inconsistent with the terms of the Berkshire Agreement.

                                        VIII.
                          SUMMARY OF SCHEME OF ARRANGEMENT



            This is a summary only of the Scheme of Arrangement. IF YOU ARE A CREDITOR OF FTL CAYMAN YOU SHOULD READ THE EXPLANATORY STATEMENT AND THE SCHEME OF ARRANGEMENT, COPIES OF WHICH ARE ATTACHED AS EXHIBITS E AND F HERETO, IN THEIR ENTIRETY. In the event of any contradiction between this summary and the Scheme of Arrangement, the terms of the Scheme of Arrangement will govern.

A.    COMMENCEMENT OF THE CAYMAN PROCEEDING

            Pursuant to an order of the Cayman Court made on December 30, 1999 and following the presentation of a winding up petition, Simon Whicker and Theo Bullmore were appointed as the Joint Provisional Liquidators (the "JPLs") for FTL Cayman in the Cayman Proceeding. FTL Cayman is accordingly the subject of formal bankruptcy cases both in the United States and the Cayman Islands.


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            The Cayman Proceeding was commenced because the Cayman Islands is the country of incorporation of FTL Cayman and the Cayman Proceeding was necessary to facilitate the coordinated reorganization of FTL Cayman. The appointment of the JPLs created a moratorium that among other things, prevents creditors from taking or continuing any legal proceedings in the Cayman Islands against FTL Cayman or its assets. The JPLs have now decided, after taking advice from their professional advisers, and in conjunction with FTL Cayman and its professional advisers, that the best course of action in the Cayman Islands is for there to be a scheme of arrangement pursuant to the Cayman Companies Law (2001 Second Revision) as a mechanism for making distributions to FTL Cayman's creditors whose rights are affected by the Scheme (the "Scheme Creditors") and in order to assist the implementation of the Chapter 11 reorganization for Fruit of the Loom.

B.    THE SCHEME OF ARRANGEMENT

      1.    GENERALLY

            FTL Cayman's assets are subject to two different legal systems, one in the Cayman Islands and the other in the United States. Although both systems have as a basic principle the fair distribution of a company's assets among its creditors, there are differences between the two systems. In order to ensure that all FTL Cayman's creditors are treated in the same manner as in the Plan (and that there are no double recoveries), the Scheme of Arrangement and the Plan together will enable a common system of distribution to be established for Scheme Creditors of FTL Cayman and holders of Allowed Claims against FTL Cayman in the Reorganization Cases. However, it is possible for a creditor of FTL Cayman who is not otherwise subject to the jurisdiction of the Court to assert a claim in the Cayman Proceeding only.

      2.    SUMMARY OF TERMS

            FTL Cayman's Scheme Creditors who have asserted claims in both the Cayman Proceeding and the Reorganization Cases will be asked to vote in both. A single ballot/proxy form will allow such creditors to vote to accept or reject both of the Plan and the Scheme of Arrangement; they will not be permitted to split their vote and vote to accept the Scheme of Arrangement but reject the Plan, or vice versa. However, all creditors of FTL Cayman, whether they have made claims in the Reorganization Cases or the Cayman Proceeding will only receive a single distribution in respect of such a Claim.

            Under the terms of the Scheme, the Scheme Creditors will be limited to the holders of secured claims against FTL Cayman. FTL Cayman's Scheme Creditors who have claimed only in the Scheme of Arrangement will not be prejudiced as a result and will receive a single distribution in the same way as all Secured Claims against FTL Cayman which are Allowed in the Reorganization Cases. Holders of Unsecured Claims against FTL Cayman will not be considered Scheme Creditors, but will still be provided, in the ultimate winding up of FTL Cayman, with a single distribution in the same amount and manner as all other Holders of same Class Claims against FTL Cayman which are Allowed in the Reorganization Cases.

            The Scheme of Arrangement and the subsequent winding up of FTL Cayman effects and implements the provisions of the Plan. All of the provisions and procedures contained in the Plan which govern, inter alia, the


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treatment of claims, the procedures for treating and resolving disputed claims and the means for implementation, are respected and given effect to in the Scheme of Arrangement by reference to the Plan.

            The Scheme of Arrangement and the Plan are mutually conditional; one will not become effective without the other.

C.    APPLICATION OF THE SCHEME OF ARRANGEMENT

            The Scheme of Arrangement will apply to all FTL Cayman's Scheme Creditors. The Scheme of Arrangement will not impair the claims of those creditors of FTL Cayman who have Priority Claims, Priority Tax Claims, Administrative Claims or Secured Claims in the Reorganization Cases.

            The Scheme of Arrangement provides for the transfer of the capital stock of FTL Caribe and any other assets used in the Apparel Business to Purchaser and all other assets will vest in FOL Liquidation Trust. In exchange, the creditors of FTL Cayman will receive the distribution rights set forth in the Plan. Separate distributions from FTL Cayman will not be made and creditors will be entitled to only one recovery -- the recovery provided for under the Plan.

            It is proposed that immediately after the Scheme of Arrangement is approved by the Cayman Court, FTL Cayman shall apply to the Cayman Court to have a final liquidation order made under the Companies Law. Simon Whicker and Theo Bullmore will thereafter become Joint Official Liquidators of FTL Cayman.

D.    VOTING ON THE SCHEME

            FTL Cayman's Scheme Creditors will be entitled to attend and vote at a meeting to be held to consider and, if thought fit, approve the Scheme of Arrangement, provided their Claim has been allowed for voting purposes in the Cayman Proceeding. Only holders of Secured Claims will be deemed to be Scheme Creditors and therefore entitled to vote. Under the Scheme of Arrangement, Scheme Creditors of FTL Cayman will be invited to complete a special proxy to vote at the creditors' meeting or may attend in person. In order to assist Creditors, the JPLs and FTL Cayman have prepared a combined ballot/proxy form. A claim can become allowed for voting purposes in the Scheme of Arrangement in any of the following ways:

            (i) if it is listed by FTL Cayman in the Schedules (as amended from time to time) as neither contingent, unliquidated nor disputed;

            (ii) if the Scheme Creditor has filed a proof of claim on or before the Filing Deadline Date in accordance with the Filing Deadline Order and that proof of claim has not been objected to or has been allowed for voting purposes in accordance with the provisions of the Plan;

            (iii) alternatively, if a creditor has lodged a Notice of Claim with the JPLs in accordance with appropriate directions of the Cayman Court, issued from time to time.

            The Chairman of the Scheme Creditors' meeting may, for voting purposes only, reject a claim in whole or in part, if he considers that it does not constitute a fair and reasonable assessment of the sums owed to the


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relevant creditor by FTL Cayman. The Chairman's decision is final and binding.
The Chairman will, however, advise the creditor of his decision prior to the meeting, where possible, and, in any event, afterwards.

            The value of a Claim for voting purposes in the Scheme of Arrangement will be taken net of any set-off rights. The value attributed to the claim will appear on the ballot/proxy form accompanying this Disclosure Statement and the Explanatory Statement. If a creditor does not agree with the value so stated, or it wishes to give a general proxy or vote only in the Scheme of Arrangement, the Scheme Creditor should contact the JPLs.

            The amount of a claim admitted for voting purposes by the Chairman of the meeting of FTL Cayman's Scheme Creditors does not constitute an admission of the existence or amount of any liability of FTL Cayman and will not bind FTL Cayman, the JPLs or the Scheme Creditors.

            THE MEETING IS SCHEDULED TO TAKE PLACE AT _________ ON ___________, 2002. YOU MAY EITHER ATTEND THE MEETING IN PERSON OR YOU MAY VOTE BY PROXY. THE JPLS RECOMMEND THAT YOU VOTE IN FAVOR OF THE SCHEME OF ARRANGEMENT.

      1.    BALLOT AND PROXY

            At the same time that the Scheme Creditors of FTL Cayman receive copies of the Disclosure Statement, the Plan, the Explanatory Statement and the Scheme of Arrangement, they will also receive a combined ballot/proxy form. Whether or not Scheme Creditors intend to appoint a proxy to attend the Scheme Creditors meeting on their behalf, they should complete the form of ballot/proxy in accordance with the instructions given, and return it as soon as possible and, in any event, by ___________, 2002 to the address shown on the form. If for any reason this cannot be done, proxies may be handed in at the registration desk at the Scheme Creditors meeting, prior to its commencement.

            Appointing a proxy will not prevent Scheme Creditors from attending and voting in person at the Scheme Creditors meeting should they wish to do so. However, the proxy will not be entitled to vote if the Scheme Creditors votes in person.

            Instructions for completing the form of ballot/proxy are set out on it.

      2.    RECORD DATE FOR SCHEME CREDITORS

            The amount, for voting purposes, of Scheme of Arrangement claims will be established at $_______________. However, the Record Date for establishing those Scheme Creditors entitled to vote in the Scheme of Arrangement will be December 30, 1999. The JPLs believe that it is in the best interests of all creditors of FTL Cayman for the Scheme of Arrangement and the Plan to be as closely coordinated as possible. The JPLs are also satisfied that no Scheme Creditors will be prejudiced by the setting of the Record Date in this way. Only Scheme Creditors whose Scheme Claims have been allowed for voting purposes will be entitled to vote on the Scheme of Arrangement.


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E.    COURT APPROVAL AND FILING WITH THE REGISTRAR OF COMPANIES OF THE CAYMAN
      ISLANDS

            In order for the Scheme of Arrangement to become effective, the Cayman Court must sanction the Scheme of Arrangement after it has been approved by the requisite majority of Scheme Creditors. The Cayman Court may impose such conditions as it thinks fit to the Scheme of Arrangement but cannot impose any material changes. A copy of the order sanctioning the Cayman Scheme of Arrangement must then be delivered to the Registrar of Companies for the Cayman Island (the "Cayman Registrar").

            If the Scheme of Arrangement is sanctioned by the Cayman Court and delivered to the Cayman Registrar, subject to the approval of the Plan by the Bankruptcy Court, it will be effective and binding on all of the Scheme Creditors, including those who may have voted against the Scheme of Arrangement or the Plan, as appropriate, or who did not vote.

                                         IX.
                          CERTAIN FACTORS TO BE CONSIDERED



            HOLDERS OF CLAIMS AGAINST FRUIT OF THE LOOM SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR INCORPORATED BY REFERENCE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.    GENERAL CONSIDERATIONS

            The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the various Claims against and Equity Interests in Fruit of the Loom. See Sections VI, VII, and IX of the Plan. Reorganization of the Transferred Subsidiaries of Fruit of the Loom under the proposed Plan also avoids the potentially adverse impact of a liquidation on employees of Fruit of the Loom and many of its customers, suppliers, and trade vendors.

B.    SETTLEMENTS EMBODIED IN THE PLAN

            The Plan contains debtor-creditor and inter-creditor settlements that are reflected in the relative recoveries of the creditor groups and that are designed to achieve a global resolution of the Reorganization Cases, through settlement, rather than litigation. The Plan represents, in effect, an interdependent series of concessions by secured creditors in favor of both Fruit of the Loom and unsecured creditors of Fruit of the Loom. In proposing the Plan, Fruit of the Loom intends to offer a non-litigation alternative to creditors in the context of the reorganization of Fruit of the Loom's business.

            Fruit of the Loom, the Unsecured Creditors Committee, the Noteholders Steering Committee, and the Bank Steering Committee believe that settlement of these disputes is the best way to ensure a prompt resolution of the Reorganization Cases and is in the best interests of all creditors. Fruit of the Loom further believes that although the results of litigation


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can never be predicted with complete certainty and could (but are not likely to)
produce somewhat different absolute and relative recoveries from those embodied in the Plan, such litigation would not be resolved for years, delaying distributions and exposing Fruit of the Loom, its assets and business to the continued negative effects of operating under chapter 11 of the Bankruptcy Code and the supervision of the Caymans Court, further depressing sales and market share in key product areas. Fruit of the Loom believes that, under applicable standards, the Bankruptcy Court can and should approve the settlements embodied in the Plan.

            The settlement of the following disputes is the cornerstone of the
Plan:

            (a) The dispute regarding the treatment of the Synthetic Lease as a true lease or a financing;

            (b) The dispute regarding the enforceability, value, extent, and priority of the Prepetition Secured Creditors Claims against the assets of various members of Fruit of the Loom, including regarding alleged preferential transfer and fraudulent transfer claims against certain of the Prepetition Secured Creditors;

            (c) The dispute regarding the substantive consolidation of the various assets and liabilities of Fruit of the Loom and the elimination of indebtedness and ownership interests by and among the members of Fruit of the Loom;

            (d)   Settlement of certain NWI environmental liabilities;

            (e) the treatment of Claims held by Fruit of the Loom against Farley and the rights of the Farley Lenders with respect thereto; and

            (f) waiver of Fruit of the Loom's Avoidance Actions against the Class 4 and 5 Unsecured Creditors, and resolution of the treatment of the deficiency claims of the Holders of the Class 2 Claims which would otherwise be entitled to be included in Class 4.

            It is a condition to consummation of the Plan that the Confirmation Order specifically approve as fair and reasonable the settlements set forth in the Plan of all the above-described potential litigation and disputes.

      1.    SETTLEMENT WITH THE SYNTHETIC LEASE LENDERS

            As described above in Section V.A.4, "Prepetition Financings - Synthetic Leases", the Synthetic Lease was entered into among the parties in 1994. The Synthetic Lease covers equipment and property that is necessary to the continued operations of Fruit of the Loom (and Reorganized Fruit of the Loom). The outstanding balance of the Synthetic Lease is not less than $87 million, and it matured, by its terms, on September 30, 2000. If the Synthetic Lease were characterized as a true lease, to retain this essential equipment, Fruit of the Loom would be required to make cash payments to the Synthetic Lease Lenders of in excess of $87 million on the Effective Date.


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
            Fruit of the Loom has reviewed the Synthetic Lease and its constituent documents and believes that the proper characterization as either a true lease or a financing is not free from doubt, although it is more likely than not that the Synthetic Leases would be characterized as a financing; however, the Synthetic Lease Lenders would, of course, take the opposite view. Any litigation of these issues would be costly and time-consuming. In addition to the costs of litigation, if the Effective Date of the Plan were to occur while the litigation were pending, Fruit of the Loom would likely be required to pay the full cash amount payable to the Synthetic Lease Lenders, greatly increasing its immediate cash needs and straining Reorganized Fruit of the Loom's working capital availability.

            Many of the Synthetic Lease Lenders (e.g., CSFB, Bank of America) are also holders of other Prepetition Secured Creditor Claims, as lenders under the 1997 Credit Agreement or the Farley Loan. The representatives of the Synthetic Lease Lenders have agreed that the Synthetic Lease can be treated as a secured claim under the Plan, and to waive their right to be paid in full in Cash on the Effective Date, all as a part of, and contingent upon, the integrated settlements provided for in the Plan. Instead, the Synthetic Lease will be treated as a financing and the Synthetic Lease Lenders will receive a tier pro rata Distribution as the Holder of an Allowed Class 2 Claim, rather than receiving over $87 million in Cash.

      2. SETTLEMENT WITH THE PREPETITION SECURED CREDITORS AND UNSECURED CREDITORS COMMITTEE

             As described above in Section VI.I.3, "The Reorganization Cases - Other Legal Proceedings - Committee Avoidance Action Against Prepetition Secured Creditors", the Unsecured Creditors Committee has challenged the validity and enforceability of the liens granted to the Prepetition Collateral Agent to secure the Prepetition Secured Creditor Claims and the guarantee of those Claims by certain of the members of Fruit of the Loom, alleging that the transfers and guarantees are either preferential transfers or fraudulent transfers.

            A mediation was held in May and June 2001, among representatives of the Prepetition Secured Creditors, the Unsecured Creditors Committee, Fruit of the Loom and certain holders of the 8-7/8% Notes. As a part of the mediation, the parties exchanged position papers and made other submissions to the mediator, Professor James J. White of the University of Michigan Law School. As a result of the mediation, a resolution was reached among Fruit of the Loom, the Prepetition Secured Creditors and the Unsecured Creditors Committee.

            Fruit of the Loom has reviewed these issues, and the materials available to it. After review of these issues, and considering the effect on potential distributions of, among other things, (i) the treatment of the Synthetic Lease Lender Claims, (ii) the waiver, by the Prepetition Secured Creditors of their right to receive Distributions from Class 4A on account of any unsecured deficiency claim they may have, (iii) the release, of preference claims against Trade Creditors, and (iv) the relative merits of the Claims asserted by the Unsecured Creditors Committee in the Committee Avoidance Action against the Prepetition Secured Creditors and the defenses raised by the Prepetition Secured Creditors, Fruit of the Loom, the Unsecured Creditors Committee, and the representatives of the Prepetition Secured Creditors reached an agreement to resolve these alleged claims as a part of, and contingent upon, the integrated settlements provided for in the Plan.


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
            As a part of these settlements, the Prepetition Secured Creditors agreed to a Distribution to Unsecured Creditors, agreed, to waive their unsecured Class 4A deficiency claims against Fruit of the Loom, allowing the Class 4A Distribution to go to the other Unsecured Creditors, and also agreed to the Cash Distribution to holders of Allowed Trade Election Claims. In addition, the Prepetition Secured Creditors have agreed to the substantive consolidation of Fruit of the Loom (other than FTL Inc. and NWI), thereby eliminating the multiple Claims that the Prepetition Secured Creditors could have asserted on account of the guarantees issued by each member of Fruit of the Loom.

      3.    SETTLEMENT OF POTENTIAL CLAIMS AGAINST UNSECURED CREDITORS

            As described in Section VII.J.5, "Preference Analysis and Other Avoidance Actions", Fruit of the Loom has potential Avoidance Actions against various entities who supplied goods and services to Fruit of the Loom before the Petition Date. Under, among other things, section 547 of the bankruptcy Code, Fruit of the Loom may bring actions to recover for the benefit of the Consolidated Estate the property transferred (i.e., Cash), or its value, from a person who received such property (or the benefit of such transfer) during the 90 day period before the Petition Date, if the applicable member of Fruit of the Loom was insolvent within the meaning of the Bankruptcy Code at the time of the transfer. If Fruit of the Loom were successful, the person receiving the transfer or the benefit of the transfer would be required to pay to Fruit of the Loom the value of the transfer or return it in kind.

            There are various defenses to the Avoidance Actions, including that the transfer was made in the ordinary course of business for both Fruit of the Loom and the recipient, or if the recipient gave new value after the date of the transfer.

            As a part of, and contingent upon, the integrated settlements provided for in the Plan, Fruit of the Loom will waive the potential Avoidance Actions against its prepetition vendors, including holders of Trade Claims in those Classes.

            Also as a part of, and contingent upon, the integrated settlements provided for in the Plan, the Holders of the Class 2 Secured Claims have waived their right to receive Distributions as Holders of Class 4A Claims on account of their deficiency claims.

      4.    SETTLEMENT OF SUBSTANTIVE CONSOLIDATION DISPUTES

            Because the Plan reflects a compromise and settlement of controversies regarding, among other things, substantive consolidation of Fruit of the Loom (other than NWI), it necessarily embodies certain features of a "substantive consolidation plan", but it also contains elements of a traditional plan, because such elements were negotiated as a part of the integrated settlement and compromise which is the core of the Plan. The Plan provides that Holders of Claims against all the members of Fruit of the Loom (other than NWI Claims) will be treated in a uniform manner and will receive only a single distribution, regardless of whether a Holder of a Claim holds a guarantee from one or more of the members of Fruit of the Loom.

      5.    SETTLEMENT WITH FARLEY LENDERS REGARDING CLAIMS AGAINST FARLEY


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            As a part of, and contingent upon, the integrated settlements provided for in the Plan, the Farley Lenders have agreed to waive their right to enforce the provisions of the Farley Agreements barring Fruit of the Loom to seek to enforce its claims against Farley, the Farley Entities and the Collateral pledged by them. Pursuant to the Plan, all claims of Fruit of the Loom against Farley and the Farley Entities, including any collateral therefor, shall vest in and be assigned to FOL Liquidation Trust, for the benefit of all holders of Allowed Class 2 and Allowed Class 4A Claims, except that claims, if any, against Farley for beach of his duties as an officer or director of Fruit of the Loom shall be assigned to the Unsecured Creditors Trust.

      6.    NWI ENVIRONMENTAL CLAIMS SETTLEMENT

            [As described above, the Plan gives effect to a settlement among Fruit of the Loom, Velsicol, TSC, and the Governmental Parties with respect to the obligations of NWI and FTL Inc. arising from and related to environmental matters with respect to the NWI Sites and the Velsicol Sites and the indemnities under the A&I Agreement. Certain of these obligations arise under consent decrees or other prepetition court orders relating to the cleanup and/or remediation of the certain of the NWI Sites and the Velsicol Sites. Other of these liabilities arise as a result of NWI's ownership of the NWI Sites.

            The Governmental Parties, Velsicol, and other third-party claimants with respect to the NWI Sites and the Velsicol Sites have filed proofs of claim against FTL Inc. and NWI, asserting both Administrative and Priority Claims, as well as Unsecured Claims, aggregating in the hundreds of millions of dollars. In addition, the Governmental Parties assert that obligations under the consent decrees and other prepetition orders do not give rise to Claims that may be discharged under the Bankruptcy Code, but, rather, are continuing performance obligations. The Governmental Parties also assert that the NWI Sites may create a present and imminent hazard to human health and safety and, therefore, may not be abandoned by NWI. Finally, Velsicol and TSC assert that they have various defenses and offsets to enforcement of NWI's rights under the TSC Preferred Stock, which is the principal asset of NWI, other than insurance and choses in action.

            Fruit of the Loom opposes the claims filed by the Governmental Parties, Velsicol, TSC, and other third-party environmental claimants, particularly to the extent that such claims assert either Administrative or Priority status. Among other things, Fruit of the Loom does not agree that there is a present and imminent danger to human health or safety at any of the NWI Sites. As to each of the NWI Sites, remediation efforts date back to before 1986 and are substantially complete, except for ongoing monitoring and relating maintenance. Prior to and since the Petition Date, NWI or FTL Inc. have continued to fund necessary monitoring and maintenance at the NWI Sites.

            The settlement with the Governmental Parties resolves all of these disputes in a way that is beneficial to all the Fruit of the Loom estates. Velsicol and TSC agree to waive and release all claims against FTL Inc. and, NWI; the Governmental Parties agree to limit their Administrative and Priority Claims to an aggregate amount of $4.45 million; the Governmental Parties covenant not to sue any of Reorganized Fruit of the Loom, the Plan Entities or any member of the Fruit of the Loom Group with respect to the NWI Sites and the Velsicol Sites; and the Governmental Parties also provide contribution protection to each of them, which has the effect of limiting


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Fruit of the Loom's exposure to third-party environmental claims relating to the
NWI Sites and the NWI Sites. Finally, holders of Allowed NWI Claims retain certain rights to certain proceeds of the liquidation of NWI in excess of $25 million.]

C.    CERTAIN BANKRUPTCY CONSIDERATIONS

      1.    RISK OF LIQUIDATION

            If the Plan is not confirmed and consummated, there can be no assurance that the Reorganization Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims as the terms of the Plan. In addition, under the terms of the Berkshire Agreement a Termination Fee of between $22.5 and $27.5 million will be payable if neither the Plan nor some other plan of reorganization giving effect to the Berkshire Agreement is confirmed on or before April 30, 2002 (which is possible under the Berkshire Agreement). However, under the terms of the Bidding Procedures Order, certain of the Prepetition Secured Creditors agreed that any amount payable in excess of $22.5 million would be paid solely from the Distributions otherwise to be distributed to those certain Prepetition Secured Creditors.

            If a liquidation or protracted reorganization were to occur, the Distributions to holders of Allowed Claims could be drastically reduced. Fruit of the Loom believes that, in a liquidation under chapter 7, holders of Allowed Claims would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of Fruit of the Loom's assets. Even assuming that a trustee in a chapter 7 liquidation for Fruit of the Loom would be authorized to operate the Apparel Business while the trustee sought to sell it as a going-concern, Fruit of the Loom believes that the price realized by the chapter 7 trustee would be less that the purchase price under the Agreement, since potential purchasers would view the Agreement as a ceiling on value rather than a floor. In addition, administrative expenses of a chapter 7 trustee and the trustee's attorneys, accountants, and other professionals would cause a substantial erosion of the value of the Consolidated Estate. In addition, certain Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts (including lease and contracts already assumed in the Reorganization Cases) in connection with the cessation of Fruit of the Loom's operations.

            Fruit of the Loom's liquidation analysis, prepared with Lazard's assistance, is premised on a hypothetical liquidation in a chapter 7 case and is attached as Exhibit C hereto.

      2.    RISK OF NON-CONFIRMATION OF THE PLAN; FEASIBILITY

            Even if all impaired Classes of Claims and Equity Interests accept or are deemed to have accepted the Plan, or, with respect to a Class that rejects or is deemed to reject the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under section 1129(a) and (b) of the Bankruptcy Code. See Section XII.C.5, "Requirements of Section 1129(b) of the Bankruptcy Code." Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the


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confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of Fruit of the Loom, except as contemplated by the Plan, and that the value of Distributions to creditors and equity security holders who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if Fruit of the Loom were liquidated under chapter 7 of the Bankruptcy Code. See Section XII.C.1, "Confirmation of the Plan - "Requirements of Section 1129(a) of the Bankruptcy Code." Although Fruit of the Loom believes that the Plan will meet the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

      3.    NON-CONSENSUAL CONFIRMATION

            If any impaired Class of Claims or Equity Interests does not accept the Plan by the requisite statutory voting thresholds provided in section 1126(c) or (d) of the Bankruptcy Code or is deemed to reject the Plan pursuant to section 1126(f) or (g) of the Bankruptcy Code, as applicable, Fruit of the Loom will (i) seek confirmation of the Plan from the Bankruptcy Court by employing the "cramdown" procedures set forth in section 1129(b) of the Bankruptcy Code and/or (ii) modify the Plan in accordance with Section 16.2 thereof (subject to the consent of the Prepetition Secured Creditors). In order to confirm the Plan under section 1129(b), the Bankruptcy Court must determine that, in addition to satisfying all other requirements for confirmation, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired Class that has not accepted the Plan. See Section XII.C.5, "Confirmation of the Plan - Requirements of Section 1129(b) of the Bankruptcy Code."

            If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, but not limited to, the cramdown requirements under section 1129(b) of the Bankruptcy Code, Fruit of the Loom reserves the right to amend the Plan (subject to the consent of the Prepetition Secured Creditors) in such manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.

      4.    RISK OF NON-OCCURRENCE OF CONSUMMATION OF THE PLAN

            Consummation of the Plan is conditioned upon, among other things, the closing of the Berkshire Agreement and approval of the Scheme of Arrangement by the Cayman Court. See Section VII.C, "Confirmation of the Plan - Means for Implementation of the Plan; Reorganized Fruit of the Loom" and Section VIII "Summary of Scheme of Arrangement". There can be no assurance, however, that the Berkshire Agreement will close or that the Cayman Court will take the necessary action to approve the Scheme of Arrangement. Accordingly, even if the Plan is confirmed by the Bankruptcy Court there can be no assurance that the Plan or the transactions contemplated therein will be consummated.

C.    RISKS OF CLOSING OF BERKSHIRE AGREEMENT

            The closing under the Berkshire Agreement is a prerequisite for the Effective Date under the Plan. The Berkshire Agreement requires that the Plan (or some other plan of reorganization for Fruit of the Loom which gives effect to the Berkshire Agreement) must be confirmed and the Scheme sanctioned by no later than April 30, 2002 (after giving effect to all extensions permitted under the Berkshire Agreement). It also requires that


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the closing must occur by no later than May 30,2002 (after giving effect to all extension permitted under the Berkshire Agreement).

            In addition, there are a number of conditions to closing which must be met, beyond confirmation of the Plan and sanctioning of the Scheme. Among other things, Fruit of the Loom must comply with the provisions of the Berkshire Agreement which require pre-closing performance and Fruit of the Loom's representations under the Berkshire Agreement must be materially true when made and as of the closing. Purchaser also has a right not to close and to terminate the Berkshire Agreement (a) if John Holland, the current Chief Operating Officer of Fruit of the Loom, becomes disabled or dies, or (b) if there is a material adverse change in Fruit of the Loom's Apparel Business or the assets therefore, measured from the date of the Berkshire Agreement, and not including material adverse changes caused by overall market conditions. It is also a condition to closing that the necessary regulatory approvals for the transaction have been received. Fruit of the Loom and Purchaser have filed the necessary requests for United States regulatory approval under the Hart-Scott-Rodino Act. On November 26, 2001, the Federal Trade Commission issued a notice of early termination of the review of those applications, which means that the required approval under the Hart-Scott-Rodino Act has been obtained. There are pending applications for approval in Canada, Europe, and Mexico.

            Purchaser's obligations under the Berkshire Agreement are not subject to a financing condition, which means that Purchaser is not permitted to terminate the Berkshire Agreement because of its own financing difficulties, should any occur. Purchaser's financial obligations under the Berkshire Agreement are guaranteed by Berkshire, which is a public company. In Berkshire's Form 10-Q filed with the SEC for the third quarter of 2001, Berkshire reported that it held Cash in an aggregate amount of approximately $4.6 billion.

                                         X.
                      RESALE OF SECURITIES RECEIVED UNDER PLAN



            Under section 1145(a) of the Bankruptcy Code, the issuance of securities to be distributed under the Plan, such as the beneficial interests in FOL Liquidation Trust and the subsequent resale of such securities by Entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy
Code) are not subject to the registration requirements of section 5 of the Securities Act. Thus, the securities issued under the Plan may be freely transferred by most recipients following Distribution under the Plan, and all resales and subsequent transactions in such securities will be exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities.

            Section 1145(b) of the Bankruptcy Code provides, in pertinent part:

      (1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity --


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
            (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

            (B) offers to sell securities offered or sold under the plan for the holders of such securities;

            (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is --

                  (i)   with a view to distribution of such securities; and

                  (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

            (D) is an issuer, as used in such section 2(11), with respect to such securities.

      (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for --

            (A)   (i)   the matching or combining of fractional interests in
                        securities offered or sold under the plan into whole interests, or

                  (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

            (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

      (3)   An entity other than an entity of the kind specified in paragraph
            (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

            To the extent that Entities deemed to be "underwriters" receive securities pursuant to the Plan, resales by such Entities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, Entities deemed to be underwriters may be able to sell such securities without registration subject to the provisions of Rule 144 promulgated under the Securities Act, which permits the public sale of securities received pursuant to the Plan by persons who would be deemed to be "underwriters" pursuant to section 1145 of the Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.


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
            Whether or not any particular Entity would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon various facts and circumstances applicable to that Entity. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, FRUIT OF THE LOOM MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY ENTITY TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. FRUIT OF THE LOOM RECOMMENDS THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

                                         XI.
                                 VOTING REQUIREMENTS



            On the Disclosure Statement Approval Date, the Bankruptcy Court entered the Disclosure Statement Approval Order that, among other things, approved this Disclosure Statement, set voting procedures, and scheduled the Confirmation Hearing. A copy of the notice of the Disclosure Statement Approval Order and the Notice of the Confirmation Hearing are enclosed with this Disclosure Statement as part of the solicitation package. The Disclosure Statement Approval Order sets forth in detail, among other things, procedures governing voting deadlines, and objection deadlines. The Disclosure Statement Approval Order, the Notice of the Confirmation Hearing, and the instructions attached to the Ballot should be read in connection with this Section of this Disclosure Statement.

            If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact: the Ballot Agent, by regular mail, by hand or by overnight courier at Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, Attention: Fruit of the Loom, Inc., or by telephone at (877) 750-2689.

            If you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Rena Strappazon, Legal Assistant, (212) 530-5196.

            The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the requirements of chapter 11 of the Bankruptcy Code and that the disclosures of Fruit of the Loom concerning the Plan have been adequate and have included information concerning all Distributions made or promised by Fruit of the Loom in connection with the Plan and the Reorganization Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law.

            In particular, in order to confirm the Plan, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that the Plan: (i) has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in respect of one or more dissenting Classes, which may be the case under the Plan; (ii) is "feasible", which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization; and (iii) is in the "best interests" of all holders of Claims or Equity Interests, which


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
means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. See
Section XII.C.1, "Confirmation of the Plan - Requirements of Section 1129(a) of the Bankruptcy Code." Fruit of the Loom believes that the Plan satisfies all these conditions.

A.    VOTING DEADLINE

            This Disclosure Statement and the appropriate Ballot(s) are being distributed to all holders of Claims that are entitled to vote on the Plan. There is a separate Ballot designated for each impaired voting Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance (except that, as noted below, the Ballots sent to holders of Trade Claims will permit them to elect to have their Claims treated as Trade Election Claims), and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims. With respect to Creditors holding Claims against FTL Cayman, a combined ballot permitting creditors to vote with respect to the Plan and the Scheme of Arrangements will be tabulated by the JPLs only to the extent that the Creditor voting has a claim which is recognized in the Cayman Proceeding.

            IN ACCORDANCE WITH THE DISCLOSURE STATEMENT APPROVAL ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M. (NEW YORK TIME) ON [______ __,] 2002, THE VOTING DEADLINE. ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE BALLOT AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

B.    HOLDERS OF CLAIMS ENTITLED TO VOTE

            Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or interest as it existed before the default, (c) compensates the holder of such claim or interest any damages resulting from such holder's reasonable reliance on such legal right to an accelerated payment, and (d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

            In general, a holder of a claim or interest may vote to accept or reject a plan if (1) the claim or interest is "allowed", which means generally that it is not disputed, contingent, or unliquidated, and (2) the claim or interest is impaired by a plan. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or interest is not entitled to vote. If the claim or interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or interest has accepted the plan and provides that the holder is not entitled to vote.

            The holder of a Claim against any member of Fruit of the Loom


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
that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if: (1) the Plan provides a distribution in respect of such Claim; and
(2)(a) the Claim has been scheduled by Fruit of the Loom (and is not scheduled as disputed, contingent, or unliquidated), or (b) the holder filed a proof of Claim on or before August 15, 2000, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rules 3003 and 3018 and there is not, as of the Voting Deadline, an objection pending with respect to the Claim (unless and to the extent the Claim is temporarily allowed for voting purposes under Bankruptcy Rule 3018(a)). AS SET FORTH IN THE NOTICE OF CONFIRMATION HEARING AND IN THE DISCLOSURE STATEMENT APPROVAL ORDER, HOLDERS OF CLAIMS THAT ARE THE SUBJECT OF AN OBJECTION THAT HAS BEEN FILED ON OR BEFORE [_________ __, 2002] MUST FILE MOTIONS TO HAVE THEIR CLAIMS TEMPORARILY ALLOWED FOR VOTING PURPOSES ON OR BEFORE [__________ __, 2002].

            Each holder of an Allowed Claim (and each holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in an impaired Class of Claims with respect to which any Distribution shall be made hereunder shall be entitled to vote separately to accept or reject the Plan as provided in the Disclosure Statement Approval Order. In accordance with section 1126(g) of the Bankruptcy Code, Classes 6, 7, 8 and 9 are deemed to have rejected the Plan and the holders of Claims and Equity Interests in those Classes are not entitled to vote thereon. In accordance with section 1126(f) of the Bankruptcy Code, Class 1 is deemed to have accepted the Plan and the holders of Claims in those Classes are not entitled to vote on the Plan. Each of Classes 2, 3, 4A, 4B, and 5 is impaired under the Plan and the holders of Allowed Claims (and holders of Claims that have been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in those Classes are entitled to vote on the Plan.

            Pursuant to the Filing Deadline Order, holders of Equity Interests (which interests are based exclusively on the ownership of common stock in Fruit of the Loom, or warrants, options, or rights to purchase, sell, or subscribe to a security interest in Fruit of the Loom), were excused from filing proofs of interest on or before the Filing Deadline Date; provided, however, that holders of Equity Interests who wished to assert a Claim against any member of Fruit of the Loom that arises out of or relates to the ownership or purchase of an Equity Interest, including Claims arising out of or relating to the sale, issuance or distribution of the Equity Interest, were required to file a proof of Claim on or before the Filing Deadline Date, unless another exception set forth in the Filing Deadline Order applied.

            A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Approval Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

            Holders of Claims in the following Classes are impaired by the Plan, and are therefore entitled to vote on the Plan:


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
            Class 2:          Prepetition Secured Creditor Claims;
            Class 3:          Other Secured Claims;
            Class 4:          Unsecured Claims; and
            Class 5:          Trade Election Claims.

            Holders of Claims and Equity Interests in the following Classes are impaired by the Plan and conclusively deemed to have rejected the Plan and are not entitled to vote:

            Class 6:          Creditor Securities Fraud Claims;
            Class 7:          Old Capital Stock;
            Class 8:          Transferred Subsidiary Stock; and
            Class 9:          Other Equity Interests.

            Holders of Claims in Class 1 are unimpaired under the Plan, and each such Class is conclusively deemed to have accepted the Plan and are not entitled to vote.

C.    VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

            As a condition to confirmation, the Bankruptcy Code requires that each Class of impaired Claims and Equity Interests vote to accept the Plan, except under certain circumstances. See Section XI.B, "Voting Requirements - Holders of Claims Entitled to Vote."

            Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose, counts only those who actually vote to accept or reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in dollar amount and a majority in number actually voting cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan or in determining whether the requisite majorities have voted to accept the Plan.

            Section 1126(e) of the Bankruptcy Code provides that, in determining whether a class of claims has accepted or rejected the plan, the vote of any holder of a claim that is designated by the Bankruptcy Court because the holder's acceptance or rejection of the plan was not in good faith, or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code, shall not be counted.

D.    VOTING PROCEDURES

      1.    BALLOTS

            All votes to accept or reject the Plan with respect to any Class of Claims must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of impaired Claims voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan".

            ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE COUNTED AND WILL BE DEEMED TO BE CAST AS AN ACCEPTANCE OF


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
THE PLAN.

            ANY BALLOT RECEIVED WHICH IS NOT SIGNED OR WHICH CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT OR EQUITY HOLDER WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.

            Ballots must be delivered to the Ballot Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

            In accordance with Rule 3018(c) of the Bankruptcy Rules, the Ballots are based on Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.

            In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim for voting purposes (if the Claim is a Disputed Claim, this amount may not be the amount ultimately Allowed for purposes of Distribution) and the Class into which the Claim Interest has been placed under the Plan.

            The Ballots sent to holders of Trade Claims in Class 4A will permit such holders to elect to elect to have their Claims treated as Trade Election Class Claims.

            For creditors of FTL Cayman, the Ballots will combine the vote on the Plan and a vote and proxy in respect of the Scheme of Arrangement. A creditor of FTL Cayman will not be permitted to split the vote on a single Claim, but must vote to either accept or reject BOTH the Plan and the Scheme and Arrangement.

      2.    WITHDRAWAL OR CHANGE OF VOTES ON THE PLAN

            A Ballot may be withdrawn by delivering a written notice of withdrawal to the Ballot Agent, so that the Ballot Agent receives the notice prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.

            In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the Ballot to be withdrawn, (ii) contain a description of the Claim(s) to which it relates, and (iii) be signed by the holder in the same manner as on the Ballot. Fruit of the Loom expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.

            Any holder who has submitted to the Ballot Agent prior to the Voting Deadline a properly completed Ballot may change its vote by submitting to the Ballot Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that bears the latest date will be counted for


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
purposes of determining whether sufficient acceptances required to confirm the Plan have been received.

      3.    VOTING MULTIPLE CLAIMS

            Separate forms of Ballots are provided for voting the various Classes of Claims. A SEPARATE Ballot must be used for each Claim. Ballot forms may be copied if necessary. Any person who holds Claims in more than one Class or multiple Claims within a Class is required to vote separately with respect to each Claim. Please sign, and return in accordance with the instructions in this Section, a separate Ballot on the appropriate form to vote with respect to each such Claim. Only Ballots with original signatures will be accepted. Ballots with copied signatures will NOT be accepted.

                                        XII.
                              CONFIRMATION OF THE PLAN



A.    CONFIRMATION HEARING

            The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the Plan. At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.

            The Confirmation Hearing has been scheduled to begin on [___________ __, 2002], at [__:_].m. (New York time) before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

B.    DEADLINE TO OBJECT TO CONFIRMATION

            Any objection to the confirmation of the Plan must be made in writing and specify in detail (i) the name and address of the objector, (ii) all grounds for the objection and (iii) the amount of the Claim or number and class of shares of stock of Fruit of the Loom held by the objector. Any such objection must be filed with the Bankruptcy Court, with a copy to Judge Walsh's chambers, and served so that it is received by the Bankruptcy Court, chambers, and the following parties on or before [________ __,] 2002 at 4:00 p.m. (New York time): (i) counsel to Fruit of the Loom, (a) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005-1413, Attn: Luc A. Despins, Esq. and (b) Saul Ewing LLP, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19801, Attn: Norman L. Pernick, Esq.; (ii) counsel to the Creditors' Committee, (a) Otterbourg Steindler Houston & Rosen PC, 230 Park Avenue, 30th Floor, New York, New York 10169, Attn: Scott L. Hazan, Esq., and
(b) Pepper & Hamilton, 1201 Market Street, Suite 1600, P.O. Box 1709, Wilmington, Delaware 19899, Attn: David Stratton, Esq.; (iii) Office of the United States Trustee, 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: Joseph McMahon, Esq.; (iv) counsel to the Prepetition Secured Creditors (a) Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, 60603, Attn: Bryan Krakauer; (b) Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, Attn: Thomas F. Blakemore, Esq., (c) Akin, Gump, Strauss, Hauer & Feld, LLP, 590 Madison


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
Avenue, 20th Floor, New York, New York 10022, Attn: Fred Hodara, Esq., (d) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street New York, New York 10019,
Attn: Richard D. Feintuch, Esq., and (e) Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina 28202-4003, Attn: David S. Walls, Esq.; and (v) counsel to Purchaser: Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, California 90071-1560, Attn: Robert E. Denham, Esq.

C.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

            Among the requirements for confirmation of the Plan are that the Plan (i) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (ii) is feasible, and (iii) is in the "best interests" of creditors and stockholders that are impaired under the Plan.

      1.    REQUIREMENTS OF SECTION 1129(A) OF THE BANKRUPTCY CODE

            The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a reorganization plan:

            (1) The plan complies with the applicable provisions of the Bankruptcy Code.

            (2) The proponent of a plan complies with the applicable provisions of [the Bankruptcy Code.]

            (3) The plan has been proposed in good faith and not by any means forbidden by law.

            (4) Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

            (5)   (A)   (i)   The proponent of a plan has disclosed the identity
                              and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and

                        (ii) the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                  (B) The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy
                        Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.


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
            (6) Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

            (7)   With respect to each impaired class of claims or interests --

                  (A)   each holder of a claim or interest of such class --

                        (i)   has accepted the plan; or

                        (ii) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under Chapter 7 of [the Bankruptcy Code] on such date (See Section XI.C.5. "Requirements of Section 1129(b) of the Bankruptcy Code")]; or

                  (B) if section 1111(b)(2) of [the Bankruptcy Code] applies to the claims of such class [due to its election to retain a lien], each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less the value of such holder's interest in the estate's interest in the property that secures such claims.

            (8)   With respect to each class of claims or interests --
                        (A) such class has accepted the plan; or
                        (B) such class is not impaired under the plan
                        [(subject to the "cramdown" provisions discussed below, see Section XI.C.5, "Requirements of Section 1129(b) of the Bankruptcy Code")].

            (9) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that --

                  (A) with respect to [an administrative claim and certain claims arising in an involuntary case], on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim;

                  (B) with respect to a class of [priority wage, employee benefit, consumer deposit and certain other claims described] in sections 507(a)(3), 507(a)(4), 507(a)(5),
                        507(a)(6) or 507(a)(7) of [the Bankruptcy Code], each holder of a claim of such class will receive --

                        (i) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or


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
                        (ii) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

                  (C) with respect to a [priority tax] claim of a kind specified in section 507(a)(8) of [the Bankruptcy Code], the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

            (10) If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider.

            (11) Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

            (12) All fees payable under [28 U.S.C. Section 1930], as determined by the court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

            (13) The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of [the Bankruptcy Code], at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of [the Bankruptcy Code], at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

            Fruit of the Loom believes that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting (which has not yet taken place).

      2.    ACCEPTANCE BY IMPAIRED CLASSES

            Classes 2, 3, 4A, 4B, and 5 of the Plan are impaired under the Plan and entitled to vote to accept or reject the Plan. Class 1 is conclusively deemed to have voted to accept the Plan. Classes 6, 7, 8 and 9 are conclusively deemed to have voted to reject the Plan. Because of the deemed rejection of the plan by Classes 6, 7, 8 and 9, whether or not any Class of Claims votes to reject the Plan, Fruit of the Loom intends to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code.



      3.    BEST INTERESTS OF CREDITORS

            Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective


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
date of the plan, at least equal to the value that the holder would receive if the debtor's operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of claims and interests in each impaired Class would receive if Fruit of the Loom were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of Fruit of the Loom's assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that Secured Claims, and any administrative priority Claims resulting from the original chapter 11 cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make Distributions to holders of Equity Interests.

            Since the date of the Initial Disclosure Statement, Fruit of the Loom has updated its estimate of projected financial performance and of the results of a hypothetical liquidation of its assets to take into account changes in operations, assets, and market conditions since that date. Set forth in Exhibit B hereto, Fruit of the Loom has provided its updated summary operating projections. However, since Fruit of the Loom is not being reorganized, but rather the Apparel Business is being sold to a wholly-owned subsidiary of Berkshire, no capital structure has been established and therefore no balance sheet can be estimated.

            Set forth in Exhibit C hereto, Fruit of the Loom and Lazard have developed an analysis that assumes that the Reorganization Cases are converted to Chapter 7 cases and Fruit of the Loom's assets are liquidated under the direction of a court-appointed trustee. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF FRUIT OF THE LOOM FOR ANY PURPOSE. The assumptions used in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of Fruit of the Loom or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the liquidation analysis would be realized if Fruit of the Loom were actually liquidated. In addition, any liquidation would take place under future circumstances that cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by Fruit of the Loom in connection with the liquidation analysis are set forth in the notes thereto.

            To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the hypothetical liquidation of the assets (after subtracting the amount attributable to secured claims and administrative costs of the bankruptcy case) must be compared with the present value of the consideration offered to such classes under the Plan. See Exhibit C and subsection 6 below, setting forth the Liquidation Analysis, for a further discussion of the effects of a hypothetical liquidation on the recoveries to holders of Allowed Claims.



            After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Fruit of the Loom's creditors and equity interest holders, including (a) increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee, including payment of the Termination Fee under the Berkshire Agreement,
(b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of Fruit of the Loom, (c) the erosion of the value of Fruit of the Loom's assets in the context of an expedited liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (d) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding, and (f) the application of the rule of absolute priority to distributions in a Chapter 7 liquidation, Fruit of the Loom has determined that confirmation of the Plan will provide each holder of a Claim in an impaired Class entitled to vote with a greater recovery than such holder would have received under a chapter 7 liquidation of Fruit of the Loom.

4.    FEASIBILITY

            Fruit of the Loom believes that Purchaser with Berkshire as guarantor has the financial wherewithal to close under the Agreement or to pay the Purchase Price at closing. In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which requires that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Fruit of the Loom.

5.    REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE

            The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class, and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code.

            a.    Fair and Equitable.

            The Bankruptcy Code establishes different "cramdown" tests for determining whether a plan is "fair and equitable" to dissenting impaired classes of secured creditors, unsecured creditors, and equity interest holders as follows:

                  (i) Secured Creditors. A plan is fair and equitable to a class of secured claims that rejects the plan if the plan provides: (a) that each of the holders of the secured claims included in the rejecting class (i) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, of at least equal to such holder's interest in the estate's interest in such property; (b) that each of the holders of the secured claims included in the rejecting class realizes the "indubitable equivalent" of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (a) or (b) of this paragraph.

                  (ii) Unsecured Creditors. A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (a) each holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (b) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan.

                  (iii) Holders of Equity Interests. A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides that: (a) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan.

            Fruit of the Loom believes that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

            b.    Unfair Discrimination.

            A plan of reorganization does not "discriminate unfairly" if a dissenting class is treated substantially equally with respect to other classes similarly situated and no class receives more than it is legally entitled to receive for its claims or equity interests. Fruit of the Loom does not believe that the Plan discriminates unfairly against any impaired Class of Claims or Equity Interests.

            CERTAIN CLASSES (CLASSES 6, 7, 8 AND 9) WILL BE DEEMED TO HAVE REJECTED THE PLAN. THEREFORE, THE BANKRUPTCY COURT WILL HAVE TO DETERMINE AT THE CONFIRMATION HEARING WHETHER THE PLAN IS FAIR AND EQUITABLE WITH RESPECT TO, AND DOES NOT DISCRIMINATE UNFAIRLY AGAINST, THOSE CLASSES. IN ADDITION, FRUIT OF THE LOOM MAY SEEK CONFIRMATION OF THE PLAN UNDER THE FOREGOING CRAMDOWN PROVISIONS IN THE EVENT THAT ANY IMPAIRED CLASS OF CLAIMS VOTES TO REJECT THE PLAN.

      6.    VALUATION

            In March 2001, in connection with the Initial Plan and Initial Disclosure Statement, Lazard estimated a range of theoretical values for the Apparel Business of between $875 million and $1,075 million. The range of theoretical valuations was estimated by Lazard based upon Fruit of the Loom's projected financial results through 2003 and the capital structure proposed in the Initial Plan using a number of generally accepted valuation techniques. The estimate of theoretical valuation ranges involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, including numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Fruit of the Loom and Lazard were not necessarily indicative of actual values or future results.

            The Marketing Process was carried out subsequent to the completion of the initial estimate of the theoretical enterprise valuation of the Apparel Business. The Marketing Process was conducted as an auction in which numerous parties were contacted and received detailed information on Fruit of the Loom. Multiple parties performed in depth due diligence and met with management to review the business prospects. The Marketing Process resulted in several competing offers to acquire the Apparel Business and culminated in a public bidding process pursuant to which the Berkshire Agreement was determined to provide the highest and best offer for the Apparel Business.

            The results of the Marketing Process provide a `market test' of the initial valuation estimate. The Internal Revenue Service's Revenue Ruling 65-193 defines fair market value as "the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts." Therefore, the Company and Lazard believe that the value of the Apparel Business as set forth in the Berkshire Agreement is a better indication of actual values than the initial valuation estimate.

            The valuation information contained in this Disclosure Statement and the Exhibits hereto as to the adjustments to the purchase price under the Berkshire Agreement and as to the Non-Core Assets is not a prediction or guarantee of the future value; such value is subject to many unforeseeable circumstances and, therefore, cannot be accurately predicted. In addition, the actual amounts of Allowed Claims could materially exceed the amounts estimated by Fruit of the Loom. Accordingly, no representation can be or is being made with respect to whether any percentage recoveries estimated in this Disclosure Statement will actually be realized by the holders of Claims receiving Distributions under the Plan.

                                        XIII.
              ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN



            Fruit of the Loom believes that the Plan affords holders of Claims the greatest opportunity for realization on Fruit of the Loom's assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) liquidation of Fruit of the Loom under chapter 7 of the Bankruptcy Code or (b) alternative plans of reorganization or liquidation under Chapter 11 of the Bankruptcy Code.

A.    LIQUIDATION UNDER CHAPTER 7

            If no plan is confirmed, the Reorganization Cases may be converted to cases under chapter 7 of the Bankruptcy Code. Upon conversion to chapter 7, a trustee or trustees will be elected or appointed to liquidate the assets of Fruit of the Loom. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against Fruit of the Loom.

            Fruit of the Loom believes that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustee(s) would cause a substantial diminution in the value of the Estates. In addition, Fruit of the Loom likely would be obligated to pay the Termination Fee to Purchaser under the Berkshire Agreement. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of Fruit of the Loom's operations and the failure to realize the greater going concern value of Fruit of the Loom's assets. In addition, a number of the settlements being effectuated under the Plan are contingent upon the Plan, including the settlement of the Committee Avoidance Action, the settlement of the objection to the 7% Notes, and the Synthetic Lease settlement. In a chapter 7, it is possible that these settlements would not be available, resulting in costly and protracted litigation for the estates, whatever the outcome.

            Fruit of the Loom's liquidation analysis, prepared with the assistance of Lazard, is premised on a hypothetical liquidation in a Chapter 7 case and is attached as Exhibit C to this Disclosure Statement. In the analysis, Fruit of the Loom has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of its assets, and the extent to which such assets are subject to liens and security interests.

            Fruit of the Loom believes that a liquidation of Fruit of the Loom's assets would produce significantly less value for distribution to creditors than that recoverable under the Plan. Even assuming that a trustee in a chapter 7 liquidation for Fruit of the Loom would be authorized to operate the Apparel Business while the trustee sought to sell it as a going-concern, Fruit of the Loom believes that the price realized by the chapter 7 trustee would be less that the purchase price under the Agreement, since potential purchasers would view the Agreement as a ceiling on value rather than a floor. In the opinion of Fruit of the Loom, the recoveries projected to be available in liquidation are not likely to afford holders of Allowed Claims and Equity Interests as great a realization potential as does the Plan.

B.    ALTERNATIVE PLAN OF REORGANIZATION OR LIQUIDATION

            If the Plan is not confirmed, Fruit of the Loom or (if the Bankruptcy Court were not to grant further extensions of Fruit of the Loom's exclusive periods in which to file and solicit a plan of reorganization) any other party in interest in the cases could propose a different plan or plans. Such plans might involve either a reorganization and continuation of Fruit of the Loom's businesses, or an orderly liquidation of its assets, or a combination of both.

            Fruit of the Loom may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, Fruit of the Loom's assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, chapter 11 liquidations might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially. Fruit of the Loom believes that a Chapter 11 liquidation would not produce Distributions as favorable as those under the Plan.

                                        XIV.
                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



            The following is a general summary of certain significant federal income tax consequences of the Plan for Fruit of the Loom's creditors and to assist them in evaluating the effect U.S. federal income taxes may have on them. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular creditor in light of its investment circumstances, or to creditors subject to special treatment under the federal income tax laws, such as tax-exempt entities, foreign corporations or individuals who are not citizens or residents of the United States. Except as expressly stated below, this discussion does not address any state, local or foreign tax matters. All references to taxes are solely to United States Federal income taxes.

            This discussion is based upon information received from various sources and has not been audited or verified; any material inaccuracies in the information may affect the matters and the stated conclusions regarding the tax consequences of the Plan. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), proposed, temporary and final Treasury Regulations, public and private Internal Revenue Service (the "IRS") rulings and pronouncements and relevant judicial decisions, all of which are subject to change, possibly with retroactive effect. Moreover, the tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal precedent.

            Because of the complexity of the transactions contemplated by the Plan, the differences in the nature of the claims of the various creditors, their taxpayer status and methods of accounting and prior actions taken by creditors with respect to their claims, the described tax consequences are subject to significant uncertainties and variations in their application. Fruit of the Loom has not received an opinion of counsel or a ruling from the IRS as to the consequences of the Plan and does not intend to seek a ruling from the IRS or opinion of counsel with respect thereto. There can be no assurance the treatment discussed below will be accepted by the IRS.

            HOLDERS OF ALLOWED CLAIMS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES TO THEM, INCLUDING FOREIGN, STATE

AND LOCAL TAXES.

A.    CONSEQUENCES TO HOLDERS OF CLAIMS

      1.    REALIZATION OF GAIN, LOSS, ETC.

            A holder of an Allowed Claim may realize income, gain, loss or deduction as a result of the Plan, which income, gain, loss or deduction may or may not be recognized, depending on the circumstances giving rise to the Allowed Claim, and such holder's federal income tax accounting method. The amount realized by a holder of an Allowed Claim will equal the sum of any Cash plus the fair market value of any other property received by the holder pursuant to the Plan. For U.S. federal income tax purposes, a holder of an Allowed Claim that receives FOL Liquidation Trust interests pursuant to the Plan will be treated as
(i) having received its proportionate share of FOL Liquidation Trust's assets directly from Fruit of the Loom and (ii) having contributed the assets described in clause (i) to FOL Liquidation Trust in exchange for FOL Liquidation Trust ownership interests. A holder's tax basis in its FOL Liquidation Trust interests will equal the fair market value of the FOL Liquidation Trust assets that holder was deemed to receive pursuant to the Plan. Holder's of Allowed Claims that receive interests in FOL Liquidation Trust pursuant to the Plan should consult their own tax advisors regarding the tax consequences of owning FOL Liquidation Trust interests.

      2.    INFORMATION REPORTING AND BACKUP WITHHOLDING

            Certain payments, including the payments with respect to Allowed Claims pursuant to the Plan, are generally subject to information reporting by the payor (Fruit of the Loom) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code's backup withholding rules, a holder of a Claim may be subject to backup withholding at a rate of up to 30.5% with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct U.S. taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

            Holders of Allowed Claims that are Non-U.S. Persons, as defined in the Tax Code, that receive payments or distributions under the Plan from Fruit of the Loom will not be subject to backup withholding, provided that the holders furnish certification of their status as Non-U.S. Persons or are otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN.

            Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

                          CONCLUSION AND RECOMMENDATION

            Fruit of the Loom believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Any alternative to confirmation of the Plan, such as liquidation or attempts to confirm another plan of reorganization, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, Fruit of the Loom believes that its creditors will receive greater and earlier recoveries under the Plan than those that could be achieved in a liquidation. FOR THESE REASONS, FRUIT OF THE LOOM URGES ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO RETURN THEIR BALLOTS ACCEPTING THE PLAN.

Dated:      Wilmington, Delaware
            December __, 2001

                                        FRUIT OF THE LOOM, LTD.



                                        By:___________________________________
                                        Name:
                                        Title:

                                       FRUIT OF THE LOOM, INC., A
                                         DELAWARE CORPORATION



                                        By:___________________________________
                                        Name:
                                        Title:

                                        NWI LAND MANAGEMENT CORP.



                                        By:___________________________________
                                        Name:
                                        Title:


                                        UNION UNDERWEAR COMPANY, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        ALICEVILLE COTTON MILL INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FRUIT OF THE LOOM ARKANSAS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        THE B.V.D. LICENSING CORP.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FOL CARIBBEAN CORP.



                                        By:___________________________________
                                        Name:
                                        Title:


                                        FAYETTE COTTON MILL, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FRUIT OF THE LOOM TEXAS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FRUIT OF THE LOOM CARIBBEAN, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FTL SALES COMPANY, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        UNION YARN MILLS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:


                                        GREENVILLE MANUFACTURING, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        WINFIELD COTTON MILL, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        MARTIN MILLS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        LEESBURG KNITTING MILLS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        SALEM SPORTSWEAR CORPORATION



                                        By:___________________________________
                                        Name:
                                        Title:

                                        RABUN APPAREL, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        WHITMIRE MANUFACTURING, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        PRO PLAYER, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        GITANO FASHIONS LTD.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FOL R&D, INC., F/K/A
                                        JET SEW TECHNOLOGIES, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        UNION SALES, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        ARTEX MANUFACTURING CO., INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FTL INVESTMENTS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FTL REGIONAL SALES CO., INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        LEESBURG YARN MILL, INC.



                                        By:___________________________________
                                        Name:
                                        Title:


                                        SALEM SPORTSWEAR, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FRUIT OF THE LOOM TRADING CO.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        DEKALB KNITTING CORP.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        FTL SYSTEMS, INC.



                                        By:___________________________________
                                        Name:
                                        Title:

                                        SHERMAN WAREHOUSE CORP.



                                        By:___________________________________
                                        Name:
                                        Title:


                                        FRUIT OF THE LOOM, INC., A NEW
                                          YORK CORPORATION



                                        By:___________________________________
                                        Name:
                                        Title:

                                    EXHIBIT A

             FRUIT OF THE LOOM AMENDED JOINT PLAN OF REORGANIZATION


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



------------------------------------------------x
                                               :
In re:                                         :
                                               :
FRUIT OF THE LOOM, INC., et al.                :      Chapter 11
                                               :
                               Debtors.        :      Case No. 99-4497 (PJW)
                                               :
------------------------------------------------x


                           FIRST AMENDED JOINT PLAN OF
                       REORGANIZATION OF FRUIT OF THE LOOM
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                            1 Chase Manhattan Plaza
                         New York, New York 10005-1413
                                 (212) 530-5000

                                      -  and  -

                            SAUL EWING LLP
                            222 Delaware Ave.
                            P.O. Box 1266
                            Wilmington, Delaware 19889-1266
                            (302) 421-6800

                            Attorneys for Fruit of the Loom, Inc. et al., Debtors and Debtors in Possession

                            Dated: December 28, 2001

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
SECTION I DEFINITIONS..........................................................................................   2
         1.1      "8-7/8% Notes"...............................................................................   2
         1.2      "8-7/8% Notes Trustee".......................................................................   2
         1.3      "1999 Pledge Agreement"......................................................................   2
         1.4      "1997 Credit Agreement"......................................................................   2
         1.5      "7% Debentures"..............................................................................   2
         1.6      "7-3/8% Debentures"..........................................................................   2
         1.7      "6-1/2% Notes"...............................................................................   3
         1.8      "APA"........................................................................................   3
         1.9      "APA Schedule"...............................................................................   3
         1.10     "Acceptable" or "Acceptability"..............................................................   3
         1.11     "Adequate Protection Order"..................................................................   3
         1.12     "Adequate Protection Payments"...............................................................   3
         1.13     "Adjusted Apparel Business Sale Proceeds"....................................................   3
         1.14     "Administrative Expense Claim"...............................................................   4
         1.15     "Affiliate"..................................................................................   4
         1.16     "Allow" or "Allowed".........................................................................   4
         1.17     "Allowed NWI Administrative Expense Claim"...................................................   5
         1.18     "Amended Bylaws".............................................................................   5
         1.19     "Amended Certificates of Incorporation"......................................................   5
         1.20     "Apparel Business"...........................................................................   5
         1.21     "Artwork Litigation".........................................................................   5
         1.22     "Assumption and Assignment Schedule".........................................................   5
         1.23     "Avoidance Action"...........................................................................   5
         1.24     "Ballot".....................................................................................   5
         1.25     "Ballot Agent"...............................................................................   6
         1.26     "Ballot Agent Order".........................................................................   6
         1.27     "Bank of America"............................................................................   6
         1.28     "Bank Steering Committee"....................................................................   6
         1.29     "Bankruptcy Code"............................................................................   6
         1.30     "Bankruptcy Rules"...........................................................................   6
         1.31     "Base Distribution"..........................................................................   6
         1.32     "Berkshire"..................................................................................   6
         1.33     "Business Day"...............................................................................   6
         1.34     "Cash".......................................................................................   6
         1.35     "Cash Investment Yield"......................................................................   6
         1.36     "Causes of Action"...........................................................................   6
         1.37     "Cayman Court"...............................................................................   6
         1.38     "Cayman Proceeding"..........................................................................   7
         1.39     "Claim"......................................................................................   7
         1.40     "Claims Agent"...............................................................................   7
         1.41     "Class"......................................................................................   7
         1.42     "Class Action Claims"........................................................................   7
         1.43     "Closing"....................................................................................   7
         1.44     "Closing Date"...............................................................................   7
         1.45     "Collateral".................................................................................   7
         1.46     "Committee Avoidance Action".................................................................   7
         1.47     "Confirmation Date"..........................................................................   8
         1.48     "Confirmation Hearing".......................................................................   8
         1.49     "Confirmation Order".........................................................................   8
         1.50     "Consent"....................................................................................   8

         1.51     "Consolidated Estate"........................................................................   8
         1.52     "Consolidating Debtors"......................................................................   9
         1.53     "Corporate Indemnities"......................................................................   9
         1.54     "Court"......................................................................................   9
         1.55     "Creditors' Committee".......................................................................   9
         1.56     "Creditors' Committee Action"................................................................   9
         1.57     "Creditors' Securities Fraud Claims".........................................................   9
         1.58     "Cure".......................................................................................   9
         1.59     "Custodial Trust"............................................................................   9
         1.60     "D&O Insurance Policy".......................................................................   9
         1.61     "DIP Agent"..................................................................................  10
         1.62     "DIP Facility"...............................................................................  10
         1.63     "DIP Facility Claims"........................................................................  10
         1.64     "DIP Financing Order"........................................................................  10
         1.65     "DIP Lenders"................................................................................  10
         1.66     "Debtor Subsidiaries"........................................................................  10
         1.67     "Debtors"....................................................................................  10
         1.68     "Debtors in Possession"......................................................................  10
         1.69     "Designated Executives"......................................................................  11
         1.70     "Differential"...............................................................................  11
         1.71     "Directly Transferred Subsidiaries"..........................................................  11
         1.72     "Disallow" or "Disallowed"...................................................................  11
         1.73     "Disclosure Statement".......................................................................  11
         1.74     "Disclosure Statement Approval Order"........................................................  11
         1.75     "Disputed Claim".............................................................................  11
         1.76     "Disputed Reserve"...........................................................................  11
         1.77     "Distributions"..............................................................................  11
         1.78     "Emergence Bonuses"..........................................................................  11
         1.79     "EPA Settlement Agreement"...................................................................  12
         1.80     "Effective Date".............................................................................  12
         1.81     "Equity Interest"............................................................................  12
         1.82     "Estate".....................................................................................  12
         1.83     "Excluded Claims and Defenses"...............................................................  12
         1.84     "Existing L/Cs"..............................................................................  12
         1.85     "FOL Liquidation Trust"......................................................................  12
         1.86     "FOL Liquidation Trust Advisory Committee"...................................................  12
         1.87     "FTL Cayman".................................................................................  12
         1.88     "FTL Cayman Capital Stock"...................................................................  13
         1.89     "FTL Entities"...............................................................................  13
         1.90     "FTL Inc."...................................................................................  13
         1.91     "FTL Liquidation Proceeds"...................................................................  13
         1.92     "Farley".....................................................................................  13
         1.93     "Farley Bank Agent"..........................................................................  13
         1.94     "Farley Collateral ".........................................................................  13
         1.95     "Farley Credit Agreement"....................................................................  13
         1.96     "Farley Guaranty"............................................................................  13
         1.97     "Farley Lenders".............................................................................  13
         1.98     "Farley Reimbursement Obligations"...........................................................  13
         1.99     "Farley Settlement"..........................................................................  13
         1.100    "Farley Settlement Period"...................................................................  13
         1.101    "Final Order"................................................................................  13
         1.102    "Fruit of the Loom"..........................................................................  14
         1.103    "Fruit of the Loom Group"....................................................................  14
         1.104    "GAAP".......................................................................................  14
         1.105    "Governmental Parties".......................................................................  14
         1.106    "Indemnification Rights".....................................................................  14

         1.107    "Indenture"..................................................................................  14
         1.108    "Indenture Trustee"..........................................................................  14
         1.109    "Indenture Trustee and Agent Fees"...........................................................  14
         1.110    "Indirectly Transferred Subsidiaries"........................................................  14
         1.111    "Initial Distribution Date"..................................................................  15
         1.112    "JPLs".......................................................................................  15
         1.113    "Letter of Transmittal"......................................................................  15
         1.114    "Liabilities"................................................................................  15
         1.115    "Lien".......................................................................................  15
         1.116    "Liquidating Debtor".........................................................................  15
         1.117    "Liquidation Agent"..........................................................................  15
         1.118    "Liquidation Agent Agreement"................................................................  15
         1.119    "Liquidation Proceeds".......................................................................  16
         1.120    "Master Ballot"..............................................................................  16
         1.121    "Material"...................................................................................  16
         1.122    "NWI"........................................................................................  16
         1.123    "NWI Claims".................................................................................  16
         1.124    NWI Liquidation Agents"......................................................................  16
         1.125    "NWI Liquidation Proceeds"...................................................................  16
         1.126    "NWI Reimbursement Amount"...................................................................  16
         1.127    "NWI Successor"..............................................................................  16
         1.128    "New Common Stock"...........................................................................  16
         1.129    "Newco"......................................................................................  17
         1.130    "New Farley Note Obligations"................................................................  17
         1.131    "Non-Core Assets"............................................................................  17
         1.132    "Nondebtor Affiliates".......................................................................  17
         1.133    "Noteholders Steering Committee".............................................................  17
         1.134    "Northwest"..................................................................................  18
         1.135    "Old FTL Inc. Capital Stock".................................................................  18
         1.136    "Old FTL Inc. Preferred Stock"...............................................................  18
         1.137    "Old Capital Stock"..........................................................................  18
         1.138    "Old Common Stock"...........................................................................  18
         1.139    "Old Stock Options"..........................................................................  18
         1.140    "Petition Date"..............................................................................  18
         1.141    "Plan".......................................................................................  18
         1.142    "Plan Entities"..............................................................................  18
         1.143    "Plan Entity Agreements".....................................................................  18
         1.144    "Plan Supplement"............................................................................  18
         1.145    "Plan Transactions"..........................................................................  18
         1.146    "Postpetition Credit Agreement"..............................................................  18
         1.147    "Prepetition Agent"..........................................................................  19
         1.148    "Prepetition Bank Lenders"...................................................................  19
         1.149    "Prepetition Bank Lender Claims".............................................................  19
         1.150    "Prepetition Claim"..........................................................................  19
         1.151    "Prepetition Collateral Agent"...............................................................  19
         1.152    "Prepetition Secured Creditor Claim".........................................................  19
         1.153    "Prepetition Secured Creditors"..............................................................  19
         1.154    "Priority Non-Tax Claim".....................................................................  19
         1.155    "Priority Tax Claim".........................................................................  19
         1.156    "Professional Fees"..........................................................................  19
         1.157    "Purchaser"..................................................................................  19
         1.158    "Quarterly Distribution Date"................................................................  19
         1.159    "Rabbi Trust"................................................................................  19
         1.160    "Ratable Proportion".........................................................................  20
         1.161    "Record Date"................................................................................  20
         1.162    "Reinstated" or "Reinstatement"..............................................................  20

         1.163    "Released Party".............................................................................  20
         1.164    "Remedies Action"............................................................................  20
         1.165    "Reorganization Cases".......................................................................  20
         1.166    "Reorganizing Debtors".......................................................................  20
         1.167    "Reorganized Fruit of the Loom"..............................................................  20
         1.168    "Reorganized Subsidiaries"...................................................................  21
         1.169    "Retention Program"..........................................................................  21
         1.170    " Russell Hosiery Collateral Proceeds".......................................................  21
         1.171    "Schedules"..................................................................................  21
         1.172    "Scheme Claim"...............................................................................  21
         1.173    "Scheme Priority Claim"......................................................................  21
         1.174    "Scheme of Arrangement"......................................................................  21
         1.175    "Secured Claim"..............................................................................  21
         1.176    "Secured Creditor Payment"...................................................................  22
         1.177    "Securities Act".............................................................................  22
         1.178    "Securities Claims"..........................................................................  22
         1.179    "Securities Class Action Plaintiffs".........................................................  22
         1.180    "Securities Class Actions"...................................................................  22
         1.181    "Sellers"....................................................................................  22
         1.182    "Senior Notes"...............................................................................  22
         1.183    "Senior Noteholder"..........................................................................  22
         1.184    "Senior Noteholder Claim"....................................................................  22
         1.185    "Seven Properties"...........................................................................  22
         1.186    "Subsidiary".................................................................................  23
         1.187    "Subsidiary Equity Interests"................................................................  23
         1.188    "Synthetic Lease"............................................................................  23
         1.189    "Synthetic Lease Agent"......................................................................  23
         1.190    "Synthetic Lease Lenders"....................................................................  23
         1.191    "Trade Claim"................................................................................  23
         1.192    "Trade Election Claim".......................................................................  23
         1.193    "Trade Election Claim Maximum Class Payment Amount"..........................................  23
         1.194    "Transferred Debtor Subsidiary"..............................................................  23
         1.195    "Transferred Subsidiaries"...................................................................  24
         1.196    "True-Up"....................................................................................  24
         1.197    "UCT Claims".................................................................................  24
         1.198    "Union Underwear"............................................................................  24
         1.199    "United States Trustee"......................................................................  24
         1.200    "Unsecured"..................................................................................  24
         1.201    "Unsecured Creditors Trust"..................................................................  24
         1.202    "Unsecured Creditors Trust Agreement"........................................................  24
         1.203    "Unsecured Creditors Trust Advisory Committee"...............................................  24
         1.204    "Unsecured Deficiency Claim".................................................................  24
         1.205    "Velsicol"...................................................................................  25
         1.206    "Voting Deadline"............................................................................  25
SECTION II INTERPRETATION: APPLICATION OF DEFINITIONS,  RULES OF CONSTRUCTION, AND COMPUTATION OF TIME.........  25
SECTION III PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS, AND OTHER UNCLASSIFIED CLAIMS
         ALLOWED AGAINST FRUIT OF THE LOOM.....................................................................  26
         3.1      ADMINISTRATIVE EXPENSE CLAIMS................................................................  26
                  3.1.1    Payment of Certain Administrative Expense Claims by the Plan Entities...............  26
                  3.1.2    Payment of Certain Administrative Expense Claims by the Purchaser, Newco, or
                           Reorganized Fruit of the Loom.......................................................  26
         3.2      DIP FACILITY CLAIMS..........................................................................  26

         3.3      PRIORITY TAX CLAIMS..........................................................................  27
SECTION IV CLASSIFICATION OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, FRUIT OF THE LOOM........................  28
SECTION V TREATMENT OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE CONSOLIDATED ESTATE UNDER THE PLAN.........  30
         5.1      DISTRIBUTIONS UNDER THE PLAN.................................................................  30
         5.2      NO DUPLICATION OF CLAIMS OR DISTRIBUTIONS....................................................  30
         5.3      CLASS 1: PRIORITY NON-TAX CLAIMS.............................................................  30
         5.4      CLASS 2: PREPETITION SECURED CREDITOR CLAIMS.................................................  31
                  5.4.1    Base Distributions..................................................................  31
                  5.4.2    Adjustments to Base Distributions...................................................  31
         5.5      CLASS 3: OTHER SECURED CLAIMS................................................................  32
         5.6      CLASS 4:  UNSECURED CLAIMS...................................................................  33
                  5.6.1    Division of Class 4 Into Two Subclasses.............................................  33
                  5.6.2    Treatment of Claims in Class 4A.....................................................  33
                  5.6.3    Treatment of Claims in Class 4B.....................................................  34
         5.7      CLASS 5:  TRADE CLAIMS AND TRADE ELECTION CLAIMS.............................................  34
         5.8      CLASS 6: CREDITORS' SECURITIES FRAUD CLAIMS..................................................  35
         5.9      CLASS 7: OLD CAPITAL STOCK...................................................................  35
         5.10     CLASS 8: TRANSFERRED SUBSIDIARY EQUITY INTERESTS.............................................  35
         5.11     CLASS 9: OTHER EQUITY INTERESTS..............................................................  35
SECTION VI IMPAIRED AND UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN; ACCEPTANCE OR
         REJECTION OF THE PLAN.................................................................................  36
         6.1      HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE......................................  36
         6.2      NONCONSENSUAL CONFIRMATION...................................................................  36
         6.3      REVOCATION OF THE PLAN.......................................................................  36
SECTION VII MEANS OF IMPLEMENTATION OF THE PLAN................................................................  37
         7.1      SUBSTANTIVE CONSOLIDATION....................................................................  37
                  7.1.1    Substantive Consolidation of Certain Members of Fruit of the Loom...................  37
                  7.1.2    Effect of Substantive Consolidation on the  Scheme of Arrangement...................  38
         7.2      TREATMENT OF INTERCOMPANY CLAIMS.............................................................  39
         7.3      SALE OF FRUIT OF THE LOOM'S APPAREL BUSINESS TO THE PURCHASER................................  39
                  7.3.1    Sale of the Apparel Business........................................................  39
                  7.3.2    Creation of Newco...................................................................  40
         7.4      OBLIGATIONS UNDER THE PLAN...................................................................  40
         7.5      CONTINUATION OF BUSINESS.....................................................................  40
         7.6      CHARTER AND BYLAWS...........................................................................  40
         7.7      TREATMENT OF EXISTING EQUITY INTERESTS AND ISSUANCE  OF NEW COMMON STOCK.....................  40
                  7.7.1    General Provisions Relating to Cancellation of Existing Equity Interests............  40
                  7.7.2    Union Underwear and the Transferred Subsidiaries....................................  41
         7.8      TREATMENT OF FTL INC.........................................................................  41
         7.9      BOARDS OF DIRECTORS OF REORGANIZED FRUIT OF THE LOOM.........................................  42
         7.10     OPERATIONS OF FRUIT OF THE LOOM BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE.........  42
         7.11     EXCLUSIVITY PERIOD...........................................................................  42
         7.12     REVESTING OF ASSETS..........................................................................  42
         7.13     CREDITORS' COMMITTEE.........................................................................  43
         7.14     EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.................................................  43
         7.15     ASSUMPTION OF OBLIGATIONS UNDER THE PLAN.....................................................  44
         7.16     DISTRIBUTIONS UNDER THE PLAN.................................................................  44
         7.17     ASSIGNMENT OF FARLEY LENDERS' CLAIMS AGAINST FARLEY..........................................  45

                  7.17.1   Settlement of Claims Against Farley by FOL Liquidation Trust........................  45
                  7.17.2   Assignment of Certain Claims Against Farley to FOL Liquidation Trust................  46
                  7.17.3   Treatment of Farley Collateral by FOL Liquidation Trust; Amendment of Plan
                           Relating to Farley Settlement.......................................................  46
                  7.17.4   Settlement of Other Farley Matters..................................................  46
         7.18     SUBSTANTIAL CONSUMMATION.....................................................................  47
         7.19     PRESERVATION OF CERTAIN CAUSES OF ACTION AND DEFENSES........................................  47
         7.20     CANCELLATION OF EXISTING SECURITIES..........................................................  47
         7.21     SCHEME OF ARRANGEMENT........................................................................  48
         7.22     TREATMENT OF NWI AND NWI CLAIMS..............................................................  48
                  7.22.1   Property of NWI.....................................................................  48
                  7.22.2   Cancellation of Equity Interests in NWI.............................................  48
                  7.22.3   NWI Successor.......................................................................  49
                  7.22.4   The Custodial Trust.................................................................  49
                  7.22.5   Treatment of NWI Claims.............................................................  49
         7.23     FOL LIQUIDATION TRUST AND THE UNSECURED CREDITORS TRUST......................................  50
                  7.23.1   FOL Liquidation Trust...............................................................  50
                  7.23.2   The Unsecured Creditors Trust.......................................................  51
                  7.23.3   Advisory Committee to FOL Liquidation Trust.........................................  52
                  7.23.4   Advisory Committee to Unsecured Creditors Trust.....................................  53
         7.24     THE PLAN ENTITIES............................................................................  53
                  7.24.1   Rights and Powers of the Plan Entities..............................................  53
                  7.24.2   Fees and Expenses of the Plan Entities..............................................  54
                  7.24.3   Reports to Be Filed by the Plan Entities............................................  54
                  7.24.4   Expenses of the Plan Entities.......................................................  54
         7.25     LIQUIDATION OF THE LIQUIDATING DEBTORS.......................................................  55
         7.26     ADEQUATE PROTECTION PAYMENTS PRIOR TO THE EFFECTIVE DATE.....................................  56
         7.27     EMPLOYEE RETENTION AND EXECUTIVE SEVERANCE PROGRAM...........................................  56
SECTION VIII DISTRIBUTIONS UNDER THE PLAN......................................................................  57
         8.1      TIMING OF DISTRIBUTIONS......................................................................  57
         8.2      RECORD DATE FOR DISTRIBUTIONS................................................................  57
         8.3      DELIVERY OF DISTRIBUTIONS....................................................................  58
                  8.3.1    General Provisions; Undeliverable Distributions.....................................  58
                  8.3.2    Undeliverable Distributions as Unclaimed Property...................................  58
         8.4      MANNER OF CASH PAYMENTS UNDER THE PLAN.......................................................  59
         8.5      TIME BAR TO CASH PAYMENTS BY CHECK...........................................................  59
         8.6      DISPUTED RESERVES............................................................................  59
         8.7      LIMITATIONS ON FUNDING OF DISPUTED RESERVES..................................................  60
         8.8      TAX REQUIREMENTS FOR INCOME GENERATED BY DISPUTED RESERVES...................................  60
         8.9      ESTIMATION OF CLAIMS.........................................................................  61
         8.10     DISTRIBUTIONS AFTER EFFECTIVE DATE...........................................................  61
         8.11     NO PAYMENTS OF FRACTIONAL CENTS..............................................................  61
         8.12     INTEREST ON CLAIMS...........................................................................  62
         8.13     NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM.........................................  62
         8.14     ORDINARY COURSE LIABILITIES..................................................................  62
         8.15     SETOFF AND RECOUPMENT........................................................................  62
         8.16     PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED PURSUANT TO THE PLAN..............................  62
         8.17     SURRENDER OF SENIOR NOTES AND 8-7/8% NOTES...................................................  63
                  8.17.1   General Requirement of Surrender....................................................  63
                  8.17.2   Lost, Stolen, Mutilated, or Destroyed Notes.........................................  64
                  8.17.3   Payment of Indenture Trustee And Agent Fees.........................................  64
SECTION IX DISPUTED CLAIMS.....................................................................................  65

         9.1      OBJECTION DEADLINE...........................................................................  65
         9.2      PROSECUTION OF OBJECTIONS AFTER THE EFFECTIVE DATE...........................................  65
         9.3      NO DISTRIBUTIONS PENDING ALLOWANCE...........................................................  65
         9.4      WITHHOLDING OF ALLOCATED DISTRIBUTIONS.......................................................  65
         9.5      DISTRIBUTIONS WHEN A DISPUTED CLAIM BECOMES AN ALLOWED CLAIM.................................  66
SECTION X SECURITIES CLAIMS....................................................................................  66
         10.1     RELEASE BY FRUIT OF THE LOOM OF ITS DIRECTORS, OFFICERS,  AND EMPLOYEES FROM ALL CLASS
                  ACTION CLAIMS................................................................................  66
         10.2     RELEASE AND DISCHARGE OF ALL SECURITIES CLAIMS AGAINST  FRUIT OF THE LOOM....................  66
SECTION XI EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN.............................................  67
         11.1     GENERAL TREATMENT............................................................................  67
         11.2     GENERAL TREATMENT; THE ASSUMPTION AND ASSIGNMENT SCHEDULE....................................  67
         11.3     CONTRACTS AND LEASES ASSUMED DURING THE PENDENCY OF THE REORGANIZATION CASES.................  68
         11.4     FRUIT OF THE LOOM'S CORPORATE INDEMNITIES....................................................  69
         11.5     PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS  AND UNEXPIRED LEASES..................  69
         11.6     BAR DATE FOR REJECTION DAMAGES...............................................................  69
         11.7     COMPENSATION AND BENEFIT PROGRAMS............................................................  69
         11.8     RETIREE BENEFITS.............................................................................  70
SECTION XII CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE............................  70
         12.1     CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN.........................................  70
         12.2     CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN.......................................  75
         12.3     WAIVER OF CONDITIONS PRECEDENT...............................................................  76
         12.4     EFFECT OF FAILURE OR ABSENCE OF WAIVER OF CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
                  OF THE PLAN..................................................................................  76
SECTION XIII EFFECT OF CONFIRMATION............................................................................  77
         13.1     JURISDICTION OVER FRUIT OF THE LOOM AND THE PLAN ENTITIES....................................  77
         13.2     DISCHARGE OF FRUIT OF THE LOOM...............................................................  78
                  13.2.1   Scope...............................................................................  78
                  13.2.2   Injunction..........................................................................  78
                  13.2.3   Release of Collateral...............................................................  79
         13.3     TERM OF INJUNCTIONS OR STAYS.................................................................  80
SECTION XIV RELEASES, INJUNCTION, AND WAIVER OF CLAIMS.........................................................  80
         14.1     RELEASE OF FRUIT OF THE LOOM AND REORGANIZED FRUIT OF THE LOOM...............................  80
         14.2     EXCULPATION AND LIMITED RELEASE WITH RESPECT  TO POSTPETITION ACTIONS........................  80
         14.3     COVENANTS NOT TO SUE WITH RESPECT TO NWI CLAIMS..............................................  81
                  14.3.1   Governmental Parties' Covenants Not to Sue..........................................  81
                  14.3.2   Velsicol's Covenants Not to Sue.....................................................  82
                  14.3.3   The FTL Entities', NWI Successor's, and Custodial Trust's Covenants Not to Sue......  82
         14.4     INJUNCTIONS..................................................................................  82
         14.5     AVOIDANCE AND RECOVERY ACTIONS...............................................................  83
         14.6     RELEASE OF RELEASED PARTIES BY FRUIT OF THE LOOM.............................................  83
                  14.6.1   General Provisions..................................................................  83
                  14.6.2   Limitations on Release..............................................................  83
                  14.6.3   Covenant not to Execute.............................................................  84
                  14.6.4   Costs of Asserting Claims Against Released Parties..................................  85
         14.7     INDEMNITY WITH RESPECT TO CLAIMS ASSERTED BY FARLEY..........................................  85
SECTION XV RETENTION OF JURISDICTION...........................................................................  86
         15.1     RETENTION OF JURISDICTION....................................................................  86

         15.2     MODIFICATION OF THE PLAN.....................................................................  89
                  15.2.1   Modification Before the Confirmation Date...........................................  89
                  15.2.2   Modification After the Confirmation Date and Before Substantial Consummation........  89
SECTION XVI MISCELLANEOUS PROVISIONS...........................................................................  90
         16.1     PAYMENT OF STATUTORY FEES....................................................................  90
         16.2     GOVERNING LAW................................................................................  90
         16.3     NOTICES......................................................................................  90
         16.4     FURTHER DOCUMENTS AND ACTIONS................................................................  92
         16.5     PLAN SUPPLEMENT..............................................................................  92
         16.6     RELATIONSHIP AMONG THE PLAN, THE APA, AND CERTAIN OTHER DOCUMENTS............................  93
         16.7     RESERVATION OF RIGHTS........................................................................  93
         16.8     INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION...............................................  93
         16.9     TAX REPORTING AND COMPLIANCE.................................................................  93
         16.10    BINDING EFFECT...............................................................................  94

                JOINT PLAN OF REORGANIZATION OF THE FRUIT OF THE
              LOOM DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  FTL Inc., FTL Cayman, and Union Underwear and the other Debtor Subsidiaries, as Debtors and Debtors in Possession in these Reorganization Cases, propose this Joint Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code.

                  For a discussion of Fruit of the Loom's history, businesses, properties, key contracts, and future business plans, creditors and shareholders of Fruit of the Loom should consult the Disclosure Statement to which the Plan is attached. All creditors are encouraged to consult the Disclosure Statement and to read the Plan carefully before voting to accept or reject the Plan.

                  The Plan contemplates the sale of the Apparel Business to the Purchaser on the Effective Date in accordance with the APA and pursuant to Bankruptcy Code sections 363, 1123(b), and 1129. The Purchaser will pay the purchase price for the Apparel Business to (or at the direction of) the Estates of FTL Cayman, FTL Inc., and Union Underwear and the purchase price, along with the Liquidation Proceeds, will be distributed or otherwise applied, as stated in the Plan, by or on behalf of the Plan Entities in satisfaction of Claims against Fruit of the Loom. The Purchaser and the Fruit of the Loom entities that the Purchaser acquires will have no obligation under the Plan for the distribution or other application of the purchase price or the Liquidation Proceeds. In accordance with the APA, the Purchaser and the Fruit of the Loom entities that the Purchaser acquires will assume certain liabilities of the Apparel Business incurred after the Petition Date in the ongoing operation of the Apparel Business, as well as certain other liabilities of the Apparel Business as specified in the APA. The Purchaser and the Fruit of the Loom entities that the Purchaser acquires will have no liability under the Plan to any parties in interest except as provided in the APA. References in the Plan to "Fruit of the Loom," made with respect to payments, Distributions, transfers of assets or properties, assumptions of liabilities, satisfaction of claims or Equity Interests, or the satisfaction of any other obligations, mean Fruit of the Loom entities other than the Fruit of the Loom entities that the Purchaser acquires, unless the APA requires such action by the Fruit of the Loom entities that the Purchaser acquires.

                  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCE OR REJECTION OF THE PLAN.

                                    SECTION I

                                   DEFINITIONS

                  The following terms, when used in the Plan, shall have the meanings set forth below:

                  1.1 "8-7/8% Notes" means the 8-7/8% senior notes due 2006, issued by FTL Inc. in the original principal amount of $250,000,000 pursuant to that certain indenture, dated as of March 25, 1999, evidencing such notes, as the same may have been amended, modified, or supplemented from time to time.

                  1.2 "8-7/8% Notes Trustee" means the current trustee (including a current trustee that is such as a result of the addition, substitution, or replacement of any previous trustee) with respect to that certain indenture, dated as of March 25, 1999, by and among FTL Inc., FTL Cayman, the "Guarantor Subsidiaries" identified therein, and the Bank of New York as Trustee thereunder, as the same may have been amended, modified, or supplemented from time to time.

                  1.3 "1999 Pledge Agreement" means the Second Amended and Restated Pledge Agreement, dated as of March 10, 1999, executed by the members of Fruit of the Loom set forth therein, in favor of Bank of America as Collateral Agent thereunder, as the same may have been amended, modified, or supplemented from time to time.

                  1.4 "1997 Credit Agreement" means the Credit Agreement by and among FTL Inc., certain Subsidiaries of FTL Inc. identified therein, Bank of America as Administrative Agent, Bankers Trust Company as Syndication Agent, Chase Manhattan Bank and Bank of Nova Scotia as Co-Documentation Agents, and the Lenders identified as such therein, dated as of September 19, 1997, as the same may have been amended, modified, or supplemented from time to time, and including all of the "Senior Credit Documents" (as that term is defined in the 1999 Pledge Agreement).

                  1.5 "7% Debentures" means the 7% debentures due March 15, 2011, in the original principal amount of $125,000,000, issued by Northwest pursuant to that certain indenture, dated as of March 15, 1981, evidencing such debentures, as the same may have been amended, modified, or supplemented from time to time.

                  1.6 "7-3/8% Debentures" means the 7-3/8% debentures due November 30, 2023, in the original principal amount of $150,000,000, issued by FTL Inc. pursuant to that certain indenture evidencing such debentures dated November 30, 1993, as the same may have been amended, modified, or supplemented from time to time.

                  1.7 "6-1/2% Notes" means the 6-1/2% notes due November 30, 2003, in the original principal amount of $150,000,000, issued by FTL Inc. pursuant to that certain indenture evidencing such notes, dated as of November 30, 1993, as the same may have been amended, modified, or supplemented from time to time.

                  1.8 "APA" means the Asset Purchase Agreement, dated as of November 1, 2001, as amended, by and among FTL Inc., FTL Cayman, and Union Underwear (as Sellers), the Purchaser, and Berkshire (as guarantor of the obligations of the Purchaser under the APA), pursuant to which the Purchaser will purchase the Apparel Business from the Sellers. The APA is incorporated into the Plan and made a part of it as set forth in Section 16.6.

                  1.9 "APA Schedule" means the Sellers' Disclosure Schedule to the APA, which, among other things, identifies certain assets and liabilities of the Apparel Business to be purchased or assumed by the Purchaser under the APA and certain Non-Core Assets that shall not be sold to the Purchaser but shall instead be transferred by Fruit of the Loom to FOL Liquidation Trust or NWI Successor, as applicable.

                  1.10 "Acceptable" or "Acceptability" means, with respect to any agreement, schedule, or any other document (or any of the terms thereof) that must be "Acceptable" to the Prepetition Secured Creditors or the Creditors' Committee, that the Prepetition Secured Creditors or the Creditors' Committee (as applicable) Consent to such document or the terms thereof.

                  1.11 "Adequate Protection Order" means the Final Order Pursuant to Sections 361, 363 and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection with Respect to the Debtors' (i) Obtaining Secured Postpetition Financing, and (ii) Authorizing Use of Cash Collateral, entered by the Court on or about February 4, 2000.

                  1.12 "Adequate Protection Payments" means those payments, in the current approximate amount of $ 200 million (exclusive of professional fees and expenses) paid to or for the benefit of the Prepetition Secured Creditors pursuant to the Adequate Protection Order.

                  1.13 "Adjusted Apparel Business Sale Proceeds" means the adjusted net purchase price for the Apparel Business, which adjustment will deduct from the purchase price (after all adjustments provided for in the APA) the following amounts: (a) all Allowed (i) Administrative Expense Claims (including the remaining balance of the DIP Facility after the replacement or securing of the Existing L/Cs pursuant to the APA), (ii) Priority Tax Claims,
(iii) Trade Election Claims; and (iv) Priority Non-Tax Claims, in each case to be paid or reserved for by the Fruit of the Loom estates under the Plan before the Effective Date and the Plan Entities on and after the Effective Date; (b) a lump sum aggregate amount to fund the operation of the Plan Entities (other than the NWI Liquidation Agents) to be determined by Fruit of the Loom with the Consent of the Prepetition Secured Creditors and set forth in the Plan Supplement; (c) all other amounts to be paid in cash or reserved for in full on the Effective Date by the Fruit of the Loom estates, including any required cash payments (or reserves) for holders of Class 3 Other Secured Claims, Cure amounts for assumed contracts, and reserves to meet obligations to pay retiree medical benefits subject to Bankruptcy Code section 1114 to the extent those obligations are not assumed by the Purchaser under the APA; and (d) the Secured Creditor Payment.

                  1.14 "Administrative Expense Claim" means any right to payment constituting a cost or expense of administration of the Reorganization Cases under Bankruptcy Code sections 503(b) and 507(a)(1), including (a) any actual and necessary costs and expenses of preserving the Estates of Fruit of the Loom;
(b) any actual and necessary costs and expenses of operating the businesses of Fruit of the Loom; (c) any indebtedness or obligations incurred or assumed by Fruit of the Loom in the ordinary course of business in connection with the conduct of their business; (d) claims for reclamation Allowed in accordance with Bankruptcy Code section 546(c)(2) pursuant to a Final Order; (e) any "Professional Fees" of the kind described in clause (a) of the definition thereof, whether fixed before or after the Effective Date; (f) any fees or charges assessed against and payable by the Consolidated Estate under section 1930 of title 28, United States Code (including post-Confirmation Date and post-Effective Date fees and charges); (g) severance payments and any other amounts due to the Designated Executives and the Emergence Bonuses; and (h) any Claim against Fruit of the Loom or any member thereof (X) that has been determined by a Final Order of the Court to constitute an administrative expense or priority Claim, and (Y) the payment of which is or has been authorized by any applicable Final Order of the Court.

                  1.15 "Affiliate" means (a) an Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of another Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (b) a corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by an Entity, or by another Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the first Entity, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or
(ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote; or (c) an Entity whose business is operated under a lease or operating agreement by another Entity, or an Entity substantially all of whose property is operated under an operating agreement by another Entity.

                  1.16 "Allow" or "Allowed" means, with reference to any Claim or Equity Interest: (a) any Claim against or Equity Interest in any member of Fruit of the Loom, proof of which was filed within the applicable period of limitation fixed by the Court in accordance with Bankruptcy Rule 3003(c)(3) and as to which (i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, (ii) no action has been commenced to avoid the Claim or Equity Interest within the applicable period of limitation fixed by the Plan, or (iii) an objection has been interposed, but in such case only to the extent the Claim or Equity Interest has been allowed (whether in whole or in part) by a Final Order; (b) if no proof of claim was so filed or any applicable proof of claim that was filed has been withdrawn or Disallowed, any Claim against any member of Fruit of the Loom that has been listed by the applicable member(s) of Fruit of the Loom in their respective Schedules as liquidated in amount and not disputed or contingent; (c) if no proof of equity interest was so filed or any applicable proof of equity interest that was filed has been withdrawn, any Equity Interest listed in the consolidated stockholders list maintained by Fruit of the Loom as of the Confirmation Date; (d) any Claim arising from the recovery of property under Bankruptcy Code section 550 or 553 and allowed in accordance with Bankruptcy Code section 502(h); (e) any Claim or Equity Interest allowed under or pursuant to the terms of the Plan; (f) the Prepetition Secured Creditor Claims in the amounts set forth on Exhibit A, subject to adjustment as set forth in Section 5.4.2; (g) any other Claim or Equity Interest that has been allowed by a Final Order of the Court; and (h) any Scheme Claim or Scheme Priority Claim that has been allowed by the Cayman Court in the Cayman Proceeding; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Court shall not be considered Allowed Claims hereunder. Unless otherwise specified herein or by order of the Court, Allowed Claims shall not, for any purpose under the Plan, include interest on such Claims from and after the Petition Date.

                  1.17 "Allowed NWI Administrative Expense Claim" has the meaning ascribed thereto in Section 7.22.5(a).

                  1.18 "Amended Bylaws" means the amended and restated bylaws of each member of Reorganized Fruit of the Loom, all of which shall be in all material respects acceptable to the Purchaser and substantially in the form contained in the Plan Supplement.

                  1.19 "Amended Certificates of Incorporation" means the amended and restated certificate of incorporation of each member of Reorganized Fruit of the Loom, all of which shall be in all material respects acceptable to the Purchaser and substantially in the form contained in the Plan Supplement.

                  1.20 "Apparel Business" means Fruit of the Loom's basic apparel business described in the first recital to the APA, the assets of which described in sections 1.01(a) and 1.03(a) of the APA shall be acquired by the Purchaser and the liabilities of which described in section 1.03(f) of the APA shall be assumed by the Purchaser, in each case, from the Sellers as set forth in the APA.

                  1.21 "Artwork Litigation" means the adversary proceeding commenced on August 4, 2000 by Fruit of the Loom against Farley and styled Fruit of the Loom, Inc. v. Farley, Case No. 99-04497, Adv. Proc. No. 00-276 (Bankr. D. Del. 2000), seeking the return of certain pieces of art owned by Fruit of the Loom that Fruit of the Loom contends are in the possession of Mr. Farley.

                  1.22 "Assumption and Assignment Schedule" means the schedule of executory contracts and unexpired leases designated by the Debtors for assumption and assignment pursuant to Bankruptcy Code sections 365 and 1123(b)(2) and Section 11.2, which schedule shall be in substantially the form contained in the Plan Supplement.

                  1.23 "Avoidance Action" means any and all avoidance or recovery actions under Bankruptcy Code sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, or 553.

                  1.24 "Ballot" means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan, on which form or forms the holder may, among other things, vote to accept or reject the Plan and, if applicable, elect to have its Trade Claim treated as an Electing Trade Claim.

                  1.25 "Ballot Agent" means Innisfree M&A Incorporated, which was appointed in the Ballot Agent Order to be the agent to receive and tabulate Ballots from Entities authorized by the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Court to vote on the Plan.

                  1.26 "Ballot Agent Order" means the order, entered by the Court on December 10, 2001, which (among other things) approved the appointment of the Ballot Agent.

                  1.27 "Bank of America" means Bank of America, N.A. (f/k/a NationsBank, N.A.).

                  1.28 "Bank Steering Committee" means an ad hoc committee representing the interests of the Prepetition Bank Lenders and currently comprised of Deutsche Bank, Bank of America, and Credit Suisse First Boston.

                  1.29 "Bankruptcy Code" means title 11 of the United States Code, as in effect on the Confirmation Date and as applicable to the Reorganization Cases.

                  1.30 "Bankruptcy Rules" means (a) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under 28 U.S.C. Section 2075; and (b) the local rules of the Court, in each case as amended from time to time and as applicable to the Reorganization Cases.

                  1.31 "Base Distribution" has the meaning ascribed thereto in
Section 5.4.1.

                  1.32 "Berkshire" means Berkshire Hathaway Inc., a Delaware corporation that will guarantee the performance by the Purchaser of its obligations under the APA.

                  1.33 "Business Day" means any day other than (a) a Saturday,
(b) a Sunday, (c) any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order, and (d) the Friday after Thanksgiving.

                  1.34 "Cash" means legal tender of the United States of America.

                  1.35 "Cash Investment Yield" means the net yield earned by the Plan Entities from the investment of Cash held pending distribution in accordance with the provisions of the Plan.

                  1.36 "Causes of Action" means any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims, and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Reorganization Cases, including through the Effective Date.

                  1.37 "Cayman Court" means the Grand Court of the Cayman Islands, before which the Cayman Proceeding is pending.

                  1.38 "Cayman Proceeding" means the case commenced by FTL Cayman's filing of a petition on December 30, 1999 in the Cayman Court (Cause No. 823 of 1999) for the appointment of two JPLs pursuant to the Cayman Islands Companies Law, Section 99.

                  1.39 "Claim" means any claim against any member of Fruit of the Loom, whether or not asserted, as the term "claim" is defined in Bankruptcy Code section 101(5), and includes all Administrative Expense Claims.

                  1.40 "Claims Agent" means Donlin, Recano & Company, Inc., the claims and noticing agent for Fruit of the Loom pursuant to the Order Approving Application of Debtors Authorizing Retention of Donlin Recano & Company, Inc. as Notice and Claims Agent of the Bankruptcy Court Pursuant to 11 U.S.C. Section 156(c), entered by the Court on or about December 30, 1999.

                  1.41 "Class" means each of the groups of holders of Claims or Equity Interests described in Section IV.

                  1.42 "Class Action Claims" means all claims, demands, rights, liabilities, and causes of action of any kind whatsoever, known or unknown, asserted or which might have been asserted in a direct, derivative, or other capacity against any Entity arising out of, relating to, or in connection with
(a) the purchase, sale, or other decision or action made or taken, or declined, failed, or refused to be made or taken or otherwise foregone, concerning or relating to any Equity Interests, (b) the facts, transactions, events, occurrences, acts, representations, disclosure, statements, omissions, or failures to act that were the subject of or were alleged in the Securities Class Actions against FTL Cayman, FTL Inc., the other members of Fruit of the Loom, or any and all other Persons and Entities, or any other action that was or could have been initiated against any of the foregoing on or before the Confirmation Date, whether asserted individually or on behalf of a class of plaintiffs, and
(c) the purchase, ownership, or sale of common stock or other equity securities of FTL Inc. or FTL Cayman.

                  1.43 "Closing" means, with the respect to the APA, the closing of the transactions contemplated by the APA which shall occur on the fifth Business Day following satisfaction of the conditions set forth in APA sections 6.05, 6.06, 7.05, and 7.06, unless another date, time or place is mutually agreed to in writing by the parties thereto.

                  1.44 "Closing Date" means the date on which the Closing occurs, which shall be the Effective Date.

                  1.45 "Collateral" means any property, or interest in property, of the Consolidated Estate, FTL Inc., or NWI subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or other applicable law.

                  1.46 "Committee Avoidance Action" means the adversary proceeding (Adv. Pro. No. 00-1022) initiated by the Creditors' Committee on August 24, 2000 against certain of the Prepetition Secured Creditors to avoid certain liens, security interests, and transfers granted or made to certain of the Prepetition Secured Creditors and to equitably subordinate the Claims of certain of those creditors.

                  1.47 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket of the Court.

                  1.48 "Confirmation Hearing" means the hearing held by the Court on confirmation of the Plan, as it may be adjourned or continued from time to time.

                  1.49 "Confirmation Order" means the order of the Court confirming the Plan under Bankruptcy Code section 1129.

                  1.50 "Consent" means, (a) with respect to any action that requires the "Consent" of the Prepetition Secured Creditors, the consent of (i) the members of the Noteholders Steering Committee holding or representing a majority in amount of the Senior Noteholder Claims held by members of the Noteholders Steering Committee participating in the vote on the issue with respect to which such consent is sought, and (ii) the members of the Bank Steering Committee holding a majority in amount of the Prepetition Bank Lender Claims held by members of the Bank Steering Committee participating in the vote on the issue with respect to which such consent is sought; provided however, if
(X) the members of the Bank Steering Committee and their Affiliates hold, in the aggregate, less than 25% of the outstanding principal amount of the Prepetition Bank Lender Claims, then, with respect to any action, decision, or selection to be made by the Bank Steering Committee, the Bank Steering Committee shall initially have the right to make such action, decision or selection, but the Debtors, at their option, may elect (by notifying the Prepetition Agent) to submit such action, decision, or selection to the holders of at least a majority in amount of the Prepetition Bank Lender Claims, but until and unless the majority in amount of holders of the Prepetition Bank Lender Claims reverses the determination of the Bank Steering Committee, or makes an alternative action, decision, or selection, the action, decision or selection of the Bank Steering Committee shall constitute the action, decision, or selection of the Prepetition Bank Lenders; or (Y) the members of the Noteholders Steering Committee and their Affiliates hold, in the aggregate, less than 25% of the Senior Noteholder Claims, then, with respect to any action, decision, or selection to be made by the Noteholders Steering Committee, the Noteholders Steering Committee shall initially have the right to make such action, decision or selection, but the Debtors, at their option, may elect (by notifying counsel for the Noteholders Steering Committee) to submit such action, decision or selection to the holders of at least a majority in amount of the Senior Noteholder Claims, but until and unless the majority in amount of holders of the Senior Noteholder Claims reverses the determination of the Noteholders Steering Committee, or makes an alternative action, decision, or selection, the action, decision or selection of the Noteholders Steering Committee shall constitute the action, decision, or selection of the Senior Noteholders; and (b) with respect to any action that requires the "Consent" of the Creditors' Committee, the consent of a majority in number of the members of the Creditors' Committee.

                  1.51 "Consolidated Estate" means the single bankruptcy estate resulting from the substantive consolidation of the Estates of the Consolidating Debtors.

                  1.52 "Consolidating Debtors" means (a) the Reorganizing Debtors, (b) FTL Cayman, and (c) the Liquidating Debtors other than NWI.

                  1.53 "Corporate Indemnities" means any obligations of any member of Fruit of the Loom pursuant to its corporate charter, certificate of incorporation, bylaws, memorandum of association, articles of association, or other organizational documents, or agreements entered into any time prior to the Effective Date, to indemnify its directors, officers, or employees with respect to past, present, and future actions, suits, and proceedings against such member of Fruit of the Loom or such directors, officers, or employees, based upon any act or omission related to service with, for, or on behalf of such member of Fruit of the Loom.

                  1.54 "Court" means the United States District Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the bankruptcy unit of such District Court under section 151 of title 28 of the United States Code.

                  1.55 "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States Trustee in the Reorganization Cases on January 10, 2000 to represent unsecured creditors of Fruit of the Loom, as that committee may be constituted from time to time.

                  1.56 "Creditors' Committee Action" means an action to be commenced by the filing of a complaint by the Creditors' Committee or the Unsecured Creditors' Trust asserting the UCT Claims against present or former officers or directors of any member of the Fruit of the Loom Group.

                  1.57 "Creditors' Securities Fraud Claims" means any and all Claims of the type described in the definition of "Class Action Claims" that are, may be, or could have been asserted against Fruit of the Loom by any holder of the 8-7/8% Notes or any of the Senior Notes, the Indenture Trustees, or the 8-7/8% Notes Trustee, or any other Entity holding a Claim against any member of Fruit of the Loom.

                  1.58 "Cure" means the Distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Court, with respect to the assumption of an executory contract or unexpired lease pursuant to Bankruptcy Code section 365(b), in an amount equal to all accrued, due, and unpaid monetary obligations, without interest (or such other amount as may be agreed upon by the parties or ordered by the Court), under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law.

                  1.59 "Custodial Trust" means the trust to be established pursuant to the EPA Settlement Agreement to hold title to and manage the "Seven Properties" described therein.

                  1.60 "D&O Insurance Policy" means each and all of the following: (a) policy no. 856-05-81, issued by the National Union Fire Insurance Company of Pittsburgh, PA, a member company of the American International Group;
(b) policy no. QB 346899 (01), issued by Lloyds of London through Illinois broker J&H Marsh & McLennan of Illinois, Inc.; (c) policy no. GA0436201, issued by Gulf Insurance Company through J&H Marsh & McLennan of Illinois, Inc.; (d) policy no. YXB001700, issued by the Genesis Insurance Company through J&H Marsh & McLennan; (e) policy no. WCDO 100 012, issued by Westport Insurance Corporation; (f) policy no. 752-195137-99, issued by Executive Risk Indemnity, Inc.; (g) policy no. 858-21-54, issued by National Union Fire Insurance Co.; (h) policy no. 752-096955-98, issued by Executive Risk Specialty Insurance Co.; (i) policy no. NDA0136120-98, issued by Reliance Insurance Co.; (j) policy no. FD9804505, issued by Underwriter's at Lloyds, London; and (k) any and all similar insurance policies providing insurance coverage to, among others, directors and officers of any member of Fruit of the Loom.

                  1.61 "DIP Agent" means Bank of America in its capacity as Agent under the DIP Facility, and any successor thereto.

                  1.62 "DIP Facility" means (a) the Postpetition Credit Agreement; (b) all ancillary documents contemplated thereby; and (c) all amendments and supplements to, or modifications of, any of the foregoing, all as approved by the Court pursuant to the DIP Financing Order.

                  1.63 "DIP Facility Claims" means all Claims of the DIP Agent and the DIP Lenders against Fruit of the Loom, directly or indirectly arising from or under the DIP Facility.

                  1.64 "DIP Financing Order" means the Final Order Authorizing Secured Post-Petition Financing on a Super Priority Basis Pursuant to 11 U.S.C. Sections 363, 364, and 507(b) and Granting Relief from the Automatic Stay Pursuant to 11 U.S.C. Section 362, entered by the Court on or about February 2, 2000.

                  1.65 "DIP Lenders" means those Entities identified as "Lenders" in the Postpetition Credit Agreement.

                  1.66 "Debtor Subsidiaries" means, collectively, Aliceville Cotton Mill Inc.; Artex Manufacturing Co., Inc.; DeKalb Knitting Corp.; Fayette Cotton Mill, Inc.; FOL Caribbean Corp.; Fruit of the Loom Arkansas, Inc.; Fruit of the Loom Caribbean, Inc.; Fruit of the Loom, Inc. (a New York corporation); Fruit of the Loom, Texas, Inc.; Fruit of the Loom Trading Company; FTL Investments, Inc.; FTL Regional Sales Co., Inc.; FTL Sales Company, Inc.; FTL Systems, Inc.; Gitano Fashions Ltd.; Greenville Manufacturing, Inc.; Leesburg Knitting Mills, Inc.; Leesburg Yarn Mills, Inc.; Martin Mills, Inc.; NWI; Pro Player, Inc.; FOL R & D, Inc. (formerly Jet Sew Technologies, Inc); Rabun Apparel, Inc.; Salem Sportswear Corporation; Salem Sportswear, Inc.; Sherman Warehouse Corp.; The B.V.D. Licensing Corp.; Union Sales, Inc.; Union Underwear; Union Yarn Mills, Inc.; Whitmire Mfg., Inc.; and Winfield Cotton Mill, Inc.; each of which is a direct or indirect Subsidiary of FTL Inc. and is a Debtor and Debtor in Possession in the Reorganization Cases.

                  1.67 "Debtors" means, collectively, FTL Inc., FTL Cayman, and the Debtor Subsidiaries.

                  1.68 "Debtors in Possession" means the Debtors in their capacity as debtors in possession in the Reorganization Cases under Bankruptcy Code sections 1107(a) and 1108.

                  1.69 "Designated Executives" means a number (to be designated by Purchaser) of the 25 most highly-compensated employees of Fruit of the Loom, who will be terminated as of the Effective Date.

                  1.70 "Differential" has the meaning ascribed thereto in
Section 5.4.2.

                  1.71 "Directly Transferred Subsidiaries" means FTL Caribe, Ltd., Fayette Cotton Mill, Inc., Fruit of the Loom Inc. (New York), Leesburg Knitting Mills, Inc., FTL Sales Company, Inc., Rabun Apparel, Inc., Fruit of the Loom, Texas, Inc., Fruit of the Loom Canada, Inc., Leesburg Yarn Mills, Inc., Fruit of the Loom Caribbean, Inc., Martin Mills, Inc., The B.V.D. Licensing Corp., Union Sales, Inc., and FOL International.

                  1.72 "Disallow" or "Disallowed" means, with respect to any Claim or Equity Interest, (a) a Claim or Equity Interest (or any portion thereof) that has been disallowed by a Final Order; or (b) a Claim that (i) is not scheduled by a Debtor as a fixed, liquidated, noncontingent, and undisputed Claim, and (ii) as to which a proof of claim bar date has been established by the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Court but as to which no proof of claim has been timely filed or deemed timely filed with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules, or any Final Order of the Court.

                  1.73 "Disclosure Statement" means the Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code With Respect to First Amended Joint Plan of Reorganization of Fruit of the Loom (including the exhibits, appendices, and schedules thereto), as the same may be amended, modified, or supplemented from time to time and as approved by the Court pursuant to the Disclosure Statement Approval Order.

                  1.74 "Disclosure Statement Approval Order" means the order approving, among other things, the Disclosure Statement, entered by the Court on ______ __, 2002.

                  1.75 "Disputed Claim" means a Claim, or any portion thereof, that has neither been Allowed or Disallowed and as to which an objection has been filed.

                  1.76 "Disputed Reserve" means a reserve of Cash for the relevant Class, established herein for, among other things, the payment or other satisfaction of Disputed Claims that are Allowed after the Effective Date, which reserve shall be held in trust by the Plan Entity establishing the reserve for the benefit of the holders of the foregoing types of Claims and, except as provided in Section 8.6, will not constitute property of any of the Plan Entities.

                  1.77 "Distributions" means the distributions of Cash and beneficial interests in the plan Entities to be made in accordance with the Plan.

                  1.78 "Emergence Bonuses" means, collectively, (a) the special emergence bonus that may be payable to Dennis Bookshester, President and Chief Executive Officer of Fruit of the Loom, pursuant to an order entered by the Court dated July 10, 2000; and (b) the special emergence bonuses that may be payable to certain of Fruit of the Loom's executives designated on March 15, 2001 by the Compensation Committee of FTL Cayman's board of directors, in the aggregate amount of $3,100,000.

                  1.79 "EPA Settlement Agreement" means the settlement agreement to be executed prior to Confirmation of the Plan, by and among the United States (on behalf of certain federal Governmental Units); the States of Illinois, Michigan, New Jersey, and Tennessee; FTL Inc.; NWI; and Velsicol. The EPA Settlement Agreement shall be included in the Plan Supplement.

                  1.80 "Effective Date" means the first Business Day on which
(a) all conditions precedent set forth in Section 12.2 have been satisfied or waived as provided in Section 12.3, and (b) no stay of the Confirmation Order is in effect.

                  1.81 "Equity Interest" means any capital stock or other ownership interest in any member of Fruit of the Loom (whether or not transferable) and any option, warrant, or right to purchase, sell, or subscribe for an ownership interest in, or other equity security of, any member of Fruit of the Loom, including (a) the Old Capital Stock, and (b) any and all redemption, conversion, exchange, voting, participation, or dividend rights or liquidation preferences relating to the Old Capital Stock.

                  1.82 "Estate" means, as to each member of Fruit of the Loom, the estate of such Entity in its Reorganization Case created by Bankruptcy Code section 541 upon the commencement of its Reorganization Case.

                  1.83 "Excluded Claims and Defenses" has the meaning ascribed thereto in Section 7.19.

                  1.84 "Existing L/Cs" means those letters of credit issued or renewed, or deemed issued or renewed, under and pursuant to the Postpetition Credit Agreement that are outstanding as of the Effective Date.

                  1.85 "FOL Liquidation Trust" means the Entity described in
Section 7.23.1 that will liquidate the Liquidating Debtors (other than NWI) and the Non-Core Assets, and make distributions to creditors of the FTL Liquidation Proceeds and the Adjusted Apparel Business Sale Proceeds; provided, however, that funds to be used to make Distributions to holders of Allowed Class 4 Claims shall be distributed to the Unsecured Creditors Trust (with respect to Distributions to holders of Class 4A Allowed Claims) and to NWI Successor (with respect to Distributions to holders of Class 4B Allowed Claims), which shall then Distribute those funds in accordance with the provisions of the Plan. With respect to any action required or permitted to be taken by the "FOL Liquidation Trust," the term includes a trustee or any other person authorized to take such action in accordance with the Liquidation Agent Agreement applicable to FOL Liquidation Trust.

                  1.86 "FOL Liquidation Trust Advisory Committee" has the meaning ascribed thereto in Section 7.23.3.


                  1.87 "FTL Cayman" means Fruit of the Loom, Ltd., a Cayman Islands corporation that (a) holds all of the issued and outstanding common stock of FTL Inc., (b) is a Debtor and Debtor in Possession in the Reorganization Cases, and (c) is the subject of the Cayman Proceeding.

                  1.88 "FTL Cayman Capital Stock" means (a) the Class A Ordinary Shares of FTL Cayman, and (b) the Class B Ordinary Shares of FTL Cayman, each with a par value of $0.01 per share and, in each case including all exchange, conversion, redemption, and other rights, and all other claims and interests attendant thereto.

                  1.89 "FTL Entities" has the meaning ascribed thereto in
Section 14.3.1.

                  1.90 "FTL Inc." means Fruit of the Loom, Inc., a Delaware corporation that is a Debtor and Debtor in Possession in the Reorganization Cases.

                  1.91 "FTL Liquidation Proceeds" means the proceeds realized from the liquidation of the Non-Core Assets, net of (a) the expenses of FOL Liquidation Trust, and (b) the payment in full of all Allowed Claims against the Liquidating Debtors (other than NWI Claims) that are entitled to priority under Bankruptcy Code section 507(a).

                  1.92 "Farley" means William Farley, formerly the chief executive officer of FTL Cayman. and currently a director of FTL Cayman.

                  1.93 "Farley Bank Agent" means Bank of America, in its capacity as Administrative Agent under the Farley Credit Agreement.

                  1.94 "Farley Collateral" has the meaning ascribed thereto in
Section 7.17.1.

                  1.95 "Farley Credit Agreement" means the Credit Agreement among Farley, the Farley Bank Agent, Credit Suisse First Boston (as Syndication Agent), and the Farley Lenders, dated as of March 24, 1999, as the same may be amended, modified, or supplemented from time to time.

                  1.96 "Farley Guaranty" means the Guaranty of Payment, dated as of March 24, 1999, executed by Fruit of the Loom in favor of the Farley Lenders, guaranteeing the payment of certain loans, advances, and other credit facilities in the original principal amount of $65,000,000 made available by the Farley Lenders to Farley pursuant to the Farley Credit Agreement, as such guaranty may be amended, modified, or supplemented from time to time.

                  1.97 "Farley Lenders" means Bank of America, Credit Suisse First Boston, and the other Entities identified as "Lenders" in the Farley Credit Agreement.

                  1.98 "Farley Reimbursement Obligations" has the meaning ascribed thereto in Section 7.17.1.

                  1.99 "Farley Settlement" has the meaning ascribed thereto in
Section 7.17.1.

                  1.100 "Farley Settlement Period" has the meaning ascribed thereto in Section 7.17.1.

                  1.101 "Final Order" means an order or judgment of the Court as to which the time to appeal, petition for certiorari, seek mandamus, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; provided, however, if an appeal, writ of certiorari, or petition for mandamus, reargument, or rehearing thereof has been filed or sought with respect to any order or judgments of the Court, that order or judgment shall have been affirmed by the highest court to which it was appealed, or certiorari shall have been denied or mandamus, reargument, or rehearing shall have been denied or resulted in no modification thereof, and the time to take any further appeal, petition for certiorari, or move for mandamus, reargument, or rehearing shall have expired; and provided further that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure (or any analogous motion under the Bankruptcy Rules) may be filed with respect to an order or judgment shall not cause that order or judgment not to be a Final Order.

                  1.102 "Fruit of the Loom" means, now and until the Effective Date (but not on or after the Effective Date), FTL Inc., FTL Cayman, and the Debtor Subsidiaries. Notwithstanding anything in the Plan to the contrary, to the extent that "Fruit of the Loom" is required or permitted to take any action hereunder (including the payment of any Claim), it shall be required or permitted to take that action only before the Effective Date and only the Plan Entities will be required or permitted to take any such actions on and after the Effective Date; provided, however, that any liquidation actions shall be taken as specifically set forth in the Plan..

                  1.103 "Fruit of the Loom Group" means, (a) now and until the Effective Date (but not on or after the Effective Date), Fruit of the Loom and the Nondebtor Affiliates; and (b) on and after the Effective Date, Reorganized Fruit of the Loom and the Nondebtor Affiliates.

                  1.104 "GAAP" means, except as used in Section 7.15, generally accepted accounting principles as used in the United States of America and, as used in Section 7.15, has the meaning ascribed to therein.

                  1.105 "Governmental Parties" means those Governmental Units that are parties to the EPA Settlement Agreement.

                  1.106 "Indemnification Rights" means all rights, if any, that any Person asserts or possesses based on the Corporate Indemnities.

                  1.107 "Indenture" means a trust indenture (including any subsequent modifications, supplements, or amendments thereto) executed with respect to the 7% Debentures, the 6-1/2% Notes, and the 7-3/8% Debentures.

                  1.108 "Indenture Trustee" means the current trustee (including a current trustee that is such as a result of the addition, substitution, or replacement of any previous trustee) under any of the Indentures.

                  1.109 "Indenture Trustee and Agent Fees" has the meaning ascribed thereto in Section 8.17.3.

                  1.110 "Indirectly Transferred Subsidiaries" means FTL Regional Sales Co., Inc.; Fruit of the Loom Trading Company; FTL Valle Hermosa, S.A. de C.V.; Controladora Fruit of the Loom, S.A. de C.V.; Distribuidora Fruit of the Loom, S.A. de C.V.; Fruit of the Loom de Mexico, S.A. de C.V.; Edificadora Valle Hermoso, S.A. de C.V.; Fruit of the Loom GmbH; Fruit of the Loom Spain, S.A.; FOL International GmbH; Fruit of the Loom Benelux, S.A.; Fruit of the Loom Maroc; Fruit of the Loom Investments, Ltd.; Fruit of the Loom Management Co., Ltd.; Fruit of the Loom Manufacturing Company, Ltd.; Fruit of the Loom Limited (UK); Fruit of the Loom France, SRL; FOL Ireland Ltd.; Fruit of the Loom Italy, S.R.L.; Fruit of the Loom Distribution, Ltd.; Protean (Republic of Ireland); Fruit of the Loom International, Ltd.; Fruit of the Loom Latin America S.A. de C.V.; Textiles Lourdes Limitada; Fruit of the Loom Operating, Ltd.; Manufacturas Villanueva, S. de R.L. de C.V.; El Porvenir Manufacturing, S. de R.L. de C.V.; Confecciones dos Caminos, S. de R.L. de C.V.; Productos San Jose, S. de R. L. de C.V.; Textiles del Caribe, S. de R.L. de C.V.; and Superior Acquisition Corporation.

                  1.111 "Initial Distribution Date" means a date jointly selected by FOL Liquidation Trust and the Unsecured Creditors Trust on or before the 30th day after the Effective Date or as soon thereafter as practicable.

                  1.112 "JPLs" means Theo Bullmore and Simon Whicker (and any replacement or additional Persons) in their capacity as Joint Provisional Liquidators in the Cayman Proceeding.

                  1.113 "Letter of Transmittal" has the meaning ascribed thereto in Section 8.17.1.

                  1.114 "Liabilities" means any and all costs, expenses, actions, Causes of Action, suits, controversies, damages, claims, liabilities, or demands of any nature, whether known or unknown, foreseen or unforeseen, now existing or hereinafter arising, liquidated or unliquidated, matured or unmatured, contingent, or direct or indirect, whether arising at common law, in equity, or under any statute, based in whole or in part on any act or omission or other occurrence arising or taking place on or before the Effective Date.

                  1.115 "Lien" has the meaning ascribed to that term in Bankruptcy Code section 101(37), except that a lien that has been or may be avoided pursuant to an Avoidance Action shall not constitute a Lien.

                  1.116 "Liquidating Debtor" means any of the following:
Aliceville Cotton Mill Inc.; Artex Manufacturing Co., Inc.; DeKalb Knitting Corp.; FOL Caribbean Corp.; FOL R & D, Inc. (f/k/a Jet Sew Technologies, Inc); FTL Investments, Inc; FTL Systems, Inc.; Fruit of the Loom Arkansas, Inc.; Gitano Fashions Ltd.; Greenville Manufacturing, Inc.; NWI; Pro Player, Inc.; Salem Sportswear Corporation; Salem Sportswear, Inc.; Sherman Warehouse Corp.; Union Yarn Mills, Inc.; Union Underwear; Whitmire Manufacturing, Inc.; and Winfield Cotton Mill, Inc.

                  1.117 "Liquidation Agent" means, with respect to (a) FTL Cayman, the JPLs, (b) the Liquidating Debtors, FOL Liquidation Trust, and (c) NWI, the NWI Liquidation Agents.

                  1.118 "Liquidation Agent Agreement" means any agreement or agreements governing a Liquidation Agent and its rights, powers, responsibilities, and duties thereunder or hereunder.

                  1.119 "Liquidation Proceeds" means, collectively, the FTL Liquidation Proceeds and the NWI Liquidation Proceeds.

                  1.120 "Master Ballot" means the form or forms distributed to brokers, banks, or other nominees (or to their proxy holders or agents) for beneficial owners of certain Claims against Fruit of the Loom (as described more specifically on each such Master Ballot), on which form or forms a nominee may, among other things, vote to accept or reject the Plan on behalf of the holders of those Claims.

                  1.121 "Material" means the material terms and conditions of the Plan and the Plan Supplement (including, without limitation, the classification and treatment of Claims and adequate protection on account thereof, indemnification and compensation issues, and other material Plan and related terms).

                  1.122 "NWI" means NWI Land Management Corp., which is a Debtor and Debtor in Possession in the Reorganization Cases and shall be liquidated in accordance with the provisions of Section 7.22.

                  1.123 "NWI Claims" means Claims asserted solely against NWI and Claims against FTL Inc. arising from its equity interest in, or any other relationship with, Magnetek, Inc., Universal Manufacturing Corporation, or NWI (including all related obligations for indemnity for any Claims arising under any applicable federal, state, or local statute ordinance, order, or regulation (or any contract or other obligation imposed at law or in equity) relating to clean-up or remediation of any property now or formerly owned, leased, or occupied by NWI or FTL Inc.

                  1.124 NWI Liquidation Agents" means, collectively, NWI Successor and the Custodial Trust.

                  1.125 "NWI Liquidation Proceeds" means, the proceeds, net of
(a) the expenses of NWI Successor and the Custodial Trust, and (b) the payment in full of all Allowed NWI Claims that are entitled to priority under Bankruptcy Code section 507(a), realized from the liquidation of NWI.

                  1.126 "NWI Reimbursement Amount" has the meaning ascribed thereto in Section 7.22.5(c).

                  1.127 "NWI Successor" means the separate entity (in the form of a limited liability company or corporation or liquidating trust) to be formed as a successor to NWI pursuant to the EPA Settlement Agreement for purposes of providing a conduit for the delivery of funds to the Custodial Trust to enable the latter to make certain payments and take certain actions pursuant to the terms of the EPA Settlement Agreement, to manage the property of NWI other than its real property and to make Distributions (if and to the extent funds are available for such Distributions) to holders of Allowed Class 4B Claims.

                  1.128 "New Common Stock" means, with respect to any Transferred Subsidiary, common stock in that entity issued under Section 7.7.

                  1.129 "Newco" has the meaning ascribed thereto in Section
7.3.2.

                  1.130 "New Farley Note Obligations" has the meaning ascribed thereto in Section 7.17.1.

                  1.131 "Non-Core Assets" means the property described in sections 1.01(b) and 1.03(b) of the APA and in the corresponding sections of the APA Schedule, which property shall not be sold to the Purchaser or retained by Reorganized Fruit of the Loom but shall be transferred to FOL Liquidation Trust or NWI Successor, as applicable, and any other assets not to be transferred to the Purchaser that are not core assets, including Rabbi Trust assets and any proceeds thereof; assets of FTL Investments, Inc. and the proceeds thereof; the claims of FTL Inc. and the Fruit of the Loom Group against Farley and the proceeds thereof, however received, described in Section 1.01(b)(x) of the APA Schedule; the adversary proceeding pending against Gildan Activewear and the proceeds received by way of judgment, settlement, compromise or otherwise; any payments received by FTL Inc. or a member of the Fruit of the Loom Group related to the tax benefit sharing agreement with Magnetek with respect to the LMP settlement described in Section 1.01(b)(xii) of the APA Schedule;; the NWI Reimbursement Amount (as defined in 7.22.5(c) of the Plan); and any assets of any of the Liquidating Debtors that are not part of the Apparel Business.

                  1.132 "Nondebtor Affiliates" means, collectively, All-Star Mfg. Co. Inc.; Apparel Outlet Stores, Inc.; AVX Management Co., Inc.; Brundidge Shirt Corp.; Camp Hosiery Co., Inc.; Confecciones de Lourdes S.A. de C.V.; Confecciones dos Caminos S. de R.L. de C.V.; Confecciones dos Caminos S.A. de C.V.; Controladora Fruit of the Loom S.A. de C.V. (Mexico); Distribuidora Fruit of the Loom, S.A. de C.V. (Mexico); Distribuidora FTL, S.A. de C.V; Edifcadora de Valle Hermoso S.A. de C.V.; El Porvenir Manufacturing, S. de R.L. de C.V.; FOL Holding Ltd.; FOL International; FOL International GmbH; FOL Ireland, Ltd.; FTL Licensing, BV; FTL Valle Hermosa, S.A. de C.V.; Fruit of the Loom Italy, S.r.l.; Fruit of the Loom AG; Fruit of the Loom Benelux, S.A.; Fruit of the Loom Canada, Inc.; Fruit of the Loom de Mexico, S.A. de C.V.; Fruit of the Loom Distribution Ltd. (Rep. of Ireland); Fruit of the Loom France, S.a.r.l.; Fruit of the Loom GmbH; Fruit of the Loom International, Ltd.; Fruit of the Loom Investments, Ltd.; Fruit of the Loom Ltd.(a United Kingdom corporation); Fruit of the Loom Latin America, S.A. de C.V.; Fruit of the Loom Management Co., Ltd.; Fruit of the Loom Maroc; Fruit of the Loom Nordic, AB; Fruit of the Loom Mfg. Co, Ltd.; Fruit of the Loom Operating Ltd.; Fruit of the Loom Spain S.A.; FTL Caribe Ltd. (Cayman Islands); FTL Finance Ltd.; FTL Receivables Company; FTL Sourcing Ltd.; FTL Licensing N.V., (Netherlands Antilles); Gitano of Jamaica Co.; FTL Costa Rica SRL (Costa Rica); Leesburg Holding Co., Inc.; Manufacturas Villanueva S. de R.L. de C.V.; Noel of Jamaica Ltd; P.S. Garment Ltd.; Panola Mills, Inc.; Productos San Jose S. De R.L. de C.V.; Protean (Republic of Ireland); Rienzi Mfg., Inc.; Rogersville Apparel Inc.; Salem Screen South, Inc.; Superior Acquisition Corp.; Superior Underwear Mill, Inc. (NY); Superior Underwear Mills, Inc. (PA); Textiles del Caribe, S. de R.L. de C.V.; Textiles Lourdes Limitada; and Woodville Apparel Corp.

                  1.133 "Noteholders Steering Committee" means an ad hoc committee representing the interests of certain Senior Noteholders and currently comprised of the Indenture Trustees and certain of the Senior Noteholders.

                  1.134 "Northwest" means Northwest Industries, Inc., a predecessor in interest to FTL Inc.

                  1.135 "Old FTL Inc. Capital Stock" means (a) the Old FTL Inc. Preferred Stock; and (b) the common stock of FTL Inc., each with a par value of $0.01 per share and, in each case including all exchange, conversion, redemption, and other rights, and all other claims and interests attendant thereto.

                  1.136 "Old FTL Inc. Preferred Stock" means the exchangeable participating preferred stock of FTL Inc. (5,229,421 shares of which were outstanding as of the Petition Date), including all rights, claims, and interests attendant thereto.

                  1.137 "Old Capital Stock" means, collectively, the Old Common Stock and the Old Stock Options.

                  1.138 "Old Common Stock" means, collectively, the Old FTL Inc. Capital Stock and the FTL Cayman Capital Stock.

                  1.139 "Old Stock Options" means any options, warrants or other rights to purchase Old Capital Stock, whenever and by whomever granted.

                  1.140 "Petition Date" means December 29, 1999, the date on which the members of Fruit of the Loom filed their Chapter 11 petitions and commenced the Reorganization Cases.

                  1.141 "Plan" means this First Amended Joint Plan of Reorganization (including the Plan Supplement and all schedules and exhibits hereto or thereto), as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

                  1.142 "Plan Entities" means, collectively, the Liquidation Agents and the Unsecured Creditors Trust.

                  1.143 "Plan Entity Agreements" means, collectively, the Liquidation Agent Agreements and the Unsecured Creditors Trust Agreement.

                  1.144 "Plan Supplement" means the form of documents specified in Section 16.5, which are incorporated herein by reference and which shall be filed with the Court no later than five days before the Voting Deadline.

                  1.145 "Plan Transactions" means the transactions effectuated or to be effectuated on or before the Effective Date pursuant to the terms of the Plan, including the transactions described in Section VIII.

                  1.146 "Postpetition Credit Agreement" means the Post-Petition Loan and Security Agreement, dated as of December 29, 1999, by and among Fruit of the Loom, the DIP Agent, and the DIP Lenders identified as such therein, as the same may be amended, modified, or supplemented from time to time.

                  1.147 "Prepetition Agent" means Bank of America, in its capacity as Administrative Agent under the 1997 Credit Agreement.

                  1.148 "Prepetition Bank Lenders" means those lenders identified as such in the 1997 Credit Agreement, together with their respective successors and assigns.

                  1.149 "Prepetition Bank Lender Claims" means, collectively, the Claims held by the Farley Lenders, the Prepetition Bank Lenders, and the Synthetic Lease Lenders.

                  1.150 "Prepetition Claim" means any Claim that arose prior to the Petition Date.

                  1.151 "Prepetition Collateral Agent" means Bank of America, in its capacity as collateral agent for the Prepetition Secured Creditors.

                  1.152 "Prepetition Secured Creditor Claim" means any Claim of any or all of the Prepetition Secured Creditors against Fruit of the Loom or any member thereof.

                  1.153 "Prepetition Secured Creditors" means the Prepetition Bank Lenders, the Senior Noteholders, the Farley Lenders, and the Synthetic Lease Lenders (including, as applicable, their respective agents and Indenture Trustees), and the respective successors and assigns of any of the foregoing.

                  1.154 "Priority Non-Tax Claim" means any Claim of a kind specified in Bankruptcy Code section 507(a)(3), (4), (5), (6), (7), or (9).

                  1.155 "Priority Tax Claim" means any Claim of a governmental unit of the kind specified in Bankruptcy Code sections 502(i) or 507(a)(8).

                  1.156 "Professional Fees" means (a) any Claim of a professional retained in the Reorganization Cases or in any Reorganization Case pursuant to Bankruptcy Code sections 327, 328, or 1103 or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Confirmation Date, when and to the extent any such Claim is Allowed by a Final Order entered pursuant to Bankruptcy Code sections 330, 331, 503(b); and (b) any obligation for fees and expenses of a professional incurred by any of the Plan Entities after the Confirmation Date.

                  1.157 "Purchaser" means New FOL Inc., a Delaware corporation, as purchaser under the APA.

                  1.158 "Quarterly Distribution Date" means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) immediately following the Effective Date.

                  1.159 "Rabbi Trust" means the Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust, dated March 17, 1997, by and between FTL Inc. and Wachovia Bank of North Carolina, N.A., as trustee.

                  1.160 "Ratable Proportion" means, with reference to any Distribution on account of any Allowed Claim in any Class, the ratio (expressed as a percentage) that the amount of the Allowed Claim bears to the aggregate amount of all Allowed and Disputed Claims in that Class.

                  1.161 "Record Date" means the record date for determining an entitlement to receive Distributions under the Plan on account of Allowed Claims, which shall be the Confirmation Date.

                  1.162 "Reinstated" or "Reinstatement" means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder thereof so as to leave the Claim unimpaired in accordance with Bankruptcy Code section 1124, thereby entitling the holder of the Claim to (but not more than): (a) reinstatement of the original maturity of the obligations on which its Claim is based; and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Petition Date, and (iii) reasonable fees, expenses, and charges to the extent such fees, expenses, and charges are Allowed under the Bankruptcy Code and are specifically provided for in the agreement or agreements on which the Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based (including financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence and prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors) shall not be required to be reinstated in order to accomplish Reinstatement.

                  1.163 "Released Party" has the meaning ascribed thereto in
Section 14.2.

                  1.164 "Remedies Action" means the adversary proceeding commenced by Farley against Fruit of the Loom in the Bankruptcy Court styled Farley v. Fruit of the Loom, Inc., Case No. 99-04497, Adv. Proc. No. 00-646 (D. Del.), in which Farley seeks a declaratory judgment that he is a third-party beneficiary of certain documents with respect to Fruit of the Loom's guaranty of loan made to Farley pursuant to the Farley Credit Agreement and, thus, that agreement and various related those documents cannot be altered without his consent.

                  1.165 "Reorganization Cases" means the cases commenced under chapter 11 of the Bankruptcy Code by Fruit of the Loom before the Court, as referenced by Case Nos. 99-4497 (PJW) through 99-4530 (PJW), all of which are procedurally consolidated under Case No. 99-4497 (PJW).

                  1.166 "Reorganizing Debtors" means the members of Fruit of the Loom other than FTL Cayman, the Liquidating Debtors, NWI, and FTL Inc.

                  1.167 "Reorganized Fruit of the Loom" means, on and after the Effective Date (but not before the Effective Date), the Reorganizing Debtors, Newco, and any successor thereto by merger, consolidation, or otherwise and includes, collectively, the Reorganized Subsidiaries. To the extent of the Apparel Business acquired by the Purchaser pursuant to the APA, the term "Reorganized Fruit of the Loom" also includes the Purchaser.

            1.168 "Reorganized Subsidiaries" means, on and after the Effective Date, the Debtor Subsidiaries other than Union Underwear, NWI, and the Liquidating Debtors (Union Underwear, NWI, and the Liquidating Debtors shall not be Reorganized Subsidiaries or members of Reorganized Fruit of the Loom for any purpose hereunder), and any successor thereto by merger, consolidation, or otherwise.

            1.169 "Retention Program" means the employee retention program approved pursuant to an order, under Bankruptcy Code sections 105(a) and 363(b)(1), approving and authorizing Fruit of the Loom to implement retention executive severance programs, entered by the Court on March 27, 2000.

            1.170 " Russell Hosiery Collateral Proceeds" means the sum of approximately $1 million held by the Prepetition Collateral Agent pursuant to a prior Court order, such funds representing the proceeds of the sale by a Nondebtor Affiliate of certain trademarks encumbered by liens in favor of the Prepetition Secured Creditors.

            1.171 "Schedules" means the respective schedules of assets and liabilities and the statements of financial affairs filed with the Court on or about April 6, 2000 by Fruit of the Loom under Bankruptcy Code section 521 and the Official Forms required by Bankruptcy Rule 9009, as such schedules and statements have been or may be supplemented or amended from time to time.

            1.172 "Scheme Claim" means any claim entitled to a distribution solely under the Scheme of Arrangement.

            1.173 "Scheme Priority Claim" means any Scheme Claim entitled to priority in distribution solely under the Scheme of Arrangement, by reason of security, statutory preference, or other rule of law applicable thereto.

            1.174 "Scheme of Arrangement" means the Scheme of Arrangement between FTL Cayman and its "Scheme Creditors" (as defined in the Scheme of Arrangement) submitted to the Cayman Court on March 22, 2001 and (as from time to time amended) included in the Plan Supplement. The Scheme of Arrangement shall be in all material respects Acceptable to the Prepetition Secured Creditors.

            1.175 "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of the Collateral, as determined in accordance with Bankruptcy Code section 506(a), or as otherwise agreed upon in writing by Fruit of the Loom and the holder of such Claim, subject to the approval of the Court. To the extent that the value of such interest is less than the amount of the Claim that has the benefit of such security, the unsecured portion of such Claim is an Unsecured Deficiency Claim unless (a) the Class of which such Claim is a part makes a valid and timely election under Bankruptcy Code section 1111(b)(1)(A)(i) to have the Claim treated as a Secured Claim to the extent the Claim has been Allowed, or (b) a holder of a Claim who is permitted to do so makes such an election under Bankruptcy Code section 1111(b)(1)(A)(ii).

            1.176 "Secured Creditor Payment" means the sum to be distributed to holders of Allowed Class 2 Claims in the amount of (a) $275 million plus an amount equal to the net proceeds of all asset sales by Fruit of the Loom or any member thereof occurring from and after January 1, 2001 until consummation of the Plan; provided, however, that (i) no upward adjustment to the foregoing $275 million amount shall be made as a result of asset sales until the net proceeds from all such sales exceed $15 million, at which point the upward adjustment shall commence on a dollar-for-dollar basis to the extent of net proceeds exceeding $15 million; (ii) only asset sales producing net proceeds in a minimum amount of $200,000 will be used to make an upward adjustment; (iii) no assets to be sold to the Purchaser pursuant to the APA shall be included in determining the amount of the Secured Creditor Payment; and (iv) in no event will the amount of the payment provided for in this clause (a) exceed $300 million; plus (b) any Adequate Protection Payments required to be made pursuant to the Adequate Protection Order or Section 7.26 to the extent not made prior to the Effective Date; and plus (c) Indenture Trustee and Agent Fees to the extent required to beaded to the Secured Creditor Payment pursuant to Section 8.17.3.

            1.177 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            1.178 "Securities Claims" means, collectively, the Class Action Claims and Creditors' Securities' Fraud Claims.

            1.179 "Securities Class Action Plaintiffs" means, collectively, (a) the plaintiffs in the Securities Class Actions, and (b) any other Entity (other than possessing the same or similar Causes of Action (including the Class Action Claims).

            1.180 "Securities Class Actions" means New England Health Care Employees Pension Fund v. Fruit of the Loom, Inc. et al., Civil Action No. 98-CV-99 (W.D. Ky., filed July 1, 1998; and Bernard Fidel v. William Farley et al., Civil Action No. 1:00 CV-48M (W.D. Ky., filed March 22, 2000).

            1.181 "Sellers" means FTL Inc., FTL Cayman, and Union Underwear.

            1.182 "Senior Notes" means, collectively, the 7% Debentures, the 6-1/2% Notes, and the 7-3/8% Debentures.

            1.183 "Senior Noteholder" means a holder of any of the Senior Notes.

            1.184 "Senior Noteholder Claim" means any Claim held by any Senior Noteholder or any Indenture Trustee arising out of any payment obligation of any member of Fruit of the Loom pursuant to the Senior Notes or any Indenture executed in connection therewith, but does not include any Creditors' Securities Fraud Claims.

            1.185 "Seven Properties" means certain real property owned by NWI and commonly known as the St. Louis Facility in St. Louis, Michigan; the Breckenridge Facility in St. Louis/Breckenridge, Michigan; the Residue Hill Facility in Chattanooga, Tennessee; the Hardeman County Landfill Facility in Toone, Tennessee; the Hollywood Dump Facility in

Memphis, Tennessee; the Marshall 23 Acre Facility in Marshall, Illinois; and the Woodridge Chemical/Berry's Creek (Ventron) Facility in Woodridge, New Jersey.

            1.186 "Subsidiary" means, with respect to any Entity (the "parent") at any date, any corporation, limited liability company, partnership, association, or other Entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other Entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or (in the case of a partnership) more than 50% of the general partnership interests are, as of such date, owned, controlled, or held (or that are, as of such date, otherwise controlled) by the parent or one or more Affiliates of the parent or by the parent and one or more Affiliates of the parent.

            1.187 "Subsidiary Equity Interests" means (a) the common and preferred stock of any of the Debtor Subsidiaries, and (b) any options, warrants, or other rights to purchase any of the foregoing, whenever and by whomever granted.

            1.188 "Synthetic Lease" means the CSFB Advantage Lease, dated as of September 30, 1994, by and between Wilmington Trust Company, as successor in interest to JP Morgan Chase (f/k/a Chemical Bank), not in its individual capacity but solely as owner trustee and lessor thereunder, and Union Underwear and those of its Subsidiaries identified as the lessee thereunder, and the other documents, agreements, and instruments executed in connection therewith, in each case as the same may be supplemented, amended, or modified from time to time.

            1.189 "Synthetic Lease Agent" means Credit Suisse First Boston in its capacity as agent for the Synthetic Lease Lenders.

            1.190 "Synthetic Lease Lenders" means the various lenders who are parties to the Credit Agreement, dated as of September 30, 1994, which is one of the documents comprising the Synthetic Lease.

            1.191 "Trade Claim" means an Unsecured Claim asserted by a creditor that arises out of the prepetition provision by such creditor of goods or services to any member of Fruit of the Loom.

            1.192 "Trade Election Claim" means a Trade Claim that the holder thereof elects to treat as a Trade Election Claim in accordance with Section 5.7.

            1.193 "Trade Election Claim Maximum Class Payment Amount" has the meaning ascribed thereto in Section 5.7.

            1.194 "Transferred Debtor Subsidiary" means a Transferred Subsidiary that is a Debtor Subsidiary.

            1.195 "Transferred Subsidiaries" means, collectively, the Directly Transferred Subsidiaries and the Indirectly Transferred Subsidiaries.

            1.196 "True-Up" has the meaning ascribed thereto in Section 5.4.2.

            1.197 "UCT Claims" means claims arising from alleged breaches of fiduciary duty, alleged inaccuracies in the financial statements of Fruit of the Loom, or other actions or inactions of the directors and officers of Fruit of the Loom described in Section 14.6.2 but excludes any such claims that are Class Actions Claims.

            1.198 "Union Underwear" means Union Underwear Company, Inc., a subsidiary of FTL Inc. and a Debtor and Debtor in Possession in the Reorganization Cases.

            1.199 "United States Trustee" means the Acting United States Trustee appointed under section 591, title 28, United States Code, to serve in the District of Delaware.

            1.200 "Unsecured" means, with respect to any Claim against any Debtor, a Claim that is not an Administrative Expense Claim, a Secured Claim, a Priority Tax Claim, a Priority Non-Tax Claim, or a Securities Claim.

            1.201 "Unsecured Creditors Trust" means the trust to be established pursuant to the Unsecured Creditors Trust Agreement to (a) receive the Distributions intended for holders of Allowed Class 4A Claims and to Distribute those funds to those holders as their Claims are Allowed; (b) prosecute, settle, or otherwise resolve objections to Unsecured Claims (other than NWI claims); and
(c) hold and distribute any proceeds received from the Creditors' Committee Action. With respect to any action required or permitted to be taken by the "Unsecured Creditors Trust," the term includes a trustee or any other person authorized to take such action in accordance with the Unsecured Creditors Trust Agreement.

            1.202 "Unsecured Creditors Trust Agreement" means the agreement described in Section 7.23.2, which shall be substantially in the form contained in the Plan Supplement and Acceptable to the Prepetition Secured Creditors and the Creditors' Committee.

            1.203 "Unsecured Creditors Trust Advisory Committee" has the meaning ascribed thereto in Section 7.23.4.

            1.204 "Unsecured Deficiency Claim" means, with reference to a Claim secured by a Lien against Collateral, an amount equal to the difference between
(a) the aggregate amount of the Claim after giving effect to the operation of Bankruptcy Code section 1111(b)(1)(A), and (b) the amount of the Claim that is a Secured Claim; provided, however, that if the Class (or any member thereof entitled to do so under section 1111(b)(1)(A)(ii)) in which the applicable Secured Claim is classified makes the election permitted under Bankruptcy Code section 1111(b)(2) in accordance with Bankruptcy Rule 3014, the Unsecured Deficiency Claim otherwise relating to the Secured Claim shall be extinguished. An Unsecured Deficiency Claim is an Unsecured Claim.

            1.205 "Velsicol" means, individually or collectively (as applicable), Velsicol Chemical Corporation and its parent, True Specialty Corp., each of which is a party to the EPA Settlement Agreement.

            1.206 "Voting Deadline" means the date set by the Court by which all Ballots for acceptance or rejection of the Plan must be received by the Ballot Agent.

                                   SECTION II

                   INTERPRETATION: APPLICATION OF DEFINITIONS,
                 RULES OF CONSTRUCTION, AND COMPUTATION OF TIME

            Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. For purposes of the Plan: (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the document shall be substantially in that form or substantially on those terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means the document or exhibit as it may have been or may be amended, modified, or supplemented; and (c) unless otherwise specified, all references in the Plan to Sections, Schedules, and Exhibits are references to sections, schedules, and exhibits of or to the Plan. Unless otherwise specified, the words "herein," "hereof," "hereto," "hereunder," and other words of similar meaning refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A capitalized term used but not defined herein shall have the meaning given to that term in the Bankruptcy Code or in the exhibits hereto. The rules of construction contained in Bankruptcy Code section 102 shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not expand, limit, or otherwise affect the provisions of the Plan. Unless otherwise indicated herein, all references to dollars are to United States dollars. Unless otherwise expressly provided herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   SECTION III

                    PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS,
               PRIORITY TAX CLAIMS, AND OTHER UNCLASSIFIED CLAIMS
                        ALLOWED AGAINST FRUIT OF THE LOOM

            3.1   ADMINISTRATIVE EXPENSE CLAIMS

            3.1.1 Payment of Certain Administrative Expense Claims by the Plan Entities

            Allowed Administrative Expense Claims against members of Fruit of the Loom (other than the Administrative Expense Claims described in Section 3.1.2) shall be paid by the Plan Entities in Cash, in full, on the Effective Date, or as soon as practicable after they become Allowed Claims if the date of allowance is later than the Effective Date, or in such amounts and on such other terms as may be agreed on between the holders of such Claims and the applicable Plan Entity.

            3.1.2 Payment of Certain Administrative Expense Claims by the Purchaser, Newco, or Reorganized Fruit of the Loom

            Except as otherwise specifically provided in the Plan, those Administrative Expense Claims against the Debtors (but not Claims for Professional Fees, obligations to provide Cure, or Claims based on the rejection of executory contracts or unexpired leases) incurred after the Petition Date in the ordinary course of the Apparel Business shall be assumed by the Purchaser, Newco, or Reorganized Fruit of the Loom in accordance with the terms and subject to the conditions of the APA and shall be paid by the Purchaser, Newco or Reorganized Fruit of the Loom in the ordinary course of business in accordance with the ordinary business terms governing the transactions underlying those Claims or as may be otherwise agreed upon between the holders of such Claims and Reorganized Fruit of the Loom. Other than as set forth in the APA, Reorganized Fruit of the Loom shall have no liability or obligation to make any Distribution or other payment to holders of Administrative Expense Claims.

            3.2   DIP FACILITY CLAIMS

            Allowed DIP Facility Claims against Fruit of the Loom shall be paid by the Plan Entities: (a) on the Effective Date in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Facility, in an amount equal to the Allowed amount of such Claims; or (b) on such other terms as may be mutually agreed upon among the holders of the DIP Facility Claims and Fruit of the Loom or the applicable Liquidation Agent; provided, however, that the Purchaser may replace (or, with the DIP Lenders' consent, secure back-to-back arrangements with respect to) the Existing L/Cs pursuant to the APA and such replacement (or arrangement) shall constitute payment in full of any DIP Facility Claims arising out of or related to the Existing L/Cs. Other than with respect to the Existing L/Cs, the Purchaser, Newco, and Reorganized Fruit of the Loom shall have no liability or obligation to make any Distribution or other payment to holders of DIP Facility Claims.

            3.3   PRIORITY TAX CLAIMS

            On the Effective Date, or as soon as practicable after a Priority Tax Claim becomes an Allowed Claim if the date of allowance is later than the Effective Date, each holder of an Allowed Priority Tax Claim against any member of Fruit of the Loom shall receive from the Plan Entities, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim: (a) deferred Cash payments in an aggregate principal amount equal to the amount of the Claim plus interest on the unpaid portion thereof at the rate of 6% per annum from the Effective Date through the date of payment thereof; or (b) such other treatment as to which Fruit of the Loom or the applicable Liquidation Agent and the holder shall have agreed upon in writing. If deferred Cash payments are made to a holder of an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, the amount of each installment being equal to 10% of the Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the first anniversary of the Effective Date and subsequent payments to be due on each successive anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of the assessment of the tax that is the basis of the Allowed Priority Tax Claim shall be paid on the first Business Day following such date together with any accrued and unpaid interest to the date of payment; and provided further that each of the applicable Liquidation Agents reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance on any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty. The Purchaser, Newco, and Reorganized Fruit of the Loom shall have no liability or obligation to make any Distribution or other payment to holders of Priority Tax Claims.

                                   SECTION IV

                      CLASSIFICATION OF CLAIMS AGAINST, AND
                     EQUITY INTERESTS IN, FRUIT OF THE LOOM

            Except as otherwise provided herein, for purposes of all confirmation issues (including voting, confirmation, and distribution), all Claims against (except for Administrative Expense Claims, DIP Facility Claims, and Priority Tax Claims), and Equity Interests in, Fruit of the Loom are classified as follows:

CLASS        CLASS NAME                          STATUS
-----        ----------                          ------
Class 1      Priority Non-Tax Claims             Unimpaired - deemed to have
                                                 accepted the Plan and not
                                                 entitled to vote

  Class 1A   Priority Non-Tax Claims against     See above
             the Consolidated Estate

  Class 1B   Priority Non-Tax Claims that are    See above
             NWI Claims

Class 2      Prepetition Secured Creditor        Impaired - entitled to vote
             Claims

Class 3      Other Secured Claims (all Secured   Impaired - entitled to vote
             Claims other than Secured Claims
             in Class 2 -- Each Other Secured
             Claim shall be treated as a
             subclass of Class 3)

Class 4A     Unsecured Claims against the        Impaired - entitled to vote
             Consolidated Estate

Class 4B     Unsecured Claims that are NWI       Impaired - entitled to vote
             Claims

Class 5      Trade Claims less than $2500        Impaired - entitled to vote
             (including all Trade Claims that
             the holders thereof have elected,
             pursuant to Section 5.7, to have
             treated under the Plan as Trade
             Election Claims)

Class 6      Creditors' Securities Fraud Claims  Impaired - deemed to have rejected the Plan and not
                                                 entitled to vote

Class 7      Old Capital Stock                   Impaired - deemed to have
                                                 rejected the Plan and not
                                                 entitled to vote

  Class 7A   Old FTL Cayman Common Stock         See above

  Class 7B   Old FTL Inc. Preferred Stock        See above

  Class 7C   Old FTL Inc. Common Stock           See above

Class 8      Transferred Subsidiary Equity       Impaired - deemed to have
             Interests                           rejected the Plan and not
                                                 entitled to vote

Class 9      Other Equity Interests not          Impaired - deemed to have
             classified in Classes 7 or 8        rejected the Plan and not
             (includes the interests of          entitled to vote
             holders of Old Stock Options,
             Class Actions Claims other than
             those in Class 7, any and all
             other Claims of the types
             described in Bankruptcy Code
             section 510(b) that may be
             asserted by any Entity, and
             Equity Interests in NWI and the
             Liquidating Debtors)

The treatment of Claims against, and Equity Interests in, Fruit of the Loom and its members is more fully set forth in Section V. Additional special provisions relating to the treatment of NWI Claims and Equity Interests in NWI are set forth in Section 7.22.

                                    SECTION V

                     TREATMENT OF CLAIMS AGAINST, AND EQUITY
              INTERESTS IN, THE CONSOLIDATED ESTATE UNDER THE PLAN

            The following treatment set forth in this Section V shall be accorded to Claims against, and Equity Interests in, Fruit of the Loom.

            5.1   DISTRIBUTIONS UNDER THE PLAN

            No Class, member of any Class, or holder of any Claim shall be entitled to receive Cash or any other property allocated for Distribution to any other Class or to another holder of a Claim under the Plan, except as expressly specified in the Plan. Reorganized Fruit of the Loom shall have no liability or obligation to make any Distribution to any Class.

            5.2   NO DUPLICATION OF CLAIMS OR DISTRIBUTIONS

            All Claims scheduled by or filed against FTL Cayman in its Reorganization Case are deemed to have been filed against FTL Cayman in the Cayman Proceeding. No holder of an Allowed Scheme Claim or an Allowed Scheme Priority Claim shall receive any Distribution with respect to that Claim except as specifically provided in the Scheme of Arrangement. Creditors who have claimed solely in the Scheme and not in the Reorganization case shall receive their Distribution in accordance with the terms of the Scheme. No other or further distributions shall be made with respect to those Claims under the Plan or the Scheme of Arrangement.

            5.3   CLASS 1: PRIORITY NON-TAX CLAIMS

            Class 1 shall be divided into two subclasses: (i) Class 1A, consisting of all Priority Non-Tax Claims against the Consolidated Estate; and
(ii) Class 1B, consisting of all Priority Non-Tax NWI Claims. Each holder of an Allowed Priority Non-Tax Claim in Class 1A shall receive from the applicable Liquidation Agent, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, Cash equal to the amount of the Claim or such other treatment to which Fruit of the Loom or the applicable Liquidation Agent and the holder shall have agreed upon in writing. Each holder of an Allowed Priority Non-Tax Claim in Class 1B shall receive from the applicable NWI Liquidation Agent, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim Cash out of the NWI Liquidation Proceeds equal to the amount of the Claim or such other treatment to which Fruit of the Loom or the applicable NWI Liquidation Agent and the holder shall have agreed upon in writing.

            5.4   CLASS 2: PREPETITION SECURED CREDITOR CLAIMS

            5.4.1       Base Distributions

            Subject to adjustment as set forth in Section 5.4.2, on the Effective Date (or as soon thereafter as is reasonably practicable), each holder of an Allowed Prepetition Secured Creditor Claim shall receive from FOL Liquidation Trust in full satisfaction, settlement, release, and discharge of and in exchange for its Claim a Ratable Proportion of (a) the Secured Creditor Payment, (b) 92.5% of the Adjusted Apparel Business Sale Proceeds, (c) a beneficial interest in FOL Liquidation Trust entitling the Allowed Claims in this Class to 92.5% of the FTL Liquidation Proceeds, and (d) to the extent available in accordance with the EPA Settlement Agreement, the NWI Reimbursement Amount (collectively, a "Base Distribution"). Any deficiency amount relating to an Allowed Prepetition Secured Creditor Claim shall be treated as an Allowed Class 4A Unsecured Claim; provided, however, that, in consideration of the support of the Creditors' Committee for the Plan and its agreement to dismiss the Committee Avoidance Action upon consummation of the Plan, all members of Class 2 holding Unsecured Deficiency Claims constituting Class 4A Unsecured Claims will be allowed to vote their Deficiency Claims in Class 4A but will be deemed to have waived their rights to receive any Distributions with respect to their Unsecured Deficiency Claims. On the Confirmation Date, the Prepetition Secured Creditor Claims shall be deemed Allowed in the amounts and in the Classes set forth in Exhibit A (which shall be filed as part of the Plan Supplement), subject to adjustment as set forth in Section 5.4.2.

            5.4.2       Adjustments to Base Distributions

            Pursuant to the Adequate Protection Order, Fruit of the Loom has made the Adequate Protection Payments to the Prepetition Secured Creditors. The amount of the Adequate Protection Payments was based on the interest rates set forth in the documents relating to each of the Prepetition Secured Creditor Claims and not on a single rate applicable to all Prepetition Secured Creditor Claims (the difference between the payments that were actually made and the payments that would have been made using a single rate being the "Differential"). The Distributions of the Adjusted Apparel Business Sale Proceeds to be made to the Prepetition Secured Creditors will be adjusted (the "True-Up") in an amount equal to 75% of the Differential from the Petition Date through February 28, 2001, and 100% of the Differential from March 1, 2001 through the Effective Date, which amount shall be set forth in the Plan Supplement. In addition, the Allowed amount of Claims asserted in respect of Fruit of the Loom's payment obligations under the 7% Debentures shall be agreed upon among the Prepetition Secured Creditors or determined by the Court and, pending such agreement or determination, pursuant to Section 8.6, there shall be placed in a Disputed Reserve an appropriate amount of the Adjusted Apparel Business Sale Proceeds.

            5.5   CLASS 3: OTHER SECURED CLAIMS

            Each holder of an Allowed Secured Claim that is not an Allowed Prepetition Secured Creditor Claim shall be treated as a separate subclass of Class 3. Each holder of an Allowed Other Secured Claim will receive from the applicable Liquidation Agent, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, either: (a) cash on the Effective Date equal to the Allowed amount of its Other Secured Claim, (b) secured notes on terms that satisfy section 1129(b)(2)(A) of the Bankruptcy Code or such other treatment as is permitted thereunder, (c) Reinstatement of its Other Secured Claim, (d) the Collateral securing its Other Secured Claim, or (e) such other treatment as may be agreed upon in writing between the holder and Fruit of the Loom or the applicable Liquidation Agent. Any deficiency amount relating to an Allowed Other Secured Claim shall be treated as a Class 4A Unsecured Claim or a Class 5 Trade Election Claim, as applicable; provided, however, that no Other Secured Claim Allowed in an amount greater than $250,000 (not to exceed an aggregate amount of $1,500,000) shall be treated in accordance with clause (a),
(c), or (e) of this section 5.5 unless the Prepetition Secured Creditors Consent to such treatment with respect to that Claim; and provided further that, notwithstanding the foregoing proviso, as to any Other Secured Claim that is secured by property to be transferred to the Purchaser under the APA or owned or to be owned as of the Effective Date by Reorganized Fruit of the Loom, such Claim shall be treated in accordance with clause (a) of this Section 5.5 unless the Purchaser consents to the treatment of that Claim in accordance with any other clause of this Section 5.5.

            5.6   CLASS 4: UNSECURED CLAIMS

            5.6.1       Division of Class 4 Into Two Subclasses

            Class 4 shall be divided into two subclasses: (i) Class 4A, consisting of all Unsecured Claims against the Consolidated Estate and FTL Inc. that are not NWI Claims; and (ii) Class 4B, consisting of all Unsecured NWI Claims.

            5.6.2       Treatment of Claims in Class 4A

            Each holder of an Allowed Unsecured Claim in Class 4A shall receive from the Unsecured Creditors Trust, in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a beneficial interest in FOL Liquidation Trust entitling it to a Ratable Proportion of 7.5% percent of the Adjusted Apparel Business Sale Proceeds and 7.5% of the FTL Liquidation Proceeds; provided, however, that as to Allowed Unsecured Claims solely against FTL Cayman that are to be satisfied by Distributions under the Scheme (as opposed to Distributions under the Plan), the Ratable Proportion of 7.5% percent of the Adjusted Apparel Business Sale Proceeds and 7.5% of the FTL Liquidation Proceeds equal to the beneficial interest in the FOL Liquidation Trust to which holders of Allowed Unsecured Claims against FTL Cayman would be entitled shall be distributed to FTL Cayman for Distribution in the liquidation of FTL Cayman to the holders of Allowed Unsecured Claims against FTL Cayman. Unsecured Claims that are Trade Claims in an amount of less than $2500 are automatically placed in Class 5. A holder of a Trade Claim in excess of $2500 (and only such a holder) that would otherwise hold a Claim in Class 4A may elect to have its Trade Claim treated as a Trade Election Claim in accordance with Section 5.7. Fruit of the Loom and each of the Plan Entities (other than the NWI Liquidation Agents) shall be deemed to have waived their rights to bring any Avoidance Actions against any member of Class 4A and the Unsecured Creditors Trust shall also be deemed to have waived the right to assert defensively (i.e., as a setoff, a recoupment, or any other defense available at law or in equity) any right, claim, or defense that could be asserted as a claim in an Avoidance Action, as set forth in Section 14.5. All members of Class 2 holding Unsecured Deficiency Claims constituting Class 4A Unsecured Claims will be allowed to vote their Deficiency Claims in Class 4A but will be deemed to have waived their rights to receive any Distributions with respect to their Unsecured Deficiency Claims.

            5.6.3       Treatment of Claims in Class 4B

            Class 4B consists of all Unsecured Claims that are also NWI Claims. Allowed Class 4B Claims shall receive Distributions only as, and in the manner and to the extent set forth in, Section 7.22.5(c).

            5.7   CLASS 5: TRADE CLAIMS AND TRADE ELECTION CLAIMS

            In lieu of treatment under any subsection of this Section V that would otherwise apply to a Trade Claim (or a Trade Claim that the holder thereof elects to have treated as a Trade Election Claim pursuant to this Section 5.7), and in full satisfaction, settlement, release, and discharge of and in exchange for its Claim, a holder of an Allowed Trade Claim of less than $2500 or a Trade Election Claim shall receive from the FOL Liquidation Trust Cash Distributions of 25% of the Allowed amount of its Claim (subject to the Trade Election Claim Maximum Class Payment Amount, as defined below) on the later of (a) the Initial Distribution Date, or (b) if a Trade Claim or Trade Election Claim becomes an Allowed Claim after the Initial Distribution Date, within ten Business Days after it becomes an Allowed Claim, in either case subject to the following terms and conditions: Trade Claims of less than $2500 are automatically placed into Class 5. A holder with an Allowed Trade Claim in excess of $2500 will receive a Ballot for Class 4 but may elect, by affirmatively so marking the Ballot it receives with respect to that Claim, to have that Claim treated as an Allowed Trade Election Claim and placed in Class 5. Such an election shall constitute the agreement of the holder to reduce the amount of its Claim to $2500 and to waive any and all rights that it might otherwise have to receive any Distributions under the Plan with respect to the difference between the amount of its Allowed Claim and $2500. Only a holder of a Trade Claim in excess of $2500 is eligible to make an election to have its Trade Claim treated as a Trade Election Claim. Once made, an election to have a Trade Claim treated as a Trade Election Claim cannot be rescinded unless the Plan is revoked pursuant to
Section 6.3 or, prior to confirmation, is modified or amended in a manner that results in the resolicitation of votes to accept or reject the Plan from one or more Classes (and, in case of any such resolicitation, only if the holder is a member of the Class from which votes to accept or reject the Plan are resolicited). No interest shall be paid on any Trade Claim or Trade Election Claim. Notwithstanding any other provision of this Section 5.7, the total amount of Cash payments to be made to the members of Class 5 shall not exceed $1.5 million (the "Trade Election Claim

Maximum Class Payment Amount") and if the total amount of Allowed Trade Election Claims exceeds the Trade Election Claim Maximum Class Payment Amount, each holder of an Allowed Claim in this Class shall receive from the Plan Entities a Ratable Proportion of Cash totaling $1.5 million. Fruit of the Loom and each of the Plan Entities (other than the NWI Liquidation Agents) shall be deemed to have waived their rights to bring any Avoidance Actions against any member of Class 5 and the Unsecured Creditors Trust shall also be deemed to have waived the right to assert defensively (i.e., as a setoff, a recoupment, or any other defense available at law or in equity) any right, claim, or defense that could be asserted as a claim in an Avoidance Action, as set forth in Section 14.5.

            5.8   CLASS 6: CREDITORS' SECURITIES FRAUD CLAIMS

            In accordance with Bankruptcy Code section 510(b), Creditors' Securities Fraud Claims shall be subordinated to all other Unsecured Claims and no holder of a Creditors' Securities Fraud Claim shall receive or retain any Distribution under the Plan on account of those Claims.

            5.9   CLASS 7: OLD CAPITAL STOCK

            Holders of Old Capital Stock shall receive no Distributions under the Plan on account of their interests.

            5.10  CLASS 8: TRANSFERRED SUBSIDIARY EQUITY INTERESTS

            Equity interests in Newco, Fruit of the Loom Canada, Inc., FOL International, and FTL Caribe, Ltd. (which are not Debtors) shall be transferred to or at the direction of the Purchaser in accordance with the terms of the APA. The Equity Interests in the Transferred Subsidiaries shall be treated as provided in Section 7.7.

            5.11  CLASS 9: OTHER EQUITY INTERESTS

            A holder of any Equity Interest in any member of Fruit of the Loom not otherwise classified in Class 7 or Class 8 shall be placed in Class 9 and shall receive no Distributions under the Plan on account of that interest. Notwithstanding anything herein to the contrary, all Equity Interests in any Liquidating Debtor (other than Union Underwear) shall automatically be cancelled and extinguished r one Business Day after the Effective Date without the need for any other or further action by the Court or by any Entity. No Distribution shall be made on account of Equity Interests in FTL Cayman or NWI.

                                   SECTION VI

                    IMPAIRED AND UNIMPAIRED CLASSES OF CLAIMS
                      AND EQUITY INTERESTS UNDER THE PLAN;
                       ACCEPTANCE OR REJECTION OF THE PLAN

            6.1   HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

            Each holder of an Allowed Claim (and each holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in an impaired Class of Claims with respect to which any Distribution shall be made hereunder shall be entitled to vote separately to accept or reject the Plan as provided in the Disclosure Statement Approval Order. In accordance with Bankruptcy Code section 1126(g), Classes 6, 7, 8, and 9 are deemed to have rejected the Plan and the holders of Claims and Equity Interests in those Classes are not entitled to vote thereon. In accordance with Bankruptcy Code section 1126(f), subclasses 1A and 1B are deemed to have accepted the Plan and the holders of Claims in those subclasses are not entitled to vote on the Plan. Each of Classes 2, 3, 4, and 5 is impaired under the Plan and the holders of Allowed Claims (and holders of Claims that have been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a)) in those Classes are entitled to vote on the Plan.

            6.2   NONCONSENSUAL CONFIRMATION

            In view of the deemed rejection of the Plan by Classes 6, 7, 8, and 9, Fruit of the Loom will request that the Court confirm the Plan in accordance with Bankruptcy Code section 1129(b) by finding that the Plan does not unfairly discriminate against, and provides fair and equitable treatment to, all impaired Classes of Claims and Equity Interests voting to reject the Plan or deemed to have rejected the Plan. If any of Classes 2, 3, 4A, 4B, or 5 fails to accept the Plan, Fruit of the Loom reserves its rights to (a) modify the Plan in accordance with Section 15.2, and (b) request that the Court confirm the Plan (whether or not it is modified) in accordance with Bankruptcy Code section 1129(b), notwithstanding such lack of acceptance.

            6.3   REVOCATION OF THE PLAN

            Subject to Section 16.7, Fruit of the Loom may revoke and withdraw the Plan at any time prior to entry of the

Confirmation Order. If the Plan is so revoked or withdrawn, it shall be deemed null and void.

                                   SECTION VII

                       MEANS OF IMPLEMENTATION OF THE PLAN

            7.1   SUBSTANTIVE CONSOLIDATION

            7.1.1 Substantive Consolidation of Certain Members of Fruit of the Loom

            Subject to Section 7.1.2, on the Effective Date and pursuant to Bankruptcy Code section 105(a), the Estates of (a) the Reorganizing Debtors, and
(b) all of the Liquidating Debtors (other than NWI) will be substantively consolidated for all purposes related to the Plan (but only for those purposes), including voting, confirmation, Distributions, and Claim determinations. The Estate of FTL Inc. shall not be consolidated into the Consolidated Estate, and all assets of, Claims against, and Equity interests in, FTL Inc. shall be treated as set forth in Section 7.8. The substantive consolidation of the Estates of the Consolidating Debtors shall have the following effects:

      3. All assets of the Estates of the Consolidating Debtors shall be treated as though they were assets of the single Consolidated Estate;

      4. No Distributions shall be made under the Plan on account of intercompany Claims among the Consolidating Debtors;

      5. No Distributions shall be made under the Plan on account of any Subsidiary Equity Interests except to the extent set forth in Sections 5.10 and 7.7;

      6. All guaranties by any of the Consolidating Debtors of the obligations of any other Consolidating Debtor and any Liability (whether primary or secondary, or individual or joint and several) of the Consolidating Debtors with respect to members of the Fruit of the Loom Group shall be deemed to be one obligation of the Consolidated Estate; and

      7. Subject to Section 7.1.2, each and every Claim filed, to be filed, or deemed to have been or to be filed in the Reorganization Cases against a Consolidating Debtor shall be deemed filed against the Consolidated Estate, and shall be deemed to be one Claim against, and the Liability of, the Consolidated Estate.

            The substantive consolidation provided for herein shall not, (a) other than for purposes related to the Plan and Distributions to be made hereunder, affect (i) the legal and corporate structures of Fruit of the Loom or Reorganized Fruit of the Loom, (ii) the Subsidiary Equity Interests, (iii) the obligations owed by any of the Nondebtor Affiliates to any members of Fruit of the Loom or any other Entity, or (iv) any obligations under any executory contract or unexpired leases assumed in the Plan or otherwise in the Reorganization Cases; or (b) affect the DIP Facility. Notwithstanding anything in the Plan or any other document to the contrary, (X) NWI Claims shall not constitute Claims against the Consolidated Estate, and (Y) neither NWI nor any of its assets or properties shall be included in the Consolidated Estate.

            7.1.2       Effect of Substantive Consolidation on the Scheme of
                        Arrangement

            The substantive consolidation provided for in Section 7.1.1 is effective only as to the Reorganization Cases that are governed by the Bankruptcy Code and other applicable United States law, and not as to the Scheme of Arrangement or any rights, powers, duties, or obligations of FTL Cayman arising in the Cayman Proceeding pursuant to any applicable Cayman Islands law. Accordingly, all Claims against any member of Fruit of the Loom shall, for the purposes of the Reorganization Cases and as provided in Section 7.1.1, be deemed to be Claims against FTL Cayman in its Reorganization Case but, notwithstanding the substantive consolidation provided for herein, (a) no Scheme Claim or Scheme Priority Claim shall constitute an Allowed Claim against any member of Fruit of the Loom in the Reorganization Cases unless it is also filed as a Claim against one or more members of Fruit of the Loom in the Reorganization Cases and Allowed in accordance with a Final Order of the Court or the applicable provisions of the Plan; and (b) Allowance of a Claim against any member of Fruit of the Loom in the Reorganization Cases shall neither constitute a deemed allowance of that Claim against FTL Cayman in the Cayman Proceeding nor shall it confer upon the holder thereof standing to assert a Claim against FTL Cayman in the Cayman Proceeding except to the extent that such standing would otherwise exist under Cayman Islands law in the absence of the substantive consolidation of FTL Cayman with the other Consolidating Debtors pursuant to the Plan.

            7.2   TREATMENT OF INTERCOMPANY CLAIMS

            Consistent with the substantive consolidation of the Consolidating Debtors and to the extent necessary to avoid adverse tax consequences to the Consolidated Estate and Reorganized Fruit of the Loom, but subject to the final sentence of this section, (a) certain intercompany Claims between members of Fruit of the Loom may, at the option of Fruit of the Loom, be contributed by one member of Fruit of the Loom to one or more other members of Fruit of the Loom prior to substantive consolidation pursuant to Section 7.1.1; and (b) all intercompany Claims not so contributed shall be extinguished and no distribution shall be made under the Plan with respect to any such Claim. Claims of any member of Fruit of the Loom against any Nondebtor Affiliates and Claims of Nondebtor Affiliates against any member of Fruit of the Loom shall be set off against each other in accordance with Bankruptcy Code section 553 and any applicable nonbankruptcy law. If, after giving effect to such setoff, a Nondebtor Affiliate has any remaining intercompany Claim against any member of Fruit of the Loom, that Claim shall be contributed by or on account of the Nondebtor Affiliate to the appropriate member of Fruit of the Loom. If, after giving effect to such setoff, a member of Fruit of the Loom has any remaining intercompany Claim against any Nondebtor Affiliate, that Claim shall remain outstanding and be unaffected by confirmation of the Plan. Notwithstanding anything herein, however, there will be no treatment of intercompany Claims or any other intercompany obligations that is inconsistent with or would violate the APA or the APA Schedule.

            7.3   SALE OF FRUIT OF THE LOOM'S APPAREL BUSINESS TO THE PURCHASER

            7.3.1       Sale of the Apparel Business

            Entry of the Confirmation Order shall constitute the Court's approval of the APA and the transactions to be entered into, and actions to be taken, thereunder pursuant to Bankruptcy Code sections 363, 1123, and 1129. The Sellers shall sell the Apparel Business to the Purchaser in accordance with the APA. The Adjusted Apparel Business Sale Proceeds resulting therefrom, along with the Liquidation Proceeds, shall be used by the Plan Entities to fund all Distributions to be made under the Plan.

            7.3.2       Creation of Newco

            Pursuant to APA section 1.03, there will be formed, prior to the Closing, a single-member Delaware limited liability company ("Newco") to which Union Underwear shall transfer all of its Apparel Business assets (other than any equity interests in the Directly Transferred Subsidiaries), as those assets shall exist on the Closing Date, that are owned, leased, or held by Union Underwear on the Closing Date prior to the consummation of the transactions contemplated by the APA. Newco will be a Delaware limited liability company wholly owned by Union Underwear. Under the APA, Newco will be a Directly Transferred Subsidiary and 100% of its membership interests shall be transferred to the Purchaser pursuant to APA section 1.01(a)(i).

            7.4   OBLIGATIONS UNDER THE PLAN

            On and after the Effective Date, the Plan Entities will perform the obligations of Fruit of the Loom under the Plan. On and after the Effective Date, Reorganized Fruit of the Loom will have no obligations under the Plan other than those specifically set forth in the APA and in Sections 3.1.2 and 7.15.

            7.5   CONTINUATION OF BUSINESS

            On and after the Effective Date, Reorganized Fruit of the Loom shall continue to engage in business.

            7.6   CHARTER AND BYLAWS

            The Amended Bylaws and Amended Certificates of Incorporation shall be filed as part of the Plan Supplement and shall contain (a) such provisions as are necessary to satisfy the provisions of the Plan, and (b) to the extent necessary, provisions to prohibit the issuance of nonvoting equity securities (other than any warrants) as required by Bankruptcy Code section 1123(a)(6), all subject to the limitations of the APA and to further amendment thereof after the Effective Date as permitted by applicable law.

            7.7 TREATMENT OF EXISTING EQUITY INTERESTS AND ISSUANCE OF NEW COMMON STOCK

            7.7.1 General Provisions Relating to Cancellation of Existing Equity Interests

            On, or one Business Day after if so required by the

APA, the Effective Date, all existing Equity Interests other than Equity Interests in FTL Cayman, Union Underwear, the Liquidating Debtors, and FTL Inc. shall, without any further action, be canceled, annulled, and extinguished and any certificates representing such canceled, annulled, and extinguished Equity Interests shall be null and void. Although Equity Interests in FTL Cayman will not be extinguished, FTL Cayman will be dissolved pursuant to a dissolution proceeding provided for in the Scheme of Arrangement and will thereafter cease to exist as a corporate entity. Equity Interests in Union Underwear and FTL Inc. shall be treated as set forth in Sections 7.7.2 and 7.8, respectively. Equity Interests in Liquidating Debtors shall be treated as set forth in Section 7.25.

            7.7.2       Union Underwear and the Transferred Subsidiaries

            On the Effective Date, New Common Stock of each of the Transferred Subsidiaries that is a Debtor will be issued. The New Common Stock of the Directly Transferred Subsidiaries that are Debtors will be issued to Union Underwear, which will at the Closing transfer such New Common Stock to the Purchaser. New Common Stock of each of the Indirectly Transferred Subsidiaries that is a Debtor will be issued to its immediate parent corporation or as otherwise designated by the Purchaser. As soon as practicable after the completion of the foregoing, but no earlier than one Business Day after the Effective Date, all now-existing Equity Interests in Union Underwear will be cancelled.

            7.8   TREATMENT OF FTL INC.

            Notwithstanding anything in the Plan to the contrary, the assets and liabilities of, and existing Equity Interests in, FTL Inc. shall be treated as follows: on or before the Effective Date, FTL Inc. shall transfer to NWI Successor all of its property required to be transferred to NWI Successor under the EPA Settlement Agreement and, on the Effective Date, FTL Inc. will transfer to the Purchaser all of its assets and property required to be transferred to the Purchaser under the APA. One Business Day after the Effective Date, FTL Inc. shall transfer to FOL Liquidation Trust all of its remaining assets and immediately upon the consummation of all of the foregoing transfers, all existing Equity Interests in FTL Inc. shall be transferred to NWI Successor.

            7.9   BOARDS OF DIRECTORS OF REORGANIZED FRUIT OF THE LOOM

            On the Effective Date, the existing board of directors of each member of Fruit of the Loom shall be deemed to have resigned. Purchaser shall designate the initial board of directors for each of the Reorganized Fruit of the Loom entities and Newco.

            7.10 OPERATIONS OF FRUIT OF THE LOOM BETWEEN THE CONFIRMATION DATE AND THE EFFECTIVE DATE

            Fruit of the Loom shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date.

            7.11  EXCLUSIVITY PERIOD

            Subject to further order of the Court, Fruit of the Loom shall, pursuant to Bankruptcy Code section 1121, retain the exclusive right to amend the Plan (subject to the receipt of any necessary Consents as set forth in Section 15.2) and solicit acceptances thereof until the Effective Date (or until the date on which the Effective Date cannot occur pursuant to Section 12.4).

            7.12  REVESTING OF ASSETS

            Pursuant to Bankruptcy Code section 1141(b), the assets and property of the Consolidated Estate and of Fruit of the Loom shall vest or revest, such that: (a) on the Effective Date, all such assets and property which is to be transferred as the Apparel Business to the Purchaser under the APA shall vest or revest in Reorganized Fruit of the Loom and, as applicable, shall be transferred to the Purchaser in accordance with the APA; (b) on the Effective Date, all assets and property that are to be retained or acquired by Reorganized Fruit of the Loom under the APA shall vest or revest in Reorganized Fruit of the Loom and shall be retained or acquired by Reorganized Fruit of the Loom in accordance with the APA; and (c) one Business Day after the Effective Date, the Non-Core Assets shall be transferred to the applicable Plan Entities. The assets and property of FTL Cayman that are to be transferred to the Purchaser under the APA shall be transferred to the Purchaser in accordance with the APA, and one Business Day thereafter, the remaining assets and property of FTL Cayman shall be treated in the manner set forth in the Scheme of Arrangement. The assets and liabilities of FTL Inc. shall be treated as set forth in

Section 7.8. In accordance with the APA, all assets and property used in, of, or related to the Apparel Business, as that property exists on the Effective Date, if then owned, leased, or held by any Fruit of the Loom member that is not part of Reorganized Fruit of the Loom immediately before the Closing, shall on the Effective Date be vested in and become owned, leased, or held by the Purchaser or a Reorganized Fruit of the Loom member, as the Purchaser directs. As of the Effective Date, all assets and property of Fruit of the Loom and Reorganized Fruit of the Loom, and all assets and property dealt with by the Plan, shall be free and clear of all Claims, Liens, and interests except (i) in the case of Reorganized Fruit of the Loom, for "Permitted Liens" (as defined in the APA), or
(ii) in the case of any other Entity, as otherwise specifically provided in the Plan or in the Confirmation Order. Any property of any Nondebtor Affiliates, and any Claims and Liens against any Nondebtor Affiliates or their respective properties shall not be affected or impaired by the operation of the Plan, the Confirmation Order, or otherwise except as specifically provided herein.

            7.13  CREDITORS' COMMITTEE

            As of the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of orders entered in the Reorganization Cases and the preparation, execution, and filing of any pleadings or other documents necessary to dismiss, with prejudice, the Committee Avoidance Action.

            7.14  EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

            The Chairman of the Board of Directors, the President, the Chief Operating Officer, the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, and any other appropriate officer of each of the members of Fruit of the Loom or Reorganized Fruit of the Loom and each of the Plan Entities, as the case may be, shall be, and hereby are, authorized and directed to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such actions as they may deem to be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan without the need for further action by the boards of directors or stockholders of any member of Fruit of the Loom or Reorganized Fruit of the Loom; provided, however, that nothing in the foregoing authorizes any act or inaction that is inconsistent with or would violate the APA and that officers and other employees or representatives of the Plan Entities shall act only in accordance with the provisions of the applicable Liquidation Agent Agreement or Unsecured Creditors Trust Agreement. The Secretary or Assistant Secretary of Fruit of the Loom or Reorganized Fruit of the Loom, or any appropriate agent of any Plan Entity authorized to do so by the applicable Plan Entity (as the case may be) shall be authorized to certify or attest to any of the foregoing, if necessary.

            7.15  ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

            On the Effective Date, the obligations to make the Distributions required by the Plan shall be assumed, as applicable, by the Plan Entities and FTL Cayman, all of which shall have the liability for, and obligation to make, all Distributions of Cash and other property to be issued or distributed under the Plan or under the Scheme of Arrangement and to perform other obligations under the Plan or under the Scheme of Arrangement, in each case as set forth in the Scheme of Arrangement, the applicable Liquidation Agent Agreement, or the Unsecured Creditors Trust Agreement. FOL Liquidation Trust shall also assume the obligation to pay any expenses of Fruit of the Loom in consummating the Plan and in performing its duties set forth in the Plan except with respect to obligations under the Plan that are to be assumed and performed by the Purchaser or Reorganized Fruit of the Loom in accordance with the APA or by the Unsecured Creditor Trust or the NWI Liquidation Agents. The Purchaser and Reorganized Fruit of the Loom shall have the liability for and obligation to satisfy the obligations of the Apparel Business that the Purchaser or Reorganized Fruit of the Loom assumes in accordance with the APA, but only those obligations. Reorganized Fruit of the Loom shall not assume any non-current liabilities relating to the Apparel Business of a nature required by "GAAP" (for the purposes of this Section only, as defined in the APA) to be accrued, disclosed or reserved against in the Quarterly Financial Statements (as defined in the APA) other than those non-current liabilities identified (by category, not amount) in section 1.03(c)(iv) of the APA.

            7.16  DISTRIBUTIONS UNDER THE PLAN

            On the Effective Date or as soon thereafter as is reasonably practicable, each of the Plan Entities shall make, or shall make adequate reserve for, the Distributions required to be made under the Plan. All Distributions reserved pursuant to this Section shall be held by the foregoing entities in trust for the benefit of the holders of Claims entitled to receive those Distributions. Each entity holding Distributions reserved under the Plan shall place the Distributions in one segregated account for each Class with respect to which those Distributions are reserved hereunder.

            7.17  ASSIGNMENT OF FARLEY LENDERS' CLAIMS AGAINST FARLEY

            7.17.1      Settlement of Claims Against Farley by FOL Liquidation
                        Trust

            For a period commencing on the Effective Date and continuing until 60 days after the Effective Date (the "Farley Settlement Period"), FOL Liquidation Trust, with the approval of the Farley Lenders, shall have the authority to consummate a settlement with Farley, without further approval or order of the Court, provided that such settlement falls within the following settlement parameters (the "Farley Settlement"): (a) Farley shall pay, on the settlement consummation date, $10 million in Cash; (b) Farley shall agree to pay, on or before a date to be agreed upon by the parties, $2 million in Cash plus interest from and after that date (the "New Farley Note Obligations"); (c) Farley shall agree to repay all draws made in connection with a presently outstanding letter of credit, and any replacements and substitutions for such letter of credit, in the approximate amount of $2.2 million, together with letter of credit fees (the "Farley Reimbursement Obligations"), and the Farley Lenders agree that letter of credit shall be extended for a time period to be agreed upon; (d) the New Farley Note Obligations and the Farley Reimbursement Obligations shall be secured by collateral acceptable to FOL Liquidation Trust and to the Farley Lenders (the "Farley Collateral"); (e) Farley shall release Fruit of the Loom, Reorganized Fruit of the Loom, the Plan Entities, and the Farley Lenders from any and all claims and dismiss all litigation against Fruit of the Loom, such release to be in form and substance acceptable to FOL Liquidation Trust; provided, however, that upon consummation of the Farley Settlement (and only then), Farley shall then be entitled, mutatis mutandis, to the benefits (and any limitations thereon) provided to persons who were directors of Fruit of the Loom prior to the Petition Date and set forth in Sections 10.1, 11.4, 14.2, and 14.6; and (f) Fruit of the Loom shall release Farley from all claims arising out of or related to the repayment of obligations owed by Farley to the Farley Lenders under the Farley Credit Agreement, and the Farley Lenders shall covenant not to sue Farley in connection with the loans made by them to Farley, and each shall dismiss related litigation against Farley, except for the obligations of Farley arising out of the settlement agreement.

            7.17.2 Assignment of Certain Claims Against Farley to FOL Liquidation Trust

            On the Effective Date, the Farley Lenders shall be deemed to have assigned to FOL Liquidation Trust their Claims against Farley arising out of the Farley Credit Agreement (without making any representations or warranties and without recourse) and their interests in any property of Farley securing the loans made to him under the Farley Credit Agreement; provided, however, that the claims so assigned shall not include the Claims of the Farley Lenders under the Farley Guaranty, which claims are part of the Prepetition Secured Creditor Claims that are Allowed by Section 5.4.1.

            7.17.3 Treatment of Farley Collateral by FOL Liquidation Trust; Amendment of Plan Relating to Farley Settlement

            FOL Liquidation Trust shall also have the authority to release or subordinate its liens upon assets that presently secure Farley's obligations to Fruit of the Loom, but only in connection with transactions whereby the net cash proceeds generated therefrom will remain subject to the liens of FOL Liquidation Trust. Notwithstanding any other provision of this Section 7.17, Fruit of the Loom has the right, without further solicitation (but subject to obtaining the consent thereto of the Farley Lenders, such consent not to be unreasonably withheld), to amend the Plan at any time before the conclusion of the Confirmation Hearing, to delete the authority granted to consummate the Farley Settlement without further Court approval, if Fruit of the Loom determines that such deletion will aid confirmation of the Plan.

            7.17.4      Settlement of Other Farley Matters

            Pursuant to the above-described settlement proposal, if it is implemented, the three adversary proceedings involving Fruit of the Loom and Farley will also be dismissed with prejudice. Farley will release all claims to the Rabbi Trust and its assets and will also dismiss with prejudice the Remedies Proceeding and an adversary proceeding pending with respect to the Rabbi Trust. With respect to the Artwork Litigation, Farley and FOL Liquidation Trust will exchange certain disputed artwork.

            7.18  SUBSTANTIAL CONSUMMATION

            Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

            7.19  PRESERVATION OF CERTAIN CAUSES OF ACTION AND DEFENSES

            Except as set forth in Section 14.5 or otherwise provided in the Plan or the APA and except for any Claims, rights, and Causes of Action that become the property of Reorganized Fruit of the Loom, in accordance with Bankruptcy Code section 1123(b), the Plan Entities, in their capacity as representatives of the Estates of Fruit of the Loom appointed pursuant to Bankruptcy Code section 1123(b)(3)(B), shall retain and may enforce all Claims, rights, and Causes of Action that are property of Fruit of the Loom and its Estates, and the Plan Entities shall retain and enforce all defenses and counterclaims to all Claims asserted against Fruit of the Loom or any member thereof, including setoff, recoupment, and any rights under Bankruptcy Code section 502(d) (collectively, the "Excluded Claims and Defenses"). Subject to
Section 14.5, the Plan Entities may pursue, or otherwise assert in any manner, any of the Excluded Claims and Defenses as appropriate and in accordance with their best interests, as determined by each of them. Notwithstanding anything herein to the contrary, however, only the Creditors' Committee or (on and after the Effective Date) the Unsecured Creditors Trust may file, prosecute, or settle or otherwise resolve the Creditors' Committee Action.

            7.20  CANCELLATION OF EXISTING SECURITIES

            Except as otherwise provided in the Plan, one Business Day after the Effective Date: (a) all existing securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of any member of Fruit of the Loom (except such notes or other instruments evidencing indebtedness or obligations of any member of Fruit of the Loom that are (i) reinstated under the Plan, (ii) unaffected by the Plan, or (iii) obligations of any member of Fruit of the Loom under an executory contract or unexpired lease that is assumed in the Plan or otherwise) shall be extinguished and canceled, provided, however, that the Senior Notes and the 8-7/8% Notes shall remain valid solely to the extent necessary to establish ownership for purposes of the Distributions provided for under this Plan, and the Indentures and the 8-7/8% Notes indenture will remain valid and in effect solely to the extent necessary for the respective trustees thereunder to facilitate the making of Distributions under the Plan; and (b) the obligations of members of Fruit of the Loom under any existing agreements, indentures, or certificates of designation governing any securities, equity interests, notes, bonds, indentures, and other instruments or documents evidencing or creating any indebtedness, equity interest, or obligation of the members of Fruit of the Loom (except notes or other instruments evidencing indebtedness or obligations of the members of Fruit of the Loom of the kind described in clause (a)(i) and (ii) of this Section 7.20), as the case may be, shall be discharged; provided, however, that the foregoing shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to any of the Indentures.

            7.21  SCHEME OF ARRANGEMENT

            The terms of the Plan (with respect to FTL Cayman only and not with respect to any other member of Fruit of the Loom) will be incorporated into the Scheme of Arrangement.

            7.22  TREATMENT OF NWI AND NWI CLAIMS

            Notwithstanding anything to the contrary contained in the Plan, NWI and its properties, and all NWI Claims and Equity Interests in NWI shall be treated as provided in this Section 7.22.

            7.22.1      Property of NWI

            On and after the Effective Date, the real property of NWI shall be operated (and may, if appropriate, be liquidated) by the Custodial Trust in the manner set forth in the EPA Settlement Agreement. All other property of NWI shall be managed (and may, if appropriate, be liquidated) by NWI Successor, with the net proceeds of any such liquidation to be Distributed on account of Class 4B Claims in the order and as set forth in this Section 7.22.

            7.22.2      Cancellation of Equity Interests in NWI

            One Business Day after the Effective Date, all Equity Interests in NWI shall automatically be cancelled and extinguished without the need for any further action by the Court or any Entity.



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
            7.22.3      NWI Successor

            NWI Successor will implement the EPA Settlement Agreement by receiving and distributing the assets held by it as set forth therein to provide funding to the Custodial Trust and the making of Distributions to holders of NWI Claims. Assets of NWI Successor shall be held in trust for this purpose and may not be used for any purpose other than as expressly provided in the EPA Settlement Agreement. Beneficial interests in NWI Successor shall be held by the Governmental Parties, the Custodial Trust, and holders of Allowed NWI Claims in accordance with their respective interests as set forth in the EPA Settlement Agreement. NWI Successor shall succeed only to the obligations, rights, and benefits of NWI and FTL Inc. that are contemplated in the EPA Settlement Agreement.

            7.22.4      The Custodial Trust

            The Custodial Trust will own the Seven Properties, carry out administrative functions related to the Seven Properties as set forth in the EPA Settlement Agreement, manage and/or fund implementation of response actions selected and approved by the Governmental Parties with respect to the facilities located on the Seven Properties in order to facilitate response action at those facilities, and ultimately sell the Seven Properties, if possible. The Custodial Trust will be funded as specified in the EPA Settlement Agreement. Contributions and accretions to the Custodial Trust shall include: (a) the Seven Properties and proceeds of any lease, sale, or other disposition thereof, (b) payments from NWI Successor of amounts received by NWI Successor and payable to the Custodial Trust under the terms of the EPA Settlement Agreement, (c) the preferred shares of stock in Velsicol held by NWI, and (d) any interest earned on funds held by the Custodial Trust.

            7.22.5      Treatment of NWI Claims

            For voting purposes, each NWI Claim shall be placed into a subclass of the Class into which the Claim would have been placed had it been asserted as a Claim against the Consolidated Estate. The Claims of the Prepetition Secured Creditors against NWI are secured by Liens on all of the assets of NWI. Holders of NWI Claims other than parties to the EPA Settlement Agreement shall have no rights against NWI Successor or the Custodial Trust other than as set forth herein.

            (a) The Governmental Parties will be granted an Administrative Expense Claim against FTL Inc. that will be Allowed in the amount of $4,450,000, subject to reduction as set forth in the EPA Settlement Agreement (the "Allowed NWI Administrative Expense Claim"). The Governmental Parties' respective rights to the Allowed NWI Administrative Expense Claim shall be strictly in accordance with the terms of the EPA Settlement Agreement. FTL Inc. shall pay the sum of the Allowed Administrative Expense Claim to the Custodial Trustee.

            (b) In addition to the Allowed NWI Administrative Expense Claim, the Governmental Parties shall have Allowed Unsecured NWI Claims in the amounts set forth in the EPA Settlement Agreement.

            (c) NWI Successor shall deposit all of the first $25,000,000 from the net proceeds of the sale of the Preferred Stock of True Specialty Corp. to the "Trust Accounts" described in the EPA Settlement Agreement. With respect to any amounts over $25,000,000 received by NWI Successor, the first $4,450,000 will be distributed to FOL Liquidation Trust for Distribution, on a pro-rata basis, to the holders of Allowed Prepetition Secured Creditor Claims against NWI (the "NWI Reimbursement Amount") and all remaining amounts shall be paid as follows: 50% to the holders of Allowed Class 4B Claims; 25% to the Trust Accounts; and 25% to the "Velsicol Environmental Trust Fund" (as defined in the EPA Settlement Agreement). The payments set forth herein shall be in full satisfaction, settlement, release and discharge of, and in exchange for, all NWI Claims. Fruit of the Loom cannot predict the Distributions, if any, that Class 4B will receive under the Plan.

            7.23  FOL LIQUIDATION TRUST AND THE UNSECURED CREDITORS TRUST

            7.23.1      FOL Liquidation Trust

            On the Effective Date, the FOL Liquidation Trust shall be established pursuant to Liquidation Agent Agreement, for the purpose of liquidating the Non-Core Assets, resolving all disputed Administrative, Priority, Other Secured, and Trade Election Claims, and distributing the Distributions to be made under the Plan to the holders of Allowed Claims (or in the case of Allowed Class 4A Claims, to the Unsecured Creditors Trust) in accordance with the terms of the Plan. The beneficiaries of the FOL Liquidation Trust shall be the holders of Allowed Class 2 Claims and the Unsecured Creditors Trust on behalf of holders of Allowed Class 4A Claims. On the Effective Date, by operation of the Plan, each holder of an Allowed Class 2 Claim shall (a) become a beneficiary of the FOL Liquidation Trust, (b) be bound by the Liquidation Agent Agreement applicable to FOL Liquidation Trust, and (c) receive an uncertificated beneficial interest in 92.5% of the beneficial interests of the FOL Liquidation Trust, in proportion to its pro rata share of Allowed Class 2 Claims. On the Effective Date, by operation of the Plan, the Unsecured Creditors Trust shall (i) become a beneficiary of FOL Liquidation Trust, (ii) be bound by the Liquidation Agent Agreement applicable to FOL Liquidation Trust, and (iii) receive


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
an uncertificated 7.5% beneficial interest in the FOL Liquidation Trust.

            The trustee of the FOL Liquidation Trust shall be designated by the Prepetition Secured Creditors on or before the Confirmation Date. If the Prepetition Secured Creditors fail to designate a trustee on or before the Confirmation Date, then Fruit of the Loom shall designate the trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the FOL Liquidation Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights, and responsibilities of the trustee shall be specified in the Liquidation Agent Agreement applicable to FOL Liquidation Trust and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution and distribution of trust assets; (d) calculate and implement distributions of trust assets. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the Liquidation Agent Agreement applicable to FOL Liquidation Trust; and (e) prosecute, compromise, and settle, in accordance with the specific terms of that agreement, all Disputed Administrative, Priority, Other Secured, and Trade Election Claims and all claims and Causes of Action vested in FOL Liquidation Trust. Other rights and duties of the trustee and the beneficiaries shall be set forth in the Liquidation Agent Agreement applicable to FOL Liquidation Trust. All Non-Core Assets of Fruit of the Loom (other than property of NWI) shall, as of one Business Day after the Effective Date, be transferred to FOL Liquidation Trust. FOL Liquidation Trust shall liquidate the Non-Core Assets in accordance with the provisions of the applicable Liquidation Agent Agreement and shall distribute the FTL Liquidation Proceeds received by it to the Prepetition Secured Creditors and the Unsecured Creditors Trust as provided herein.

            7.23.2      The Unsecured Creditors Trust

            There shall be established, pursuant to the Unsecured Creditors Trust Agreement, the Unsecured Creditors Trust. The beneficiaries of the Unsecured Creditors Trust shall be the holders of Allowed Claims in Class 4A. On the Effective Date, each holder of an Allowed Unsecured Claim in Class 4A shall, by


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
operation of the Plan, (i) become a beneficiary of the Unsecured Creditors Trust, (ii) be bound by the Unsecured Creditors Trust Agreement, and (iii) receive an uncertificated beneficial interest in the Unsecured Creditors Trust in proportion to its pro rata share of Allowed Class 4A Claims.

            The trustee of the Unsecured Creditors Trust shall be designated by the Creditors' Committee on or before the Confirmation Date. If the Creditors' Committee fails to designate a trustee on or before the Confirmation Date, Fruit of the Loom shall designate a trustee on the Confirmation Date. The trustee shall be the exclusive trustee of the assets of the Unsecured Creditors Trust for purposes of 31 U.S.C. Section 3713(b) and 26 U.S.C. Section 6012(b)(3), as well as the representative of the Consolidated Estate appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). The powers, rights, duties, and responsibilities of the trustee shall be specified in the Unsecured Creditors Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals to advise and assist in the administration, prosecution, and distribution of trust assets;
(d) calculate and implement distributions of trust assets; and (e) prosecute, compromise, and settle, in accordance with the terms of the Unsecured Creditors Trust Agreement, Disputed Class 4A Claims, and all claims and Causes of Action vested in the Unsecured Creditors Trust. Other rights and duties of the trustee and the beneficiaries shall be as set forth in the Unsecured Creditors Trust Agreement. The following property shall be transferred to the Unsecured Creditors Trust: (a) beneficial interests in FOL Liquidation Trust to permit it to make the Distributions provided for in Section 5.6.2, and (b) the UCT Claims.

            7.23.3      Advisory Committee to FOL Liquidation Trust

            On or before the Effective Date, there shall be formed an advisory committee to oversee the activities of FOL Liquidation Trust (the "FOL Liquidation Trust Advisory Committee"). This committee shall consist of not less than three nor more than five members to be appointed by the Bank Steering Committee and the Noteholders Steering Committee. FOL Liquidation Trust shall make regular reports to the FOL Liquidation Trust Advisory Committee and carry out that committee's instructions with respect to the liquidation of the Non-Core Assets, objections to Claims (other than Unsecured


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
Claims and NWI Claims), and such other matters as may be set forth in the Liquidation Agent Agreement applicable to FOL Liquidation Trust. If, as of the Confirmation Date, the Bank Steering Committee and the Noteholders Steering Committee have not appointed at least three members of the FOL Liquidation Trust Advisory Committee, until at least three members are so appointed, FOL Liquidation Trust may carry out its duties under the Plan in accordance with its terms and the terms of the applicable Liquidation Agent Agreement without consulting with or taking instructions from the FOL Liquidation Trust Advisory Committee.

            7.23.4      Advisory Committee to Unsecured Creditors Trust

            On or before the Effective Date, there shall be formed an advisory committee to oversee the activities of the Unsecured Creditors Trust (the "Unsecured Creditors Trust Advisory Committee"). This committee shall consist of not less than three nor more than five members to be appointed by the Creditors' Committee. The Unsecured Creditors Trust shall make regular reports to the Unsecured Creditors Trust Advisory Committee and carry out that committee's instructions with respect to the making of Distributions to holders of Allowed Unsecured Claims, objections to Class 4A Claims, and such other matters as may be set forth in the Unsecured Creditors Trust Agreement. If, as of the Confirmation Date, the Creditors' Committee has not appointed at least three members of the Unsecured Creditors Trust Advisory Committee, until at least three members are so appointed, the Unsecured Creditors Trust may carry out its duties under the Plan in accordance with its terms and the terms of the Unsecured Creditors Trust Agreement without consulting with or taking instructions from the Unsecured Creditors Trust Advisory Committee.

            7.24  THE PLAN ENTITIES

            7.24.1      Rights and Powers of the Plan Entities

            Subject to and to the extent set forth in Section 7.23 and any other applicable provision of the Plan, the Confirmation Order, any applicable Plan Entity Agreement, or other agreement (or any other order of the Court entered pursuant to or in furtherance hereof), the Plan Entities shall be empowered to
(i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan, (ii) make Distributions contemplated hereby, (iii) establish and administer any necessary Disputed Reserves with respect to



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
Disputed Claims, (iv) comply herewith and with its obligations hereunder, (v) object to Claims, and resolve such objections as set forth in Section 9.2; (v) employ professionals to represent it with respect to its responsibilities, and
(vi) exercise such other powers as may be vested in each of them or as deemed by each of them to be necessary and proper to implement the provisions thereof. The Liquidation Agents shall be empowered to liquidate property as required to make Distributions contemplated hereby. Each Plan Entity shall be a "representative of the estate" under Bankruptcy Code section 1123(b)(3)(B).

            7.24.2      Fees and Expenses of the Plan Entities

            Except as otherwise ordered by the Court, the amount of any fees and expenses incurred by any Plan Entity on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Plan Entities arising out of the liquidation of the Non-Core Assets, the Liquidating Debtors, and NWI, the making of Distributions under the Plan, and the performance of any other duties given to shall be paid in accordance with the applicable Liquidation Agent Agreements.

            7.24.3      Reports to Be Filed by the Plan Entities

            Each Plan Entity shall file with the Court (and provide to any other party entitled to receive any such report pursuant to the applicable Liquidation Agent Agreement) quarterly reports regarding the liquidation or other administration of property subject to its ownership or control pursuant to the Plan, Distributions made by it, and other matters required to be included in such report.

            7.24.4      Expenses of the Plan Entities

            The Plan Entities may employ, without further order of the Court, professionals to assist it in carrying out its duties hereunder and may compensate and reimburse the expenses of those professionals without further order of the Court; provided, however, that any such compensation and reimbursement may be made only out of funds distributed to the Plan Entities pursuant to the Plan.



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
            7.25  LIQUIDATION OF THE LIQUIDATING DEBTORS

            (a) Provided that the actions set forth in subsection (b) of this
Section 7.25 have been consummated, all Liquidating Debtors shall be deemed to have been liquidated as of one Business Day after the Effective Date and all Equity Interests in any Liquidating Debtor shall automatically be canceled and extinguished as of one Business Day after the Effective Date without the need for any further action by the Court or any Entity. The Liquidating Debtors other than NWI are part of the Consolidated Estate pursuant to Section 7.1 and all Allowed Claims against them shall be satisfied by the making of Distributions under the Plan to the holders thereof. Without limiting the generality of any applicable provision of Section XIV, all Claims against any member of Fruit of the Loom that is not a Liquidating Debtor and that arise out of or are in any way based on or related to any Claim asserted against any Liquidating Debtor shall be discharged and released to the fullest extent provided for in Sections XIV and XV.

            (b) Following, but within one Business Day after, the Effective Date, each Liquidating Debtor shall assign, transfer, and distribute any remaining assets, properties, or interests held or owned by each Liquidating Debtor to Union Underwear, FOL Liquidation Trust, or NWI Successor or the Custodial Trust, as applicable.

            (c) Provided that the actions set forth in subsection (b) of this
Section 7.25 have been consummated, following (but no earlier than one Business Day after) the Effective Date, each of the Liquidating Debtors shall: (i) file its certificate of dissolution, together with all other necessary corporate documents, to effect its dissolution under the applicable laws of its state of incorporation; (ii) transfer and assign to the Purchaser (if the Purchaser consents) or the appropriate Liquidation Agent full title to, and the Purchaser (if the Purchaser consents) and each Liquidation Agent shall be authorized to take possession of, all of the books and records of each Liquidating Debtor; and
(iii) subject to any applicable provisions of the APA, complete and file within 180 days after the Effective date (or such longer period as may be authorized by the Court) its final federal, state, and local tax returns, and pursuant to 11 U.S.C. Section 505(b), request an expedited determination of any unpaid tax liability of such Liquidating Debtor or its estate for any tax incurred during the administration of such Liquidating Debtor's bankruptcy case, as determined under applicable tax laws. Such actions shall be taken by each Liquidating Debtor as soon as practical following the Effective Date upon its completion of the actions required by the Plan. The filing by each Liquidating Debtor of its certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order or rule, including, without express or implied limitation, any action by the stockholders or the board of directors of each such Liquidating Debtor. For purposes of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of any Liquidating Debtor maintained by or in the possession of third parties, wherever located.

            7.26  ADEQUATE PROTECTION PAYMENTS PRIOR TO THE EFFECTIVE DATE

            Fruit of the Loom shall continue to make Adequate Protection Payments pursuant to the Adequate Protection Order for the period up to (but not including) the Effective Date, as of which date the obligation to make Adequate Protection Payments shall terminate. No Adequate Protection Payments shall be due from Fruit of the Loom or any of the Plan Entities on or after the Effective Date except as specifically set forth in this section. The Purchaser, Newco, and Reorganized Fruit of the Loom shall in no event be liable for the making of any Adequate Protection Payments. If all Adequate Protection Payments required to be paid under the Adequate Protection Order or hereunder have not already been paid on the day immediately prior to the Effective Date, the amount not paid shall be added to the Secured Creditor Payment to be made by FOL Liquidation Trust pursuant to Section 5.4.1 hereof.

            7.27  EMPLOYEE RETENTION AND EXECUTIVE SEVERANCE PROGRAM

            Except with respect to the satisfaction of severance payment obligations to Fruit of the Loom employees (other than the Designated Executives), which shall be assumed by the Purchaser in accordance with the APA, Fruit of the Loom or FOL Liquidation Trust shall pay all amounts due under the Retention Program and the Executive Severance Program, and all Emergence Bonuses. If these amounts are not to be paid before the Effective Date, Fruit of the Loom shall segregate on the Effective Date, hold in trust, and transfer to the FOL Liquidation Trust, all amounts it is obligated to pay pursuant to this
Section 7.27. None of the Purchaser, Newco, or Reorganized Fruit of the Loom shall be obligated to make any


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
payments that are the obligation of Fruit of the Loom hereunder. The list of Designated Executives and the amounts of the severance and related payments to be made to them will be included in the Plan Supplement.

                                  SECTION VIII

                          DISTRIBUTIONS UNDER THE PLAN

            8.1   TIMING OF DISTRIBUTIONS

            Any Distribution that is not made on the Effective Date or on any other date specified herein because the Claim that would have been entitled to receive that Distribution is not an Allowed Claim on such date shall be held by the applicable Liquidation Agent in a Disputed Reserve pursuant to Section 8.6 and distributed on the first Quarterly Distribution Date after the Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any Distribution paid on a Quarterly Distribution Date in accordance with this Section. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            8.2   RECORD DATE FOR DISTRIBUTIONS

            Except as otherwise provided in a Final Order of the Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date will be treated as the holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the Record Date. Fruit of the Loom and each of the Plan Entities, the Prepetition Agent, the Prepetition Collateral Agent, the Farley Agent, the Synthetic Lease Agent, the 8-7/8% Notes Trustee, and the Indenture Trustees (and their respective agents and servicers) shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, each of the foregoing Entities shall be entitled instead to recognize and deal for all purposes hereunder only with the Entity who is listed on the proof of Claim filed with respect thereto or on Fruit of the Loom's Schedules as the holder thereof as of the close of business on the Record Date and upon such other evidence or


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
record of transfer or assignment known by such Persons as of the Record Date.

            8.3   DELIVERY OF DISTRIBUTIONS

            8.3.1       General Provisions; Undeliverable Distributions

            Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to holders of Allowed Claims shall be made by the Plan Entities at (a) the address of each holder as set forth in the Schedules filed with the Court unless superseded by the address set forth on proofs of Claim filed by such holder, or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that with respect to Distributions of Cash or any other property (i) to the members of Class 2, the Distributions shall be made to
(W) the Prepetition Agent, (X) the Farley Agent, (Y) each Indenture Trustee acting as such with respect to the applicable Senior Notes, and (Z) the Synthetic Lease Agent; (b) to the holders of the 8-7/8% Notes, Distributions shall be made to the 8-7/8% Notes Trustee; (c) to the Governmental Parties that are holders of NWI Claims, Distributions shall be made to the Custodial Trust; and (d) to the holders of all other Allowed Unsecured Claims, Distributions shall be made to the Unsecured Creditors Trust for redistribution to the holders of Allowed Unsecured Claims in Class 4A. If any Distribution is returned as undeliverable, any Entity authorized to make Distributions hereunder may, in its discretion, make such efforts to determine the current address of the holder of the Claim with respect to which the Distribution was made as that Entity deems appropriate, but no Distribution to any holder shall be made unless and until that Entity has determined the then-current address of the holder, at which time the Distribution to such holder shall be made to the holder without interest. Amounts in respect of any undeliverable Distributions made through or by any Entity authorized to make Distributions hereunder shall be returned to, and held in trust by, that Entity until the Distributions are claimed or are deemed to be unclaimed property under Bankruptcy Code section 347(b) as set forth below in this Section.

            8.3.2       Undeliverable Distributions as Unclaimed Property

            Except with respect to property not distributed because it is being held in a Disputed Reserve, Distributions that are not claimed by the expiration of one year from the


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
Effective Date shall be deemed to be unclaimed property under Bankruptcy Code section 347(b) and shall vest or revest in the applicable Liquidation Agent or the Unsecured Creditors Trust, and the Claims with respect to which those Distributions are made shall be automatically canceled and extinguished by the applicable Liquidation Agent. After the expiration of that one-year period, the claim of any Entity to those Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require Fruit of the Loom or any Plan Entity to attempt to locate any holder of an Allowed Claim. All funds or other property that vests or revests in a Plan Entity pursuant to this Section shall be distributed by that Entity to the other creditors of the Class of which the creditor to whom the Distribution was originally made is a member in accordance with the provisions of the Plan applicable to Distributions to that Class.

            8.4   MANNER OF CASH PAYMENTS UNDER THE PLAN

            Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the Liquidation Agent making the payment or by wire transfer from a domestic bank, at the option of the Liquidation Agent.

            8.5   TIME BAR TO CASH PAYMENTS BY CHECK

            Checks issued by any Plan Entity on account of Allowed Claims shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for the reissuance of any check that becomes null and void pursuant to this Section 8.5 shall be made directly to the issuer thereof by the holder of the Allowed Claim to whom the check was originally issued. Any claim in respect of such a voided check shall be made in writing on or before the later of the first anniversary of the Effective Date or the first anniversary of the date on which the Claim at issue became an Allowed Claim. After that date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of those checks shall revest in and become the property of the Entity that issued the check as unclaimed property in accordance with Bankruptcy Code section 347(b).

            8.6   DISPUTED RESERVES

            On the Initial Distribution Date (or on any earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan (see, e.g., Section 5.4.1)), and after making all Distributions required to be made on any such date under the Plan, each Plan Entity shall, to the extent required by the Plan, establish a separate Disputed Reserve for each of the Classes, each of which Disputed Reserve shall be administered by the Plan Entity that establishes it. The Plan Entities, as applicable, shall reserve the Ratable Proportion of all Cash or other property allocated for each Disputed Claim, or such amount as may be agreed to by the holder of the Claim and the Plan Entity or Fruit of the Loom, as applicable, or as may otherwise be determined by order of the Court. All Cash or other property allocable to the relevant Class hereunder shall be distributed by each Plan Entity to the relevant Disputed Reserve on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made pursuant to the Plan). To the extent that the property placed in a Disputed Reserve consists of Cash, that Cash shall be deposited in an interest-bearing account. Each Disputed Reserve shall be closed and extinguished by the applicable Plan Entity that establishes it when all Distributions and other dispositions of Cash or other property required to be made hereunder have been made in accordance with the terms of the Plan. Upon closure of a Disputed Reserve, all Cash (including any Cash Investment Yield) or other property held in that Disputed Reserve shall revest in and become the property of the Plan Entity that established it. All funds or other property that vest or revest in a Plan Entity pursuant to this Section shall be (a) used to pay the fees and expenses of the Plan Entity as and to the extent set forth in the applicable Plan Entity Agreement, and (b) thereafter distributed by that Entity to the creditors of the Class in accordance with the provisions of the Plan applicable to Distributions to that Class.

            8.7   LIMITATIONS ON FUNDING OF DISPUTED RESERVES

            Except as expressly set forth in the Plan, neither Fruit of the Loom nor any Plan Entity shall have any duty to fund the Disputed Reserves. Reorganized Fruit of the Loom shall have no duty hereunder or otherwise to fund the Disputed Reserves.

            8.8   TAX REQUIREMENTS FOR INCOME GENERATED BY DISPUTED RESERVES

            The Plan Entities shall pay, or cause to be paid, out of the funds held in a particular Disputed Reserve, any tax imposed by any federal, state, or local taxing authority on the income generated by the funds or property held in the Disputed


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Reserve. The Plan Entities shall file, or cause to be filed, any tax or information return related to a Disputed Reserve that is required by any federal, state, or local taxing authority.

            8.9   ESTIMATION OF CLAIMS

            Fruit of the Loom or any of the Plan Entities may, at any time, request that the Court estimate any contingent or unliquidated Claim on which any of them is or may be liable under the Plan (including any Claim for taxes) to the extent permitted by Bankruptcy Code section 502(c) regardless of whether Fruit of the Loom or any Plan Entity has previously objected to the Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on the Claim, Fruit of the Loom or the Plan Entities may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

            8.10  DISTRIBUTIONS AFTER EFFECTIVE DATE

            Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date but that later become Allowed Claims shall be deemed to have been made on the Effective Date or, if no Distribution with respect to such Claim is required to be made on the Effective Date, such other date as may be applicable to the Distribution.

            8.11  NO PAYMENTS OF FRACTIONAL CENTS

            Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan. Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down), with half pennies or less being rounded down and fractions in excess of half of a penny being


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
rounded up.

            8.12  INTEREST ON CLAIMS

            Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

            8.13  NO DISTRIBUTION IN EXCESS OF ALLOWED AMOUNT OF CLAIM

            Notwithstanding anything to the contrary contained in the Plan, no holder of an Allowed Claim shall receive in respect of that Claim any Distribution (of a value set forth herein or in the Disclosure Statement or determined (as of the Effective Date) by a Final Order of the Court) in excess of the Allowed amount of that Claim.

            8.14  ORDINARY COURSE LIABILITIES

            Holders of Claims described in Section 3.1.2 shall not be required to file any request for payment of such Claims and will receive payment as described in Section 3.1.2.

            8.15  SETOFF AND RECOUPMENT

            Except as otherwise provided in the Plan, Fruit of the Loom and the Plan Entities (as the case may be) may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any claims or defenses of any nature whatsoever that Fruit of the Loom or the Plan Entities may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by Fruit of the Loom or any Plan Entity of any right of setoff or recoupment that any of them may have against the holder of any Claim.

            8.16  PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED PURSUANT TO THE
                  PLAN

            All Entities that receive Distributions under the Plan


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shall be responsible for reporting and paying, as applicable, taxes on account of their Distributions; provided, however, that the Indenture Trustees and the 8-7/8% Notes Trustee, that are acting as mere conduits for the Distributions made under the Plan to the holders of the Senior Notes and the 8-7/8% Notes shall not liable for the payment of any taxes payable in respect of Distributions to be made under the plan. Each of the Indenture Trustees and the 8-7/8% Notes Trustee are authorized to make such withholdings as may be required by law in connection with their delivery of Distributions to the respective holders of the Senior Notes and the 8-7/8% Notes.

            8.17  SURRENDER OF SENIOR NOTES AND 8-7/8% NOTES

            8.17.1      General Requirement of Surrender

            As a condition precedent to receiving any Distribution pursuant to the Plan from FOL Liquidation Trust or the Unsecured Creditors Trust on account of any of the Senior Notes or 8 7/8% Notes, the holder of the applicable note shall deliver it to applicable Indenture Trustee or the 8-7/8% Notes Trustee, as the case may be, pursuant to a letter of transmittal (each one, a "Letter of Transmittal") furnished by Fruit of the Loom, FOL Liquidation Trust, or the Unsecured Creditors Trust (as the case may be) either directly or through the applicable Indenture Trustee or 8 7/8% Notes Trustee. Each Letter of Transmittal (the form of which shall be contained in the Plan Supplement) shall be accompanied by instructions for the proper completion, execution, and delivery thereof and shall specify that delivery of any Senior Note or 8 7/8% Note will be effected, and the risk of loss and title thereto will pass, only upon the proper delivery of that Note and the Letter of Transmittal in accordance with those instructions. Each Letter of Transmittal shall include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Senior Note or 8-7/8% Note to act and the authenticity of any signatures required on the Letter of Transmittal. Each surrendered Senior Note or 8-7/8% Note shall be marked as cancelled and delivered to the applicable Indenture Trustee or 8-7/8% Notes Trustee; provided, however, that the cancellation of the Senior Notes shall not affect any rights of the Indenture Trustees assertable against any Senior Noteholder pursuant to the Indentures, including with respect to the amounts described in Section 8.17.3 below.



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            8.17.2      Lost, Stolen, Mutilated, or Destroyed Notes

            In addition to any requirements imposed by any applicable indenture, any holder of an Allowed Claim evidenced by a Senior Note or 8-7/8% Note that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such note, deliver to Fruit of the Loom or FOL Liquidation Trust, as the case may be, (i) an affidavit of loss and indemnity or such other evidence reasonably satisfactory to Fruit of the Loom or FOL Liquidation Trust, as the case may be, of the loss, theft, mutilation, or destruction; and (ii) such security or indemnity as may reasonably be required by Fruit of the Loom or FOL Liquidation Trust, as the case may be, to hold it and its agents harmless from any damages, liabilities, or costs incurred in treating such Entity as the holder of the note. Upon compliance with this paragraph by a holder of a Claim evidenced by a Senior Note or an 8-7/8% Note, that holder shall, for all purposes of this Plan, be deemed to have surrendered such note in accordance with the provisions of this Section 8.17.

            8.17.3      Payment of Indenture Trustee And Agent Fees

            On the Effective Date, the Prepetition Collateral Agent shall distribute from the Russell Hosiery Collateral Proceeds funds to pay all accrued and unpaid fees and expenses of the Indenture Trustees and the Prepetition Agent, the Farley Agent, and the Synthetic Lease Agent and the Prepetition Collateral Agent arising after the Petition Date and before the Effective Date (for the purposes of this sentence, fees and expenses which arise "after the Petition Date" solely to the extent they are a compensation or other payment (or expenses incurred) for services performed by an Indenture Trustee to or on behalf of the applicable Senior Noteholder after the Petition Date) that are payable by Fruit of the Loom under the applicable Indenture or any other applicable prepetition agreement (collectively, the "Indenture Trustee and Agent Fees"). To the extent that the amount of the Russell Hosiery Collateral Proceeds are insufficient to pay the aggregate Indenture Trustee and Agent Fees, then the Prepetition Collateral Agent shall make a pro rata distribution of such funds in respect of the Indenture Trustee and Agent Fees. If, on the Effective Date, Fruit of the Loom or the Prepetition Collateral Agent has not paid all of the Indenture Trustee and Agent Fees from the Russell Hosiery Collateral Proceeds, the amount of those fees not paid as of that date shall be added to the Secured Creditor Payment to be made by FOL Liquidation Trust pursuant to Section 5.4.1 hereof. The Purchaser, Newco, and Reorganized Fruit of


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the Loom shall in no event be liable for the payment of any Indenture Trustee and Agent Fees.

                                   SECTION IX

                                 DISPUTED CLAIMS

            9.1   OBJECTION DEADLINE

            As soon as practicable, but in no event later than six months after the Effective Date unless otherwise ordered by the Court, objections to Claims shall be filed with the Court and served upon the holders of each Claim to which an objection is made.

            9.2   PROSECUTION OF OBJECTIONS AFTER THE EFFECTIVE DATE

            On and after the Effective Date, except as to applications for allowances of Professional Fees or as otherwise ordered by the Court, responsibility for the filing, litigation, settlement, or withdrawal of all objections to Claims, including pending objections, shall be undertaken as follows (i) as to Claims against FTL Cayman filed solely in the Cayman Proceeding, by the JPLs; (ii) as to NWI Claims, by the Custodial Trust and NWI Successor, as applicable; (iii) as to Class 4A Unsecured Claims against the Consolidated Estate and FTL Inc, by the Unsecured Creditors Trust; and (iv) as to all other Claims, by FOL Liquidation Trust. Prior to the Effective Date, the filing, litigation, settlement, or withdrawal of all objections to all Claims shall be the responsibility of Fruit of the Loom. Nothing herein is intended to, or shall, modify or limit the statutory duties, rights, and powers of the JPLs under Cayman Islands law.

            9.3   NO DISTRIBUTIONS PENDING ALLOWANCE

            Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or Distribution provided hereunder shall be made on account of the portion of the Claim that is Disputed unless and until it becomes an Allowed Claim, and the Distributions provided for in the Plan shall be made only on account of the portion of the Claim that is Allowed.

            9.4   WITHHOLDING OF ALLOCATED DISTRIBUTIONS

            Each Plan Entity shall, as necessary, withhold from


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the property to be distributed on the Initial Distribution Date (or such earlier date on which Distributions for any particular Class of Claims are made) under the Plan an amount sufficient to be distributed on account of Disputed Claims, which amount shall be deposited in the applicable Disputed Reserve.

            9.5   DISTRIBUTIONS WHEN A DISPUTED CLAIM BECOMES AN ALLOWED CLAIM

            Distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim (and to the extent that the holder of the Disputed Claim has not received prior Distributions on account of that Claim), shall be made in accordance with the provisions of the Plan governing the Class of Claims in which the Claim is classified. On each Quarterly Distribution Date, each Liquidation Agent shall make Ratable Proportion Distributions (or other Distributions in accordance with the provisions of the Plan) of Cash or other property reserved for any Disputed Claim that has become an Allowed Claim during the preceding quarterly period to the holder of such Allowed Claim, but only to the extent that the holder of any such Claim has not received prior distributions on account thereof.

                                    SECTION X

                                SECURITIES CLAIMS

            10.1 RELEASE BY FRUIT OF THE LOOM OF ITS DIRECTORS, OFFICERS, AND EMPLOYEES FROM ALL CLASS ACTION CLAIMS

            Subject to Section 14.6.2, on the Effective Date, Fruit of the Loom shall be deemed to have released its present and former directors, officers, and employees other than Farley (except as provided in Section 7.17) from any and all Class Action Claims that are property of Fruit of the Loom or any member thereof, the Consolidated Estate, or the Estate of NWI (including derivative claims and claims that Fruit of the Loom or any member thereof otherwise has legal authority to assert, compromise, or settle in connection with the Reorganization Cases), and any and all such released Class Action Claims shall be deemed waived and extinguished as of the Effective Date.

            10.2 RELEASE AND DISCHARGE OF ALL SECURITIES CLAIMS AGAINST FRUIT OF THE LOOM

            In accordance with their classification and treatment as Class 6 Creditors' Securities Fraud Claims or Class 9 Other



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Equity Interests and pursuant to Bankruptcy Code section 510(b), all Securities
Claims against Fruit of the Loom or any member thereof, whether held by the Securities Class Action Plaintiffs, the holders of any of the Senior Notes or the 8-7/8% Notes (including any Entity acting as a trustee or other agent with respect thereto), or any other Entity, will be discharged on the Effective Date, and Fruit of the Loom and Reorganized Fruit of the Loom will be released from all such Claims to the fullest extent permitted by Bankruptcy Code section 1141, which discharge and release will be effective and binding on the Effective Date.

                                   SECTION XI

             EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN

            11.1  GENERAL TREATMENT

            [This section has been intentionally omitted.]

            11.2  GENERAL TREATMENT; THE ASSUMPTION AND ASSIGNMENT SCHEDULE

            Except as otherwise provided herein or pursuant to a Final Order of the Court, (a) effective as of the Effective Date, (i) all executory contracts and unexpired leases of any Debtor that are listed on Section 1.09 of the APA Schedule and specifically listed on the Assumption and Assignment Schedule as executory contracts and unexpired leases to be assumed and assigned hereunder shall be deemed to be assumed by the Debtor that is a party thereto and assigned to (as applicable) the Purchaser, Newco, or Reorganized Fruit of the Loom, and
(ii) all executory contracts and unexpired leases of NWI (and of FTL, Inc. to the extent they relate in any manner to NWI) that are expressly set forth in the EPA Settlement Agreement as executory contracts and unexpired leases that are to be assumed and assigned shall be deemed to be assumed by NWI or FTL Inc., as applicable, and assigned to NWI Successor; and (b) effective as of the Petition Date, all other executory contracts and unexpired leases of Fruit of the Loom, except for any executory contracts and unexpired leases dealt with by a Final Order of the Court entered on or before the Effective Date or that are the subject of a motion to reject, assume, or assume and assign that is pending before the Court on the Effective Date, shall be deemed to be rejected. The Confirmation Order shall constitute an order of the Court approving all such assumptions and assignments and rejections pursuant to Bankruptcy Code section
365. With the consent of the Purchaser, Fruit of the Loom may


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
at any time on or before the Confirmation Date amend the Assumption and Assignment Schedule to delete therefrom or add thereto any executory contract or unexpired lease, in which event such executory contract or unexpired lease shall be deemed to be rejected or assumed and assigned, as the case may be. Fruit of the Loom shall provide notice of any amendments to the Assumption and Assignment Schedule to the parties to the executory contracts or unexpired leases affected thereby, counsel to the Creditors' Committee, the Purchaser, and parties who have requested notice pursuant to Bankruptcy Rule 2002. The fact that any contract or lease is listed on the Assumption and Assignment Schedule shall not constitute or be construed to constitute an admission that the contract or lease is an executory contract or unexpired lease within the meaning of Bankruptcy Code section 365 or 502 or that Fruit of the Loom or any successor in interest (including Reorganized Fruit of the Loom), Newco, the Purchaser, or any Plan Entity has any liability thereunder. Fruit of the Loom, and not Reorganized Fruit of the Loom, shall be responsible for paying on or prior to the Closing under the APA any Cure costs associated with the assumption and assignment of any executory contract or unexpired lease assumed and assigned to the Purchaser, Newco, or Reorganized Fruit of the Loom, whether pursuant to the Plan or pursuant to any other order of the Court. Each assumed (and, as applicable, assigned) executory contract and unexpired lease of Fruit of the Loom that relates to the use or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises.

            11.3 CONTRACTS AND LEASES ASSUMED DURING THE PENDENCY OF THE REORGANIZATION CASES

            All executory contracts and unexpired leases assumed during the pendency of the Reorganization Cases and listed on the Schedule of Already Assumed Obligations in the APA Schedule or assumed in accordance with Section
1.09 of the APA shall be assigned to the Purchaser, Newco, or Reorganized Fruit of the Loom, as applicable, and the Confirmation Order shall provide


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
for such assignment and find and conclude, and order, that Purchaser's undertaking to perform thereunder (together with Berkshire's guarantee of Purchaser's obligation) shall constitute "adequate assurance of future performance," as required by Bankruptcy Code section 365(f)(2)(B).

            11.4  FRUIT OF THE LOOM'S CORPORATE INDEMNITIES

            Notwithstanding anything in the Plan to the contrary, the Corporate Indemnities shall be treated in accordance with terms to be included in the Plan Supplement.

            11.5 PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure pursuant to Bankruptcy Code section 365(b)(1). If there is a dispute regarding
(a) the nature or the amount of any Cure, (b) the ability of Fruit of the Loom, Reorganized Fruit of the Loom, or any Liquidation Agent (and, as applicable, any assignee thereof) to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code section 365) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption or assignment, Cure shall occur following the entry of a Final Order resolving the dispute and shall be made in accordance with the applicable Final Order.

            11.6  BAR DATE FOR REJECTION DAMAGES

            If the rejection by Fruit of the Loom, pursuant to the Plan and not pursuant to a prior order of the Court, of an executory contract or unexpired lease results in a Claim, that Claim shall be discharged and barred forever and shall not be enforceable against Fruit of the Loom, any Plan Entity, or any of their respective properties unless a proof of Claim or proof of Administrative Expense Claim is filed with the clerk of the Court and served upon counsel to Fruit of the Loom within thirty days after the Confirmation Date, and in all events shall be discharged and barred forever. In no event shall any such Claim be enforceable against Reorganized Fruit of the Loom, the Purchaser, or Newco.

            11.7  COMPENSATION AND BENEFIT PROGRAMS

            Except as to NWI and except for the (i) Fruit of the


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Loom, Inc. Supplemental Executive Retirement Plan, dated January 1, 1995, (ii)
Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust, dated March 17, 1997, by and between FTL Inc. and Wachovia, as trustee, and
(iii) Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Plan, dated March 17, 1997, or as otherwise provided in Sections 11.2 and 11.3 of the Plan, all "Benefit Plans" as defined in the APA shall be treated as executory contracts under the Plan and shall be assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code by operation of the Plan and assigned to (as necessary) the Purchaser, Newco, or one or more of the members of Reorganized Fruit of the Loom..

            11.8  RETIREE BENEFITS

            Payments, if any, due to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by Fruit of the Loom prior to the Petition Date shall be continued for the duration of the period Fruit of the Loom is obligated to provide those benefits. To the extent necessary to effectuate the foregoing, any plan or program that is a "Benefit Plan" as defined in the APA and pursuant to which such benefits are provided shall be treated as an executory contract under the Plan and shall be assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code by operation of the Plan and assigned to (as necessary) the Purchaser, Newco, or one or more of the members of Reorganized Fruit of the Loom. The appropriate Liquidation Agent shall pay or provide for payment of any amounts payable pursuant to a plan or program that is not a "Benefit Plan" (as defined in the APA) that is required to be paid under Section 1129(a)(13) of the Bankruptcy Code.

                                   SECTION XII

                      CONDITIONS PRECEDENT TO CONFIRMATION
                       OF THE PLAN AND THE EFFECTIVE DATE

            12.1  CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN

            Unless this condition is waived in accordance with Section 12.3, the Confirmation Order must be in form and substance acceptable to Fruit of the Loom and the Purchaser and


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
Acceptable to the Prepetition Secured Creditors and the Creditors' Committee and shall, among other things:

      (a) Order, find and decree that (i) the Apparel Business, including all of its assets and properties shall be transferred to or vested or revested in Reorganized Fruit of the Loom, (ii) the Non-Core Assets (other than assets and property of NWI) shall be transferred to or vested or revested in the applicable Plan Entities (not including the NWI Liquidation Agents), and (iii) the Non-Core Assets that are assets and property of NWI shall be transferred to or vested or revested in the applicable NWI Liquidation Agents, in each case free and clear of all Claims, Liens, encumbrances, and interests of any Entity except (i) in the case of Reorganized Fruit of the Loom, for "Permitted Liens" (as defined in the APA), and (ii) in the case of any other Entity, as otherwise specifically provided for in the Plan or Confirmation Order;

      (b) Order, find, and decree that the APA, the APA Schedule, and all other documents necessary to consummate the sale of the Apparel Business to the Purchaser are approved in all respects and that all parties thereto are authorized and directed to perform all of their obligations thereunder;

      (c) Order, find, and decree that the sale of the Apparel Business to the Purchaser pursuant to the Plan is approved pursuant to Bankruptcy Code sections 363, 1123, and 1129, and further find and conclude that the Purchaser has acted in good faith for the purposes of Bankruptcy Code section 363(m);

      (d) Order, find and decree that the Confirmation Order shall supersede any orders of the Court issued prior to the Confirmation Date to the extent that those prior orders may be inconsistent with the Confirmation Order;

      (e) Order, find and decree that, except with respect to (X) obligations specifically contemplated by the Plan, (Y) any Administrative Expense Claims incurred after the Petition Date by the Consolidated Estate in the


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
            ordinary course of Fruit of the Loom's business, and (Z) any Administrative Expense Claims arising pursuant to agreements or transactions entered into by Fruit of the Loom after the Petition Date with Court approval, each member of Fruit of the Loom (including Reorganized Fruit of the Loom) that is not a Liquidating Debtor is discharged effective as of the Effective Date as set forth and to the full extent described in Section 13.3.1;

      (f) Order, find and decree that all transfers of property contemplated under the Plan, shall be free and clear of all Claims, Liens, encumbrances and interests in or against such properties in favor of any Entity, except (i) in the case of Reorganized Fruit of the Loom, for "Permitted Liens" (as defined in the APA), and (ii) in the case of any other Entity, as otherwise specifically provided for in the Plan or Confirmation Order;

      (g) Authorize the implementation of the Plan in accordance with its terms;

      (h) Provide that any transfers effected or mortgages or other security documents entered into or to be effected or entered into under the Plan shall be and are exempt from any state, city, or other municipality transfer taxes, mortgage recording taxes, and any other stamp or similar taxes pursuant to Bankruptcy Code section 1146(c);

      (i) Provide that the registration exemption of Bankruptcy Code section 1145 applies to all securities issued and distributed pursuant to the Plan;

      (j) Approve in all respects the other settlements, transactions, and agreements to be effected pursuant to the Plan;

      (k) Provide that all executory contracts or unexpired leases assumed by Fruit of the Loom and assigned during the Reorganization Cases or under the Plan shall remain in full force and effect for the benefit of the assignee thereof notwithstanding any provision in any contract or lease (including provisions of the kinds described in Bankruptcy Code section 365(b)(2) and (f)) that prohibit


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
            assignment or transfer thereof or that enable or require termination or modification of such contract or lease upon assignment thereof);

      (l) Provide that (i) (A) all executory contracts and unexpired leases of any Debtor that are listed on Section 1.09 of the APA Schedule and specifically listed on the Assumption and Assignment Schedule as executory contracts and unexpired leases to be assumed and assigned hereunder shall be deemed to be assumed by the Debtor that is a party thereto and assigned to (as applicable) the Purchaser, Newco, or Reorganized Fruit of the Loom, and (B) to the extent expressly provided in or required by the EPA Settlement Agreement, all executory contracts and unexpired leases of NWI (and of FTL, Inc. to the extent they relate in any manner to NWI), shall be deemed to be assumed and assigned to NWI Successor; and (ii) effective as of the Petition Date, all other executory contracts and unexpired leases of Fruit of the Loom, except for any executory contracts and unexpired leases dealt with by a Final Order of the Court entered on or before the Effective Date or that are the subject of a motion to reject, assume, or assume and assign that is pending before the Court on the Effective Date, shall be deemed to be rejected;

      (m) Provide that with respect to all assumptions and all assignments described or authorized in the preceding paragraph (j), all such contracts or leases shall remain in full force and effect for the benefit of the Purchaser, Newco, or Reorganized Fruit of the Loom notwithstanding any provision in any contract or lease (including provisions of the kinds described in Bankruptcy Code section 365(b)(2) and (f)) that prohibit assignment or transfer thereof or that enable or require termination or modification of such contract or lease upon assignment thereof;

      (n) Provide that the transfers of property by Fruit of the Loom to Reorganized Fruit of the Loom, Newco, the Purchaser or any Plan
            Entity: (A) are or shall be legal, valid, and effective transfers of property, (B) vest or shall vest the transferee with good title to such property free and clear of all Liens, Claims, encumbrances, and interests, except as expressly provided in the Plan or Confirmation Order, (C) do not


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
            and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (D) do not and shall not subject the Purchaser, Newco, Reorganized Fruit of the Loom, or any Plan Entity to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, any laws affecting successor or transferee liability;

      (o) Find that confirmation of the Plan is not likely to be followed by the liquidation of Reorganized Fruit of the Loom or the need for further financial reorganization, except as specifically provided in the Plan;

      (p) Determine that any objection to the adequacy of the information contained in the Disclosure Statement that has not previously been withdrawn or settled is overruled, and that the information contained in the Disclosure Statement was adequate for the purpose of soliciting votes for acceptance of the Plan;

      (q) Provide that all obligations of any member of Fruit of the Loom under the Adequate Protection Order are terminated as of the Effective Date;

      (r) Provide for the payment to the financial advisors to the Bank Steering Committee and the Noteholder Steering Committee of their base fees ($1,000,000 each) plus additional performance fees based upon the total recovery value under the plan, such that for values under $900 million, no additional fee will be paid, but for values of $900 million to $1 billion, a fee of $500,000 will be paid to each; for $1 billion to $1.1 billion, the fee increases to $1 million each; and for all values over $1.1 billion, the fee is $1.5 million each;

      (s) Find that the Plan complies with all applicable provisions of the Bankruptcy Code, including that the Plan was proposed in good faith and that the Confirmation Order was not procured by fraud;

      (t) Decree that the Plan effects a settlement of the Committee Avoidance Action and that the Committee Avoidance Action is dismissed with prejudice as of the Effective Date; and



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      (u)   Except as expressly provided in the Plan, provide that all Equity
            Interests shall be extinguished and canceled effective upon the Effective Date.

            12.2  CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

            The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 12.3:

      (a) Plan. No modifications shall have been made to the Plan except in accordance with its provisions with respect to its modification.

      (b) Confirmation Order. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance acceptable to Fruit of the Loom and the Purchaser and Acceptable to the Prepetition Secured Creditors and the Creditors' Committee, and in a form providing for the effectuation of all of the transactions contemplated by the APA and any operative agreements entered in connection therewith in accordance with the terms and provisions thereof, and consistent with Section 12.1, shall have been signed by the judge presiding over the Reorganization Cases and shall have become a Final Order.

      (c) Scheme of Arrangement. All conditions to the effectiveness of the Scheme of Arrangement (other than the effectiveness of the Plan) shall have been satisfied or waived in accordance with the terms of the Scheme of Arrangement.

      (d) Conditions to the Confirmation of the Plan Remain Satisfied. All conditions precedent to the Confirmation of the Plan shall have been satisfied and shall continue to be satisfied.

      (e) Completion and Execution of Documents. All actions, documents, and agreements necessary to implement the provisions of the Plan to be effectuated on or prior to the Effective Date shall be reasonably satisfactory to Fruit of the Loom and (to the extent required by the APA) the Purchaser, and shall be Acceptable to the Prepetition Secured Creditors and such actions, documents, and agreements shall have been effected or


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            executed and delivered. All documents to be contained in the Plan
            Supplement shall be completed and in final form and, as applicable, executed by the parties thereto and all conditions precedent contained in any of the foregoing shall have been satisfied or waived.

      (f) Amended Charter Documents. The Amended Certificates of Incorporation and Amended Bylaws shall have been adopted, to be effective upon the occurrence of the Effective Date, by the members of Reorganized Fruit of the Loom.

      (g) Selection of New Boards of Directors. The new boards of directors for Reorganized Fruit of the Loom shall have been selected as set forth herein.

      (h) APA. All conditions to the Closing under the APA shall have been satisfied or waived in accordance therewith, and the Closing is prepared to occur on the Effective Date.

      (i)   Designation of the Plan Entities. The Plan Entities (other than the
            JPLs) shall have been formed in accordance with the EPA Settlement Agreement, the applicable Plan Entity Agreements, and the Plan.

            12.3  WAIVER OF CONDITIONS PRECEDENT

            Each of the conditions precedent in Sections 12.1 and 12.2 may be waived or modified, in whole or in part, by Fruit of the Loom, upon the receipt of (a) the written consent of the Purchaser (if the condition to be waived or modified directly relates to the APA or the transactions contemplated thereby), and (b) the written Consent of the Prepetition Secured Creditors and the Creditors' Committee (which Consents shall not be unreasonably withheld). Subject to the preceding sentence, any waiver or modification of a condition precedent in Sections 12.1 and 12.2 may be effected at any time, without notice (other than to the Creditors' Committee), without leave or order of the Court, and without any other formal action.

            12.4 EFFECT OF FAILURE OR ABSENCE OF WAIVER OF CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

            If one or more of the conditions specified in Section 12.2 shall not have occurred or been waived on or before 60 days after the Confirmation Date, Fruit of the Loom may extend the


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period during which those conditions may be satisfied or waived for an additional 30 days. If all of the conditions specified in Section 12.2 shall not have occurred or been waived at the expiration of the additional 30 day-period, upon notification submitted by Fruit of the Loom to the Court, the United States Trustee, the Purchaser, and counsel for the Prepetition Secured Creditors and counsel to the Creditors' Committee, then: (a) the Confirmation Order shall be vacated and shall be of no further force or effect, (b) no Distributions under the Plan shall be made, (c) Fruit of the Loom and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) Fruit of the Loom's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed to be a waiver or release of any Causes of Action or any other claims of or against Fruit of the Loom or any other Entity or to prejudice in any manner the rights of Fruit of the Loom or any Entity in any further proceedings involving Fruit of the Loom.

                                  SECTION XIII

                             EFFECT OF CONFIRMATION

            13.1  JURISDICTION OVER FRUIT OF THE LOOM AND THE PLAN ENTITIES

            Until the Effective Date, the Court shall retain custody and jurisdiction of Fruit of the Loom and their properties, interests in property, and operations. On and after the Effective Date, Reorganized Fruit of the Loom and their properties, interests in property, and operations shall be released from the custody and jurisdiction of the Court, except as provided in Section
15.1. In addition, except as set forth in Section 15.1, the Plan Entities, and their properties, interests in property, and operations shall not be subject to the custody and jurisdiction of the Court; provided, however, that the Cash and other property to be distributed pursuant to the Plan and which, to the extent not distributed by the Plan Entities, is to be held in trust by the applicable Plan Entity, shall remain subject to the jurisdiction and custody of the Court until they are distributed or become unclaimed property pursuant to Sections 8.2, 8.3, 8.5, and 8.6 and Bankruptcy Code section 347(b).




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         13.2 DISCHARGE OF FRUIT OF THE LOOM

         13.2.1 Scope

         Except as otherwise provided in the Plan or the Confirmation Order and in accordance with Bankruptcy Code section 1141(d)(1), entry of the Confirmation Order shall discharge Fruit of the Loom and Reorganized Fruit of the Loom, effective as of the Effective Date, all debts of, Claims against, Liens on the property of, and Equity Interests or any other interests in Fruit of the Loom (and each member thereof other than the Liquidating Debtors, FTL Cayman, and NWI) and their assets and properties that arose at any time before the entry of the Confirmation Order (including, without limiting the generality of the foregoing, all Claims that have been, may be, or could have been asserted against NWI and on which any other member of Fruit of the Loom or Reorganized Fruit of the Loom is or may be liable in any amount and for any reason). Entry of the Confirmation Order shall discharge any liability of a Transferred Debtor Subsidiary for the taxes of any other person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. The discharge of Fruit of the Loom and Reorganized Fruit of the Loom shall be effective as to each and all Claims and Equity Interests, regardless of whether a proof of Claim or Equity Interest therefor was filed, whether the holder thereof votes to accept the Plan, or whether the Claim or Equity Interest receives any distribution under the Plan. On and after the Effective Date, as to every discharged Claim and Equity Interest, any holder thereof shall be precluded from asserting against Fruit of the Loom, Reorganized Fruit of the Loom, each member of either of the foregoing, and each Liquidation Agent, the successors or assigns of any of the foregoing, or any of their assets or properties, any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other action or inaction of any kind or nature that occurred before the Effective Date.

         13.2.2 Injunction

         Except as otherwise provided in the Plan, the Scheme of Arrangement, or the Confirmation Order or a separate order of the Court, as of the Effective Date, all entities that have held, currently hold, or may hold a Claim or other debt or Liability that is discharged or an Equity Interest or other right of an equity security holder that is terminated or

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canceled pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of any of those discharged Claims, debts or Liabilities, or terminated or canceled Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, the Estate of any member of Fruit of the Loom, the Estates of Reorganized Fruit of the Loom or any member thereof, any Plan Entity, or any properties and interests in properties of any of the foregoing; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, the Estate of any member of Fruit of the Loom, the Estates of Reorganized Fruit of the Loom or any member thereof, any Plan Entity, or any properties and interests in properties of any of the foregoing; (c) creating, perfecting, or enforcing any lien or encumbrance against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, the Estate of any member of Fruit of the Loom, the Estates of Reorganized Fruit of the Loom or any member thereof, any Plan Entity, or any properties and interests in properties of any of the foregoing; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any member of Fruit of the Loom, Reorganized Fruit of the Loom, the Consolidated Estate, the Estate of any member of Fruit of the Loom, any Plan Entity, or any properties and interests in properties of any of the foregoing; and (e) commencing or continuing any action, in any manner or in any place, that does not comply with or is inconsistent with the provisions of the Plan, the Scheme of Arrangement, or the Confirmation
Order.

         13.2.3 Release of Collateral

         Unless a particular Secured Claim is Reinstated: (a) each holder of a Secured Claim or a DIP Facility Claim or a Claim that is purportedly a Secured Claim or DIP Facility Claim shall, on or before the Effective Date, (i) turn over and release to the relevant member of Fruit of the Loom or Reorganized Fruit of the Loom (or its successor, as the case may be) any and all property of the relevant member of Fruit of the Loom that secures or purportedly secures its Claim, and (ii) execute such documents and instruments as any member of Reorganized Fruit of the Loom or any Plan Entity may reasonably require to evidence the holder's release of such property; and (b) on the Effective Date, all claims, right, title, and interest in that property shall be transferred to, or vest or

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revest in, the relevant member of Reorganized Fruit of the Loom or vest in the
Purchaser, Newco, (or any other successor to any of the foregoing), as the case may be, free and clear of all Claims and Equity Interests, including Liens, charges, pledges, interests, encumbrances, security interests, and any other interests of any kind.

         13.3 TERM OF INJUNCTIONS OR STAYS

         Unless otherwise provided herein, in the Confirmation Order, or in any order providing for a stay or injunction, all injunctions or stays provided for in the Reorganization Cases pursuant to Bankruptcy Code section 105 or 362 or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                                   SECTION XIV

                   RELEASES, INJUNCTION, AND WAIVER OF CLAIMS

         14.1 RELEASE OF FRUIT OF THE LOOM AND REORGANIZED FRUIT OF THE LOOM

         Except as otherwise expressly and specifically provided for herein, on and after the Effective Date, Fruit of the Loom and Reorganized Fruit of the Loom are released from all Liabilities from the beginning of time.

         14.2 EXCULPATION AND LIMITED RELEASE WITH RESPECT TO POSTPETITION
              ACTIONS

         Except as otherwise specifically provided for by the Plan, on the Effective Date, all Entities shall be conclusively presumed to have released the following parties (but solely to the extent set forth below): (a) Fruit of the Loom and Reorganized Fruit of the Loom; (b) the Creditors' Committee and the present and former members thereof (including ex officio members), (c) the Bank Steering Committee and the present and former members thereof, (d) the Noteholders Steering Committee and the present and former members thereof, (e) the Indenture Trustees, (f) the DIP Agent and the DIP Lenders, (g) the Prepetition Secured Creditors, (h) the Prepetition Agent, the Prepetition Collateral Agent, the Synthetic Lease Agent, and the Farley Agent, (i) the JPLs,
(j) the Purchaser, Berkshire, and Newco, and (k) all directors, officers, agents, attorneys, affiliates, employees, accountants, advisors, financial advisors of any of the foregoing (other than Farley, except as provided in Section 7.17) (each of the foregoing, a "Released Party"),

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from any claim or Cause of Action based on, arising from, or in any way connected with, (A) the Reorganization Cases and the Cayman Proceeding (including, without limitation, any actions taken and/or not taken with respect to the administration of any Estate or the operation of the business of any member of the Fruit of the Loom Group), (B) the Plan or the Scheme of Arrangement, or (C) the negotiation, formulation, and preparation of the Plan, the Scheme of Arrangement, the Postpetition Credit Agreement, or the APA (including any of the terms, settlements, and compromises reflected in any of the foregoing and any orders of the Court related thereto), except to the extent any such claim or Cause of Action against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct and except that nothing in this Section 14.2 shall impair the right of the Purchaser to enforce any covenant or agreement that, under the APA, is to be performed in whole or in part by any party thereto or any Plan Entity after the Closing, and, in all respects, each of the Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         14.3 COVENANTS NOT TO SUE WITH RESPECT TO NWI CLAIMS

         14.3.1 Governmental Parties' Covenants Not to Sue

         Under the EPA Settlement Agreement (and except as otherwise set forth therein), the Governmental Parties each covenant not to bring a civil action against FTL Inc., NWI, NWI Successor, and the "FTL Entities" under applicable federal and state environmental protection laws specified therein with respect to the facilities located on the Seven Properties. For the purposes of this Section, "FTL Entities" shall be defined as (a) all Debtors other than NWI and FTL Inc., (b) all subsidiaries of any of the Debtors, expressly including subsidiaries of FTL Inc., (c) all entities created pursuant to the Plan, whether as a successor to a Debtor or otherwise, and (d) each of the Debtors as they may be reorganized pursuant to the Plan. The Governmental Parties reserve the right to bring a civil action against NWI Successor for the sole purpose of securing the recovery of insurance proceeds under the insurance policies described in the EPA Settlement Agreement; provided, however, that (i) nothing in this sentence shall be deemed to impair the intended liquidation and dissolution of NWI and FTL Inc. hereunder, and (ii) the costs of defense of any such suit will be borne by NWI Successor. The foregoing covenants not to sue and exceptions thereto shall also apply to any successor,

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assign, employee, officer, or director, of FTL Inc., NWI, or any of the FTL
Entities, but only to the extent that the alleged liability of the successor, assign, employee, officer, or director arises with respect to any matter covered by the EPA Settlement Agreement, and is based upon its respective status as a successor, assign, employee, officer or director, but not to the extent that the alleged liability arose independently of the alleged liability of FTL Inc., NWI or the FTL Entities; provided, however, that an alleged liability of an employee, officer or director of NWI, FTL Inc., or any of the FTL Entities that arises solely from events arising during such employee's, officer's or director's employment by FTL Inc., NWI ,or any of the FTL Entities (whether or not the alleged liability also has an independent basis) shall not be deemed to be an independent liability and shall be covered by the covenants set forth herein.

         14.3.2 Velsicol's Covenants Not to Sue

         Under the EPA Settlement Agreement (and except as otherwise set forth therein), Velsicol releases and waives all claims or causes of action, whether foreseen or unforeseen, known or unknown, contingent or liquidated or otherwise against NWI, FTL Inc., NWI Successor, the Custodial Trust, the FTL Entities, and their successors, assigns, employees, officers, and directors and shall be deemed to have withdrawn with prejudice any proofs of claim filed by it, all of which shall be expunged as expressly set forth in the EPA Settlement Agreement.

         14.3.3 The FTL Entities', NWI Successor's, and Custodial Trust's Covenants Not to Sue

         Under the EPA Settlement Agreement (and except as otherwise set forth therein), (A) NWI, FTL Inc., NWI Successor, and the Custodial Trust will release and waive all claims or causes of action, whether foreseen or unforeseen, known or unknown, contingent or liquidated or otherwise against Velsicol, NWI Successor, and the Custodial Trust, and their successors, assigns, employees, officers, directors, agents and contractors; and (b) the FTL Entities covenant not to sue the Governmental Parties, NWI Successor, Custodial Trustee, and Velsicol for contribution or response costs or natural resource damages, or reimbursement from the Fund with respect to the "Seven Facilities and the A&I Facilities" (as defined in the EPA Settlement Agreement), or any claims arising out of response activities at the Seven Facilities or the A&I Facilities.

         14.4 INJUNCTIONS

         The satisfactions, releases, and discharges provided for in the Plan shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or other act to collect, offset, or recover any Claim

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or Cause of Action satisfied, released, or discharged under the Plan.

         14.5 AVOIDANCE AND RECOVERY ACTIONS

         Fruit of the Loom and each applicable Liquidation Agent (other than NWI and the NWI Liquidation Agents) hereby waive all their rights to bring Avoidance Actions against any member of Classes 4A and 5. With respect to the Unsecured Creditors Trust only, the foregoing waiver shall also be a waiver of the right to assert defensively (i.e., as a setoff, a recoupment, or any other defense available at law or in equity) any right, claim, or defense that could be asserted as a claim in an action against a member of Class 4A or 5. All other rights of Fruit of the Loom, Reorganized Fruit of the Loom, or any Liquidation Agent to bring Avoidance Actions against any other Entity are hereby preserved in accordance with Section 7.19. NWI Successor will retain the right to bring, prosecute, and settle all Avoidance Actions of NWI.

         14.6 RELEASE OF RELEASED PARTIES BY FRUIT OF THE LOOM

         14.6.1 General Provisions

         Without limiting any other applicable provisions of Section XII or XIV, as of the Effective Date, Fruit of the Loom and Reorganized Fruit of the Loom, on behalf of themselves, the estates of Fruit of the Loom, and their respective successors, assigns, and any and all Entities who may purport to claim by, through, for, or because of, them, will release and be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action that they have, may have, or claim to have, that are property of, assertable on behalf of, or derivative of Fruit of the Loom, against the Released Parties (but solely in their capacity as Released Parties). Nothing in this Section 14.6.1 shall impair the right of the Purchaser to enforce any covenant or agreement that, under the APA, is to be performed in whole or in part by any party thereto or any Plan Entity after the Closing or impair any rights acquired by Reorganized Fruit of the Loom as assets or property of the Apparel Business under the APA.

         14.6.2 Limitations on Release

         Notwithstanding the foregoing or anything else contained in the Plan, this release shall not apply to (i) individual Released Parties who were officers or directors of any of the Debtors before December 1, 1999 and on or after December 1, 1997, in their capacity as directors or officers of

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any Debtor (in which capacity they shall be the subject of a covenant not to execute described more fully below), (ii) any Claim for contribution, indemnification, or any other theory of joint liability or right over, by an individual Released Party against any other Released Party, and (iii) any Claim by an individual Released Party for reimbursement (to give effect to the covenant not to execute) against the entity asserting a Claim under clause (i) hereof, if the issuer of a D&O Insurance Policy seeks to recover any amount from the individual Released Party; provided, however, that with respect to clauses
(i) and (ii) above, if no such Claim is asserted against an individual Released Party on or before the date that is 180 days after consummation of the Plan, then this release shall apply to Claims thereafter asserted against such individual Released Party.

         Nothing in the Plan shall limit the right, if any, of any party to bring an action against or name as a defendant, a person or entity who is not a Released Party or enforce a claim or judgment against an Entity that is not a Released Party (or the property of that Entity). Nothing in the Plan nor the provision of the covenant not to execute in favor of an individual Released Party shall preclude, limit, or otherwise restrict an individual from defending against or opposing any Claim brought against that individual under this Section. Fruit of the Loom and Reorganized Fruit of the Loom (on behalf of themselves, the estates of Fruit of the Loom, and their respective successors, assigns, and any and all Entities that may purport to claim by, through, under, for, or because of, them) shall not name any individual Released Party who is or was an officer or director of any Debtor as a defendant in any action or otherwise assert a Claim against such individual, unless that party, acting in good faith, has first determined upon written advice of counsel that the individual Released Party is a necessary party to such action or Claim.

         14.6.3 Covenant not to Execute

         Fruit of the Loom and Reorganized Fruit of the Loom, on behalf of themselves, the estates of Fruit of the Loom (and their respective successors, assigns, and any and all Entities that may purport to claim by, through, under, for, or because of, them) shall covenant not to execute as against any individual Released Party that is or was an officer or director of any Debtor and agree that no claim or judgment shall be

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enforced against, nor shall any amount be collected from, any individual
Released Party (or any property of an individual Released Party). Instead, such execution, enforcement, or collection shall be undertaken only against the proceeds of any applicable D&O Insurance Policy (if any) and individual Released Parties (and their assets and property) shall be liable for any Claim only to the extent of the D&O Insurance Policy proceeds. Nothing in this Section 14.6.1 shall impair the right of the Purchaser to enforce any covenant or agreement that, under the APA, is to be performed in whole or in part by any party thereto or any Plan Entity after the Closing

         14.6.4 Costs of Asserting Claims Against Released Parties

         None of Fruit of the Loom, Reorganized Fruit of the Loom, Newco, the Purchaser, and the Liquidation Agents, and none of their successors or assigns, shall fund or be obligated to fund (whether directly or indirectly) the costs of pursuing a Claim or action against any of the Released Parties; provided, however, that the Unsecured Creditors Trust may use the Distributions it receives on account of its 7.5% beneficial interest in FOL Liquidation Trust to fund the Creditors' Committee Action.

         14.7 INDEMNITY WITH RESPECT TO CLAIMS ASSERTED BY FARLEY

         In addition to the releases and exculpations set forth above, the Released Parties shall also be entitled to indemnification by FOL Liquidation Trust for claims made against any of them by Farley, such indemnification to include costs of defense arising out of, related to, resulting from, or in connection with or in response to the claims made against Farley that that are part of the Non-Core Assets and to be paid upon the incurrence thereof in accordance with the Liquidation Agent Agreement applicable to FOL Liquidation Trust; provided, however, that FOL Liquidation Trust shall have no indemnification obligation under this Section to the extent that it is judicially determined that any claim of Farley against any Released Party arises solely as a direct result of that Released Party's fraud or willful misconduct. The Indemnification obligations on FOL Liquidation Trust established hereunder shall include the reimbursement of the costs of defense (including attorneys' fees) and shall be paid as incurred by the indemnified party in accordance with the Liquidation Agent Agreement applicable to FOL Liquidation Trust.

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                                   SECTION XV

                            RETENTION OF JURISDICTION

         15.1 RETENTION OF JURISDICTION

         The Court may retain jurisdiction and, if the Court exercises its retained jurisdiction, shall have exclusive jurisdiction, of all matters arising out of or relating to the Reorganization Cases and the Plan pursuant to, and for the purposes of, Bankruptcy Code sections 105(a) and 1142 and for, among other things, the following purposes:

    (a) To hear and determine pending motions (if any) for the assumption or rejection of executory contracts or unexpired leases, whether filed pursuant to the Plan or otherwise, and the allowance of Claims resulting therefrom;

    (b) To determine any and all adversary proceedings, applications, and contested matters;

    (c) To consider and rule on the compromise and settlement of any Claim against or Cause of Action on behalf of Fruit of the Loom or its Estates(but not Reorganized Fruit of the Loom except to the extent that the Claim or Cause of Action relates to the Reorganization Cases, not to the Apparel Business), including the Creditors Committee Action;

    (d) To ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

    (e) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests filed at any time, including any objections to the classification of any Claim or Equity Interest, and to Allow or Disallow any Disputed Claim or Disputed Equity Interest in whole or in part;

    (f) To hear and determine any and all applications for the allowance of Professional Fees other than those of the Plan Entities that are to be paid in accordance with the applicable Liquidation Agent Agreement;

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    (g)  To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

    (h) To issue orders in aid of execution of the Plan in accordance with Bankruptcy Code section 1142;

    (i) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency, in the Plan or in any order of the Court as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

    (j) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses relating to implementation and effectuation of the Plan other than those of the Plan Entities that are to be paid in accordance with the applicable Liquidation Agent Agreement;

    (k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, including, but not limited to, disputes relating to the Plan Transactions;

    (l) To hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

    (m) To compel the conveyance of property and other performance contemplated under the Plan and the documents executed in connection herewith;

    (n)  To enforce remedies upon any default under the Plan;

    (o) To enforce, interpret, and determine any disputes arising in connection with any orders, stipulations, judgments, and rulings entered in connection with the Reorganization Cases (whether or not the Reorganization Cases have been closed);

    (p) To resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any Entity's obligations incurred in connection herewith;

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

    (q) To determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

    (r) To issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to aid in confirmation or to facilitate consummation of the Plan, including such as may be necessary to restrain interference by any Entity with the occurrence of the Effective Date, the consummation of the Plan, or the enforcement of any rights, remedies, or obligations created under the Plan;

    (s) To determine such other matters as may be provided for in the Confirmation Order or other orders of the Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

    (t) To hear and determine (A) all motions, applications, adversary proceedings, and contested and litigated matters pending on the Effective Date, and (B) all claims by or against any member of Fruit of the Loom arising under the Bankruptcy Code or nonbankruptcy law if made applicable by the Bankruptcy Code, whether such claims arose before or after the Effective Date;

    (u) To hear any other matter arising out of or related to the liquidation of NWI;

    (v) To hear any other matter if the Court's exercise of jurisdiction thereover is not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

    (w) To hear and determine issues relating to discharge, injunctions, covenants not to sue, and other waivers and protections provided under or relating to the Plan; and

    (x)  To enter a final decree closing the Reorganization Cases.

         Nothing in this Section 15.1 shall be construed as a limitation on the jurisdiction of the Cayman Court over the Cayman Proceeding.

         15.2 MODIFICATION OF THE PLAN

         15.2.1 Modification Before the Confirmation Date

         Subject to Section 6.3 and to the terms of the APA, Fruit of the Loom may alter, amend, or modify the Plan or any provision or portion thereof under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that Fruit of the Loom shall make no Material modification to the Plan without the Consent of the Prepetition Secured Creditors; and provided further that Fruit of the Loom shall make no modification to the Plan that materially and adversely affects the treatment of Claims in Classes 4A or 5 without the Consent of the Creditors' Committee. Fruit of the Loom shall provide parties in interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or any order of the Court and shall, in any event, provide such notice to counsel for the Creditors' Committee and the Prepetition Secured Creditors. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified, or clarified, unless the proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim of such holder.

         15.2.2 Modification After the Confirmation Date and Before Substantial Consummation

         After the Confirmation Date and prior to "substantial consummation" (as that term is defined in Bankruptcy Code section 1101(2)) of the Plan, Fruit of the Loom or Reorganized Fruit of the Loom, as the case may be, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and otherwise provide for such matters as may be necessary to carry out the purpose and effect of the Plan, as long as the proceedings do not adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that, to the extent required by the Bankruptcy Rules or an order of the Court, prior notice of any such proceedings shall be served in accordance therewith; and, provided further, that neither Fruit of the Loom nor Reorganized Fruit of the Loom shall seek any Material modification to the Plan without (a) to the extent required under the APA, the consent of the Purchaser, (b) the Consent of the Prepetition Secured Creditors, and (c) to the extent that any such modification to the Plan would materially and adversely affect the treatment of Claims in Classes 4A or 5, the Consent of the Creditors' Committee. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim of such holder.

                                  SECTION XVI

                            MISCELLANEOUS PROVISIONS

         16.1 PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930, title 28, United States Code, shall be paid on the Effective Date.

         16.2 GOVERNING LAW

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a schedule or exhibit hereto or instrument, agreement or other document executed under the Plan provides otherwise, the rights, duties and obligations arising under the Plan, and the instruments, agreements, and other documents executed in connection with the Plan, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to any choice of law provisions that would require the application of the law of any other jurisdiction.

         16.3 NOTICES

         To be effective, all notices, requests, and demands must be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

         To Fruit of the Loom or Reorganized Fruit of the Loom:

                  Fruit of the Loom, Inc.
                  One Fruit of the Loom Dr.
                  Bowling Green, KY  42103
                  Attn:            John J. Ray, III, Esq.
                                   David Whitaker, Esq.
                  Telephone:       270-781-6400
                  Facsimile:       270-438-1596 (Mr. Ray) and
                                   270-438-1332 (Mr. Whitaker)


                  WITH A COPY TO:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, NY  10005-1413
                  Attn:            Luc A. Despins, Esq.
                                   Dennis F. Dunne, Esq.
                  Telephone:       (212) 530-5000
                  Facsimile:       (212) 530-5219

         TO COUNSEL FOR THE PREPETITION SECURED CREDITORS:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019
                  Attn: Richard D. Feintuch, Esq.
                  Phone:           (212) 403-1000
                  Fax:             (212) 403-2000

                  And to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P
                  590 Madison Avenue, 20th Floor
                  New York, NY 10022
                  Attn: Fred S. Hodara, Esq.
                  Phone:           (212) 872-1000
                  Fax:             (212) 872-1002

                  And to:

                  Moore & Van Allen LLC
                  100 North Tryon Street, 47th Floor
                  Charlotte, NC 28202
                  Attn: David S. Walls, Esq.
                  Phone:           (704) 331-1000
                  Fax:             (704) 378-2058

         TO COUNSEL FOR THE CREDITORS' COMMITTEE:

                  Otterbourg, Steindler, Houston & Rosen, P.C.
                  230 Park Ave., 30th Floor
                  New York, NY 10169
                  Phone:           (212) 661-9100
                  Fax:             (212) 682-6104

         TO COUNSEL FOR THE PURCHASER:

                  Munger, Tolles & Olson LLP
                  355 South Grand Avenue, 35th Floor
                  Los Angeles, CA 90071-1560
                  Attn: Robert E. Denham, Esq.
                  Phone:           (213) 683-9100
                  Fax:             (213) 687-3702

         16.4 FURTHER DOCUMENTS AND ACTIONS

         Fruit of the Loom, Reorganized Fruit of the Loom, and each of the Plan Entities shall execute, and are authorized to file with the Court and deliver, such agreements and other documents or information, and to take or cause to be taken such actions, as may be necessary or appropriate to effect and further evidence the terms and conditions of the Plan and to consummate the transactions and transfers contemplated by the Plan. Fruit of the Loom, Reorganized Fruit of the Loom, and all other necessary or appropriate parties shall execute any and all documents and instruments that must be executed under or in connection with the Plan in order to implement the terms of the Plan or to effectuate the Distributions under the Plan, provided that such documents and instruments are reasonably acceptable to such party or parties.

         16.5 PLAN SUPPLEMENT

         Except as otherwise provided in the Plan, forms of the following documents shall be contained in the Plan Supplement and filed with the Clerk of the Court at least five days prior to the Voting Deadline: the Assumption and Assignment Schedule, the Amended Certificates of Incorporation, the Amended Bylaws, the APA and schedules and documents related thereto, each of the Plan Entity Agreements, the EPA Settlement Agreement, the Letter of Transmittal, the treatment of Indemnification Rights under the Plan, Schedule 1, the amount of the funds to be reserved pursuant to Section 1.13(a)(v), and the True-Up. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Court during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to Fruit of the Loom in accordance with Section 16.3.

         16.6 RELATIONSHIP AMONG THE PLAN, THE APA, AND CERTAIN OTHER DOCUMENTS

         To the extent the Plan is inconsistent with the Disclosure Statement or the Scheme of Arrangement, the provisions of the Plan shall be controlling. The APA shall be attached along with the Plan to the Confirmation Order.

         16.7 RESERVATION OF RIGHTS

         If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Reorganization Cases are and will be reserved in full. Any concessions or settlements reflected herein (if any), are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Reorganization Cases shall be bound or deemed prejudiced by any such concession or settlement.

         16.8 INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

         At the Confirmation Hearing, the Debtors may request that the Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of FTL Cayman, within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to Old Capital Stock for any taxable year of such shareholder ending prior to the Effective Date.

         16.9 TAX REPORTING AND COMPLIANCE

         In connection with the Plan and all instruments issued in connection therewith and Distributions thereon, Fruit of the Loom and the Plan Entities shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. No holder of an Allowed Claim against Fruit of the Loom shall effectuate any withholding with respect to the cancellation or satisfaction of such Allowed Claim under the Plan. The Liquidation Agents are hereby authorized to request an expedited determination of taxes under Bankruptcy Code section 505(b) for all taxable periods of Fruit of the Loom through and including the first Business Day after the Effective Date (when the Fruit of the Loom consolidated group shall end).

         16.10 BINDING EFFECT

         The rights, benefits, and obligations of any Entity named or referred to in the Plan, or whose actions may be required to effectuate the terms of the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity (including, but not limited to, any trustee appointed for Fruit of the Loom under Chapter 7 or 11 of the Bankruptcy Code). The Confirmation Order shall provide that the terms and provisions of the Plan and the Confirmation Order shall survive and remain effective after entry of any order which may be entered converting any of Fruit of the Loom's Reorganization Cases to a case under Chapter 7 of the Bankruptcy Code, and the terms and provisions of the Plan shall continue to be effective in this or any superseding case under the Bankruptcy Code.

                                  [END OF TEXT]

         IN WITNESS WHEREOF, each of the undersigned has duly executed the Plan as of the date first above written.

                                   FRUIT OF THE LOOM, LTD.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________
                                    OF THE LOOM, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________


                                   UNION UNDERWEAR COMPANY, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________


                                   ALICEVILLE COTTON MILL, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FRUIT OF THE LOOM ARKANSAS, INC.



                                   BY: ____________________________
                                   NAME: __________________________
                                   TITLE: _________________________

                                   NWI LAND MANAGEMENT CORP.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   THE B.V.D. LICENSING CORP.



                                   BY: _____________________________
                                   NAME: ___________________________
                                   TITLE: __________________________

                                   FOL CARIBBEAN CORP.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FAYETTE COTTON MILL, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FRUIT OF THE LOOM, TEXAS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FRUIT OF THE LOOM CARIBBEAN, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FTL SALES COMPANY, INC.



                                   BY: _____________________________
                                   NAME: ___________________________
                                   TITLE: __________________________

                                   UNION YARN MILLS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   GREENVILLE MANUFACTURING, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   WINFIELD COTTON MILL, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   MARTIN MILLS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   LEESBURG KNITTING MILLS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   SALEM SPORTSWEAR CORPORATION



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   RABUN APPAREL, INC.



                                   BY: _____________________________
                                   NAME: ___________________________
                                   TITLE: __________________________

                                   WHITMIRE MANUFACTURING, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FRUIT OF THE LOOM, INC. (NEW YORK
                                   CORPORATION)



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   PRO PLAYER, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   GITANO FASHIONS LTD.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FOL R & D, INC.



                                   BY: _____________________________
                                   NAME: ___________________________
                                   TITLE: __________________________

                                   UNION SALES, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   ARTEX MANUFACTURING CO., INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FTL INVESTMENTS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FTL REGIONAL SALES CO., INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE:

                                   LEESBURG YARN MILLS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   SALEM SPORTSWEAR, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FRUIT OF THE LOOM TRADING COMPANY



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   DEKALB KNITTING CORP.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   FTL SYSTEMS, INC.



                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   SHERMAN WAREHOUSE CORP.


                                   BY: ______________________________
                                   NAME: ____________________________
                                   TITLE: ___________________________

                                   SCHEDULE 1


  ALLOWED AMOUNTS OF PREPETITION SECURED CREDITOR CLAIMS AND DEFICIENCY CLAIMS

                 [TO BE FILED AS A PART OF THE PLAN SUPPLEMENT]

                                    EXHIBIT B

                                   PROJECTIONS


                          SUMMARY FINANCIAL PROJECTIONS

        I.        OVERVIEW

                  The Plan provides for a sale of the Company's Apparel Business and the liquidation of its remaining assets and a distribution of the cash proceeds to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. As a result, creditors' recoveries under the Plan will not depend on future earnings of the Debtors. Since the core Apparel Business of the Company is not being recapitalized under the Plan, but is being sold as a going concern to a wholly-owned subsidiary of Berkshire Hathaway Inc., there is no reorganized capital structure established by the Plan. Thus, Fruit of the Loom can not project a post-Effective Date balance sheet for Reorganized Fruit of the Loom. Nevertheless, Fruit of the Loom has prepared an estimate of projected operating results of the Apparel Business through 2003 (the "Summary Financial Projections") that might occur if the Company were not being sold to Berkshire.

                  The Summary Financial Projections assume that Fruit of the Loom's business strategy will not change as a result of its reorganization and change of ownership. Fruit of the Loom will continue to strive to be the lowest-cost producer and marketer of high-volume basic apparel and to grow its core business within that segment. The Summary Financial Projections also assume Fruit of the Loom does not make any acquisitions or further divestitures during the projection period, beyond the plants that were closed in 2000 and 2001.

                  Year 2001 reflects actual results through November 24, 2001 (fiscal month end) and expected results for December, 2001 based upon information available as of the date of the filing of the Disclosure Statement. Projected operating performance during fiscal years 2002 and 2003 has been estimated using 2001 results as a basis and incorporating the SG&A and cost management improvements made during the Reorganization Cases.

                  These Summary Projected Financial Results were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practices. They should be read in conjunction with the assumptions and qualifications to the tables contained herein, the risk factors described in Sections VI.E and IX of the Disclosure Statement, the historical consolidated financial information for the fiscal years ended January 1, 2000 and December 30, 2000, and the monthly results through November 24, 2001.

                  THE SUMMARY FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS, ERNST & YOUNG LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS AT ANY TIME IN THE FUTURE, (B) INCLUDE UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE UPDATED INFORMATION OR PROJECTIONS PUBLICLY AVAILABLE. THE SUMMARY FINANCIAL PROJECTIONS AND RELATED INFORMATION PROVIDED IN THE DISCLOSURE STATEMENT AND THE EXHIBITS THERETO HAVE BEEN PREPARED EXCLUSIVELY BY FRUIT OF THE LOOM'S MANAGEMENT WITH THE ASSISTANCE OF LAZARD. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND FRUIT OF THE LOOM'S CONTROL. FRUIT OF THE LOOM CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS AND RELATED INFORMATION OR AS TO REORGANIZED FRUIT OF THE LOOM'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

II.      SUMMARY PROJECTED INCOME STATEMENT



                                                                                             REORGANIZED
                                                                                --------------------------------------
                                                               THREE MONTHS     NINE MONTHS
                                                                  ENDED            ENDED
(In millions of dollars)            FISCAL         FISCAL        MARCH 30,      DECEMBER 28,      FISCAL        FISCAL
                                     2000           2001            2002           2002            2002          2003

Net sales                          $1,553.6       $1,328.7        $307.9            $976.0        $1,283.9      $1,313.5
Cost of sales                       1,321.3        1,027.9         221.8             734.7           956.5         960.4
                                   --------       --------        ------            ------        --------      --------
  Gross earnings                      232.3          300.8          86.1             241.3           327.4         353.1

Selling, general and
  administrative expenses             251.9          210.2          40.7             124.6           165.3         166.3
Goodwill/trademark amortization        24.6           24.6            --                --              --            --
                                   --------       --------        ------            ------        --------      --------

   Operating earnings (loss)       $  (44.2)      $   66.0        $ 45.4            $116.7        $  162.1      $  186.8

Adjusted EDITDA                    $  224.3       $  187.2        $ 45.2            $158.8        $  204.0      $  224.9
                                   --------       --------        ------            ------        --------      --------

                                      B-4

                         NOTES TO FINANCIAL PROJECTIONS

         1.                                                          METHODOLOGY

                  Sales forecasts were developed by sales and marketing management by product style and customer account and then reviewed for consistency with Fruit of the Loom's pricing, trade spending plans and relative market share, and the competitive environment. Sales forecasts were reviewed by production management to determine an optimal production plan. Cost of goods sold was based on actual cost estimates which were calculated by manufacturing location. The financial planning and analysis department used the resulting sales and production plans to generate the Summary Financial Projections, which were then reviewed by senior management.

         2.                                                     INCOME STATEMENT

                  a.  SALES

                  Sales are expected to decrease by approximately 14.5% in 2001 as a result of the continued rationalization of unprofitable SKU's, the sale of certain non-core, discontinued subsidiaries during 2000, the continuation of the weakness in retail point of sale experienced in the last half of 2000 into 2001 and the decrease in the activewear market for basic imprinted tees and fleece. Sales are expected to decrease slightly in 2002 due to a significant decrease in close-out and irregular sales and anticipated price decreases as a result of competitive conditions. These decreases may be partially offset by volume increases. Thereafter, sales may increase as a result of (i) advertising and promotional spending on branded products; (ii) the introduction of new retail and private label products; and (iii) marketing and pricing programs designed to increase demand for the Company's activewear products from wholesalers and end users.

                  b.       GROSS MARGIN

                  Through aggressive cost-cutting measures, a strong focus on improving manufacturing efficiency and the consolidation of manufacturing capacity, Fruit of the Loom's gross margin increased from 15.0% in 2000 to 22.6% in 2001. In 2001, management has established a manufacturing cost structure similar to what Fruit of the Loom experienced prior to the operating problems that occurred in 1999. Fruit of the Loom's capital expenditure program may result in continued manufacturing efficiency improvement. Fewer sales of lower-margin closeout and discontinued products may also contribute to an expected improvement in gross margins. These improvements may result in a projected increase in gross margin to 26.8% of sales by 2003.

                  These Summary Financial Projections assume that cost increases are consistent with estimated annual inflation rates of the respective countries in which Fruit of the Loom operates. For 2002, cost reductions are expected due primarily to lower cotton costs, and also due to incremental improvement in operational efficiencies, which will be partially offset by inflationary increases.

                  In accordance with recently-adopted accounting standards, certain reclassifications have been made to cost of sales and selling, general and administrative ("SG&A") expenses from the projections included in the disclosure statement dated March 15, 2001. The impact of the reclassifications increased cost of sales and decreased gross margin and SG&A expenses by approximately $15 million annually.

                  c.       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                  In 2000, total SG&A expenses (excluding consolidation expenses and amortization of goodwill) were reduced to $163.6 million. Fruit of the Loom has increased advertising expenses in 2001 as it introduced a consumer advertising program to renew awareness of the Fruit of the Loom(R) brand. However, Fruit of the Loom expects to offset a substantial portion of these advertising expenditures with reductions in other SG&A expenses as a result of reductions in overhead. For 2001, Fruit of the Loom expects to incur SG&A expenses (excluding consolidation expenses and amortization of goodwill) totaling $164.3 million.

                  d.       TRADEMARK AMORTIZATION

                  In accordance with an accounting standard that became effective on December 30, 2001, Fruit of the Loom did not provide for any amortization of its trademarks as intangible assets with indefinite lives are no longer amortized. In the Projections attached to the Initial Disclosure Statement dated March 15, 2001, prior to the effective date of the revised accounting standard, Fruit of the Loom amortized its trademarks over a five year period.

                  e.       EBITDA

                  EBITDA is defined for purposes of these Projections as earnings from operations before depreciation and amortization, interest expense, reorganization fees and expenses, income taxes and extraordinary items. In 2000 and 2001, a number of adjustments were made to reported EBITDA(1) in an effort to remove non-recurring and non-cash expenses so that historical EBITDA could be compared to projected EBITDA. In 2000, the $224.3 million Adjusted EBITDA was derived by adjusting reported EBITDA to (i) back out consolidation expenses and other non-recurring expenses or income of $88.3 million, (ii) remove the gain recognized in 2000 from the reversal of certain accruals taken in 1999 of approximately $48.1 million, and (iii) adjust manufacturing expenses to reflect the cash impact of variances in the year in which they were incurred by adding $149.1 million of unfavorable manufacturing variances incurred in 1999 but expensed in 2000 and subtracting $17.6 million of unfavorable manufacturing variances incurred in 2000 that have been expensed in 2001. In 2001, the $187.2 million of Adjusted EBITDA was derived by adjusting reported EBITDA to (i) back out consolidation expenses and other non-recurring expenses or income of $45.9 million, (ii) remove the gain recognized in 2001 from the reversal of certain accruals taken in 2000 and one-time adjustments of approximately $31.5 million, and (iii) adjust manufacturing expenses to reflect the cash impact of variances in the year in which they were incurred by adding $17.6 million of unfavorable manufacturing variances incurred in 2000 but expensed in 2001 and adding $17.8 million of favorable manufacturing variances incurred in 2001 that will be recorded as a reduction of expense in 2002.

                  A detail of the reversal of certain accruals and one-time adjustments for 2000 and 2001 is presented below:



(1) "Adjusted EBITDA" is defined in footnote 5 of the Disclosure Statement.

(Increase) decrease to net income
                                                                 2000      2001
                                                                 ----      ----
Trade promotions-2000/Consumer
     promotions-2000/Coop advertising-2000                      (14.4)     (9.9)
Irregular/1st quality lower of cost or market                   (11.4)    (10.4)
Property tax accrual                                             (7.5)
Physical inventory accrual                                       (4.5)
Duty accrual                                                     (4.0)
Freight accrual                                                  (3.7)
Legal and professional accrual                                   (3.2)
Duty refunds                                                               (5.3)
Obsolete inventory                                                         (2.5)
Chargebacks                                                                (2.8)
General accrual                                                            (2.0)
Munsingwear License write-off                                     5.1
A/R reserves-Mexico                                                         1.4
Other                                                            (4.5)       --
                                                                -----     -----
     Total                                                      (48.1)    (31.5)

                  Adjusted EBITDA reflects what management believes is a better representation of operating cash flow and a better basis for comparing future performance to actual results.

                  Adjusted EBITDA is expected to decline initially and then recover in the projected three-year period to approximately $224.9 million in 2003 as a result of growth in revenues from continuing operations, improved gross margins and reductions in SG&A expenses as a percentage of sales in accordance with Fruit of the Loom's business strategy. These improvements are substantially offset by decreases in sales volume and expected price decreases. The Adjusted EBITDA margin is expected to increase to 17.1% in 2003 from 14.4% in 2000.

                                   EXHIBIT C

                              LIQUIDATION ANALYSIS



         Pursuant to Section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests of Creditors Test"), the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Fruit of the Loom were to be liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from a hypothetical liquidation of Fruit of the Loom's assets and properties in a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Fruit of the Loom's assets and the cash held by Fruit of the Loom at the time of the commencement of the Chapter 7 case. Such amount would then be reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims as may result from the termination of the Fruit of the Loom's business and the liquidation of its assets. Any remaining cash would be distributed to creditors and shareholders in accordance with the distribution hierarchy established by
Section 726 of the Bankruptcy Code.



         The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to creditors of Fruit of the Loom if it were to be liquidated in a Chapter 7 proceeding. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Fruit of the Loom and its management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF FRUIT OF THE LOOM WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. Considering the significant difference between the value of the estimated Distributions under the Plan and the estimated results of a liquidation, however, a number of the material assumptions made in this Liquidation Analysis would have to be erroneous for the ultimate results set forth herein (i.e., that the Distributions to both secured and general unsecured creditors is greater under the Plan than in a liquidation) to be incorrect.


         The Liquidation Analysis was prepared by management with the assistance of Lazard, based on Fruit of the Loom's balance sheet as of the end of the Third Quarter of 2001 and on the assumption that Fruit of the Loom will cease operations on March 31, 2002. The Liquidation Analysis assumes that the actual October 31, 2001 balance sheet, on which the analysis is based, is a proxy for the March 31, 2002 balance sheet. It is also assumed that the liquidation of Fruit of the Loom will commence under the direction of a Court-appointed

Trustee and continue for six months, during which time all of Fruit of the Loom's major assets would either be sold or conveyed to the respective lien holders and the cash proceeds, net of liquidation-related costs, would be distributed to creditors. Although some assets might be liquidated in less than six months, other assets would be more difficult to collect or sell, thus requiring a liquidation period substantially longer than six months. The liquidation period would allow for the collection of receivables, sale of assets, and wind-down of daily operations. For certain assets, estimates of the liquidation proceeds were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which a trustee might achieve through their disposition. The Liquidation Analysis was performed on a consolidated basis and assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code sections 726 and 1129(b). The Liquidation Analysis assumes that there are no proceeds from recoveries of any potential preferences, fraudulent conveyances, or other causes of action.

                            FRUIT OF THE LOOM GROUP
                       Hypothetical Liquidation Analysis
                                 (In US$ 000's)

                                             BALANCE             HYPOTHETICAL            HYPOTHETICAL
                                              SHEET              LIQUIDATION             LIQUIDATION
LIQUIDATION PROCEEDS                        10-31-01(a)            RECOVERY                AMOUNT
                                           ------------          ------------           ------------
  Cash and cash equivalents                 $  105,968                    89%(b)          $   94,647
  Accounts Receivable, Net                     236,275                    88%(c)             207,159
  Inventories, Net                             397,581                    44%(d)             175,008
  Other Current Assets                          23,826                    18%(e)          $    4,400
  Property, Plant & Equipment, Net             217,627                    25%(f)              55,362
  Net Goodwill (Including Trademark)           586,199                     8%(g)              46,616
  Other Non-Current Assets                      53,014                    64%(h)          $   34,074

  TOTAL LIQUIDATION PROCEEDS                $1,620,490                    38%             $  617,266
                                            ==========                                    ==========

DISTRIBUTION OF LIQUIDATION PROCEEDS

  Liquidation Fees and expenses(i)                                                        $   43,458
                                                                                          ----------
  NET ESTIMATED LIQUIDATION PROCEEDS AVAILABLE FOR DISTRIBUTION                           $  573,809


                                                                                            CLAIM
                                                                                          ----------
  SECURED CLAIMS:(j)
     Debtor-in-possession Credit Agreement                                                        --
     Letters of Credit                                                                            --

     Banks
       Sr. Credit Agreement                                                                  646,642
     Public Debt
       6.5% Senior Notes due 11/15/03                                                        149,436
       7.0% Senior Notes due 3/15/11                                                          78,588
       7.375% Senior Notes due 11/15/23                                                      148,085
     Other
       Synthetic Lease                                                                        87,562
       Farley Loan                                                                            59,332
       Capital Leases                                                                         31,242
       Other Secured Claims                                                                    1,810
                                                                                          ----------
  Total Secured Claims                                                                     1,202,697

PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE CLAIMS                                    ($628,888)

ADMINISTRATIVE AND PRIORITY CLAIMS:(k)
     Post-petition Accounts Payable                                                           29,737
     Post-petition Accrued Expenses                                                          132,340
     Administrative Expense Claims (filed)                                                    23,550
     Priority Claims (filed)                                                                   1,183
     Priority Tax Claims (filed)                                                               1,774
     Berkshire Termination Fee                                                                26,250
     Pension Termination Funding Costs                                                        68,959
                                                                                          ----------
  Total Administrative and Priority Claims                                                   283,793

PROCEEDS AVAILABLE FOR PAYMENT OF GENERAL UNSECURED CLAIMS(l)                              ($912,681)

     Pre-petition Accounts Payable                                                           107,638
     Senior Notes and Accrued Interest                                                       254,749
     Vacation Claims                                                                           7,430
     Employee Claims                                                                           4,402
     Rejection Claims                                                                         37,008
     Unsecured Letters of Credit                                                              24,542
                                                                                          ----------
  Total General Unsecured Claims                                                             435,769

PROCEEDS AVAILABLE FOR DISTRIBUTION TO PREFERRED AND COMMON EQUITY                       ($1,348,450)


FOOTNOTES TO LIQUIDATION ANALYSIS

A summary of the assumptions used by Lazard and Fruit of the Loom's management in preparing the liquidation analysis is set forth below.

Note A - Book Values as of October 31, 2001

         Unless stated otherwise, the book values used in this Liquidation Analysis are the unaudited book values as of October 31, 2001, and are assumed to be representative of Fruit of the Loom's assets and liabilities as of the Effective Date, March 31, 2002.

Note B - Cash and Cash Equivalents

         Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable except for checks assumed to be already written, but not yet cleared(in the approximate amount of $11.3 million), recorded on the balance sheet as a cash overdraft as of the date of the liquidation.

Note C - Accounts Receivable

         The accounts receivable analysis assumes that a Chapter 7 trustee would retain a staff to process the collection of outstanding accounts receivable. Proceeds from the collection of trade accounts receivable were estimated in accordance with a borrowing base certificate prepared as of 10/27/01 for the DIP Agent. The borrowing base certificate is assumed to be an estimate of the amount of proceeds that would be available to a secured lender in the event of a liquidation as it is generally deemed adequate to cover the amount of the funds advanced based on the anticipated collections. Based on the borrowing base certificate, certain ineligible items were subtracted and a discount based on the borrowing base advance rate was applied to the net receivables amount. The discount accounts for the likelihood that collection efforts would be negatively impacted by customers deducting unauthorized sales discounts and credits and initiating unauthorized merchandise returns.

         Other miscellaneous receivables are comprised primarily of miscellaneous domestic and international receivables, royalty receivables, employee advances and deposits and bids. The Liquidation Analysis assumes an average recovery rate of approximately 52% on these receivables.

Note D - Inventories

         Inventories are comprised of raw materials, work-in-process and finished goods. Raw material inventory is generally assumed to be commodity materials, including thread and cotton and dyes, and are assumed to be recoverable at 65% of book value based on the borrowing base advance rate. It is assumed that work-in-process inventory will be sold at 6% of cost, based on the extrapolation of quotes from vendors on rag and remnant inventory for specific product categories. The amount of the finished goods inventory recovery is based on the application of different recovery rates to irregular, close out, seasonal or slow moving and first quality inventory. Management estimated recovery rates for each category by major product line, based on analyses of historical prices paid, Fruit of the Loom's experience in the liquidation of its Sports and Licensing Division inventory, and discussions with Fruit of the Loom's sales department. The liquidation of Fruit of the Loom's substantial investment in inventory will require the expenditure of significant funds, including the costs of retaining a sales force and operating the distribution centers during the liquidation period. These costs are discussed in Note I - Liquidation Fees and Expenses.

Note E - Other Current Assets

         Other current assets include building and machine rentals, miscellaneous manufacturing and shipping supplies, prepaid capital equipment, royalties, insurance and taxes, vendor deposits, income tax receivable and other. Miscellaneous manufacturing and shipping supplies are assumed to have a 10% recovery rate, vendor deposits are assumed to have a 65% recovery rate and the liquidation value of miscellaneous current assets is assumed to be equal to 20% of book value. All other current assets are assumed to have no recovery.

Note F - Property, Plant & Equipment, Net

         Property, plant and equipment includes owned land and buildings, machinery and equipment, and furniture and fixtures. The recovery rates for property, plant and equipment were determined on a site-by-site basis as follows:

- Land and Buildings - The valuation estimate considered recoveries on recent plant liquidations, recent plant sales and recent quotes from auctioneers on certain facilities. The results of recent liquidations and auctioneer quotes were extrapolated to other locations based on square footage and other qualitative factors such as each plant's location, age and the effects of the Chapter 7 liquidation environment.

- Machinery and Equipment - Machinery and equipment include manufacturing equipment and office fixtures. The value of machinery and equipment was estimated by plant managers and management based upon recent liquidations and recent quotes from auctioneers on equipment at other facilities. The results of recent liquidations and auctioneer quotes were extrapolated to other locations while taking into account the machinery's location, age, difficulty inherent in removal and transportation and the effects of the Chapter 7 environment. The analysis also takes into account the excess supply of used equipment currently on the market given recent turmoil in the domestic apparel manufacturing industry which in several cases has resulted in liquidations.

- Furniture and Fixtures - Furniture and fixtures were assumed to have a liquidation value of $500,000.

Note G - Net Goodwill

         Net Goodwill consists primarily of unamortized costs (which are assumed to have no liquidation value) and trademarks, brand names and related intangibles (collectively, the "Trademarks"). The Trademarks are assumed to have considerably less value in liquidation than on a going-concern basis due to the negative perception surrounding a liquidation, the inability of Fruit of the Loom to control quality and other aspects of production by licensees and the high likelihood that the Fruit of the Loom(R) brand would lose a significant number of its current customers. Based on a forecast of potential future royalty fees and related administrative costs, and taking into account both current licensees and Fruit of the Loom's own business plan, the combined liquidation value of the Fruit of the Loom(R) and BVD(R) brand names is estimated to be approximately $46.6 million.

Note H - Other Non-Current Assets

         Other non-current assets includes deferred debt fees, deferred cost of cotton options, pension assets, capitalized software, the Rabbi Trust investment portfolio, FTL Investments, Fruit's seat on the NY Cotton Exchange, notes receivable, and assets available for sale. The liquidation value of FTL Investments and Rabbi Trust were determined as follows: (i) public market value of public market securities, plus (ii) the average of cost and 65% of the price established in the most recent round of financing for the private securities. A discount was applied to the price established in the most recent round of financing due to the illiquid nature of these private investments and recent financial market turmoil. Fruit of the Loom's seat on the NY Cotton Exchange is estimated to have a liquidation value ofr $45,000. The notes receivable and assets available for sale are estimated to have recovery rates of 50% and 5%, respectively. All other non-current assets, including Fruit of the Loom's preferred ownership position in Velsicol Chemical Corporation, are assumed to have no recovery.

Note I - Liquidation Fees and Expenses

         Liquidation fees will include Chapter 7 Trustee fees, legal fees, wind-down costs and other expenses. Chapter 7 Trustee fees are estimated at 2% of liquidation proceeds (excluding cash or proceeds from the sale of inventory). Wind-down costs include sales force salaries, the cost of operating distribution centers to liquidate inventory, finance, legal and MIS staff salaries, severance pay, stay bonuses and other related costs that would be incurred during a Chapter 7 liquidation.

         The costs of administering a Chapter 7 liquidation are estimated as follows:

                  Trustee Fees                          $7.0
                  Legal Fees                             2.4
                  Wind-down costs                       34.1
                                                        ----
                           Total                       $43.5

Note J - Secured Claims

The Liquidation Analysis does not reduce the principal amount of Claims of the Prepetition Secured Creditors by the Adequate Protection Payments made to the Prepetition Secured Creditors since the commencement of Fruit of the Loom's Reorganization Cases. The Liquidation Analysis shows the claims secured by outstanding postpetition letters of credit of $67.2 million as either accounts payable or accrued expenses in Note K - Administrative and Priority Claims. The Liquidation Analysis assumes that all prepetition secured creditors share the same collateral.

Note K - Administrative and Priority Claims

Administrative and priority claims include postpetition trade payables and accrued expenses, priority tax claims and other claims. Postpetition accrued expenses include estimates of additional administrative and priority claims that would arise in a Chapter 7 proceeding. Outstanding postpetition letters of credit of $67.2 million exist to secure certain of these claims. Additionally, the Company would be obligated to pay Berkshire a breakup fee of $26.25 million (assuming termination of the Berkshire Agreement in March 2002) and to fund the pension plan shortfall, estimated to be $69 million. Although certain of the Prepetition Secured Creditors have agreed to reduce their distributions by an amount equal to the portion of the incremental portion of the Termination Fee over $22.5 million that would be charged against the distributions to unsecured creditors, because there is no distribution projected to be made to unsecured creditors under the Liquidation Analysis, this provision has no effect on distributions to creditors under the Liquidation Analysis.

Note J - General Unsecured Claims

General unsecured claims include prepetition accounts payable, the 8-7/8% Notes, and claims arising from the rejection of unexpired leases and executory contracts during the pendency of Fruit of the Loom's Chapter 11 cases. The Liquidation Analysis does not include additional contract rejection damages or other claims that would result from the liquidation, including rejection claims arising from the rejection of contracts and leases assumed or entered into after the Petition Date, which would be entitled to priority over unsecured claims. These additional claims could be substantial. The priority portion of the claims would be required to be paid in full prior to any distribution to holders of general unsecured claims.

                                    EXHIBIT D


                            THE SCHEME OF ARRANGEMENT


                                [TO BE PROVIDED]

                                    EXHIBIT E

                            THE EXPLANATORY STATEMENT


                                [TO BE PROVIDED]

                                    EXHIBIT F
                  CORPORATE CHART OF FRUIT OF THE LOOM DEBTORS

                    FRUIT OF THE LOOM, LTD. (CAYMAN ISLANDS)

                            Fruit of the Loom, INC.
                                   (Delaware)

                      NWI Land Mgmt.      Union Underwear
                           Corp.           Company, Inc.
                        (Delaware)          (New York)

 Aliceville Cotton       Fruit of the Loom      The B.V.D. Licensing      FOL Caribbean Corp.
    Mill Inc.              Arkansas, Inc.               Corp.                 (Delaware)
    (Alabama)                (Arkansas)              (Delaware)


Fayette Cotton Mill      Fruit of the Loom,     Fruit of the Loom         FTL Sales Company,      FTL Regional Sales
       Inc.                 Texas, Inc.          Caribbean, Inc.                 Inc.                  Co., Inc.
    (Alabama)                (Texas)               (Delaware)                 (New York)              (Delaware)


 Union Yarn Mills,       Greenville Manu-                                 Leesburg Holding Co.,   Leesburg Yarn Mills,
       Inc.              facturing, Inc.                                  Inc. f/k/a Russell              Inc.
    (Alabama)             (Mississippi)                                   Hosiery Mills, Inc.          (Alabama)
                                                                          [a Non-Debtor]

Winfield Cotton Mill,    Martin Mills, Inc.     Leesburg Knitting         Salem Sportswear        Salem Sportswear, Inc.
       Inc.                 (Louisiana)            Mills, Inc.              Corporation              (New Hampshire)
     (Alabama)                                      (Alabama)                (Delaware)


 Rabun Apparel, Inc.     Whitmire Mfg., Inc.    Fruit of the Loom,        Pro Player, Inc.
    (Georgia)             (South Carolina)             Inc.                  (New York)
                                                    (New York)


Artex Mfg. Co., Inc.     Gitano Fashions Ltd.   FOL R&D, Inc., f/k/a Jet  Union Sales, Inc.         Fruit of the Loom
    (Delaware)               (Delaware)          Sew Technologies, Inc.      (Delaware)              Trading Company
                                                       (New York)                                      (Delaware)
FTL Investments, Inc
    (Delaware)


                           FTL Systems, Inc.       Sherman Whse Corp.     Dekalb Knitting Corp.
                             (Tennessee)             (Mississippi)              (Alabama)

                                   APPENDIX 1

                         FORM 10-K FILED APRIL 16, 2001


          (INCORPORATED BY REFERENCE TO THE COMPANY'S ANNUAL REPORT ON
                FORM 10-K FOR THE YEAR ENDED DECEMBER 30, 2000)

                                   APPENDIX 2


                       FORM 10-Q FILED NOVEMBER 13, 2001


          (INCORPORATED BY REFERENCE TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 29, 2001)

                                   APPENDIX 3

                             THE BERKSHIRE AGREEMENT




              ASSET PURCHASE AGREEMENT DATED AS OF NOVEMBER 1, 2001


        (INCORPORATED BY REFERENCE TO EXHIBIT 2.1 TO THE PERIODIC REPORT
       ON FORM 8-K OF THE COMPANY'S SUBSIDIARY, FRUIT OF THE LOOM, INC.,
              COMMISSION FILE NO. 1-8941, DATED NOVEMBER 9, 2001)




            AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT DATED AS OF
                               NOVEMBER 29, 2001


        (INCORPORATED BY REFERENCE TO EXHIBIT 2.1 TO THE PERIODIC REPORT
       ON FORM 8-K OF THE COMPANY'S SUBSIDIARY, FRUIT OF THE LOOM, INC.,
              COMMISSION FILE NO. 1-8941, DATED DECEMBER 14, 2001)




            AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT DATED AS OF
                                DECEMBER 7, 2001


        (INCORPORATED BY REFERENCE TO EXHIBIT 2.2 TO THE PERIODIC REPORT
       ON FORM 8-K OF THE COMPANY'S SUBSIDIARY, FRUIT OF THE LOOM, INC.,
              COMMISSION FILE NO. 1-8941, DATED DECEMBER 14, 2001)